As filed with the Securities and Exchange Commission on October 30, 2008

Registration No. 333-149851

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5

to

FORM S-1

REGISTRATION STATEMENT

Under

The Securities Act of 1933

SolarWinds, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	7372	73-1559348
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

SolarWinds, Inc.

3711 South MoPac Expressway

Building Two

Austin, Texas 78746

(512) 682.9300

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kevin B. Thompson

Chief Operating Officer

SolarWinds, Inc.

3711 South MoPac Expressway

Building Two

Austin, Texas 78746

(512) 682.9300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul R. Tobias, Esq.

J. Robert Suffoletta, Esq.

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

900 South Capital of Texas Highway

Las Cimas IV, Fifth Floor

Austin, Texas 78746

(512) 338.5400

Laird H. Simons III, Esq. Robert A. Freedman, Esq. Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 (650) 988.8500

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling stockholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither we nor the selling stockholders are soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 30, 2008

Prospectus

                                          Shares

Common Stock

This is an initial public offering of shares of common stock by SolarWinds, Inc. SolarWinds is selling              shares of common stock. The selling stockholders identified in this prospectus are selling an additional              shares of common stock. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. The estimated initial public offering price is between $              and $             per share.

We have applied for a listing of our common stock on the New York Stock Exchange under the symbol “SWI.”

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to SolarWinds, before expenses	$	$
Proceeds to the selling stockholders, before expenses	$	$

To the extent the underwriters sell more than          shares of common stock, we have granted the underwriters an option for a period of 30 days to purchase up to              additional shares of common stock, at the initial public offering price less the underwriting discounts and commissions.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on                     , 2008.

JPMorgan	Goldman, Sachs & Co.	Morgan Stanley

Jefferies & Company	Pacific Crest Securities	Thomas Weisel Partners LLC

                    , 2008

You should rely only on the information contained in this prospectus or in any free writing prospectus prepared by or on behalf of us and delivered or made available to you. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

No action is being taken in any jurisdiction outside the United States to permit a public offering of our common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in a jurisdiction outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

Until                     , 2008, all dealers that buy, sell or trade in our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. Before deciding whether to buy shares of our common stock, you should read this summary and the more detailed information in this prospectus, including our consolidated financial statements and related notes and the discussion of the risks of investing in our common stock in the section entitled “Risk Factors.”

SolarWinds, Inc.

We are a leading provider of powerful yet easy-to-use enterprise-class network management software designed by network professionals for network professionals. Our offerings range from individual software tools to more comprehensive software products, solve problems faced every day by network professionals and help to enable efficient and effective network management. All of our products are ready-to-use, featuring intuitive and easily customizable user interfaces and built-in workflows. Our products can be downloaded directly from our websites and installed and configured by our end-users in a matter of hours. We design our software to meet the requirements of networks and implementations of varying sizes and levels of complexity, ranging from a single device to over 100,000 installed devices.

Through September 30, 2008, over 60,000 customers within small and mid-size businesses, enterprises, including more than 350 of the Fortune 500 companies, and local, state and federal government entities had purchased one or more of our products. We have an active, loyal end-user community that is built from our customers and over one million registered end-users who have downloaded our free tools. We seek to expand, and generate loyalty from, our customer base and our end-user community by providing a variety of free tools for network professionals, by hosting our online community website, Thwack, and through other marketing programs.

As a core part of our strategy, we have developed a differentiated business model for marketing and selling high volumes of low-priced, downloadable, enterprise-class software directly to network professionals and other IT professionals. We design our Internet-based marketing programs to drive visitors to our websites in order to generate large volumes of highly qualified leads. Our inside sales force uses a disciplined, transaction-oriented process to convert these leads into paying customers at a level of productivity that is much higher than is typically achieved with a traditional direct sales force. We offer our products at compelling prices. Our average license transaction in each of 2007 and the nine months ended September 30, 2008 was less than $6,000 compared to hundreds of thousands of dollars for many competing products. Our business model allows us to support rapid growth in our business at high operating margins while offering our products at lower prices.

For the years ended December 31, 2005, 2006 and 2007 and the nine months ended September 30, 2008, we generated revenue of $27.9 million, $38.2 million, $61.7 million and $68.2 million, respectively. In the same periods, we had operating income of $23.0 million, $25.4 million, $30.9 million and $30.7 million and Adjusted EBITDA of $23.0 million, $27.1 million, $35.4 million and $36.0 million, respectively. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance. Our management uses Adjusted EBITDA in its management and assessment of our business, and our lender uses Adjusted EBITDA in the key operational covenants in our credit agreements. Adjusted EBITDA should not be considered as an alternative to net income, which is the most directly comparable financial measure calculated in accordance with accounting principles generally accepted in the United States, or GAAP, or any other measure of financial performance calculated in accordance with GAAP. The following table presents a reconciliation of Adjusted EBITDA to net income:

	Year Ended December 31,			Nine Months Ended September 30,
Reconciliation of Adjusted EBITDA to Net Income	2005	2006	2007	2007	2008
				(unaudited)
(in thousands)
Net income	$23,271	$9,591	$13,607	$8,939	$16,665
Interest expense, net	470	10,235	9,707	7,325	6,035
Income tax expense (benefit)	(751)	5,596	7,524	4,938	7,956
Depreciation and amortization	36	124	785	486	1,062
Stock-based compensation expense	—	1,515	3,810	2,705	4,303

Adjusted EBITDA	$23,026	$27,061	$35,433	$24,393	$36,021

For further discussion regarding Adjusted EBITDA, see footnote 2 to the table in “Summary Consolidated Financial Information” included elsewhere in this prospectus.

Industry Background

Businesses, governments and other organizations of all sizes increasingly rely on data networks to execute their operations, facilitate their internal and external communications and transact business with their customers and partners, and these networks are growing in size and complexity. This has made network management, which includes performance monitoring, provisioning, administration and optimization, increasingly critical to the success of these organizations.

Traditionally, large organizations have deployed complex and expensive software products, called IT management frameworks, that provide centralized and unified management of entire IT systems, including networks, servers and applications. Most of these frameworks are designed for, and marketed and sold to, chief information officers, who are responsible for managing a wide variety of IT issues, rather than to the network professionals, who are responsible for the daily management of networks. As a result, frameworks are not optimized to solve the problems faced by these network professionals and often fail to address network management requirements effectively.

Limitations of existing IT management frameworks include the fact that they are:

•	Expensive and Difficult to Implement. Most frameworks are sold at high prices, fail to offer an affordable entry-level option and require costly professional services to deploy.

•	Difficult to Use, Maintain and Customize. Most frameworks require significant training to use, cannot be easily configured to end-users’ preferences and require a specialized staff to maintain.

•

Inflexible and Difficult to Scale. Most frameworks are highly complex software platforms that are designed for enterprise implementations. As a result, customers typically cannot start with a small or simple deployment and easily increase their capacity or add features as their networks grow and their needs expand.

•	Impractical for Small and Mid-Size Organizations. Because of their cost and complexity, most frameworks are impractical for small and mid-size organizations.

Market Opportunity

There is currently a large and mature market for network management software. Gartner, Inc., a market research firm, estimates that spending on software for managing networks and the availability and performance of networks and systems will grow from $4.95 billion in 2008 to $5.66 billion in 2011. We believe that a substantial portion of this spending is concentrated in enterprises and represents purchases of IT management frameworks.

We also believe there is a broader market opportunity for cost-effective, easy-to-use and scalable software offerings, such as ours, that address the day-to-day problems of network professionals in enterprises with more than 1,000 employees and small and mid-size companies with 50 to 1,000 employees, as well as in local, state and federal government entities. Many of our current enterprise customers have installed an IT management framework product, but have also purchased our products in order to address better and more directly the specific needs of the network professional. Small and mid-size companies have typically had to rely on point products to address their network management needs, but these products, unlike ours, generally do not solve a broad range of network management issues and cannot scale as networks grow or become more complex.

In a study we commissioned, Compass Intelligence Research estimated there are currently more than 35,000 enterprises and more than 1.6 million small and mid-size companies worldwide. In addition, they estimated that more than 10,000 of the largest enterprises in the world have an average of approximately eight departments that purchase as separate entities. Based on a review of our customers, their implementations of our current products and our current prices, we estimate that the average license expenditures for our current products that are necessary to address fully the needs of network professionals in small and mid-size companies, in enterprises and in the departments of the largest enterprises range from $18,000 to $230,000, respectively.

Our Solution

Our software offerings include fault and performance management products, configuration and compliance products and a wide range of software tools for network professionals. These offerings enable easy and effective network management and are:

•

Focused on the Needs of Network Professionals. Our products are designed by network professionals for network professionals and enable them to identify and solve network performance and availability issues more efficiently and effectively than with alternative products and to improve the performance and availability of their networks quickly and easily.

•

Easy to Find and Evaluate. We offer through our websites free, downloadable, full-featured evaluations of our software products, allowing customers to implement and use our products to manage their own networks prior to purchase.

•

Cost-Effective to Purchase and Install. We offer our software at prices significantly lower than those of competing framework products, and our customers can install and configure our software in a matter of hours.

•	Easy to Use and Maintain. Our software has intuitive user interfaces and built-in workflows and does not require significant effort or dedicated staff to maintain.

•

Scalable and Flexible. Our customers are able to buy only the capacity they need and expand that capacity as their networks grow. In addition, our software is flexible and extensible, allowing our customers to customize our products and to add modules and other products as their needs expand.

Our Business Model

As a core part of our strategy, we utilize a differentiated business model for providing enterprise-class software to network professionals and other IT professionals within organizations of all sizes worldwide. We currently provide products for network professionals, but we believe that our model is applicable to all IT professionals, including database administrators, systems administrators, application managers, security administrators and web administrators. We designed our business model to sell high volumes of low-priced, downloadable software, and to be low cost, scalable and efficient. The key differentiating elements of our business model include:

•

Downloadable Enterprise-Class Software. Our software is downloadable from the Internet and can be installed and used by our customers in a self-service manner without the need for professional services or complicated installation procedures. This allows our customers to begin using our software almost immediately and enables us to pursue follow-on sales more quickly.

•

Customer and Community-Driven Approach. We have an active, loyal community built from our customers and over one million registered end-users who have downloaded our free tools. We believe this community promotes the usage of our software and provides us with a readily accessible pool of qualified leads for sales of current and future products and with valuable insights to help direct our product development efforts.

•

Compelling Pricing. We sell our software products at prices significantly lower than those of frameworks. As a result, IT professionals in large organizations can purchase our software with minimal internal approvals, and our software is more affordable for smaller customers.

•

Scalable Marketing Model. We operate a scalable marketing model that is targeted at the end-users of our products and designed to create awareness of our brand and products. This allows us to drive large numbers of potential customers to our websites and to create significant volumes of highly qualified leads, all at a low cost.

•

High-Volume, Transaction-Oriented Sales Model. Our inside sales model supports a high volume of predictable and repeatable “low-touch” transactions at a small average transaction size, and we sell the vast majority of our software with standard online contract terms. We believe this model reduces the length of our sales cycles and results in a higher level of sales force productivity.

•

Highly Efficient Product Development Process. We develop our software using distinct development teams, each dedicated to specific products, and emphasize rapid and iterative development cycles. Our approach actively involves our customers, which helps us to develop high quality products that are responsive to our customers’ needs.

•

Metrics-Driven Management and Culture. We have developed proprietary systems and processes that enable us to monitor and manage the results of our business. Our emphasis on specific operational and financial metrics and high activity levels instills a culture of accountability and performance measurement and helps us to achieve a high level of visibility and consistency of execution in our business.

Our Growth Strategy

Our objective is to extend our market leadership by providing network professionals and other IT professionals with enterprise-class software that solves their specific needs. The following are key elements of our growth strategy:

•	continue to add new customers in North America;

•	expand our business in international markets;

•	cross-sell and up-sell existing products into our growing customer base;

•	selectively expand our product portfolio; and

•	pursue strategic acquisitions of complementary products that can be sold using our business model.

Risk Factors

Our business is subject to a number of risks that you should understand before making an investment decision. These risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary. Some of these risks are:

•	our operating income could continue to decline as a percentage of our revenue;

•	our quarterly operating results are subject to fluctuations, which could cause our stock price to decline;

•	if we are unable to attract new customers or to sell additional products to our existing customers, our revenue growth will be adversely affected and our net income will decrease;

•	if we fail to generate a sufficient volume of sales leads through our websites or through word of mouth, our revenue would decrease and our operating results would suffer;

•

our long-term success depends on our ability to increase sales of our products to customers located outside of the United States and our business will be susceptible to risks associated with international operations; and

•	our business depends on customers renewing their annual maintenance contracts and any decline in maintenance renewals would harm our future operating results.

Corporate Information

We incorporated in the State of Oklahoma in 1999 and reincorporated in the State of Delaware in 2008. Our executive offices are located at 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, and our telephone number is (512) 682-9300. Our website address is www.solarwinds.com. The information on, or that can be accessed through, our website is not part of this prospectus.

In this prospectus, “we,” “us” and “our” refer to SolarWinds, Inc. and its subsidiaries.

The names “SolarWinds®,” “ipMonitor®,” “Orion®,” “LANsurveyor®” and “Thwack®” are our registered trademarks, and the name “Engineer’s Toolset™” and our logo are our trademarks. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

The Offering

Common stock offered by us	shares

Common stock offered by selling stockholders	shares

Over-allotment option	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use the net proceeds from this offering to repay our outstanding long-term indebtedness of $101.1 million as of September 30, 2008, to pay an earnout payment of up to $20.0 million to our original stockholders and for general corporate purposes, including working capital. We also may use a portion of the net proceeds to acquire complementary businesses, products, services or technologies. We will not receive any proceeds from the sale of shares by the selling stockholders.

Proposed symbol on the New York Stock Exchange	“SWI”

The shares of common stock to be outstanding after this offering are based on 55,152,597 shares of our common stock outstanding as of September 30, 2008 and exclude:

•

12,115,902 shares of our common stock issuable upon the exercise of options outstanding under our 2005 Stock Plan as of September 30, 2008, with a weighted average exercise price of $3.79 per share; and

•

3,731,507 shares of our common stock reserved for future issuance under our 2008 Stock Plan, which will become effective in connection with this offering (including 231,507 shares of common stock reserved, as of September 30, 2008, for future issuance under our 2005 Stock Plan, which shares will be added to the shares reserved under our 2008 Stock Plan upon the effectiveness of the 2008 Stock Plan).

Unless otherwise noted, the information in this prospectus reflects a 3-for-1 split of our common stock and preferred stock effected in January 2008 and assumes:

•	no exercise of the underwriters’ option to purchase additional shares;

•	the conversion of each outstanding share of preferred stock into one share of common stock upon the closing of this offering;

•	no exercise of options outstanding as of September 30, 2008; and

•	the filing of our amended and restated certificate of incorporation, which will occur immediately upon the consummation of this offering.

Summary Consolidated Financial Information

We have derived the following consolidated statement of income data for the years ended December 31, 2005, 2006 and 2007 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the following consolidated statement of income data for the nine months ended September 30, 2007 and 2008 and the actual consolidated balance sheet data as of September 30, 2008 from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read this information together with our consolidated financial statements and related notes and the information under “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our results to be expected in any future period.

Consolidated Statement of Income Data:	Year Ended December 31,			Nine Months Ended September 30,
(in thousands, except per share data)	2005	2006	2007	2007	2008
				(unaudited)
Revenue:
License	$18,400	$23,676	$39,525	$27,546	$41,545
Maintenance and other	9,502	14,558	22,210	15,322	26,693

Total revenue	27,902	38,234	61,735	42,868	68,238
Cost of revenue (1)	257	490	2,253	1,613	2,606

Gross profit	27,645	37,744	59,482	41,255	65,632

Operating expenses:
Sales and marketing (1)	1,140	3,504	12,909	9,033	16,198
Research and development (1)	930	2,341	5,899	4,280	6,249
General and administrative (1)	973	6,477	9,763	6,723	12,486
Recapitalization expenses	1,612	—	—	—	—

Total operating expenses	4,655	12,322	28,571	20,036	34,933

Operating income	22,990	25,422	30,911	21,219	30,699

Other income (expense):
Interest income	4	447	528	355	400
Interest expense	(474)	(10,682)	(10,235)	(7,680)	(6,435)
Other expense	—	—	(73)	(17)	(43)

Total other income (expense)	(470)	(10,235)	(9,780)	(7,342)	(6,078)

Income before income taxes	22,520	15,187	21,131	13,877	24,621
Income tax expense (benefit)	(751)	5,596	7,524	4,938	7,956

Net income	23,271	9,591	13,607	8,939	16,665
Amount allocated to participating preferred stockholders	(4,642)	(4,791)	(6,681)	(4,394)	(8,161)

Net income available to common stockholders	$18,629	$4,800	$6,926	$4,545	$8,504

Basic earnings per share available to common stockholders	$13.95	$0.18	$0.25	$0.16	$0.30

Diluted earnings per share available to common stockholders	$8.73	$0.18	$0.24	$0.16	$0.26

Shares used in computation of basic earnings per share available to common stockholders	1,335	27,014	27,969	27,928	28,130

Shares used in computation of diluted earnings per share available to common stockholders	2,667	54,055	56,030	55,545	32,410

Pro forma earnings per share (unaudited)
Basic			$0.25		$0.30
Diluted			$0.24		$0.28
Weighted average number of shares used in pro forma computation (unaudited)
Basic			54,969		55,130
Diluted			56,030		59,410

Other Financial Data:
Adjusted EBITDA (2)	$23,026	$27,061	$35,433	$24,393	$36,021

(1) Includes stock-based compensation expense as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2006	2007	2007	2008
(in thousands)				(unaudited)
Cost of revenue	$—	$—	$39	$27	$46
Sales and marketing	—	334	1,213	862	1,179
Research and development	—	190	467	330	563
General and administrative	—	991	2,091	1,486	2,515

	$—	$1,515	$3,810	$2,705	$4,303

(2)	We anticipate that our investor and analyst presentations will include Adjusted EBITDA, which we define as net income plus net interest expense, income tax expense (benefit), depreciation and amortization, and stock-based compensation expense, and which is a financial measure that is not calculated in accordance with GAAP. The table below provides a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA in the same manner as we do. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate our adjustments and the reasons we consider them appropriate.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•

Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items, such as interest expense, income tax expense, depreciation and amortization, and stock-based compensation expense, that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired;

•	securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies;

•

we adopted Statement of Financial Accounting Standards, or SFAS, No. 123(R), Share-Based Payment, on January 1, 2006 and recorded stock-based compensation expense of approximately $1.5 million and $3.8 million for the years ended December 31, 2006 and 2007, respectively, and $2.7 million and $4.3 million for the nine months ended September 30, 2007 and 2008, respectively. Prior to January 1, 2006, we accounted for stock-based compensation using the intrinsic value method under Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, which resulted in zero stock-based compensation expense. By comparing our Adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations caused by stock-based compensation expense, which is not comparable from year to year due to changes in accounting treatment and is a non-cash expense that is not a key measure of our operations; and

•

our lenders believed Adjusted EBITDA was the appropriate performance measure for the key operational covenants in our credit agreements. These key operational covenants require us to maintain a minimum consolidated interest coverage ratio and a maximum consolidated leverage ratio as of the last day of each fiscal quarter. Each of these ratios uses Adjusted EBITDA in its calculation. The interest coverage ratio is defined to be the ratio of Adjusted EBITDA for the trailing four quarters to cash interest expense for the trailing four quarters. To be in compliance, our interest coverage ratio had to be at least 3.5 to 1.0 as of September 30, 2008 and must be at least 3.5 to 1.0 as of the last day of each fiscal quarter thereafter. The leverage ratio is defined to be the ratio of consolidated total debt to Adjusted EBITDA for the trailing four quarters. Our leverage ratio as of September 30, 2008 could not be more than 3.25 to 1.0, and this maximum ratio decreases over time to 2.1 to 1.0 as of December 31, 2011. We were in compliance with each of these key operational covenants as of September 30, 2008. We believe these are key operational covenants because the failure to comply with these covenants would be an event of default under our credit agreements that would likely result in the acceleration of our indebtedness or an unfavorable amendment to the terms of the credit agreements. This acceleration would and any such amendment might adversely affect our liquidity and financial condition.

Our management uses Adjusted EBITDA:

•	as a measure of operating performance, because it does not include the impact of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies; and

•	in communications with our board of directors concerning our financial performance.

We understand that, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect interest expense or interest income;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated.

	Year Ended December 31,			Nine Months Ended September 30,
Reconciliation of Adjusted EBITDA to Net Income	2005	2006	2007	2007	2008
(in thousands)				(unaudited)
Net income	$23,271	$9,591	$13,607	$8,939	$16,665
Interest expense, net	470	10,235	9,707	7,325	6,035
Income tax expense (benefit)	(751)	5,596	7,524	4,938	7,956
Depreciation and amortization	36	124	785	486	1,062
Stock-based compensation expense	—	1,515	3,810	2,705	4,303

Adjusted EBITDA	$23,026	$27,061	$35,433	$24,393	$36,021

The following table presents consolidated balance sheet data as of September 30, 2008 on:

•	an actual basis;

•	a pro forma basis to reflect the conversion of all outstanding shares of our convertible preferred stock into 27,000,003 shares of our common stock upon the closing of this offering; and

•

a pro forma as adjusted basis to reflect (i) our receipt of the net proceeds from our sale of shares of common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses and (ii) the application of the net proceeds from this offering as described under “Use of Proceeds.”

	September 30, 2008
Consolidated Balance Sheet Data:	Actual	Pro Forma	Pro Forma As Adjusted
(in thousands)		(unaudited)
Cash and cash equivalents	$39,807	$39,807	$
Working capital, excluding restricted cash	21,474	21,474
Deferred revenue	25,073	25,073
Total assets	79,421	79,421
Long-term obligations and convertible preferred stock	101,127	101,100
Total stockholders’ equity (deficit)	(55,732)	(55,705)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below as well as the other information contained in this prospectus before deciding to purchase any shares of our common stock. These risks could harm our business, operating results, financial condition and prospects. In addition, the trading price of our common stock could decline due to any of these risks and you might lose all or part of your investment.

Risks Related to Our Business

Our operating income and net income could continue to decline as a percentage of revenue as we make further expenditures to expand our operations in order to support additional growth in our business.

As a percentage of revenue, our operating income was 82.4%, 66.5%, 50.1% and 45.0% and our net income was 83.4%, 25.1%, 22.0% and 24.4% for the years ended December 31, 2005, 2006 and 2007 and the nine months ended September 30, 2008, respectively. In December 2005, we converted from a Subchapter S corporation to a Subchapter C corporation. We incurred income tax expense of $5.6 million, $7.5 million and $8.0 million for the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2008, respectively. We also incurred $10.7 million, $10.2 million and $6.4 million in interest expense for the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2008, respectively, related to our outstanding debt incurred in December 2005. In addition, we incurred stock-based compensation expense of $1.5 million, $3.8 million and $4.3 million for the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2008, respectively. Since June 30, 2006, we have made significant investments in new financial and operating systems, hired substantial numbers of new sales and marketing, research and development and general and administrative personnel and expanded our operations outside the United States in order to manage and expand our business more effectively. We intend to make additional investments in systems and personnel and to continue to expand our operations to support anticipated future growth in our business. We also expect to incur additional operating costs as a public reporting company upon the completion of this offering. As a result of these factors, our operating income and net income could decline as a percentage of revenue relative to our prior periods at least through 2008.

Our quarterly revenue and operating results have fluctuated in the past and may fluctuate in the future due to a number of factors, including in particular the timing of occasional large customer orders. As a result, we may fail to meet or exceed the expectations of securities analysts or investors, which could cause our stock price to decline.

We believe our quarterly revenue and operating results may vary significantly in the future. As a result, you should not rely on the results of any one quarter as an indication of future performance. For example, in the quarter ended March 31, 2007, we recognized $1.5 million of license revenue from two orders from a single customer within the U.S. government, and in the quarter ended September 30, 2007, we recognized $2.3 million of license revenue from two orders from the same customer. However, orders greater in size than $500,000 are unusual and infrequent for us and their timing is unpredictable. As a result, period-to-period comparisons of our revenue and operating results may not be meaningful.

Our quarterly results of operations may fluctuate as a result of a variety of additional factors, including, but not limited to, those listed below, many of which are outside of our control:

•	our inability to increase sales to existing customers and to attract new customers;

•	the timing and success of new product introductions by us or our competitors;

•	changes in our pricing policies or those of our competitors;

•	increasing marketing expenditures in an attempt to generate growing numbers of sales leads;

•	the mix of our direct and indirect sales;

•	the amount and timing of operating expenses and capital expenditures related to the expansion of our operations and infrastructure;

•	the timing of expenses related to the development or acquisition of technologies, products or businesses;

•	potential goodwill and intangible asset impairment charges and amortization associated with acquired businesses;

•	the loss of our relationships with the two principal resellers that help us fulfill most sales orders from the U.S. government;

•	potential foreign currency exchange gains and losses associated with expenses and sales denominated in currencies other than the U.S. dollar; and

•	general economic, industry and market conditions that impact expenditures for network management software in the United States and other countries where we sell our software.

Fluctuations in our quarterly operating results might lead analysts to change their models for valuing our common stock. As a result, our stock price could decline rapidly and we could face costly securities class action suits or other unanticipated issues.

If we are unable to attract new customers or to sell additional products to our existing customers, our revenue growth will be adversely affected and our net income could decrease.

To increase our revenue, we must regularly add new customers or sell additional products to existing customers. We expect to incur significant additional expenses in expanding our sales and development personnel and our international operations in order to achieve revenue growth. We may be unable to maintain or increase traffic to our websites and our marketing efforts may be unsuccessful in generating evaluation downloads, resulting in fewer sales leads. We may fail to identify growth opportunities for our current products, and we may misinterpret the market for new products and technologies. If we fail to attract new customers or our new product introductions or acquisitions are not successful, we may be unable to grow our revenue and our operating results may be adversely affected.

If we are unable to generate significant volumes of sales leads from Internet search engines and marketing campaigns, traffic to our websites and our revenue may decrease.

We generate many of our sales leads through visits to our websites by potential end-users interested in purchasing or downloading evaluations of our products. Many of these potential end-users find our websites by searching for network management and monitoring products through Internet search engines, such as Yahoo! and Google. A critical factor in attracting potential customers to our websites is how prominently our websites are displayed in response to search inquiries. If we are listed less prominently or fail to appear in search result listings for any reason, visits to our websites by customers and potential customers could decline significantly. We may not be able to replace this traffic and, if we attempt to replace this traffic, we may be required to increase our sales and marketing expenses, which may not be offset by additional revenue and could adversely affect our operating results.

We also generate leads through various marketing activities such as targeted email campaigns, attending networking-based trade shows and hosting webinars on network management issues. If we fail to generate a sufficient volume of leads from these activities, our revenue could decrease and our operating results could suffer.

If we fail to develop our brand cost-effectively, our financial condition and operating results might suffer.

We believe that developing and maintaining awareness and integrity of our brand in a cost-effective manner are important to achieving widespread acceptance of our existing and future products and are important elements in attracting new customers. We believe that the importance of brand recognition will increase as competition in our market further intensifies. Successful promotion of our brand will depend on the effectiveness of our marketing efforts and on our ability to provide reliable and useful products at competitive prices. We intend to increase our expenditures on brand promotion. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building our brand. We also rely on our customer base and community of end-users in a variety of ways, including to give us feedback on our products and to provide user-based support to our other customers. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers and our end-user community, or we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers or retain our existing customers and our financial condition and results of operations could be harmed.

Failure to expand our sales operations effectively could harm our ability to increase our customer base and achieve broader market acceptance of our products.

Increasing our customer base and achieving broader market acceptance of our products will depend on our ability to expand our sales operations effectively. We are substantially dependent on our inside direct sales force, and to a significantly lesser extent certain resellers and distributors, to obtain new customers. We plan to continue to expand our inside direct sales force both domestically and internationally. Our ability to achieve significant growth in revenue in the future will depend on our success in recruiting, training and retaining sufficient numbers of inside direct sales personnel, and on the productivity of those personnel. Our recent and planned personnel additions may not become as productive as we would like, and we may be unable to hire or retain sufficient numbers of qualified individuals in the future in the markets where we do or plan to do business. Our operating results will be seriously harmed if these expansion efforts do not generate a corresponding significant increase in revenue.

If we are unable to enhance existing products, particularly Orion, or to develop or acquire new products that respond to rapidly changing customer requirements, technological developments or evolving industry standards, our long-term revenue growth will be harmed.

The market for our products is characterized by rapid technological advances, changes in customer requirements, changes in protocols and evolving industry standards. Our long-term growth depends on our ability to enhance and improve our existing products and to introduce or acquire new products that respond to these demands. The success of any enhancement or new product depends on a number of factors, including its timely completion, introduction and market acceptance. New products that we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate significant revenue. Additionally, our existing and prospective customers may develop their own competing technologies, purchase competitive products or services or engage third-party providers. If we are unable to develop or acquire enhancements to, and new features for, our existing products or acceptable new products that keep pace with rapid technological developments, our products may become obsolete, less marketable and less competitive, and our business will be harmed.

We depend significantly on our flagship product Orion, which is a fault and performance management platform. Orion, together with related modules, represented a majority of our revenue in each of 2007 and the nine months ended September 30, 2008. If we are unable to develop enhancements to and additional modules for Orion that are satisfactory to our customers, or if our customers purchase or develop their own competing products and technologies causing a reduction in demand for Orion, our operating results will be harmed.

We depend on the U.S. federal government for a meaningful portion of our sales and fulfill most of these sales through two resellers. Any reductions in sales to the U.S. federal government as a result of the loss of these resellers or any other reason could harm our growth.

In 2007, approximately 17% of our sales was to a number of different departments of the U.S. federal government. A substantial majority of these sales were made through two of our resellers. Any factors that cause a decline in government expenditures generally or government IT expenditures in particular could cause our revenue to grow less rapidly or even to decline. Also, since in some cases we are unable to fulfill orders from the U.S. government directly, the loss of our current resellers, which are entitled under certain circumstances to terminate our contracts with them, would cause at least a temporary inability to fulfill orders from the government until we were able to find and qualify a suitable alternative. This, in turn, would cause revenue to be delayed and could cause sales to be lost.

We operate in a highly competitive market, which could make it difficult for us to acquire and retain customers.

The market for network management solutions is intensely competitive. Competition in our market is based primarily on the level of difficulty in installing, using and maintaining solutions; total cost of ownership, including product price and implementation and support costs; professional services implementation; product performance, functionality, flexibility, scalability and interoperability; brand and reputation; distribution channels; vertical markets or industries; and financial resources of the vendor. We often compete to sell our products against existing products or systems that our potential customers have already made significant expenditures to install. Many of our actual and potential competitors enjoy substantial competitive advantages over us, such as greater name recognition, more comprehensive and varied products and services, and substantially greater financial, technical and other resources. In addition, many of our competitors have established marketing relationships and access to larger customer bases, and have major distribution agreements with consultants, system integrators and resellers. Given their larger size, greater resources and existing customer relationships, our competitors may be able to compete and respond more effectively than we can to new or changing opportunities, technologies, standards or customer requirements.

We face competition from both traditional, larger software vendors offering enterprise-wide software frameworks and services and smaller companies offering point solutions for specific network management issues. We also compete with network equipment vendors and systems management solution providers whose products and services address network management requirements. Our principal competitors vary depending on the product we offer and include Hewlett Packard, IBM, CA, BMC, Cisco and several smaller vendors.

Some of our competitors have made acquisitions or entered into strategic relationships with one another to offer a more comprehensive product than they individually had offered. We expect this trend to continue as companies attempt to strengthen or maintain their market positions in an evolving industry and as companies enter into partnerships or are acquired. Companies and alliances resulting from these possible consolidations and partnerships may create more compelling product offerings and be able to offer more attractive pricing, making it more difficult for us to compete effectively. In addition, continued industry consolidation may adversely impact customers’ perceptions of the viability of small and medium-sized technology companies and consequently their willingness to purchase from those companies.

Competition could result in increased pricing pressure, reduced operating margins, increased sales and marketing expenses and failure to increase, or the loss of, market share, any of which would likely seriously harm our business, operating results and financial condition.

We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, our financial performance may suffer.

We have substantially expanded our overall business, customer base, headcount and operations in recent periods both domestically and internationally. We increased our total number of employees from 36 at June 30, 2006 to 222 at September 30, 2008. In addition, during this same period, we made substantial investments in our information systems and significantly expanded our operations outside the United States, including an expansion of our sales operations in Europe, the Middle East and Africa and the establishment of a sales and support center in Cork, Ireland. In 2008, we opened a development center in the Czech Republic and an international sales and support center in Singapore. We increased the number of our customers, which we define as individuals or entities, including distributors or resellers, that have purchased one or more of our products under a unique customer identification number since our inception in 1999, from over 28,000 customers as of June 30, 2006 to over 60,000 customers as of September 30, 2008. Our expansion has placed, and our expected future growth will continue to place, a significant strain on our managerial, administrative, operational, financial and other resources. If we are unable to manage our growth successfully, our operating results will suffer.

Our business depends on customers renewing their annual maintenance contracts. Any decline in maintenance renewals could harm our future operating results.

We sell each of our products pursuant to a perpetual license, which includes one year of maintenance as part of the initial price. Our customers have no obligation to renew their maintenance agreements after the expiration of this one-year period, and they may not renew maintenance agreements. We may be unable to predict future customer renewal rates accurately. Our customers’ renewal rates may decline or fluctuate as a result of a number of factors, including their level of satisfaction with our products, the prices of our products, the prices of products and services offered by our competitors or reductions in our customers’ spending levels. If our customers do not renew their maintenance arrangements or if they renew them on less favorable terms, our revenue may decline and our business will suffer. A substantial portion of our quarterly maintenance revenue is attributable to maintenance agreements entered into during previous quarters. As a result, if there is a decline in renewed maintenance agreements in any one quarter, only a small portion of the decline will be reflected in our maintenance revenue recognized in that quarter and the rest will be reflected in our maintenance revenue recognized in the following four quarters.

We rely on third parties for financial and operational services essential to our ability to manage our business. A failure or disruption in these services would materially and adversely affect our ability to manage our business effectively.

Currently, we use NetSuite to manage our order management and financial processes and salesforce.com to track our sales and marketing efforts. We believe the availability of these services is particularly essential to the management of our high-volume, transaction-oriented business model. As we expand our operations and sales efforts, we expect to utilize additional systems and service providers that may also be essential to managing our business. Although the systems and services that we require are typically available from a number of providers, it is time consuming and costly to qualify and implement these relationships. Therefore, if one or more of our providers suffer an interruption in their business, or experience delays, disruptions or quality control problems in their operations, or we have to change or add additional systems and services, our ability to manage our business would suffer.

Our business model is dependent upon efficient and cost-effective product development. Failure to manage our product development efforts outside the United States effectively could harm our ability to release new products rapidly and adversely affect our revenue and operating results.

Our success depends on our ability to enhance current products and to develop new products rapidly and cost effectively. We currently outsource a significant portion of the coding and testing of our products and product enhancements to two Eastern European contract development vendors. In addition, we have opened a facility in the Czech Republic for research and development activities and intend to expand that facility rapidly. If our contract development vendors terminate their relationships with us or experience problems with their facilities or workforce, or if for any other reason we are unable to maintain our relationship with our contract development vendors, our business could suffer due to a delay in our product release schedules while we either hire software developers and expand our facility in the Czech Republic or find alternative contract development resources.

Because our long-term success depends on our ability to increase sales of our products to customers located outside of the United States, our business will be susceptible to risks associated with international operations.

We have international operations in Europe and Asia, which we established in 2007 and 2008. Our limited experience in operating our business outside the United States increases the risk that our current and future international expansion efforts may not be successful. In particular, our business model may not be successful in particular countries or regions outside the United States for reasons that we currently are unable to anticipate. In addition, conducting international operations subjects us to risks that we have not generally faced in the United States. These include:

•	fluctuations in currency exchange rates;

•	unexpected changes in foreign regulatory requirements;

•	difficulties in managing the staffing of international operations;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems, restrictions on the repatriation of earnings and changes in tax rates;

•	dependence on resellers and distributors to increase customer acquisition;

•	the burdens of complying with a wide variety of foreign laws and different legal standards;

•	increased financial accounting and reporting burdens and complexities;

•	political, social and economic instability abroad;

•	terrorist attacks and security concerns in general; and

•	reduced or varied protection for intellectual property rights in some countries.

The occurrence of any one of these risks could negatively affect our international business and, consequently, our operating results. Additionally, operating in international markets requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required to establish, acquire or integrate operations in other countries will produce desired levels of revenue or profitability.

We rely on our management team and need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.

Our success and future growth depend on the skills, working relationships and continued services of our management team. All of our senior management team members have joined us since June 2006. As a result, our senior management team has worked together as a group for less than two years. Our future performance will depend on our ability to continue to develop effective working relationships among our senior management. Our future success also will depend on our ability to attract, retain and motivate highly skilled product architects and sales, technical support and product development personnel in the United States and internationally. All of our employees work for us on an at-will basis. Competition for these types of personnel is intense, particularly in the software industry. As a result, we may be unable to attract or retain qualified personnel. Our inability to attract and retain the necessary personnel could adversely affect our business. We do not maintain key person insurance for any of our personnel.

If we are not able to integrate future acquisitions successfully, our operating results and prospects could be harmed.

During 2007, we acquired new technology, know-how and products through our acquisition of Neon Software, Inc. and substantially all of the assets, including technology, know-how and products, and liabilities of IPMonitor Corporation. Our future acquisition strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Mergers and acquisitions are inherently risky, and any mergers and acquisitions we complete may not be successful. Any mergers and acquisitions we do would involve numerous risks, including the following:

•	difficulties in integrating and managing the operations, technologies and products of the companies we acquire;

•	diversion of our management’s attention from normal daily operations of our business;

•	our inability to maintain the key business relationships and the reputations of the businesses we acquire;

•	uncertainty of entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;

•	our dependence on unfamiliar affiliates and partners of the companies we acquire;

•	insufficient revenue to offset our increased expenses associated with acquisitions;

•	our responsibility for the liabilities of the businesses we acquire;

•	our inability to maintain internal standards, controls, procedures and policies; and

•	potential loss of key employees of the companies we acquire.

We may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing stockholders will likely experience ownership dilution, and if we finance future acquisitions with debt funding, we will incur interest expense and may have to comply with financing covenants or secure that debt obligation with our assets.

Material defects or errors in our products could harm our reputation, result in significant costs to us and impair our ability to sell our products.

Software products are inherently complex and often contain defects and errors when first introduced. Any defects in our products could result in:

•	lost or delayed market acceptance and sales of our products;

•	a reduction in maintenance renewals;

•	diversion of development resources; and

•	injury to our reputation and our brand.

The costs incurred in correcting or remediating the impact of defects or errors in our products may be substantial and could adversely affect our operating results.

If a third party asserts that we are infringing its intellectual property, we could be subjected to costly and time-consuming litigation or expensive licenses, and our business might be harmed.

The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. We have received, and from time to time may receive, letters claiming that our products infringe or may infringe the patents or other intellectual property rights of others. As we face increasing competition, the possibility of intellectual property rights claims against us grows. Our technologies may not be able to withstand any third-party claims or rights against their use. Additionally, we have licensed from other parties proprietary technology covered by patents, and these patents may be challenged, invalidated or circumvented. These types of claims could harm our relationships with our customers, might deter future customers from acquiring our products or could expose us to litigation with respect to these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in that litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named as a party. Any of these results could harm our brand and operating results.

Any intellectual property rights claim against us or our customers, with or without merit, could be time-consuming, expensive to litigate or settle, and divert management resources and attention. As a result of any successful intellectual property rights claim against us or our customers, we might have to pay damages or stop using technology found to be in violation of a third party’s rights, which could prevent us from offering our products to our customers. We could also have to seek a license for the technology, which might not be available on reasonable terms, might significantly increase our cost of revenue or might require us to restrict our business activities in one or more respects. The technology also might not be available for license to us at all. As a result, we could also be required to develop alternative non-infringing technology, which could require significant effort and expense.

Our exposure to risks associated with the use of intellectual property may be increased as a result of acquisitions, as we have a lower level of visibility into the development process with respect to acquired technology or the care taken to safeguard against infringement risks. Third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to our acquisition.

The success of our business depends on our ability to protect and enforce our intellectual property rights.

We rely on a combination of copyright, trademark, trade dress and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection. We currently have no patents, and no patents may issue with respect to our current patent applications. Any future patents issued to us may be challenged, invalidated or circumvented, may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers.

We endeavor to enter into agreements with our employees and contractors and with parties with which we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. The enforcement of our intellectual property rights also depends on our legal actions against these infringers being successful, but these actions may not be successful, even when our rights have been infringed.

Furthermore, effective patent, trademark, trade dress, copyright and trade secret protection may not be available in every country in which our products are available over the Internet. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving.

One of our former employees has sued us and our founder. An adverse outcome or protracted litigation even if we prevail could require us to pay damages and royalties and subject us to other remedies and incur significant litigation fees and expenses.

On November 26, 2007, a former employee brought a lawsuit in Oklahoma State Court asserting a number of claims against us and Donald C. Yonce, our founder and a current member of our board of directors. The former employee claims that he is a co-author and that he is, therefore, co-owner of all of our major software products, which he claims he assisted in developing while an employee of our company. The former employee makes this claim despite the fact that he signed an agreement with us which provides that we are the exclusive owner of all copyrights and other intellectual property relating to any work performed by the former employee while employed by us. He also claims that Donald C. Yonce made certain oral promises to him regarding future potential compensation at our company prior to our recapitalization in December 2005 in the event of a sale of our company, and further alleges unspecified violations of Oklahoma labor protection laws. The former employee is seeking half of the profits from sales of our software products of which he claims to be a co-author and co-owner, as well as punitive damages and unspecified other legal and equitable relief. In April 2008, Mr. Yonce requested that we indemnify him from these claims pursuant to a stock purchase agreement entered into in 2005 between Mr. Yonce, us and certain stockholders who are parties to that agreement. We have denied this request although we have agreed to pay his legal fees. Even if we prevail in the litigation, we could incur significant litigation fees and expenses. Because this lawsuit is in its initial stage, it is not possible to predict the outcome of the litigation. Although we believe we have meritorious defenses, an adverse outcome in this litigation could materially and adversely affect us, requiring us to pay damages or royalties or subjecting us to other remedies.

If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, our ability to operate our business and investor views of us.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are in the process of documenting, reviewing and improving our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which requires annual management assessment of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing this assessment. Both we and our independent auditors will be testing our internal controls in connection with the audit of our financial statements for the year ending December 31, 2009 and, as part of that testing, identifying areas for further attention and improvement. If we fail to maintain proper and effective internal controls, our ability to produce accurate and timely financial statements could be impaired, which could harm our operating results, harm our ability to operate our business and reduce the trading price of our stock.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations and affect our reported results of operations.

A change in accounting standards or practices can have a significant effect on our reported results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect our reported financial results or the way in which we conduct our business.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

As a public company, we will incur significant legal, accounting, investor relations and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the Securities and Exchange Commission, or SEC, and the New York Stock Exchange, or NYSE. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically over the past several years. We expect these rules and regulations to increase our legal and financial compliance costs substantially and to make some activities more time-consuming and costly. We are unable currently to estimate these costs with any degree of certainty. We also expect that, as a public company, it will be more expensive for us to obtain director and officer liability insurance. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

We may be subject to regulation of our advertising and customer solicitation or to other newly adopted laws and regulations, which could harm our business.

As part of our product download process and during our sales process, most of our customers agree to receive emails and other communications from us. However, we may be subject to restrictions on our ability to communicate with these customers through email and phone calls. Several jurisdictions have proposed or adopted privacy-related laws that restrict or prohibit unsolicited email or “spam.” These laws may impose significant monetary penalties for violations and complex and often burdensome requirements in connection with sending commercial email. Depending on how they are interpreted, these laws may impose burdens on our email marketing practices. If any of those challenges is successful, our business may become subject to state laws and regulations that further restrict our email marketing practices. The scope of those regulations is unpredictable. Compliance with laws and regulations of different jurisdictions imposing different standards and requirements is very burdensome for businesses like ours. We offer products to customers in multiple states and foreign jurisdictions. Our business efficiencies and economies of scale depend on generally uniform product offerings and uniform treatment of customers across all jurisdictions in which we operate. Compliance requirements that vary significantly from jurisdiction to jurisdiction impose an added cost to our business and increased liability for compliance deficiencies. In addition, laws or regulations that could harm our business could be adopted, or reinterpreted so as to affect our activities, by the U.S. government, state governments, regulatory agencies or by foreign governments or agencies. Violations or new interpretations of these laws or regulations may result in penalties or damage our reputation or could increase our costs or make our products less attractive.

If we fail to protect confidential information against security breaches, or if our customers or potential customers are reluctant to use our websites because of privacy concerns, we might face additional costs and activity in our websites could decline.

Most of our customers pay for our products with credit cards. During the purchasing process and in connection with evaluations of our software, either third-party providers or we collect and use personally identifiable information, such as credit card numbers, email addresses and phone numbers. This information could be compromised or accessed as a result of misappropriation or security breaches, and we could be subject to liability as a result. Our policies concerning the collection, use and disclosure of personally identifiable information are described on our websites. We could be subject to legal claims, government action or harm to our reputation if our third-party service providers or we fail to comply or are seen as failing to comply with our policies concerning personally identifiable information or if our policies are inadequate. Concern among prospective customers regarding our use of personal information collected on our websites could keep prospective customers from purchasing our products.

Our servers and those of our third-party service providers are vulnerable to computer viruses or physical or electronic break-ins. Industry-wide incidents or incidents with respect to our websites, including misappropriation of third-party information, security breaches, or changes in industry standards, regulations or laws, could deter people from using the Internet or our websites to conduct transactions that involve the transmission of confidential information, which could harm our business.

The laws of some states and countries require businesses that maintain personal information about their residents in electronic databases to implement reasonable measures to keep that information secure. In addition, under the laws of some states and countries, if there is a breach of our computer systems and we know or suspect that unencrypted personal customer information has been stolen, we are required to inform any customers whose information was stolen, which could harm our reputation and business. To date, there are no cases or regulations that give any guidance as to the minimum measures that will be deemed necessary to satisfy those requirements. Other states and countries have enacted different and often contradictory requirements for protecting personal information collected and maintained electronically. Compliance with numerous and contradictory requirements of the different states and countries is particularly difficult for an online business such as ours that collects personal information from customers in multiple jurisdictions. Failure to comply with these laws could result in legal liability. In addition, we could suffer adverse publicity and loss of consumer confidence were it known that we did not take adequate measures to assure the confidentiality of the personally identifiable information that our customers had given to us. This could result in a loss of customers and revenue that could jeopardize our success. We may not be successful in avoiding potential liability or disruption of business resulting from the failure to comply with these laws. If we were required to pay any significant amount of money in satisfaction of claims under these new laws, or any similar laws enacted by other jurisdictions, or if we were forced to cease our business operations for any length of time as a result of our inability to comply fully with any of these laws, our business, operating results and financial condition could be adversely affected. Further, complying with the applicable notice requirements in the event of a security breach could result in significant costs.

Our business and financial performance could be negatively impacted by changes in tax laws or regulations.

New sales, use or other tax laws, statutes, rules, regulations or ordinances could be enacted at any time. Those enactments could adversely affect our domestic and international business operations, and our business and financial performance. Further, existing tax laws, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to us. These events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our product and maintenance prices to offset the costs of these changes, existing customers may elect not to renew their maintenance arrangements and potential customers may elect not to purchase our products. Additionally, new, changed, modified or newly interpreted or applied tax laws could increase our customers’ and our compliance, operating and other costs, as well as the costs of our products. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could adversely impact our business and financial performance.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or our failure to comply with regulations could harm our operating results.

As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. For example, we believe increased regulation is likely in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing or use of personal or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for our products. In addition, taxation of products and services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services and product offerings, which could harm our business and operating results.

Our debt obligations contain restrictions that impact our business and expose us to risks that could adversely affect our liquidity and financial condition.

At September 30, 2008, we had approximately $101.1 million of outstanding indebtedness under our December 2005 credit facilities, and our interest expense in 2007 and the nine months ended September 30, 2008 was approximately $10.2 million and $6.4 million, respectively. We expect to utilize proceeds from this offering to repay these obligations in full. However, if we do not raise sufficient funds in connection with the offering, these credit facilities may remain outstanding.

Our credit facilities contain various covenants that will continue to be operative if our credit facilities remain outstanding. The covenants, among other things, limit our and certain of our subsidiaries’ abilities to:

•	incur additional indebtedness or guarantee indebtedness of others;

•	create additional liens on our assets;

•	pay dividends and make other distributions on our capital stock, and redeem and repurchase our capital stock;

•	make investments, including acquisitions;

•	make capital expenditures;

•	enter into mergers or consolidations or sell assets;

•	sell our subsidiaries;

•	engage in sale and leaseback transactions; and

•	enter into transactions with affiliates.

Our credit facilities also contain numerous affirmative covenants that will remain in effect if our credit facilities remain outstanding. In addition, we are required under each of our credit facilities to continue to comply with an interest coverage ratio and a leverage ratio. Further, the obligations under our credit facilities will continue to be subject to mandatory prepayment in certain circumstances, including upon certain asset sales or receipt of condemnation proceeds, upon certain issuances of equity securities or debt, and, in the case of our senior credit facility, annually, with a portion of our excess cash flow. Even if we comply with all of the applicable covenants, the restrictions on the conduct of our business could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that may be beneficial to the business. Even if our credit facilities are terminated, any additional debt that we incur in the future could subject us to similar or additional covenants.

If we experience a decline in cash flow due to any of the factors described in this “Risk Factors” section or otherwise, we could have difficulty paying interest and principal amounts due on our indebtedness and meeting the financial covenants set forth in our credit facilities. If we are unable to generate sufficient cash flow or otherwise to obtain the funds necessary to make required payments under our credit facilities, or if we fail to comply with the various requirements of our indebtedness, we could default under our credit facilities. Any such default that is not cured or waived could result in an acceleration of the credit facilities, an increase in the applicable interest rates under the credit facilities, and a requirement that our subsidiaries that have guaranteed the credit facilities pay the obligations in full, and would permit the lenders to exercise remedies with respect to all of the collateral that is securing the credit facilities, including substantially all of our and our subsidiary guarantors’ assets. Thus, any such default could have a material adverse effect on our liquidity and financial condition.

Risks Related to this Offering

Our common stock could trade at prices below the initial public offering price.

There has not been a public trading market for shares of our common stock prior to this offering. An active trading market may not develop or be sustained after this offering. The initial public offering price for the shares of common stock sold in this offering will be determined by negotiations among us, the selling stockholders and representatives of the underwriters. This price may not be indicative of the price at which our common stock will trade after this offering, and our common stock could easily trade below the initial public offering price.

Our stock price may be volatile, and you may be unable to sell your shares at or above the offering price.

The market price of our common stock could be subject to wide fluctuations in response to, among other things, the factors described in this “Risk Factors” section or otherwise, and other factors beyond our control, such as fluctuations in the valuations of companies perceived by investors to be comparable to us.

Furthermore, the stock markets have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rate changes or international currency fluctuations, may negatively affect the market price of our common stock.

In the past, many companies that have experienced volatility in the market price of their stock have become subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

The concentration of our capital stock ownership with insiders upon the completion of this offering will limit your ability to influence corporate matters.

We anticipate that our executive officers, directors, current 5% or greater stockholders and entities affiliated with them will together beneficially own approximately         % of our common stock outstanding after this offering. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. Also, these stockholders, acting together, will be able to control our management and affairs and matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions, such as mergers, consolidations or the sale of substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change of control would benefit our other stockholders.

Our stock price could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market following this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Upon completion of this offering, we will have              outstanding shares of common stock, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options after                     , 2008. The shares sold in this offering will be immediately tradable without restriction. Of the remaining shares:

•	no shares will be eligible for sale immediately upon completion of this offering; and

•

             shares will be eligible for sale upon the expiration of lock-up agreements, subject in some cases to volume and other restrictions of Rule 144 and Rule 701 under the Securities Act of 1933, as amended, or the Securities Act.

The lock-up agreements expire 180 days after the date of this prospectus, except that the 180-day period may be extended in certain cases for up to 34 additional days under certain circumstances where we announce or pre-announce earnings or a material event occurs within approximately 17 days prior to, or approximately 16 days after, the termination of the 180-day period. The representatives of the underwriters may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

Following this offering, holders of substantially all of the shares of our common stock not sold in this offering will be entitled to rights with respect to the registration of these shares under the Securities Act. See “Description of Capital Stock—Registration Rights.” If we register their shares of common stock following the expiration of the lock-up agreements, these stockholders could sell those shares in the public market without being subject to the volume and other restrictions of Rule 144 and Rule 701.

After the closing of this offering, we intend to register approximately 17,000,000 shares of common stock that have been issued or reserved for future issuance under our stock incentive plans. Of these shares,              shares will be eligible for sale upon the exercise of vested options after the expiration of the lock-up agreements.

Because our initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our outstanding common stock, new investors will incur immediate and substantial dilution.

The initial public offering price is substantially higher than the pro forma as adjusted net tangible book value per share of our common stock based on the total value of our tangible assets less our total liabilities immediately following this offering. Therefore, if you purchase common stock in this offering, you will experience immediate and substantial dilution of approximately $             per share, the difference between the price you pay for our common stock and its pro forma as adjusted net tangible book value after completion of the offering. Furthermore, investors purchasing common stock in this offering will own only approximately         % of our shares outstanding after the offering even though they will have contributed         % of the total consideration received by us in connection with our sales of common stock. To the extent outstanding options to purchase common stock are exercised, there will be further dilution.

Our management has broad discretion in the use of the net proceeds from this offering and may not use the net proceeds effectively.

Our management will have broad discretion in the application of the net proceeds of this offering. Other than repayment of our outstanding long-term indebtedness of $101.1 million as of September 30, 2008 and an earnout payment to our original stockholders of up to $20.0 million, we cannot specify with certainty the uses to which we will apply these net proceeds. The failure by our management to apply these funds effectively could adversely affect our ability to continue to maintain and expand our business.

Our charter documents and Delaware law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws to be effective upon the completion of this offering will contain provisions that could delay or prevent a change in control of our company. These provisions could also make it more difficult for stockholders to elect directors and take other corporate actions. These provisions include:

•	not providing for cumulative voting in the election of directors;

•	authorizing the board to issue, without stockholder approval, preferred stock with rights senior to those of our common stock;

•	prohibiting stockholder action by written consent; and

•	requiring advance notification of stockholder nominations and proposals.

These and other provisions in our amended and restated certificate of incorporation and our amended and restated bylaws to be effective upon the completion of this offering and under Delaware law could discourage potential takeover attempts, reduce the price that investors might be willing to pay in the future for shares of our common stock and result in the market price of our common stock being lower than it would be without these provisions. See “Description of Capital Stock—Preferred Stock” and “Description of Capital Stock—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws.”

If securities analysts do not publish research or reports about our business or if they publish negative evaluations of our stock, the price of our stock could decline.

We expect that the trading price for our common stock will be affected by any research or reports that industry or financial analysts publish about us or our business. If one or more of the analysts who may elect to cover us downgrade their evaluations of our stock, the price of our stock could decline. If one or more of these analysts cease coverage of our company, we could lose visibility in the market for our stock, which in turn could cause our stock price to decline.

We do not anticipate paying any dividends on our common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. If we do not pay cash dividends, you could receive a return on your investment in our common stock only if the market price of our common stock increases before you sell your shares. In addition, the terms of our credit facilities currently restrict our ability to pay dividends.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward-looking statements are contained principally in “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Compensation Discussion and Analysis.” Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, potential market opportunities and the effects of competition. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts, “projects,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. We discuss these risks in greater detail in “Risk Factors” and elsewhere in this prospectus. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, forward-looking statements represent our management’s beliefs and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

This prospectus also contains estimates and other information concerning our industry, including market size and growth rates, that are based on industry publications, surveys and forecasts, including those generated by Compass Intelligence Research and Gartner, Inc. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we believe the information in these industry publications, surveys and forecasts is reliable, we have not independently verified and cannot guarantee the accuracy or completeness of the information. The industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in “Risk Factors.”

USE OF PROCEEDS

We estimate that the net proceeds from our sale of            shares of common stock in this offering at an assumed initial public offering price of $            per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses, will be approximately $            million, or $         million if the underwriters’ option to purchase additional shares is exercised in full. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by $            million, assuming the number of shares offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions. We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

We intend to use a portion of our net proceeds from this offering to repay our outstanding long-term indebtedness of $101.1 million as of September 30, 2008 under our December 2005 credit facilities and to pay an earnout payment of up to $20.0 million. See “Certain Relationships and Related Party Transactions—Redemption Agreement.” The borrowings outstanding under our December 2005 credit facilities currently have a stated maturity of December 2011. The $76.1 million of borrowings outstanding under the first lien term loan at September 30, 2008 bear interest at a per annum rate of three-month LIBOR plus a margin of 3.50%, or 6.3% at September 30, 2008, and the $25.0 million of borrowings outstanding under the second lien term loan at September 30, 2008 bear interest at a per annum rate of three-month LIBOR plus a margin of 5.25% to 6.25% depending on our leverage ratio at the time, or 9.1% at September 30, 2008, in each case payable quarterly. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations, Commitments and Contingencies.” We intend to use our remaining net proceeds from this offering for working capital and general corporate purposes. We may also use a portion of our net proceeds from this offering to acquire or license products, technologies or businesses, but we currently have no agreements or commitments relating to material acquisitions or licenses. Accordingly, our management will have broad discretion in the application of these proceeds and investors will be relying on the judgment of our management regarding their application.

Pending their use, we plan to invest our net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We do not expect to pay dividends on our common stock for the foreseeable future. Instead, we anticipate that all of our earnings will be used for the operation and growth of our business. Any future determination to pay dividends on our common stock would be subject to the discretion of our board of directors and would depend upon various factors, including our results of operations, financial condition and liquidity requirements, restrictions that may be imposed by applicable law and our contracts, and other factors deemed relevant by our board of directors. In addition, the terms of our credit facilities currently restrict our ability to pay dividends.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 30, 2008 on:

•	an actual basis;

•	a pro forma basis to reflect the conversion of all outstanding shares of our convertible preferred stock into 27,000,003 shares of our common stock upon the closing of this offering; and

•

a pro forma as adjusted basis to reflect (i) our receipt of the net proceeds from our sale of shares of common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the front cover of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses and (ii) the application of the net proceeds from this offering as described under “Use of Proceeds.”

The information below is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	September 30, 2008
	Actual	Pro Forma	Pro Forma As Adjusted
(in thousands)		(unaudited)
Cash and cash equivalents	$39,807	$39,807	$

Long-term obligations, including current portion	$101,125	$101,125	$
Convertible preferred stock, $0.001 par value: 46,551,618 shares authorized, 27,000,003 shares issued and outstanding, actual; 46,551,618 shares authorized, no shares issued or outstanding, pro forma; no shares authorized, issued or outstanding, pro forma as adjusted	27	—
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value: no shares authorized, issued or outstanding, actual or pro forma; 10,000,000 shares authorized, no shares issued or outstanding, pro forma as adjusted	—	—
Common stock, $0.001 par value: 123,000,000 shares authorized, 28,152,594 shares issued and outstanding, actual; 123,000,000 shares authorized, 55,152,597 shares issued and outstanding, pro forma; and 123,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted	28	55
Additional paid-in capital	13,494	13,494
Accumulated other comprehensive loss	(180)	(180)
Accumulated deficit	(69,074)	(69,074)

Total stockholders’ equity (deficit)	(55,732)	(55,705)

Total capitalization	$45,420	$45,420	$

The numbers of pro forma and pro forma as adjusted shares of common stock shown as issued and outstanding in the table are based on the number of shares of our common stock outstanding as of September 30, 2008 and exclude:

•	12,115,902 shares of our common stock issuable upon exercise of options outstanding under our 2005 Stock Plan as of September 30, 2008, with a weighted average exercise price of $3.79 per share; and

•

3,731,507 shares of our common stock reserved for future issuance under our 2008 Stock Plan, which will become effective in connection with this offering (including 231,507 shares of common stock reserved, as of September 30, 2008, for future issuance under our 2005 Stock Plan, which shares will be added to the shares reserved under our 2008 Stock Plan upon the effectiveness of the 2008 Stock Plan).

A $1.00 decrease or increase in the initial public offering price would result in an approximately $            million decrease or increase in each of pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization. If the underwriters exercise their option to purchase additional shares in full, there would be a $             increase in each of pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization.

DILUTION

At September 30, 2008, our pro forma net tangible book value (deficit) was approximately $(70.5) million, or $(1.28) per share of common stock. Our pro forma net tangible book value (deficit) per share represents the amount of our tangible assets less our liabilities, divided by the shares of common stock outstanding at September 30, 2008 after giving effect to the conversion of all outstanding shares of convertible preferred stock into 27,000,003 shares of our common stock upon completion of this offering. After giving effect to our sale of              shares of common stock in this offering at an assumed initial public offering price of $             per share, the midpoint of the price range set forth on the front cover of this prospectus, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value at September 30, 2008 would have been $            , or $              per share of common stock. This represents an immediate increase in pro forma net tangible book value of $             per share to existing stockholders and an immediate dilution of $              per share to new investors.

The following table illustrates this dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value (deficit) per share as of September 30, 2008	$(1.28)
Increase per share attributable to this offering

Pro forma as adjusted net tangible book value per share after this offering

Net tangible book value dilution per share to new investors in this offering		$

If all our outstanding options had been exercised, our pro forma net tangible book value (deficit) as of September 30, 2008 would have been $(24.6) million, or $(0.37) per share, and the pro forma as adjusted net tangible book value after this offering would have been $             million, or $             per share, causing dilution to new investors of $             per share.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2008, the total number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by new investors purchasing shares in this offering at the initial public offering price of $            , the midpoint of the price range set forth on the front cover of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent

Existing stockholders	55,152,597%		$10,395,398%		$0.19
New investors

Total		100.0%		$100.0%

The foregoing calculations are based on 55,152,597 shares of our common stock outstanding as of September 30, 2008 and exclude:

•	12,115,902 shares of our common stock issuable upon exercise of options outstanding under our 2005 Stock Plan as of September 30, 2008, with a weighted average exercise price of $3.79 per share; and

•

3,731,507 shares of our common stock reserved for future issuance under our 2008 Stock Plan, which will become effective in connection with this offering (including 231,507 shares of common stock reserved, as of September 30, 2008, for future issuance under our 2005 Stock Plan, which shares will be added to the shares reserved under our 2008 Stock Plan upon the effectiveness of the 2008 Stock Plan).

SELECTED CONSOLIDATED FINANCIAL DATA

We have derived the following consolidated statement of income data for 2005, 2006 and 2007 and consolidated balance sheet data as of December 31, 2006 and 2007 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the following consolidated statement of income data for 2004 and consolidated balance sheet data as of December 31, 2004 and 2005 from our audited consolidated financial statements not included in this prospectus. We have derived the following consolidated statement of income data for 2003 and consolidated balance sheet data as of December 31, 2003 from our unaudited consolidated financial statements not included in this prospectus. We have derived the following consolidated statement of income data for the nine months ended September 30, 2007 and 2008 and consolidated balance sheet data as of September 30, 2008 from our unaudited consolidated financial statements included elsewhere in this prospectus. You should read the consolidated financial data set forth below in conjunction with our consolidated financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results are not necessarily indicative of our results to be expected in any future period.

Consolidated Statement of Income Data:	Year Ended December 31,					Nine Months Ended September 30,
(in thousands, except per share data)	2003	2004	2005	2006	2007	2007	2008
	(unaudited)					(unaudited)
Revenue:
License	$10,188	$13,783	$18,400	$23,676	$39,525	$27,546	$41,545
Maintenance and other	4,842	7,640	9,502	14,558	22,210	15,322	26,693

Total revenue	15,030	21,423	27,902	38,234	61,735	42,868	68,238
Cost of revenue (1)	217	186	257	490	2,253	1,613	2,606

Gross profit	14,813	21,237	27,645	37,744	59,482	41,255	65,632

Operating expenses:
Sales and marketing (1)	484	848	1,140	3,504	12,909	9,033	16,198
Research and development (1)	642	860	930	2,341	5,899	4,280	6,249
General and administrative (1)	490	566	973	6,477	9,763	6,723	12,486
Recapitalization expenses (2)	—	—	1,612	—	—	—	—

Total operating expenses	1,616	2,274	4,655	12,322	28,571	20,036	34,933

Operating income	13,197	18,963	22,990	25,422	30,911	21,219	30,699

Other income (expense):
Interest income	8	2	4	447	528	355	400
Interest expense	(6)	(4)	(474)	(10,682)	(10,235)	(7,680)	(6,435)
Other expense	—	—	—	—	(73)	(17)	(43)

Total other income (expense)	2	(2)	(470)	(10,235)	(9,780)	(7,342)	(6,078)

Income before income taxes	13,199	18,961	22,520	15,187	21,131	13,877	24,621
Income tax expense (benefit)	—	—	(751)	5,596	7,524	4,938	7,956

Net income	13,199	18,961	23,271	9,591	13,607	8,939	16,665
Amount allocated to participating preferred stockholders	—	—	(4,642)	(4,791)	(6,681)	(4,394)	(8,161)

Net income available to common stockholders	$13,199	$18,961	$18,629	$4,800	$6,926	$4,545	$8,504

Basic earnings per share available to common stockholders	$4,400	$6,320	$13.95	$0.18	$0.25	$0.16	$0.30

Diluted earnings per share available to common stockholders	$4,400	$6,320	$8.73	$0.18	$0.24	$0.16	$0.26

Shares used in computation of basic earnings per share available to common stockholders (3)	3	3	1,335	27,014	27,969	27,928	28,130

Shares used in computation of diluted earnings per share available to common stockholders (3)	3	3	2,667	54,055	56,030	55,545	32,410

Pro forma earnings per share (unaudited)
Basic					$0.25		$0.30
Diluted					$0.24		$0.28
Weighted average number of shares used in pro forma computation (unaudited)
Basic					54,969		55,130
Diluted					56,030		59,410
Other Data:
Adjusted EBITDA (4)	$13,248	$19,020	$23,026	$27,061	$35,433	$24,393	$36,021

Consolidated Balance Sheet Data:	December 31,					September 30, 2008
(in thousands)	2003	2004	2005	2006	2007
						(unaudited)
Cash and cash equivalents	$175	$137	$828	$9,342	$19,303	$39,807
Working capital (deficit), excluding restricted cash	(1,913)	(1,604)	(631)	1,676	4,575	21,474
Deferred revenue	3,968	4,416	7,531	8,353	17,092	25,073
Total assets	2,328	3,082	9,864	21,072	49,262	79,421
Long-term debt obligations and convertible preferred stock	79	—	110,027	102,909	101,432	101,127
Total stockholders’ deficit	(1,862)	(1,813)	(108,822)	(96,298)	(78,534)	(55,732)

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2006	2007	2007	2008
(in thousands)				(unaudited)
Cost of revenue	$ —	$—	$39	$27	$46
Sales and marketing	—	334	1,213	862	1,179
Research and development	—	190	467	330	563
General and administrative	—	991	2,091	1,486	2,515

	$ —	$1,515	$3,810	$2,705	$4,303

(2)	In December 2005, a group of investors led by Bain Capital Ventures and Insight Venture Partners purchased a 67.8% interest in us from our original stockholders. This transaction was accomplished through a recapitalization of the company. Costs associated with effecting the recapitalization, comprised primarily of consulting fees to certain of our stockholders and legal and accounting fees, were expensed in the 2005 consolidated statement of income.
(3)	The number of shares of outstanding stock increased significantly as a result of our December 2005 recapitalization. The effect of the recapitalization was only minimally reflected in the 2005 shares used in the computation of basic and diluted earnings per share available to common stockholders due to the weighted average nature of the calculation. There was no impact of stock options in our earnings per share calculations in 2003 or 2004, and there was only a minimal impact in 2005, as we had no stock option plan prior to December 2005.
(4)	We anticipate that our investor and analyst presentations will include Adjusted EBITDA, which we define as net income plus net interest expense, income tax expense (benefit), depreciation and amortization, and stock-based compensation expense, and which is a financial measure that is not calculated in accordance with GAAP. The table below provides a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income, operating income or any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA in the same manner as we do. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate these adjustments and the reason we consider them appropriate.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•

Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items, such as interest expense, income tax expense, depreciation and amortization, and stock-based compensation expense, that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired;

•	securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies;

•

we adopted SFAS No. 123(R), Share-Based Payment, on January 1, 2006 and recorded stock-based compensation expense of approximately $1.5 million and $3.8 million for the years ended December 31, 2006 and 2007, respectively, and $2.7 million and $4.3 million for the nine months ended September 30, 2007 and 2008, respectively. Prior to January 1, 2006, we accounted for stock-based compensation using the intrinsic value method under APB Opinion No. 25, Accounting for Stock Issued to Employees, which resulted in zero stock-based compensation expense. By comparing our Adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations caused by stock-based compensation expense, which is not comparable from year to year due to changes in accounting treatment and is a non-cash expense that is not a key measure of our operations; and

•

our lenders believed Adjusted EBITDA was the appropriate performance measure for the key operational covenants in our credit agreements. These key operational covenants require us to maintain a minimum consolidated interest coverage ratio and a maximum consolidated leverage ratio as of the last day of each fiscal quarter. Each of these ratios uses Adjusted EBITDA in its calculation. The interest coverage ratio is defined to be the ratio of Adjusted EBITDA for the trailing four quarters to cash interest expense for the trailing four quarters. To be in compliance, our interest coverage ratio had to be at least 3.5 to 1.0 as of September 30, 2008 and must be at least 3.5 to 1.0 as of the last day of each fiscal quarter thereafter. The leverage ratio is defined to be the ratio of consolidated total debt to Adjusted EBITDA for the trailing four quarters. Our leverage ratio as of September 30, 2008 could not be more than 3.25 to 1.0, and this maximum ratio decreases over time to 2.1 to 1.0 as of December 31, 2011. We were in compliance with each of these key operational covenants as of September 30, 2008. We believe these are key operational covenants because the failure to comply with these covenants would be an event of default under our credit agreements that would likely result in the acceleration of our indebtedness or an unfavorable amendment to the terms of the credit agreements. This acceleration would and any such amendment might adversely affect our liquidity and financial condition.

Our management uses Adjusted EBITDA:

•	as a measure of operating performance, because it does not include the impact of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies; and

•	in communications with our board of directors concerning our financial performance.

We understand that, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluations of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect interest expense or interest income;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the periods indicated.

	Year Ended December 31,			Nine Months Ended September 30,
Reconciliation of Adjusted EBITDA to Net Income	2005	2006	2007	2007	2008
(in thousands)				(unaudited)
Net income	$23,271	$9,591	$13,607	$8,939	$16,665
Interest expense, net	470	10,235	9,707	7,325	6,035
Income tax expense (benefit)	(751)	5,596	7,524	4,938	7,956
Depreciation and amortization	36	124	785	486	1,062
Stock-based compensation expense	—	1,515	3,810	2,705	4,303

Adjusted EBITDA	$23,026	$27,061	$35,433	$24,393	$36,021

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

We are a leading provider of powerful yet easy-to-use enterprise-class network management software designed by network professionals for network professionals. Our offerings range from individual software tools to more comprehensive software products, solve problems faced every day by network professionals and help to enable efficient and effective network management. We design our software to meet the requirements of networks and implementations of varying sizes and levels of complexity. We currently have customers that use our software to manage networks ranging from a single device to over 100,000 installed devices. Our products are easy to find, evaluate, use and maintain.

In 1999, we were formed and introduced the first version of one of our core products, Engineer’s Toolset. Until December 2005, we were owned by our original stockholders and employed a simple business model designed to minimize expenses and maximize cash flow. We focused our marketing efforts almost exclusively on optimizing our placement in search engine listings, which we attempted to influence through changing the content on our website, and on direct email lead generation programs to the registered end-users of our software products. We did not engage in any proactive advertising, branding or lead generation programs, and thus had minimal marketing expense. By employing a “self service” model in which our software was downloaded by engineers who came to our website, we kept sales expense low as well. Our relatively small historical investment in sales and marketing and research and development allowed us to be profitable in every year since inception and to generate income before income taxes in excess of 80% of revenue from 2003 through 2005. Despite our low levels of expenditures, by 2005 we had grown our revenue to $27.9 million and had introduced a suite of software products, including our current flagship product, Orion, as well as Orion Network Configuration Manager, formerly known as Cirrus Configuration Manager.

In 2005, our founder decided to explore alternatives in order to grow our business more rapidly than had been possible under our historical model. In December 2005, investors led by Bain Capital Ventures and Insight Venture Partners acquired an aggregate of 67.8% of our outstanding capital stock from our original stockholders and we recapitalized our company. As a result, we incurred $110.0 million of long-term debt, $101.1 million of which remained outstanding at September 30, 2008. In the second half of 2006, we hired most of our current management team. This new management team began to implement changes to our business model that were designed to accelerate the growth of our revenue. These changes included expanding our suite of products, refining our product development process, creating sales and marketing organizations, and building administrative infrastructure to manage our business.

Throughout 2007, we continued to build and refine our business model, making significant investments in people, systems and infrastructure. We continue to embrace certain elements of our founder’s model, including providing downloadable enterprise-class software designed for network professionals, focusing on our customer base and end-user community, and offering compelling pricing. In addition, we now employ a highly efficient product development process, a scalable marketing model and a high volume, transaction-oriented inside sales model that have allowed us to drive and support rapid growth in our business at high operating margins while offering our products at prices that are typically significantly lower than those of our competitors. Our revenue grew from $27.9 million in 2005 to $38.2 million in 2006, $61.7 million in 2007 and $68.2 million in the nine months ended September 30, 2008 and our operating income grew from $23.0 million in 2005 to $25.4 million in

2006, $30.9 million in 2007 and $30.7 million in the nine months ended September 30, 2008. Our average transaction size for new license sales in each of 2007 and the nine months ended September 30, 2008 was less than $6,000 compared to hundreds of thousands of dollars for many competing products. We manage our business with a culture and systems that are focused on metrics and helping us to achieve a high level of visibility and consistency in our execution.

We have also sought to expand our product offerings through two acquisitions. In April 2007, we acquired ipMonitor, our network, server and application monitoring product for small and mid-size companies, by purchasing substantially all of the assets and liabilities of IPMonitor Corporation, or IPMonitor. In May 2007, we acquired our LANsurveyor product and various underlying technologies by purchasing all of the outstanding stock of Neon Software, Inc., or Neon. We paid $5.9 million and $3.75 million, respectively, in connection with these acquisitions, resulting in the recording of purchased intangible assets and goodwill on our balance sheet, and amortization of certain of these assets in our statements of income. We anticipate making selective additional acquisitions of companies with products that complement our business model.

To increase our international sales, we have expanded international operations by building a direct sales force and contracting with resellers overseas. Our acquisition of substantially all of the assets and liabilities of IPMonitor led to a research and development presence in Quebec, Canada, where we also provide support services, and we have recently established operations in Cork, Ireland to serve as our headquarters for Europe, the Middle East and Africa, or EMEA. We have also opened an international sales and support operation in Singapore in 2008. Since we recognize the predominant portion of our international revenue through an Irish subsidiary, we have begun to reduce our tax rate below the U.S. federal statutory rate.

Through December 13, 2005, we operated as a Subchapter S corporation. As a consequence, all of our earnings were recorded on the personal tax returns of our original stockholders and we were not a tax-paying entity. Accordingly, we had no federal or state income tax expense through that date. Since December 13, 2005, we have been a Subchapter C corporation and thus have recorded income tax expense (benefit).

Key Business Metrics

We designed our business model to sell high volumes of low-priced, downloadable, enterprise-class software to our customers and to be low cost, scalable and efficient. We review a number of key business metrics to help us monitor the performance of our business model and to identify trends affecting our business. The measures that we believe are the primary indicators of our quarterly and annual performance are as follows:

Average Transaction Size for New License Sales. We focus our sales, marketing and research and development efforts on network professionals and other IT professionals in organizations of all sizes, with the goal of driving purchases of our software by these network and other IT professionals in very short sales cycles with minimal levels of approval. In addition, many of our customers make small initial purchases of our software to manage specific components of their networks and then make additional purchases over time to expand the use of the product that they purchased or to buy additional software products from us. We measure the average transaction size for new license sales on a frequent basis as an indicator of the success of these efforts and to ensure the effectiveness of our marketing and sales model.

Adjusted EBITDA. Our management uses Adjusted EBITDA to measure our performance. Because Adjusted EBITDA excludes certain non-cash expenses such as depreciation, amortization and stock-based compensation, we believe that this measure provides us with additional useful information to measure and understand our performance on a consistent basis, particularly with respect to changes in performance from period to period. We use Adjusted EBITDA in the preparation of our budgets and to measure and monitor our performance. Adjusted EBITDA is not determined in accordance with GAAP and is not a substitute for or superior to financial measures determined in accordance with GAAP. For further discussion regarding Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income, see footnote 4 to the table in “Selected Consolidated Financial Data” included elsewhere in this prospectus.

Revenue Growth. Beginning in the middle of 2006 with the hiring of our current executive management team, we have employed a differentiated business model for marketing and selling high volumes of enterprise-class software, which is focused on rapid revenue growth at high Adjusted EBITDA margins. We regularly review our revenue growth to measure our success.

Opportunities and Trends

Businesses, governments and other organizations are increasingly relying on data networks to execute their operations, facilitate their internal and external communications and transact business with their customers and partners, and these networks are generally growing in size and complexity. We believe that the increasing challenges of network management and the limitations of existing offerings present a market opportunity for our products. We expect our revenue to continue to grow as we capitalize on this market opportunity.

We have rapidly evolved and expanded our business since the middle of 2006. This expansion has included hiring most of our senior management team, moving our corporate headquarters to Austin, Texas and building infrastructure to support our business. This evolution has resulted in our significantly expanding our direct inside sales presence in the United States, entering into an outsourced development relationship in Eastern Europe in late 2006, creating a direct sales and support presence in Europe through establishment of our European headquarters in Cork, Ireland in the third quarter of 2007, establishing a research and development facility in the Czech Republic in 2008 and opening an international sales and support operation in Singapore in 2008. We have also expanded through two acquisitions in April and May 2007. These investments in and changes to our business have allowed us to accelerate our revenue growth significantly while maintaining high operating margins. However, our Adjusted EBITDA was lower as a percentage of revenue in 2007 and the first three quarters of 2008 than in 2006 and 2005. We expect our Adjusted EBITDA as a percentage of revenue for the last quarter of 2008 to be consistent with our Adjusted EBITDA during the nine months ended September 30, 2008 of 52.7%.

We expect to continue to invest for the foreseeable future in expanding our business as we increase our direct sales presence in the United States, Europe and Asia, enhance and expand our product offerings and pursue strategic acquisitions. We expect to continue to experience significant annual growth in our business while striving to maintain and increase Adjusted EBITDA as a percentage of revenue; however, there is a risk that the returns that we achieve on future investments in the growth of our business will not be as rapid or as high as what we have achieved in the past.

Key Components of Our Results of Operations

Sources of Revenue

Our revenue is primarily comprised of license and maintenance revenue. We license our software under perpetual licenses, which include one year of maintenance as part of the initial purchase price of the product. License revenue reflects the revenue recognized from sales of new licenses and upgrades to our software. We have experienced strong and consistent annual and quarterly growth in license revenue. Customers can renew and generally have renewed their maintenance agreements for annual periods at our standard list maintenance renewal pricing for their software products. Current customers with maintenance agreements are entitled to receive unspecified upgrades or enhancements when and if they become available. Maintenance revenue is an important source of our future revenue. We have experienced strong and consistent annual and quarterly growth in maintenance and other revenue. Based on the trend of increasing new license sales and increasing maintenance renewals during 2007 and the first three quarters of 2008, we expect maintenance revenue to continue to increase in the fourth quarter of 2008 and in 2009.

Cost of Revenue

Cost of revenue primarily consists of personnel costs related to providing technical support services and amortization of acquired developed product technologies. Personnel costs include salaries, bonuses and stock-

based compensation for technical support personnel, as well as an allocation of our facilities, information technology and other overhead costs and our employee benefit costs. We allocate stock-based compensation expense to personnel costs based on the expense category in which the optionholder works. We allocate overhead, such as rent, computer and other technology costs, and employee benefit costs to personnel costs in each expense category based on worldwide headcount in that category. We expect our cost of revenue to increase in absolute dollars but to remain relatively stable as a percentage of revenue in future periods.

Operating Expenses

We classify our operating expenses into three categories: sales and marketing, research and development and general and administrative.

Our operating expenses primarily consist of personnel costs, contract research and development costs, marketing program costs and legal, accounting, consulting and other professional service fees. Personnel costs for each category of operating expenses include salaries, bonuses and stock-based compensation for personnel in that category, as well as an allocation of our facilities, information technology and other overhead costs and our employee benefit costs. We allocate stock-based compensation expense resulting from the amortization of the fair value of options granted, based on how we categorize the department in which the optionholder works. We allocate overhead, such as rent, computer and other technology costs and employee benefit costs, to each expense category based on worldwide headcount in that category.

Our operating expenses increased in absolute dollars and as a percentage of revenue in each of 2006 and 2007 as we have built infrastructure and added employees across all categories in order to accelerate and support our growth and to expand into international markets. We expect our operating expenses in 2008 to continue to increase in absolute dollars and as a percentage of revenue as we continue to invest to support international growth in our business. In 2009, we expect operating expenses to continue to grow in absolute dollars and to be consistent with 2008 levels as a percentage of revenue.

Sales and Marketing. Sales and marketing expenses primarily consist of personnel costs for our sales, marketing and business development employees and executives, commissions earned by our sales personnel, the cost of marketing programs such as on-line lead generation, promotional events and webinars and the cost of business development programs. During the third quarter of 2007, we began to make significant investments to expand our sales operations outside the United States, particularly in EMEA. We established a sales and support center in Cork, Ireland in July 2007 and intend to continue to add resources to this facility. We also opened an international sales and support center in Singapore in June 2008 and are rapidly expanding the operations at that center.

Research and Development. Research and development expenses primarily consist of personnel costs for our product development employees and executives and fees to our contract development vendors in Eastern Europe. We have devoted our development efforts primarily to expanding our product line and increasing the functionality and enhancing the ease-of-use of our software offerings. In 2008, we opened a development center in the Czech Republic to take advantage of low labor rates and strong technical talent. We expect this investment to increase our research and development expenses in 2008 and 2009 as we have rapidly expanded this center but to provide us with significant benefits beginning in 2009.

General and Administrative. General and administrative expenses primarily consist of personnel costs for our executive, finance, legal, human resources and administrative personnel, as well as legal, accounting and other professional service fees and other corporate expenses. We expect to incur additional costs in 2008 and beyond associated with being a public company, including higher legal, corporate insurance and financial reporting expenses and the additional costs of achieving and maintaining compliance with Section 404 of the Sarbanes-Oxley Act. We expect this to cause our general and administrative expenses to increase as a percentage of revenue in 2008 as compared to 2007.

Other Income (Expense)

Other income (expense) primarily consists of interest income and interest expense. Interest income represents interest received on our cash and cash equivalents. Interest expense is associated with our outstanding long-term debt, which was $102.5 million as of December 31, 2006 and 2007 and $101.1 million as of September 30, 2008. We expect interest expense to decrease in periods subsequent to the completion of this offering as we anticipate paying down our outstanding long-term debt balance with proceeds from this offering.

Income Tax Expense

Income tax expense primarily consists of corporate income taxes related to profits resulting from the sale of our software offerings in the United States and Ireland. We expect our income tax expense to increase in absolute dollars as our profits continue to increase; however, we expect our effective tax rate to begin to decline slowly, due to the lower corporate tax rate in Ireland, as our international revenue increases as a percentage of total revenue.

Critical Accounting Policies and Estimates

We prepare our consolidated financial statements in accordance with GAAP. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application, while in other cases management’s judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. In many instances, we could reasonably use different accounting estimates, and in some instances changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Impairment of Long-Lived Assets

We evaluate long-lived assets held and used for impairment whenever events or changes in circumstances indicate that their net book values may not be recoverable. We continually evaluate whether events and circumstances have occurred that indicate the balance of our property and equipment and intangible assets with finite lives may not be recoverable. This evaluation is significantly impacted by estimates and assumptions of future revenue, expenses and other factors, which are affected by changes in the business climate, legal matters and competition. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our property and equipment or our intangible assets with finite lives, that revision could result in a non-cash impairment charge that could have a material impact on our financial results. When these factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. We base the impairment, if any, on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows of those assets, and record it in the period in which we make the determination.

Goodwill and Other Intangible Assets with Indefinite Lives

We made two acquisitions in 2007 that resulted in the recognition of goodwill. We test goodwill and other intangible assets with indefinite lives for impairment on an annual basis in the fourth quarter of each year in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Additionally, we will test goodwill and other intangible assets with indefinite lives in the interim if events and circumstances indicate that goodwill and other intangible assets with indefinite lives may be impaired. The events and circumstances that we would consider include the business climate, legal factors, operating performance indicators and competition. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our goodwill and other intangible assets with indefinite lives, the revision could result in a non-cash impairment charge that could have a material impact on our financial results.

Valuation of assets and liabilities assumed in business combinations, including goodwill and other intangible assets, requires the use of management’s judgment. These judgments can include, but are not limited to, the cash flows that an asset is expected to generate in the future reflecting pricing, volume and expense levels, the appropriate weighted average cost of capital and appropriate discount rate. We believe that the assumptions made in this regard are comparable to those a market participant would use in making similar estimates of fair value. In arriving at this assertion, we derived future cash flows based on historical revenue growth increased by an amount we believed to be achievable by us. Expense levels were analyzed based on existing cost structures and anticipated margins. Our estimates were based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. Management’s assumptions do not reflect unanticipated events or circumstances that may occur.

Determining the expected life of an intangible asset requires considerable management judgment and is based on an evaluation of a number of factors, including the competitive environment, our market share, customer history and macroeconomic factors. We determined that acquired product technologies and customer relationships were intangible assets that had useful lives of five and three years, respectively. These lives were based on the expected use of the existing technology and customer turnover rates. We amortized these intangible assets on a straight-line basis as we do not expect a degradation in value in any one period different from that in another period during the useful lives of the amortizable intangible assets.

Revenue Recognition

We derive substantially all of our revenue from the licensing of our software products and from the sale of maintenance agreements. We include one year of maintenance as part of the initial purchase price of each software offering and then sell annual renewals of this maintenance agreement. We recognize revenue for software, maintenance and other services in accordance with the American Institute of Certified Public Accountants’ Statement of Position, or SOP, 97-2, Software Revenue Recognition, as amended, when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable.

License Revenue. We consider delivery of our software to have occurred and recognize revenue from the sale of perpetual licenses to our software when risk of loss transfers to the customer or reseller, which is generally upon electronic transfer of the license key that provides immediate availability of the product to the purchaser.

We sell licenses to our software products through our direct inside sales force and through our distributors and other resellers. Our resellers do not carry inventory of our software; we require resellers to specify the end-user of the software at the time of the order. If the reseller does not provide end-user information, then we will generally not fulfill the order. In periods prior to October 1, 2006, on isolated occasions our resellers carried a limited amount of inventory. In those instances, we deferred revenue from the sale of those products until the software was sold by the reseller to an end-user.

We generally use a purchase order, an authorized credit card, an electronic or manually signed license agreement, or the receipt of a cash payment as evidence of an arrangement. Sales through resellers are typically evidenced by a reseller agreement, together with purchase orders or authorized credit cards on a transaction-by-transaction basis.

We account for sales incentives to customers or resellers as a reduction of revenue at the time we recognize the revenue from the related product sale. We report revenue net of any sales tax collected.

Our return policy generally does not allow customers to return software offerings.

Because our software is always sold with maintenance, we calculate the amount of revenue allocated to the software license by determining the fair value of the maintenance and subtracting it from the total invoice or contract amount. We establish vendor-specific objective evidence, or VSOE, of the fair value of maintenance services by the standard published list pricing for our maintenance renewals since we generally charge list prices for our maintenance renewals.

For periods prior to October 1, 2006, we had implied post contract support services obligations because we provided free technical support and unspecified software upgrades to certain customers. Thus, for these periods, we deferred a portion of the license revenue from product sales and allocated these amounts to post contract support deferred revenue to account for the circumstances in which we provided post contract support services in excess of the customer’s contractual post contract support services period. We then recognized the deferred revenue for these implied post contract support services obligations ratably on a daily basis over the implied post contract support services period, which was typically based on the expected term of the obligation, which ranged from five months to three years. The implied post contract support services obligation for our software offerings historically ceased upon the delivery of the next major software upgrade. In October 2006, we ceased offering free upgrades and support to customers.

Maintenance and Other Revenue. We derive maintenance revenue from fees for software maintenance services and historically implied post contract support services. We recognize maintenance revenue ratably on a daily basis over the contract period, and recognized implied post contract support services on a daily basis over the remaining estimated term of the obligation. We had recognized all revenue related to implied post contract support services by January 1, 2007. Customers with maintenance agreements are entitled to receive unspecified upgrades or enhancements to new versions of their software products on a when-and-if-available basis. Other revenue consists of training and consulting revenue, which is recognized upon delivery of the training course or consulting services to the end customer. Training and consulting revenue is not currently significant nor do we expect it to be significant in future periods.

Stock-Based Compensation

We have granted our employees stock options for common stock. On January 1, 2006, we adopted the provisions of SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) requires recognizing compensation costs for all share-based payment awards made to employees based upon each award’s estimated grant date fair value. It covers employee stock options, restricted stock and employee stock purchases related to employee stock purchase plans. Previously, we elected to account for these share-based payment awards under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB Opinion No. 25.

We adopted SFAS No. 123(R) using the modified prospective transition method, which does not result in the revision of prior periods. Accordingly, our results of operations for 2006 and subsequent periods are not comparable to our results of operations for periods prior to 2006.

Under the modified prospective transition method, SFAS No. 123(R) applies to new equity awards and to equity awards modified, repurchased or canceled after the adoption date. Additionally, compensation cost for the portion of awards granted prior to the adoption date for which the requisite service had not been rendered as of the adoption date must be recognized as the employee renders the requisite service. The compensation cost for that portion of awards must be based on the grant-date fair value of those awards as calculated in the prior period pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation. The compensation cost for those earlier awards is attributed to periods beginning on or after the adoption date using the attribution method that was used under SFAS No. 123, which was the straight-line method. Instead of recognizing forfeitures only as they occur, we now estimate an expected forfeiture rate and utilize it to determine our expense.

We utilize the Black-Scholes option-pricing model to determine the fair value of our stock option awards. For stock options that contain only a service vesting feature, we recognize compensation cost on a straight-line basis over the respective vesting periods.

As we accounted for stock-based awards under APB Opinion No. 25 until January 1, 2006, we measured compensation cost for employee stock-based compensation arrangements as the excess, if any, of the fair value of our stock at the date of grant over the amount an employee must pay to acquire the stock. No compensation cost was recognized in our financial statements for employee stock-based compensation arrangements prior to 2006. If compensation cost for our stock-based compensation arrangements had been determined based on the fair value at the award grant date consistent with the method established by SFAS No. 123, as amended by SFAS No. 148, our net income in 2005 would have approximated the pro forma amount below (in thousands):

2005 net income, as reported	$23,271
Total employee stock-based compensation expense included in reported net income	—
Total employee stock-based compensation expense determined under fair value method for all awards, net of taxes	(2,612)

Pro forma 2005 net income	$20,659

The pro forma amount above estimated using a Black-Scholes option pricing model with the following weighted-average assumptions:

Expected dividend yield	0.0%
Volatility	75.0%
Risk-free rate of return	4.2 – 4.4%
Expected life	5.28 years

These pro forma disclosures are not applicable to 2006 or 2007 because share-based compensation for all stock options vesting in those years was recognized in the financial statements in those years. Stock-based compensation under SFAS No. 123(R) decreased income before income taxes by $1.5 million, $3.8 million and $4.3 million in 2006 and 2007 and the nine months ended September 30, 2008, respectively.

In periods ended prior to January 1, 2006, the income tax benefits from the exercise of stock options were classified as net cash provided by operating activities pursuant to Emerging Issues Task Force Issue No. 00-15, Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option. However, for periods ended after January 1, 2006, pursuant to SFAS 123(R), the income tax benefits exceeding the recorded deferred income tax benefit and any pre-adoption “as-if” deferred income tax benefit from stock-based compensation awards, or together the excess tax benefits, must be reported in net cash provided by financing activities. In 2006 and 2007, we reflected excess tax benefits from stock-based compensation awards of $0.2 million and $0.3 million as an outflow in cash flows from operating activities and an inflow in cash flows from financing activities in our consolidated statements of cash flows, resulting in no impact on cash. Excess tax benefits from stock-based compensation awards in the nine months ended September 30, 2008 were $85,000.

Valuation of Common Stock

In January, April, July, October and November 2007 and January, March, April, May, June, July and August 2008, we granted options to purchase shares of common stock with exercise prices as follows:

Grant Date	Options Granted	Exercise Price Per Share	SFAS 123(R) Fair Value
January 2007	362,250	$4.06	$989,893
April 2007	650,325	4.06	1,769,523
July 2007	213,450	4.06	505,381
October 2007	773,400	4.35	2,063,848
November 2007	900,000	4.35	2,399,670
January 2008	679,989	4.48	1,734,719
March 2008	122,300	9.40	657,248
April 2008	187,450	9.40	1,016,090
May 2008	515,800	9.40	2,754,217
June 2008	275,850	9.40	1,461,315
July 2008	88,900	9.40	465,579
August 2008	42,350	9.40	216,404

For all dates, we granted employees options at exercise prices equal to the fair value of the underlying common stock at the time of grant, as determined by our board of directors on a contemporaneous basis. To determine the fair value of our common stock, our board of directors considered many factors, including:

•	our current and historical operating performance;

•	our expected future operating performance;

•	our financial condition at the grant date;

•	the liquidation rights and other preferences of our preferred stock;

•	any recent privately negotiated sales of our securities to independent third parties;

•	input from management;

•	the lack of marketability of our common stock;

•	the potential future marketability of our common stock;

•	the business risks inherent in our business and in technology companies generally; and

•	the market performance of comparable public companies.

In December 2006, Austin Ventures, a venture capital firm, purchased 1,847,292 shares of our common stock and preferred stock directly from certain of our stockholders at a price per share of $4.06 in a private third-party transaction. The price per share paid by Austin Ventures for these shares and the terms of the transaction were the result of negotiations between Austin Ventures and the selling stockholders in the transaction.

The stock option grants in January 2007 were made within 30 days of the sales to Austin Ventures described in the preceding paragraph. The purchase price paid by Austin Ventures was the primary factor considered by our board of directors when determining the fair value of our common stock in January 2007 as the AICPA Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, indicates a third-party transaction between a willing buyer and a willing seller is the best indication of the fair value of an enterprise. Thus, we used the third-party transaction price of $4.06 per share in determining the fair value of our common stock at the time of the January 2007 stock option grants.

For the April and July 2007 stock option grants, we continued to use the $4.06 per share valuation based on the price per share paid by Austin Ventures for our common and preferred stock in December 2006. Our results of operations in the first and second quarters of 2007 were consistent with the expectations that we had provided to Austin Ventures prior to their purchase in December 2006 at $4.06 per share. Based primarily on these factors, our board of directors determined in April and July 2007 that there had been no significant change in our performance since the Austin Ventures purchase that warranted a higher valuation of our common stock.

In October 2007, we reviewed the growth in our business from the second to the third quarter of 2007 and our forecasted operating results for the fourth quarter of 2007 and for the full year 2008. During the third quarter of 2007, we sequentially increased our revenue and Adjusted EBITDA over the second quarter of 2007 by 35.4% and 60.8%, respectively. We also experienced strong sales performance across all of our territories and geographies. We expected this strong sales performance to impact our forecasted operating results positively for the fourth quarter of 2007 and for the full year 2008. In connection with our grant of options in October 2007, we considered generally accepted valuation methodologies, including the discounted cash flow method, the prior transaction method and a market approach based on the Guideline Public Company Method. We utilized and prepared a valuation of our common stock using a market approach based on the Guideline Public Company Method because we believed it produced the most reliable indicator of enterprise value in light of the stage of our company. The Guideline Public Company Method attempts to determine enterprise value based on comparisons to comparable public companies. A key assumption under the market approach is that the selected comparable companies are truly comparable. We selected companies of varying sizes engaged in similar lines of business. This peer group included software companies recently consummating initial public offerings and more mature publicly traded software companies. We concluded that enterprise value to revenue and enterprise value to Adjusted EBITDA would yield the most appropriate indications of value for us because we believed that potential investors would focus equally on our revenue growth and our ability to yield returns on their investment based on positive cash flows. We weighted these values equally when determining the fair value of our common stock. Although we believed an illiquidity discount could have been appropriate, we did not discount the derived enterprise values for illiquidity as we felt this would result in a more conservative valuation. Based on the results of this analysis, we determined that our enterprise value was $293.4 million, or $4.35 per share of common stock. We discussed this valuation with our board of directors and, based on this analysis, our board of directors determined that the fair value of our common stock should be increased to $4.35 per share of common stock in connection with the October 2007 grants. For purposes of the November 2007 stock option grants, our board determined there had been no significant change in our business or industry that would warrant a higher valuation than the fair value of our common stock of $4.35 per share in October 2007.

In January 2008, we analyzed the fair value of our common stock using a probability-weighted expected return method. Although we considered other generally accepted valuation methodologies at that time, our decision to utilize the probability-weighted expected return method was influenced by, among other things, the fact that we had begun to consider more seriously an initial public offering of our common stock, including holding our organizational meeting with our underwriters in December 2007. Under this methodology, we estimated the fair market value of our common stock based upon an analysis of future values assuming various outcomes. Share value was based upon the probability-weighted present value of the possible outcomes, as well as the rights of each class of preferred and common stock. We modeled future outcomes to include an initial public offering, a strategic acquisition and an acquisition years in the future. We used the Guideline Public Company Method based on equally-weighted enterprise value to revenue and enterprise value to Adjusted EBITDA multiples. We again selected companies engaged in similar lines of business with similar size in terms of revenue. We then applied a discount for illiquidity based upon a study of illiquidity discounts, which indicated that potential discounts of 14% to 40% would be acceptable after giving consideration to the initial public offering. Based on this study, we selected a discount of 10% due to our belief in the near-term prospects of the initial public offering. After applying this discount, we determined that our enterprise value was $389.9 million, or $4.43 per share of common stock.

In late March 2008, one of our significant stockholders negotiated an agreement with certain of our minority stockholders to have us repurchase the minority stockholders’ shares of common and preferred stock at a price of $9.40 per share. After completing that transaction, we sold an equal number of shares to a number of our existing stockholders pro rata based on the relative percentages of shares held by those stockholders that elected to participate in the transaction at the same price of $9.40 per share. For further discussion of this transaction and the parties involved, see the caption “Certain Relationships and Related Party Transactions—2008 Stock Repurchase and Sale.” We used the negotiated repurchase price of $9.40 per share in determining the fair value of our common stock in March 2008 in accordance with the guidance in the AICPA Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation, which states that a third-party transaction between a willing buyer and a willing seller is the best indication of fair value.

For purposes of the April, May and June 2008 stock option grants, we continued to use the $9.40 per share valuation based on the valuation established for our common stock by the March 2008 transaction described in the preceding paragraph. With respect to the April 2008 grants, our board of directors concluded that, since the date of the March 2008 stock option grants, there had been no significant change in our business or expectations of future business that would warrant a valuation higher than $9.40 per share. In connection with the May 2008 grants, we updated our January 2008 valuation based on the probability-weighted expected return method. In doing so, we increased the probability of an initial public offering while lowering the probability of an acquisition and continued to use an illiquidity discount of 10% due to our belief of the near-term prospects of the initial public offering. We also updated the enterprise value to revenue and enterprise value to Adjusted EBITDA multiples based on more recent market information and weighted the multiples 33% and 67%, respectively, in deriving an enterprise value under the Guideline Public Company Method. This updated valuation determined a fair value per share below the $9.40 per share valuation in the March 2008 transaction. After considering the updated valuation and the purchase price per share in the March 2008 transaction, our board of directors continued to use $9.40 per share as the exercise price for the May 2008 grants. In connection with our June 2008 grants, our board of directors concluded that, since the date of the March 2008 stock option grants and in light of the updated May valuation, there had been no significant change in our business or expectations of future business that would warrant a valuation higher than $9.40 per share and continued to use the $9.40 per share as the exercise price for the June 2008 grants.

In connection with the July and August 2008 grants, we updated our May 2008 valuation to derive the enterprise value to revenue and enterprise value to Adjusted EBITDA multiples based on more recent market information and the performance of our business. We applied the same weighting of the multiples, probabilities for various company scenarios and illiquidity discount as those used in the May 2008 valuation due to our continued belief in the likelihood of our initial public offering. This updated valuation determined a fair value per share below the $9.40 per share valuation in the March 2008 transaction. After again considering the updated valuation and the purchase price per share in the March 2008 transaction, our board of directors determined that there had been no significant change in our business or expectations of future business that would warrant a valuation higher than $9.40 per share and continued to use $9.40 per share as the exercise price for the July and August 2008 grants.

Income Taxes

Through December 13, 2005, we elected to be taxed as a Subchapter S Corporation under provisions of the Internal Revenue Code. Under these provisions, our stockholders included our net income and loss in their personal tax returns and we were not a taxpaying entity for federal and state income tax purposes. Accordingly, we recorded no federal or state income tax expense in the accompanying 2005 financial statements for the period from January 1, 2005 to December 13, 2005.

On December 13, 2005, we became a Subchapter C Corporation for income tax purposes and, accordingly, have recorded income tax expense (benefit) in each period since December 13, 2005. In addition, effective December 13, 2005, we elected to change to the accrual basis of accounting from the cash basis of accounting for income tax purposes. As of the date of this change in tax status, there were no significant temporary differences between the respective carrying amounts and tax bases of our assets and liabilities.

We use the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Under this method, we recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the respective carrying amounts and tax bases of our assets and liabilities.

In July 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of Statement of Financial Accounting

Standards 109, or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. We adopted FIN 48 on January 1, 2007. At the adoption, there was no liability for uncertain tax positions due to the fact that there were no material identified tax benefits that were considered uncertain tax positions.

We accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of the adoption date of FIN 48, there were no accrued interest and penalties.

In calculating our effective tax rate, we make judgments regarding certain tax positions, including the timing and amount of deductions and allocations of income among various tax jurisdictions.

The adoption of FIN 48 required us to identify, evaluate and measure all uncertain tax positions taken or to be taken on tax returns and to record liabilities for the amount of these positions that may not be sustained, or may only partially be sustained, upon examination by the relevant taxing authorities. Although we believe that our estimates and judgments were reasonable, actual results may differ from these estimates. Some or all of these judgments are subject to review by the taxing authorities.

Consolidated Statement of Income Data	Year Ended December 31,			Nine Months Ended September 30,
(in thousands)	2005	2006	2007	2007	2008
				(unaudited)
Revenue:
License	$18,400	$23,676	$39,525	$27,546	$41,545
Maintenance and other	9,502	14,558	22,210	15,322	26,693

Total revenue	27,902	38,234	61,735	42,868	68,238
Cost of revenue (1)	257	490	2,253	1,613	2,606

Gross profit	27,645	37,744	59,482	41,255	65,632

Operating expenses:
Sales and marketing (1)	1,140	3,504	12,909	9,033	16,198
Research and development (1)	930	2,341	5,899	4,280	6,249
General and administrative (1)	973	6,477	9,763	6,723	12,486
Recapitalization expenses	1,612	—	—	—	—

Total operating expenses	4,655	12,322	28,571	20,036	34,933

Operating income	22,990	25,422	30,911	21,219	30,699

Other income (expense):
Interest income	4	447	528	355	400
Interest expense	(474)	(10,682)	(10,235)	(7,680)	(6,435)
Other expense	—	—	(73)	(17)	(43)

Total other income (expense)	(470)	(10,235)	(9,780)	(7,342)	(6,078)

Income before income taxes	22,520	15,187	21,131	13,877	24,621
Income tax (benefit) expense	(751)	5,596	7,524	4,938	7,956

Net income	$23,271	$9,591	$13,607	$8,939	$16,665

(1) Includes stock-based compensation expense as follows:
Cost of revenue	$—	$—	$39	$27	$46
Sales and marketing	—	334	1,213	862	1,179
Research and development	—	190	467	330	563
General and administrative	—	991	2,091	1,486	2,515

	$—	$1,515	$3,810	$2,705	$4,303

Comparison of the Nine Months Ended September 30, 2007 and 2008

Revenue

	Nine Months Ended September 30,
	2007		2008
Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change
(dollars in thousands)
License	$27,546	64.3%	$41,545	60.9%	$13,999
Maintenance and other	15,322	35.7	26,693	39.1	11,371

Total	$42,868	100.0%	$68,238	100.0%	$25,370

Revenue was $68.2 million in the nine months ended September 30, 2008 compared to $42.9 million in the nine months ended September 30, 2007, an increase of $25.4 million, or 59.2%. This increase was comprised of a $14.0 million increase in license revenue and a $11.4 million increase in maintenance and other revenue. The increases in both license revenue and maintenance and other revenue were primarily due to the increased demand for our software products. Our average transaction size for new license sales in the first three quarters of 2008 was approximately $5,900, which represents an increase from $4,900 in the first three quarters of 2007. We experienced sales growth in North America, EMEA, the Asia Pacific region and Latin America during the nine months ended September 30, 2008 compared to the same period in 2007. Our sales growth in license revenue was primarily related to our continued efforts to add sales personnel in North America and EMEA in order to respond to the increased demand for our software products. In addition, maintenance and other revenue increased as our maintenance base continued to grow due to strong new license sales and high maintenance renewal rates.

Cost of Revenue and Gross Margin

	Nine Months Ended September 30,
Cost of Revenue and Gross Margin	2007	2008	Change
(dollars in thousands)
Total revenue	$42,868	$68,238	$25,370
Total cost of revenue	1,613	2,606	993

Gross profit	$41,255	$65,632	$24,377

Gross margin	96.2%	96.2%

Cost of revenue was $2.6 million in the nine months ended September 30, 2008 compared to $1.6 million in the nine months ended September 30, 2007, an increase of $1.0 million, or 61.6%. This increase was due primarily to an increase in cost of maintenance revenue related to an increase in headcount of our North American and EMEA support organizations in the nine months ended September 30, 2008 compared to the same period in 2007 in order to support the increasing number of new customers we added during 2007 and the nine months ended September 30, 2008. Cost of license revenue also increased due to the amortization of acquired product technologies associated with two acquisitions we made in the second quarter of 2007. This non-cash amortization of acquired product technologies was $0.2 million for the nine months ended September 30, 2008 and was recorded in cost of license revenue. Our gross margin as a percentage of revenue was relatively consistent in 2007 and 2008 and we expect gross margin in future periods to approximate the gross margin during the nine months ended September 30, 2008 of 96.2%.

Operating Expenses

	Nine Months Ended September 30,
	2007		2008
Operating Expenses	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change
(dollars in thousands)
Sales and marketing	$9,033	21.1%	$16,198	23.7%	$7,165
Research and development	4,280	10.0	6,249	9.2	1,969
General and administrative	6,723	15.7	12,486	18.3	5,763

Total	$20,036	46.8%	$34,933	51.2%	$14,897

Sales and Marketing. Sales and marketing expenses were $16.2 million in the nine months ended September 30, 2008 compared to $9.0 million in the nine months ended September 30, 2007, an increase of $7.2 million, or 79.3%. Increases occurred in sales and marketing expenses during each quarter of 2007 and the first three quarters of 2008 as we focused on building a larger direct inside sales force in the United States and made a significant investment to expand our sales operations outside the United States, particularly in EMEA by establishing a sales center in Cork, Ireland. We also opened a sales office in Singapore in June 2008 to support our growth in the Asia Pacific region. In addition, we have made a significant investment in business development activities in 2008, including adding a Vice President of Business Development, in order to take advantage of partnering opportunities that have the potential to expand our business. As a result of these efforts, our sales and marketing personnel costs increased by $4.6 million. We also increased our spending on marketing programs and other activities in the nine months ended September 30, 2008 compared to the nine months ended September 30, 2007. Marketing program costs such as Internet search optimization expenses, trade show costs and search engine placement fees increased $1.4 million in 2008 compared to 2007.

Research and Development. Research and development expenses were $6.2 million in the nine months ended September 30, 2008 compared to $4.3 million in the nine months ended September 30, 2007, an increase of $2.0 million, or 46.0%. In order to support our product development strategy, we increased the size of our North American research and development organization, we opened a research and development facility in the Czech Republic in April 2008 and we established a relationship with two contract research and development vendors in Eastern Europe. In addition, we added to our research and engineering team as a result of two acquisitions that we made in the second quarter of 2007. Our personnel costs increased by $1.3 million and the fees we paid to our offshore contract research and development vendors increased by $0.2 million during the nine months ended September 30, 2008 from the nine months ended September 30, 2007.

General and Administrative. General and administrative expenses were $12.5 million in the nine months ended September 30, 2008 compared to $6.7 million in the nine months ended September 30, 2007, an increase of $5.8 million, or 85.7%. This increase was due primarily to a $3.1 million increase in personnel costs related to creating a finance and administrative function to support our growth and international expansion and a $1.7 million increase attributable to professional fees resulting principally from accounting, audit and tax fees related to our initial public offering that were required to be expensed and to legal fees related to our pending litigation.

Other Income (Expense)

	Nine Months Ended September 30,
Other Income (Expense)	2007	2008	Change
(in thousands)
Interest income	$355	$400	$45
Interest expense	(7,680)	(6,435)	1,245
Other expense	(17)	(43)	(26)

Total	$(7,342)	$(6,078)	$1,264

Interest expense in the nine months ended September 30, 2008 decreased by $1.2 million from the nine months ended September 30, 2007 due to lower average interest rates in the 2008 period. Our total average outstanding debt balance was approximately the same during both periods. Pursuant to the terms of our credit agreements, our interest rate is reset periodically. Our effective interest rate for the first three quarters of 2008 was 6.4% as compared to 7.5% in the first three quarters of 2007. Other expense is foreign exchange transaction losses.

Income Tax Expense

Our income tax expense for the nine months ended September 30, 2008 increased by $3.0 million as compared to the nine months ended September 30, 2007. This increase resulted from an increase in our income before income taxes of $10.7 million from the nine months ended September 30, 2007 to the same period in 2008. This increase was partially offset by a decrease in our effective tax rate from 35.6% in the nine months ended September 30, 2007 to 32.3% in the nine months ended September 30, 2008 as a result of the establishment of our European operations in July 2007. We expect our effective tax rate for the fourth quarter of 2008 to be approximately 34%.

Comparison of the Years Ended December 31, 2006 and 2007

Revenue

	Year Ended December 31,
	2006		2007
Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change
(dollars in thousands)
License	$23,676	61.9%	$39,525	64.0%	$15,849
Maintenance and other	14,558	38.1	22,210	36.0	7,652

Total	$38,234	100.0%	$61,735	100.0%	$23,501

Revenue was $61.7 million in 2007 compared to $38.2 million in 2006, an increase of $23.5 million, or 61.5%. This increase was comprised of a $15.8 million increase in license revenue and a $7.7 million increase in maintenance and other revenue. The increase in both license revenue and maintenance and other revenue was primarily due to an increase in sales activity in 2007 compared to 2006 to respond to increasing demand for our software products. In addition, our average transaction size for new license sales increased to approximately $5,000 in 2007 from $4,000 in 2006. We experienced sales growth in North America, EMEA and selected countries in the Asia Pacific region during 2007, with international revenue comprising 6.4% of our revenue during 2007. Our sales growth in North America was primarily due to an increase in sales of our software offerings to many different departments of the U.S. government.

Cost of Revenue and Gross Margin

	Year Ended December 31,
Cost of Revenue and Gross Margin	2006	2007	Change
(dollars in thousands)
Total revenue	$38,234	$61,735	$23,501
Total cost of revenue	490	2,253	1,763

Gross profit	$37,744	$59,482	$21,738

Gross margin	98.7%	96.4%

Cost of revenue was $2.3 million in 2007 compared to $0.5 million in 2006, an increase of $1.8 million, or 360%. This increase was due primarily to an increase in cost of maintenance revenue related to an increase in headcount of our North American technical support organization in 2007 and the establishment of our European support center in the third quarter of 2007 in order to support the increasing number of new customers we added during 2007 and to support our international expansion that we began in July 2007. Cost of license revenue increased $0.1 million due to the amortization of acquired developed product technologies associated with our acquisitions in 2007.

Operating Expenses

	Year Ended December 31,
	2006		2007
Operating Expenses	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change
(dollars in thousands)
Sales and marketing	$3,504	9.2%	$12,909	20.9%	$9,405
Research and development	2,341	6.1	5,899	9.6	3,558
General and administrative	6,477	16.9	9,763	15.8	3,286

Total	$12,322	32.2%	$28,571	46.3%	$16,249

Sales and Marketing. Sales and marketing expenses were $12.9 million in 2007 compared to $3.5 million in 2006, an increase of $9.4 million, or 268%. This increase was principally due to an increase in sales and marketing headcount during 2007. The increase in headcount was primarily to build a larger direct inside sales force in the United States as well as to make a significant investment to expand our sales operations outside the United States, particularly in EMEA, by establishing a sales and support center in Cork, Ireland. As a result of these efforts, our sales and marketing personnel costs increased by $7.1 million. We also increased our spending on marketing programs and other activities during 2007. Marketing program costs such as Internet search optimization expenses, trade show costs and pay per click fees increased $1.4 million from 2006 to 2007.

Research and Development. Research and development expenses were $5.9 million in 2007 compared to $2.3 million in 2006, an increase of $3.6 million, or 152%. In the second half of 2006, in order to support our product development strategy, we began to increase the size of our research and development organization and established a relationship with a contract development vendor in Eastern Europe. As a result, our personnel costs increased $2.0 million during 2007 and the fees we paid to our offshore contract development vendor increased $1.5 million.

General and Administrative. General and administrative expenses were $9.8 million in 2007 compared to $6.5 million in 2006, an increase of $3.3 million, or 51%. This increase was due primarily to a $4.0 million increase in personnel costs, partially offset by lower relocation, severance and other costs, as we incurred $0.9 million of costs in 2006 related to the relocation of our corporate headquarters from Tulsa, Oklahoma to Austin, Texas.

Other Income (Expense)

	Year Ended December 31,
Other Income (Expense)	2006	2007	Change
(in thousands)
Interest income	$447	$528	$81
Interest expense	(10,682)	(10,235)	447
Other expense	—	(73)	(73)

Total	$(10,235)	$(9,780)	$455

Interest expense decreased by $0.4 million due to the repayment of $7.5 million of our outstanding long-term debt balance in December 2006. Our effective average interest rate decreased from 10.42% in 2006 to 9.99% in 2007.

Income Tax Expense

Our income tax expense increased by $1.9 million from 2006 to 2007. This increase resulted from an increase in our income before income taxes of $5.9 million from 2006 to 2007, partially offset by a decrease in our effective tax rate to 35.6% in 2007 from 36.8% in 2006 as a result of the establishment of our European operations in July 2007.

Comparison of the Years Ended December 31, 2005 and 2006

Revenue

	Year Ended December 31,
	2005		2006
Revenue	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change
(dollars in thousands)
License	$18,400	66.0%	$23,676	61.9%	$5,276
Maintenance and other	9,502	34.0	14,558	38.1	5,056

Total	$27,902	100.0%	$38,234	100.0%	$10,332

Revenue was $38.2 million in 2006 compared to $27.9 million in 2005, an increase of $10.3 million, or 37%. This increase was comprised of a $5.3 million increase in license revenue and a $5.1 million increase in maintenance and other revenue. During the second half of 2006, we grew our direct inside sales team, which resulted in increased sales of our software products as we had additional sales resources to respond to market demand.

Cost of Revenue and Gross Margin

	Year Ended December 31,
Cost of Revenue and Gross Margin	2005	2006	Change
(dollars in thousands)
Total revenue	$27,902	$38,234	$10,332
Cost of revenue	257	490	233

Gross profit	$27,645	$37,744	$10,099

Gross margin	99.1%	98.7%

Cost of revenue was $0.5 million in 2006 compared to $0.3 million in 2005, an increase of $0.2 million, or 91%. This increase was due primarily to an increase in personnel costs due to the higher headcount in our North American technical support organization to allow us to support the growth in our business.

Operating Expenses

	Year Ended December 31,
	2005		2006
Operating Expenses	Amount	Percentage of Revenue	Amount	Percentage of Revenue	Change
(dollars in thousands)
Sales and marketing	$1,140	4.1%	$3,504	9.2%	$2,364
Research and development	930	3.3	2,341	6.1	1,411
General and administrative	973	3.5	6,477	16.9	5,504
Recapitalization	1,612	5.8	—	—	(1,612)

Total	$4,655	16.7%	$12,322	32.2%	$7,667

Sales and Marketing. Sales and marketing expenses were $3.5 million in 2006 compared to $1.1 million in 2005, an increase of $2.4 million, or 207%. This increase was due primarily to $1.8 million of increased personnel costs resulting from additions in headcount in our sales, marketing and product marketing organizations in 2006 and, to a lesser extent, to an increase of $0.6 million in direct advertising and marketing expenses.

Research and Development. Research and development expenses were $2.3 million in 2006 compared to $0.9 million in 2005, an increase of $1.4 million, or 152%. During the second half of 2006, we began to expand our research and development team in order to give us the ability to do frequent releases of all of our software products. This expansion increased personnel costs by $1.4 million.

General and Administrative. General and administrative expenses were $6.5 million in 2006 compared to $1.0 million in 2005, an increase of $5.5 million, or 566%. This increase was primarily due to an increase in personnel costs of $2.1 million, an annual management fee of $1.0 million first paid to our stockholders in 2006 and $0.9 million of relocation, severance and other costs associated with moving our headquarters from Tulsa, Oklahoma to Austin, Texas in the fourth quarter of 2006. The increase in personnel costs was the result of our hiring of much of our executive management team in the second and third quarters of 2006 and the hiring of finance, information technology and facilities staff in late 2006. The remaining increase in general and administrative expenses was primarily related to increased professional fees.

Recapitalization Expenses. In 2005, we completed a series of transactions to recapitalize our company. We incurred $1.6 million of costs associated with this transaction, comprised primarily of consulting fees to our original stockholders and legal and accounting fees. There were no such costs in 2006.

Other Income (Expense)

	Year Ended December 31,
Other Income (Expense)	2005	2006	Change
(in thousands)
Interest income	$4	$447	$443
Interest expense	(474)	(10,682)	(10,208)

Total	$(470)	$(10,235)	$(9,765)

Total other expense increased as a result of higher interest expense associated with $110.0 million in long-term debt, which we incurred in December 2005 as a result of the recapitalization of our company. Our effective average interest rate was 10.42% in 2006.

Income Tax Expense

Prior to December 13, 2005, we elected to be taxed as a subchapter S corporation for U.S. income tax purposes, and therefore, for periods prior to December 13, 2005, we did not recognize income tax expense in our consolidated financial statements. In addition, in conjunction with our change to a Subchapter C Corporation for U.S. income tax purposes on December 13, 2005, we changed from the cash basis to the accrual basis for income tax reporting, which created a cumulative effect benefit of $1.0 million in 2005.

Quarterly Results of Operations

The following tables set forth unaudited quarterly consolidated statement of income data for the four quarters of 2007 and the first three quarters of 2008, as well as the percentage that each line item represented of our revenue. We have prepared the statement of income for each of these quarters on the same basis as the audited consolidated financial statements included elsewhere in this prospectus and, in the opinion of the management, each statement of income includes all adjustments, consisting solely of normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This information should be read in conjunction with the audited consolidated financial statements and related notes included elsewhere in this prospectus. These quarterly operating results are not necessarily indicative of our operating results for any future period.

	Three Months Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008
(in thousands, except per share data)	(unaudited)
Revenue	$12,773	$12,784	$17,311	$18,867	$20,396	$21,677	$26,165
Cost of revenue	429	573	611	640	819	847	940

Gross profit	12,344	12,211	16,700	18,227	19,577	20,830	25,225

Operating expenses:
Sales and marketing	2,559	3,022	3,452	3,876	4,538	5,138	6,522
Research and development	1,229	1,529	1,522	1,619	1,920	1,990	2,339
General and administrative	1,889	2,268	2,566	3,040	4,172	3,787	4,527

Total operating expenses	5,677	6,819	7,540	8,535	10,630	10,915	13,388

Operating income	6,667	5,392	9,160	9,692	8,947	9,915	11,837

Other income (expense):
Interest income	140	109	106	173	150	110	140
Interest expense	(2,530)	(2,560)	(2,590)	(2,555)	(2,681)	(1,858)	(1,896)
Other income (expense)	—	(26)	9	(56)	(133)	6	84

Total other expense	(2,390)	(2,477)	(2,475)	(2,438)	(2,664)	(1,742)	(1,672)

Income before income taxes	4,277	2,915	6,685	7,254	6,283	8,173	10,165
Income tax expense	1,553	1,059	2,326	2,586	2,133	2,945	2,878

Net income	2,724	1,856	4,359	4,668	4,150	5,228	7,287
Amount allocated to participating preferred stockholders	(1,348)	(910)	(2,136)	(2,287)	(2,034)	(2,560)	(3,567)

Net income available to common stockholders	$1,376	$946	$2,223	$2,381	$2,116	$2,668	$3,720

Basic earnings per share available to common stockholders	$0.05	$0.03	$0.08	$0.08	$0.08	$0.09	$0.13

Diluted earnings per share available to common stockholders	$0.05	$0.03	$0.08	$0.08	$0.07	$0.08	$0.11

Shares used in computation of basic earnings per share available to common stockholders	27,581	28,097	28,097	28,097	28,097	28,141	28,153

Shares used in computation of diluted earnings per share available to common stockholders	55,249	55,567	55,810	56,158	57,788	33,035	33,407

Other data:
Adjusted EBITDA	$7,573	$6,449	$10,371	$11,041	$10,396	$11,692	$13,933

	Three Months Ended
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008
	(unaudited)
Revenue	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of revenue	3.4	4.5	3.5	3.4	4.0	3.9	3.6

Gross margin	96.6	95.5	96.5	96.6	96.0	96.1	96.4

Operating expenses:
Sales and marketing	20.0	23.6	20.0	20.5	22.2	23.7	24.9
Research and development	9.6	12.0	8.8	8.6	9.4	9.2	8.9
General and administrative	14.8	17.7	14.8	16.1	20.5	17.5	17.3

Total operating expenses	44.4	53.3	43.6	45.2	52.1	50.4	51.1

Operating income	52.2	42.2	52.9	51.4	43.9	45.7	45.3

Other income (expense):
Interest income	1.1	0.9	0.6	0.9	0.7	0.5	0.5
Interest expense	(19.8)	(20.0)	(15.0)	(13.5)	(13.1)	(8.6)	(7.2)
Other income (expense)	—	(0.2)	0.1	(0.3)	(0.7)	0.1	0.3

Total other expense	(18.7)	(19.4)	(14.3)	(12.9)	(13.1)	(8.0)	(6.4)

Income before income taxes	33.5	22.8	38.6	38.4	30.8	37.7	38.9
Income tax expense	12.2	8.3	13.4	13.7	10.5	13.6	11.0

Net income	21.3%	14.5%	25.2%	24.7%	20.3%	24.1%	27.9%

Other data:
Adjusted EBITDA	59.3%	50.4%	60.0%	58.5%	51.0%	53.9%	53.2%

Quarterly Revenue Trend

Our revenue increased sequentially in each quarter of 2007 and the first three quarters of 2008 as a result of our increase in marketing and sales activity during 2007 and 2008. Our business model is based on a high volume of sales transactions at relatively low average transaction values. Our average license transaction in 2007 and the first three quarters of 2008 was less than $6,000, but individual license transactions varied in size from under $1,000 to over $2.0 million.

In the first quarter of 2007, we grew our sales and revenue significantly over the prior quarter. We exceeded our sales, revenue and net income targets in the first quarter to a large extent as a result of two license transactions with a single customer in the U.S. government that totaled $2.0 million and resulted in the recognition of $1.5 million of license revenue in this quarter. Our average transaction size for new license sales, including the impact of the large U.S. government transactions, was approximately $5,700 in the first quarter of 2007.

In the second quarter of 2007, although we experienced strong sales, revenue and profitability, we had no individual sales transaction greater than $0.5 million. As a result, our average transaction size for new license sales decreased to approximately $3,800 for the second quarter of 2007. Thus, revenue for the second quarter of 2007, while in line with our expectations, increased only slightly from the first quarter of 2007.

In the third quarter of 2007, we experienced strong sales performance across all of our territories and geographies. In addition to growth in the number of transactions and the average transaction size for new license sales, we closed two license transactions with the same customer in the U.S. government that totaled $2.9 million and resulted in the recognition of $2.3 million of license revenue. Our average transaction size for new license sales, including the impact of the large U.S. government transactions, increased to approximately $5,600 in the third quarter of 2007.

In the fourth quarter of 2007, we had strong sequential sales growth in EMEA, Asia Pacific and in our North American commercial business. This sequential sales growth was driven entirely by increases in the number of sales transactions we closed since our average transaction size for new license sales remained constant at approximately $5,600, despite the fact that we had no individual sales transaction greater than $0.5 million in the fourth quarter of 2007.

In the first quarter of 2008, we grew our revenue by $1.5 million, or 8.1%, from the fourth quarter of 2007. This growth was the result of strong sales performance in North America and EMEA. Despite the fact that we had no individual sales transaction greater than $0.5 million in the first quarter 2008, our average transaction size for new license sales increased slightly over the fourth quarter 2007 to approximately $5,700.

In the second quarter of 2008, we increased revenue by $1.3 million, or 6.3%, from the first quarter of 2008. This growth was the result of continued growth in North America and additional sales into the Asia Pacific region with the opening of our sales and support office in Singapore. Our average transaction size for new license sales was approximately $5,400 in the second quarter of 2008.

In the third quarter of 2008, we increased revenue by $4.5 million, or 20.7% from the second quarter of 2008. This growth was driven by strong growth in our North American and EMEA sales. In addition, our average transaction size for new license sales increased to $6,500 in the third quarter of 2008.

We expect to continue to make occasional larger sales transactions; however, we do not expect nor do we plan for these transactions in any individual quarter. In quarters in which we close individual transactions greater than $0.5 million, it is likely that this will impact the quarterly linearity of our revenue and net income growth.

Quarterly Cost of Revenue Trend

Cost of revenue increased sequentially each quarter of 2007 and the first three quarters of 2008 as we increased our technical support headcount in order to keep up with our sales growth. Our gross margin percentage fluctuated slightly over the four quarters in 2007 and the first three quarters of 2008. We expect our quarterly gross margin percentages in future quarters in 2008 and 2009 to approximate the gross margin during the nine months ended September 30, 2008 of 96.2%.

Quarterly Operating Expense Trend

Our operating expenses increased sequentially each quarter of 2007 due to growth in our sales and marketing, research and development and general and administrative headcount to support the growth in our business. The largest quarter-to-quarter increase in operating expenses in 2007 was in the second quarter of 2007 when we incurred certain start-up expenses in connection with the opening of our EMEA headquarters in Cork, Ireland in the third quarter of 2007, and closed the acquisitions of IPMonitor and Neon, which resulted in a significant increase in our headcount. We also had significant sequential quarterly increases in stock-based compensation during 2007 and the first three quarters of 2008 related to our increases in headcount across all operating categories. Our operating expenses, while consistent with our expectations, increased by $2.1 million in the first quarter of 2008 from the fourth quarter of 2007. The increase in operating expenses was the result of an increase in total personnel costs of approximately $0.9 million, an increase of $0.3 million primarily in accounting and tax fees incurred related to this offering, an increase of approximately $0.2 million in legal fees primarily related to pending litigation and an increase in stock-based compensation expense of approximately $0.1 million. Operating expenses in the second quarter of 2008 increased slightly over our expenses in the first quarter of 2008 due to a $0.6 million increase in sales and marketing expenses offset by a $0.4 million decrease in general and administrative expenses. The increase in sales and marketing expenses was primarily attributable to an increase in sales and marketing headcount. The decrease in general and administrative expenses was attributable to a reduction in professional fees primarily related to this offering offset by an increase in personnel costs related to increased headcount. Operating expenses in the third quarter of 2008 increased over our expenses in the second quarter. The increase is primarily related to our investment in our Asia Pacific operations, the rapid growth of our Czech Republic development center, growth of North America sales and marketing activities and ongoing legal fees related to our pending litigation.

Our Adjusted EBITDA for the first, second and third quarters of 2008 was $10.4 million, $11.7 million and $13.9 million, or 51.0%, 53.9% and 53.2% of total revenue, respectively. We expect our Adjusted EBITDA for the fourth quarter of 2008 to increase in absolute dollars and to be consistent with the average during the first three quarters of 2008 as a percentage of revenue.

Reconciliation of Quarterly Non-GAAP Financial Measures

We anticipate that our investor and analyst presentations will include Adjusted EBITDA, which we define as net income plus net interest expense, income tax expense (benefit), depreciation and amortization, and stock-based compensation expense and which is a financial measure that is not calculated in accordance with GAAP. The table below provides a reconciliation of this non-GAAP financial measure to the most recent directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted EBITDA should not be considered as an alternative to net income, operating income and any other measure of financial performance calculated and presented in accordance with GAAP. Our Adjusted EBITDA may not be comparable to similarly titled measures of other organizations because other organizations may not calculate Adjusted EBITDA in the same manner as we do. We prepare Adjusted EBITDA to eliminate the impact of items that we do not consider indicative of our core operating performance. You are encouraged to evaluate these adjustments and the reason we consider them appropriate.

We believe Adjusted EBITDA is useful to investors in evaluating our operating performance for the following reasons:

•

Adjusted EBITDA is widely used by investors to measure a company’s operating performance without regard to items, such as interest expense, income tax expense, depreciation and amortization, and stock-based compensation, that can vary substantially from company to company depending upon their financing and accounting methods, the book value of their assets, their capital structures and the method by which their assets were acquired;

•	securities analysts use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies;

•

we adopted SFAS No. 123(R), Share-Based Payment, on January 1, 2006 and recorded approximately $0.8 million, $0.9 million, $1.0 million, $1.1 million, 1.2 million, $1.4 million and $1.6 million in stock-based compensation expense in the three months ended March 31, June 30, September 30 and December 31, 2007 and March 31, June 30 and September 30, 2008, respectively. Prior to January 1, 2006, we accounted for stock-based compensation using the intrinsic value method under APB Opinion No. 25, Accounting for Stock Issued to Employees, which resulted in zero stock-based compensation expense. By comparing our Adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations of stock-based compensation expense, which is not comparable from year to year due to changes in accounting treatment and is a non-cash expense that is not a key measure of our operations; and

•

our lenders believed Adjusted EBITDA was the appropriate performance measure for the key operational covenants in our credit agreements. These key operational covenants require us to maintain a minimum consolidated interest coverage ratio and a maximum consolidated leverage ratio as of the last day of each fiscal quarter. Each of these ratios uses Adjusted EBITDA in its calculation. The interest coverage ratio is defined to be the ratio of Adjusted EBITDA for the trailing four quarters to cash interest expense for the trailing four quarters. To be in compliance, our interest coverage ratio had to be at least 3.5 to 1.0 as of September 30, 2008 and must be at least 3.5 to 1.0 as of the last day of each fiscal quarter thereafter. The leverage ratio is defined to be the ratio of consolidated total debt to

Adjusted EBITDA for the trailing four quarters. Our leverage ratio as of September 30, 2008 could not be more than 3.25 to 1.0, and this maximum ratio decreases over time to 2.1 to 1.0 as of December 31, 2011. We were in compliance with each of these key operational covenants as of September 30, 2008. We believe these are key operational covenants because the failure to comply with these covenants would be an event of default under our credit agreements that would likely result in the acceleration of our indebtedness or an unfavorable amendment to the terms of the credit agreements. This acceleration would and any such amendment might adversely affect our liquidity and financial condition.

Our management uses Adjusted EBITDA:

•	as a measure of operating performance, because it does not include the impact of items not directly resulting from our core operations;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies; and

•	in communications with our board of directors concerning our financial performance.

We understand that, although Adjusted EBITDA is frequently used by investors and securities analysts in their evaluation of companies, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect interest expense or interest income;

•	Adjusted EBITDA does not reflect cash requirements for income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated or amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for these replacements; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most comparable GAAP measure, for each of the three-month periods indicated:

	Three Months Ended
Reconciliation of Adjusted EBITDA to Net Income	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007	March 31, 2008	June 30, 2008	September 30, 2008
(in thousands)	(unaudited)
Net income	$2,724	$1,856	$4,359	$4,668	$4,150	$5,228	$7,287
Interest expense, net	2,390	2,451	2,484	2,382	2,531	1,748	1,756
Income tax expense	1,553	1,059	2,326	2,586	2,133	2,945	2,878
Depreciation and amortization	92	168	226	300	348	349	365
Stock-based compensation expense	814	915	976	1,105	1,234	1,422	1,647

Adjusted EBITDA	$7,573	$6,449	$10,371	$11,041	$10,396	$11,692	$13,933

Acquisitions

In April 2007, we acquired certain assets and liabilities from IPMonitor for $5.9 million.

In May 2007, we acquired all of the issued and outstanding shares of Neon for $3.75 million. In May 2008, we paid an additional $0.8 million upon the achievement of the first of two development milestones. In September 2008, we paid an additional $0.5 million upon the achievement of the second development milestone.

We accounted for the IPMonitor and Neon acquisitions using the purchase method of accounting. In each case, we allocated the purchase price to the assets acquired, including intangible assets, and liabilities assumed, based on estimated fair values at the date of the acquisition. We derived the aggregate value of intangible assets of $1.8 million for both acquisitions from the present value of estimated future benefits from the various intangible assets acquired. At the time of the acquisitions, we recorded goodwill of $9.1 million in the aggregate, representing the excess of the purchase prices over the fair values of the net identifiable assets acquired. Since the date of these acquisitions, we have recorded additional goodwill of $1.6 million related to additional acquisition costs. Any remaining payments made under the Neon purchase agreement will increase the amount of goodwill recorded.

Liquidity and Capital Resources

In December 2005, a group of investors led by Bain Capital Ventures and Insight Venture Partners purchased a 67.8% ownership interest in us from our original stockholders. This purchase was part of a series of transactions to recapitalize our company, including:

•	our issuance of 41,901 shares of common stock and 41,901 shares of convertible preferred stock for each outstanding share of common stock, all of which was held by our original stockholders.

•

our incurrence of $110.0 million in long-term debt, approximately $105.0 million of which was utilized to purchase and retire 19,551,615 shares of common stock and 19,551,615 shares of convertible preferred stock held by our original stockholders.

•	the sale by our original stockholders to investors led by Bain Capital Ventures and Insight Venture Partners of 18,310,347 shares of common stock and 18,310,347 shares of convertible preferred stock.

Because the group of investors did not acquire ownership of substantially all of our equity, our recapitalization did not affect the historical bases of our assets and liabilities for financial reporting purposes. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations, we expensed approximately $1.6 million of costs associated with effecting the recapitalization, which were primarily comprised of consulting fees to the original stockholders and legal and accounting fees, in our 2005 consolidated statement of income.

Net Cash Provided by Operating Activities

Net cash provided by operating activities was $23.3 million, $17.1 million and $22.1 million in 2005, 2006 and 2007, respectively, and $12.7 million and $27.5 million for the nine months ended September 30, 2007 and 2008, respectively. Cash provided by operating activities is driven by sales of our software offerings. Collection of accounts receivable from the sales of our software offerings is a significant component of our cash flows from operating activities, as is the change in deferred revenue related to these sales. Net cash provided by operating activities was reduced by interest and income tax payments of $8.1 million and $5.4 million, respectively, in 2006 and $10.1 million and $6.6 million, respectively, in 2007. Net cash provided by operating activities was reduced by interest and income tax payments of $6.8 million and $8.8 million, respectively, in the first three quarters of 2008, and $7.6 million and $3.2 million, respectively, in the three quarters of 2007. There were no interest payments and $1.6 million of income tax payments in 2005.

Net Cash Used in Investing Activities

Net cash used in investing activities was $30,000, $2.6 million and $12.2 million in 2005, 2006 and 2007, respectively, and $11.3 million and $4.9 million for the nine months ended September 30, 2007 and 2008, respectively. Cash used in investing activities in 2006 was primarily for leasehold improvements and purchase of computers and equipment. During 2007, we acquired Neon and certain assets and liabilities of IPMonitor for an aggregate of $9.8 million in cash. In addition, we made capital expenditures for software licenses, computer equipment, leasehold improvements and furniture and fixtures as we expanded our infrastructure and work force. We relocated our corporate headquarters from Tulsa, Oklahoma to Austin, Texas in late 2006 and we opened our EMEA headquarters in Cork, Ireland in the third quarter of 2007. In the nine months ended September 30, 2008, we incurred additional costs primarily consisting of payments upon the achievement of two development milestones related to the Neon acquisition in 2007 and costs associated with the relocation of our corporate headquarters and opening of our Czech Republic development center.

Net Cash Provided by (Used in) Financing Activities

Net cash used in financing activities was $22.5 million and $6.1 million in 2005 and 2006, respectively. Net cash provided by financing activities was $0.2 million in 2007. Net cash provided by financing activities was $0.2 million for the nine months ended September 30, 2007 and net cash used in financing activities was $1.4 million for the nine months ended September 30, 2008. The net cash used in financing activities in 2005 resulted from the purchase and retirement of common and preferred stock from our original stockholders for $105.0 million and the payment of $25.3 million of distributions to our original stockholders, partially offset by $107.8 million in net proceeds from the issuance of long-term debt. The net cash used in financing activities in 2006 was primarily related to repayment of $7.5 million of our long-term debt, partially offset by proceeds of $1.2 million from the exercise of stock options. The net cash used in financing activities in the nine months ended September 30, 2008 resulted from repayment of $1.4 million of our long-term debt and payments of $1.9 million for offering costs offset by the receipt of a $1.7 million repayment of a note receivable issued to us by a stockholder.

Capital Resources

To date, we have financed our operations primarily through internally generated funds. The recapitalization in December 2005 resulted in our issuing the $110.0 million in long-term debt discussed below, which was immediately used to repurchase and retire preferred and common stock from our original stockholders and to pay a portion of the distributions to our original stockholders of $25.3 million. We repaid $7.5 million and $1.4 million of our outstanding long-term debt in December 2006 and April 2008, respectively.

As of September 30, 2008, we had $39.8 million of cash and cash equivalents and $21.5 million of working capital excluding $1.0 million of restricted cash. We exclude restricted cash from the working capital amount because restricted cash may not be used for working capital purposes. Our long-term debt, which had an outstanding balance of $101.1 million at September 30, 2008, matures in December 2011, but we expect to prepay it in full from the proceeds of this offering. We estimate our capital expenditures for 2008 will be approximately $4.0 million, comprised primarily of additional leasehold improvements and furniture and computer equipment. We believe that our existing cash and cash equivalents and our cash flow from operations will be sufficient to fund our operations and our capital expenditures and pay our debt service for at least the next 12 months. Our future capital requirements will depend on many factors, including our rate of revenue growth, the expansion of our sales and marketing activities, the timing and extent of spending to support product development efforts and expansion into new territories, the timing of introductions of new software products and enhancements to existing software products, and the continuing market acceptance of our software offerings. Although we are not currently a party to any agreement or letter of intent regarding potential investments in, or acquisitions of, complementary businesses, applications or technologies, we may enter into these types of arrangements, which could require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

Contractual Obligations and Commitments

We generally do not enter into long-term minimum purchase commitments. Our principal commitments, in addition to those related to our long-term debt discussed below, consist of obligations under facility leases for office space in Austin, Texas; Tulsa, Oklahoma; and Cork, Ireland.

The following table summarizes our outstanding contractual obligations as of December 31, 2007:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
(in thousands)
Long-term debt obligations (1)	$102,500	$1,417	$—	$101,083	$—
Capital lease obligations	445	123	231	91	—
Operating lease obligations (2)	4,619	1,137	2,206	1,276	—
Purchase obligations (3)	677	646	31	—	—

Total contractual obligations	$108,241	$3,323	$2,468	$102,450	$—

(1)	On December 13, 2005, we entered into credit agreements with an investment management firm pursuant to which we borrowed $85.0 million under a first lien note and $25.0 million under a second lien note. The first lien note bears interest at the three-month LIBOR rate plus 3.5% (6.3% at September 30, 2008) and the second lien note bears interest at the three-month LIBOR rate plus 5.25% to 6.25%, based on certain factors defined by the second lien credit agreement (9.1% at September 30, 2008). Both notes are due and payable on December 13, 2011. The first lien credit agreement allows the lender to elect to receive earlier repayment of amounts due under the first lien credit agreement, based on annual calculations of our excess cash flow as defined in the agreement. The agreement bases this payment upon a specified percentage of our calculated excess cash flow. We must offer to prepay the loans no later than 120 days after the end of the fiscal year for which we have calculated our excess cash flow. We paid $7.5 million and $1.4 million in principal on the notes in December 2006 and April 2008, respectively. Thus, the total outstanding balance on the notes was $102.5 million at December 31, 2006 and 2007 and $101.1 million at September 30, 2008. The borrowings are secured by substantially all of our North American assets. The credit agreements contain financial covenants placing a limit on our annual capital expenditures and requiring us to maintain a minimum consolidated interest coverage ratio and a maximum consolidated leverage ratio as of the last day of each fiscal quarter. The interest coverage ratio is defined to be the ratio of Adjusted EBITDA for the trailing four quarters to cash interest expense for the trailing four quarters. To be in compliance, our interest coverage ratio had to be at least 3.5 to 1.0 as of September 30, 2008 and must be at least 3.5 to 1.0 as of the last day of each fiscal quarter thereafter. The leverage ratio is defined to be the ratio of consolidated total debt to Adjusted EBITDA for the trailing four quarters. Our leverage ratio as of September 30, 2008 could not be more than 3.25 to 1.0, and this maximum ratio decreases over time to 2.1 to 1.0 as of December 31, 2011. We were in compliance with each of these key operational covenants as of September 30, 2008. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quarterly Results of Operations—Reconciliation of Quarterly Non-GAAP Financial Measures” above for a more detailed discussion of Adjusted EBITDA. In March and August 2008, we amended our credit agreements. These amendments clarified certain provisions of the credit agreements related to the structure of the lenders’ security interest and amended and permanently waived the default of certain covenants under the credit agreements. We intend to repay all long-term debt obligations out of the proceeds of this offering. The amount of long-term debt obligations shown in the table above does not include any interest payments.

(2)	In February 2008, we entered into a lease for a new corporate headquarters facility, which became effective on June 1, 2008. The increase in our total operating lease obligations resulting from this new lease is presented below:

	Payments Due by Period
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
(in thousands)
Operating lease obligations	$10,573	$771	$3,966	$3,966	$1,870

(3)	Purchase obligations represent obligations under issued purchase orders for software license and support fees, marketing activities, and computer hardware and software.

Off-Balance Sheet Arrangements

During 2005, 2006, 2007 and the nine months ended September 30, 2008, we did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is intended to be applied prospectively, except in the case of a limited number of financial instruments that require retrospective application. In February 2008, the FASB concluded that it should defer the effective date of SFAS No. 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. We adopted SFAS No. 157 on January 1, 2008 for our financial assets and financial liabilities, which did not have a material impact on our results of operations or financial position. We will adopt SFAS No. 157 for our non-financial assets and liabilities on January 1, 2009. We are still assessing the impact that SFAS No. 157 will have on our non-recurring measurements for non-financial assets and liabilities in 2009.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of SFAS 115. SFAS No. 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We adopted SFAS No. 159 on January 1, 2008, and we are not electing the fair value option for any of our eligible financial instruments and other items that are not already measured at fair value under existing standards.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. SFAS No. 141(R) requires that, upon a business combination, the acquired assets, assumed liabilities, contractual contingencies and contingent liabilities be recognized and measured at their fair value at the acquisition date. SFAS No. 141(R) also requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred. In addition, SFAS No. 141(R) requires that acquired in-process research and development be measured at fair value and capitalized as an indefinite-lived intangible asset, and it is therefore not subject to amortization until the project is completed or abandoned. Moreover, SFAS No. 141(R) requires changes in deferred tax asset valuation allowances and acquired income tax uncertainties that are recognized after the measurement period be recognized in income tax expense. SFAS No. 141(R) is to be applied prospectively and is effective for fiscal years beginning on or after December 15, 2008. We are currently evaluating the potential impact of SFAS No. 141(R) on our financial position and results of operations.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors that should be considered in developing renewal of extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. This position is effective for fiscal years beginning after December 15, 2008 and only applies prospectively to intangible assets acquired after the effective date. Early adoption is not permitted. We are currently evaluating the impact this statement will have on our results of operations and financial position.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements for nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS No. 162 will be effective 60 days after the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We are currently evaluating the effects, if any, that SFAS No. 162 will have on our consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Sensitivity

We had cash and cash equivalents of $9.3 million at December 31, 2006, $19.3 million at December 31, 2007 and $39.8 million at September 30, 2008. We held these amounts primarily in cash or money market funds.

We hold cash and cash equivalents for working capital purposes. We do not have material exposure to market risk with respect to investments, as our investments consist primarily of highly liquid investments purchased with original maturities of three months or less. We do not use derivative financial instruments for speculative or trading purposes; however, we may adopt specific hedging strategies in the future. Any declines in interest rates, however, will reduce future interest income.

At December 31, 2006 and 2007, we had $102.5 million of total outstanding debt. We had $101.1 million of outstanding debt as of September 30, 2008. The interest rate on this debt is variable and adjusts periodically based on the three-month LIBOR rate. If the LIBOR rate changes by 1%, our annual interest expense would change by approximately $1.0 million.

Foreign Currency Risk

Our results of operations and cash flows will be subject to fluctuations because of changes in foreign currency exchange rates, particularly changes in exchange rates between the U.S. dollar and the Euro and British Pound Sterling. Our historical revenue has generally been denominated in U.S. dollars, and a significant majority of our current revenue continues to be denominated in U.S. dollars; however, we expect an increasing portion of our future revenue to be denominated in currencies other than the U.S. dollar, primarily the Euro and the British Pound Sterling. Our expenses are generally denominated in the currencies of the countries in which our operations are located, primarily the United States, Ireland, the Czech Republic and Singapore. We do not currently enter into forward exchange contracts to hedge exposure denominated in foreign currencies or any derivative financial instruments for trading or speculative purposes, although we may do so in the future. Thus, fluctuations in currency exchange rates could harm our business in the future.

BUSINESS

Overview

We are a leading provider of powerful yet easy-to-use enterprise-class network management software designed by network professionals for network professionals. Our offerings range from individual software tools to more comprehensive software products, solve problems faced every day by network professionals and help to enable efficient and effective network management. All of our products are ready-to-use, featuring intuitive and easily customizable user interfaces and built-in workflows. Our products can be downloaded directly from our websites and installed and configured by our end-users in a matter of hours. We design our software to meet the requirements of networks and implementations of varying sizes and levels of complexity, ranging from a single device to over 100,000 installed devices.

Through September 30, 2008, over 60,000 customers within small and mid-size businesses, enterprises, including more than 350 of the Fortune 500 companies, and local, state and federal government entities had purchased one or more of our products. We have an active, loyal end-user community that is built from our customers and over one million registered end-users who have downloaded our free tools. We seek to expand, and generate loyalty from, our customer base and our end-user community by providing a variety of free tools for network professionals, by hosting our online community website, Thwack, and through other marketing programs.

As a core part of our strategy, we have developed a differentiated business model for marketing and selling high volumes of low-priced, downloadable, enterprise-class software directly to network professionals and other IT professionals. We design our Internet-based marketing programs to drive visitors to our websites in order to generate large volumes of highly qualified leads. Our inside sales force uses a disciplined, transaction-oriented process to convert these leads into paying customers at a level of productivity that is much higher than is typically achieved with a traditional direct sales force. We offer our products at compelling prices. Our average license transaction in 2007 and the nine months ended September 30, 2008 was less than $6,000 compared to hundreds of thousands of dollars for many competing products. Our business model allows us to support rapid growth in our business at high operating margins while offering our products at lower prices.

For the years ended December 31, 2005, 2006 and 2007 and the nine months ended September 30, 2008, our revenue was $27.9 million, $38.2 million, $61.7 million and $68.2 million, respectively. In the same periods, we generated operating income of $23.0 million, $25.4 million, $30.9 million and $30.7 million and Adjusted EBITDA of $23.0 million, $27.1 million, $35.4 million and $36.0 million, respectively. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance. Our management uses Adjusted EBITDA in its management and assessment of our business, and our lender uses Adjusted EBITDA in the key operational covenants in our credit agreements. Adjusted EBITDA should not be considered as an alternative to net income, which is the most directly comparable financial measure calculated in accordance with GAAP, or any other measure of financial performance calculated in accordance with GAAP. The following table presents a reconciliation of Adjusted EBITDA to net income:

	Year Ended December 31,			Nine Months Ended September 30,
Reconciliation of Adjusted EBITDA to Net Income	2005	2006	2007	2007	2008
				(unaudited)
(in thousands)
Net income	$23,271	$9,591	$13,607	$8,939	$16,665
Interest expense, net	470	10,235	9,707	7,325	6,035
Income tax expense (benefit)	(751)	5,596	7,524	4,938	7,956
Depreciation and amortization	36	124	785	486	1,062
Stock-based compensation expense	—	1,515	3,810	2,705	4,303

Adjusted EBITDA	$23,026	$27,061	$35,433	$24,393	$36,021

For further discussion regarding Adjusted EBITDA, see footnote 4 to the table in “Selected Consolidated Financial Data” included elsewhere in this prospectus.

Industry Background

Network Management Challenges

Businesses, governments and other organizations of all sizes increasingly rely on data networks to execute their operations, facilitate their internal and external communications and transact business with their customers and partners, and these networks are growing in size and complexity. This has made network management, which includes performance monitoring, provisioning, administration and optimization, increasingly critical to the success of these organizations.

Certain trends have made it more important and challenging to manage networks effectively, including:

•

Increasing Reliance on Networks for Business Operations and Applications. Organizations are moving a greater proportion of their critical operations online and are increasingly dependent on websites, email, business software applications and other technologies to conduct their daily business, thus expanding their reliance on their networks.

•

Growing Complexity of Constantly Changing Networks. The increasing number of devices, applications and end-users on most networks has led to significantly greater network complexity. Networks constantly change as organizations routinely add, upgrade or modify devices and applications on their networks, requiring continuous monitoring and management.

•

Expanding Use of Networks to Deliver New Services and Technologies. The adoption of wireless local area networks; voice-over-IP, or VoIP; software as a service, or SaaS, applications; and other next-generation applications changes the nature of issues that must be managed in connection with the network, elevates the importance of managing network performance and further increases network complexity.

•

Increasing Globalization of Organizations and Their Operations. The size and complexity of networks have increased as organizations become more geographically dispersed across countries and time zones, target a broader set of customers and trade with an increasingly global base of suppliers and partners.

•

Heightened Importance of Compliance and Regulatory Requirements. Sarbanes-Oxley, HIPAA, PCI and other regulations require organizations to implement and certify controls for network security, access and configuration. Implementing these controls and reporting on their effectiveness add further complexity to network management.

Limitations of Existing Network Management Software

Traditionally, large businesses, governments and other organizations have deployed complex and expensive software products, called IT management frameworks, that provide centralized and unified management of entire IT systems, including networks, servers and applications. Most of these frameworks are designed for and marketed and sold to chief information officers, who are responsible for managing a wide variety of IT issues, rather than to network professionals, who are responsible for the daily management of networks. As a result, frameworks have not been optimized to solve the problems faced by these network professionals and often fail to address network management requirements effectively.

Limitations of existing IT management frameworks include the fact that they are:

•

Expensive and Difficult to Implement. Most frameworks are sold at high prices and do not offer an affordable entry-level option. Due to their complexity, these frameworks require costly professional services to deploy and take months before they are usable by the customer.

•

Difficult to Use, Maintain and Customize. Most frameworks require significant training to use, cannot be easily configured to end-users’ preferences and require a specialized staff to maintain, which is difficult to attract and retain.

•

Inflexible and Difficult to Scale. Most frameworks are highly complex software platforms that are designed for enterprise implementations. As a result, customers typically cannot start with a small or simple deployment and easily increase their capacity or add features as their networks grow and their needs expand.

•	Impractical for Small and Mid-Size Organizations. Because of their cost and complexity, most frameworks are impractical for small and mid-size organizations.

The Network Management Market Opportunity

There is currently a large and mature market for network management software. Gartner Inc., a market research firm, estimates that spending on software for managing networks and the availability and performance of networks and systems will grow from $4.95 billion in 2008 to $5.66 billion in 2011 (“Forecast: Enterprise Software Markets, Worldwide, 2007-2012”, by Ruggero Contu, dated January, 2008).(1) We believe that a substantial portion of this spending is concentrated in enterprises and represents purchases of IT management frameworks.

Given the increasing challenges of network management and the limitations of existing offerings, we believe there is a broader market opportunity for products that directly address the needs of network professionals and that are cost effective; easy to find, evaluate, use and maintain; and scalable and flexible. We believe that our software addresses this opportunity, particularly in enterprises with more than 1,000 employees and small and mid-size companies with 50 to 1,000 employees, as well as in local, state and federal government entities.

Many of our current enterprise customers have installed an IT management framework product, but have also purchased our products in order to address better and more directly the specific needs of the network professional. We believe that a substantial opportunity exists to continue to sell our products to enterprise customers, even those that have purchased framework products.

Small and mid-size companies have typically had to rely on point products to address their network management needs, but these products, unlike ours, generally do not solve a broad range of network management issues and cannot scale as networks grow or become more complex.

In a study we commissioned, Compass Intelligence Research estimated there are currently more than 35,000 enterprises and more than 1.6 million small and mid-size companies worldwide. In addition, they estimated that more than 10,000 of the largest enterprises in the world have an average of approximately eight departments that purchase as separate entities. Based on a review of our customers, their implementations of our products and our current prices, we estimate that the average license expenditures for our products that are necessary to address fully the needs of network professionals in small and mid-size companies, in enterprises and in the departments of the largest enterprises range from $18,000 to $230,000.

(1)	The Gartner Report described herein represents data, research opinion or viewpoints published, as part of a syndicated subscription service available only to clients, by Gartner, Inc., a corporation organized under the laws of the State of Delaware, USA, and its subsidiaries (“Gartner”), and is not a representation of fact. The Gartner Report does not constitute a specific guide to action and you assume sole responsibility for selection of, or reliance on, the Gartner Report, or any excerpts thereof, in making any decision, including any investment decision. Although we believe the information in the Gartner Report is reliable, we have not independently verified and cannot guarantee the accuracy or completeness of the information. The Gartner Report speaks as of its original publication date (and not as of the date of this prospectus), and the opinions expressed in the Gartner Report are subject to change without notice. Gartner is not responsible, nor shall it have any liability, to us or to you for errors, omissions or inadequacies in, or for any interpretations of, or for any calculations based upon data contained in, the Gartner Report or any excerpts thereof.

Our Solution

Our software offerings include fault and performance management products, configuration and compliance products and a wide range of software tools for network professionals. These offerings enable easy and effective network management. We design our software to meet the requirements of networks and implementations of varying sizes and levels of complexity, ranging from a single device to over 100,000 installed devices.

Our software is:

•

Focused on the Needs of Network Professionals. Since our inception, we have focused on the specific needs of network professionals, who use, and typically make the decision to purchase, our software. Our products are designed by network professionals for network professionals and provide end-users with graphical user interfaces, architecture and built-in workflows that demonstrate an in-depth understanding of the daily tasks of the network professional. We believe that our customers prefer our software to alternative offerings because it enables them to identify and solve network performance and availability issues more efficiently and effectively and to improve the performance and availability of their networks quickly and easily.

•

Easy to Find and Evaluate. Network professionals can find our products easily through our websites, Internet search engines, partner websites and a broad network of corporate resellers. We offer through our websites free, downloadable, full-featured evaluations of our software products, generally for up to 30 days, which allows customers to implement and use our products to manage their own networks prior to purchase. We believe that these evaluations generally help build trust in our products and goodwill for our brand prior to the time of purchase, which expedites the sales transaction cycle for many of our customers while at the same time helping to establish a large and loyal customer base and end-user community.

•

Cost-Effective to Purchase and Install. We offer our software at prices significantly lower than those of competing framework products. All of our products are downloadable via our websites and can be installed, configured and ready to use in a matter of hours, without using professional implementation services, which are costly and time-consuming.

•

Easy to Use and Maintain. Our software is Windows-based and each has an intuitive user interface, allowing most of our customers to begin using our products the day they are purchased. Once installed, our software is easy for most customers to modify because each user interface can be customized with drop-down menus and it has an open database schema for easy integration with other software. Our software does not require significant effort or dedicated staff to maintain.

•

Scalable and Flexible. We generally offer our products at different prices reflecting a range of capacities that allow our customers to buy only the capacity they need and to expand their capacity as their networks grow. In addition, our software is flexible and extensible, allowing our customers to customize our products and to begin with our network management tools or monitoring products, and then purchase additional modules and products, such as configuration management, VoIP monitoring, application monitoring or wireless network monitoring, as their needs expand.

Our Business Model

As a core part of our strategy, we utilize a differentiated business model for providing enterprise-class software to network professionals and other IT professionals within organizations of all sizes worldwide. We currently provide products for network professionals, but we believe that our model is applicable to all IT professionals, including database administrators, systems administrators, application managers, security administrators and web administrators. We designed our business model to sell high volumes of low-priced, downloadable software, and to be low cost, scalable and efficient.

The key differentiating elements of our business model include:

•

Downloadable Enterprise-Class Software. We provide ready-to-use enterprise-class software that customers can install and configure in a matter of hours. We offer free, downloadable, full-featured evaluations of our software products, generally for up to 30 days, which allows customers to implement and use our products to manage their own networks prior to purchase. All of our software can be installed and used by our customers in a self-service manner without the need for professional services or complicated installation procedures. This allows our customers to begin using our software almost immediately and enables us to pursue follow-on sales more quickly.

•

Customer and Community-Driven Approach. We have an active, loyal end-user community built from our customers and over one million registered end-users who have downloaded our free tools. We currently build loyalty in and expand our community by providing a variety of free tools for network professionals, publishing a monthly newsletter and online tutorials, conducting various webcasts and hosting our community website, Thwack. We believe this community provides us with significant competitive advantages, including a readily accessible pool of qualified leads for sales of current and future products and a loyal network of practitioners who promote the usage of our software and provide valuable insights to help direct our product development efforts and improve our existing software products.

•

Compelling Pricing. We sell our software products at prices significantly lower than those of frameworks. For example, our average transaction size for new license sales in each of 2007 and the nine months ended September 30, 2008 was less than $6,000, a price that typically requires minimal internal approvals and is much less than the hundreds of thousands of dollars for frameworks. In addition, because we offer our products at different prices reflecting a range of capacities, IT professionals in large organizations and smaller customers can purchase our software without making the large expenditures typically required to purchase frameworks. Because of our low prices, our software is frequently purchased by first-time customers to solve specific problems and not as part of a strategic technology purchasing decision. However, because our software is powerful, easy to use and maintain, and solves a range of network management problems, these initial purchases often drive further adoption of our software within the customers’ organizations and lead to further sales of our products.

•

Scalable Marketing Model. We operate a scalable marketing model that is targeted at the end-users of our products and designed to create awareness of our brand and products. This allows us to drive significant numbers of potential customers to our websites and to create a substantial volume of highly qualified leads, all at a low cost. We maintain an extensive database of potential customers and create targeted email campaigns to a broad universe of network professionals to drive additional traffic to our websites in order to inform them about our products and to allow them to download our software. We believe our marketing approach provides us with a cost-efficient and highly effective means of targeting a large number of potential end-users and generating highly qualified sales leads.

•

High-Volume, Transaction-Oriented Sales Model. Our inside sales force uses a disciplined process to target these highly qualified leads, primarily network professionals who have downloaded and installed evaluations of our software on a self-service basis. We designed our sales model to support a high volume of predictable and repeatable “low-touch” transactions, and we sell the vast majority of our software with standard online contract terms and at a small average transaction size, which reduces our process time and costs. We believe this model reduces the length of our sales cycles and results in a higher level of sales force productivity.

•

Highly Efficient Product Development Process. We develop our software using distinct development teams, each dedicated to specific products, and emphasize rapid and iterative development cycles. Each team is able to complete the full development cycle for a new product release in approximately four months, enabling multiple releases for our products each year. Our development process actively involves our customers to determine new functional requirements and to test the ease-of-use and quality of each new product release. This helps us to develop high quality products that are responsive to our customers’ needs.

•

Metrics-Driven Management and Culture. We have developed proprietary systems and processes that enable us to monitor and manage the results of our business. Our emphasis on specific operational and financial metrics and high activity levels instills a culture of accountability and performance measurement to help us to achieve a high level of visibility and consistency of execution in our business.

Our Growth Strategy

Our objective is to extend our market leadership by providing network professionals and other IT professionals with enterprise-class software that solves their specific needs. The following are key elements of our growth strategy:

•

Continue to Add New Customers in North America. We believe that the network management market in North America remains significantly under-penetrated and represents a significant opportunity to continue our growth. We intend to penetrate this market further by leveraging our customer base and end-user community and using our strategic marketing programs to identify and obtain new customers.

•

Expand Our Business in International Markets. We believe a substantial opportunity exists for sales of our software in Europe and Asia, and we intend to increase our sales, marketing and support operations significantly in these regions. We recently established an EMEA headquarters in Cork, Ireland, from which we will manage our EMEA operations and a sales and support operation in Asia. In addition, we plan to continue to scale and develop our existing group of international resellers.

•

Cross-Sell and Up-Sell Existing Products into Our Growing Customer Base. We presently have more than 60,000 customers that use our software to manage aspects of their networks. We believe our customers are highly satisfied users of our products and that there is a significant opportunity for follow-on sales of both incremental capacity and additional products and modules to these customers.

•

Selectively Expand Our Product Portfolio. We plan to continue to develop new software products and modules that enhance and expand our current network management offerings. We also intend to expand our product offerings into adjacent areas of infrastructure management software in which we can provide differentiated, easy-to-use enterprise-class software products that are marketed and sold directly to IT professionals, such as database administrators, systems administrators, application managers, security administrators and web administrators.

•

Pursue Strategic Acquisitions of Complementary Products that Can Be Sold Using Our Business Model. We expect to pursue acquisitions that will enable us either to bring new product offerings to market more quickly than we can develop them or to enter new markets or segments of markets we currently serve.

Our differentiated business model of providing low-cost, intuitive software marketed and sold directly to network professionals and other IT professionals through a highly productive and efficient inside sales force is the core of our strategy. We evaluate all of our strategic opportunities to ensure that they are compatible with our model for providing cost-efficient, downloadable enterprise-class software that can be marketed and sold through a high volume, transaction-oriented model.

Our Products

We offer a broad portfolio of products for network management. Our products fit into one of the following three categories:

Tools for Engineers

Our tools are desktop-based and laptop-based applications designed for individual network professionals who need specific solutions for routine and complicated tasks. Our tools for engineers include individual tools that can be downloaded for free, and toolsets for purchase that combine many powerful tools together into a single package. We price our tools so that an individual network engineer or administrator can purchase them with one level of or, in some cases, no management approval. We believe that broad awareness and usage of our tools create positive relationships with network professionals, who in turn influence the purchase of our other products.

Our current tools for engineers are:

•

Free Tools. Our free tools are individual utilities that provide specific technical functionality used by network professionals on a daily basis. We use free tools primarily to drive awareness of the SolarWinds brand and our products within the broader network management community and to expand and build loyalty among our customers and our end-user community.

•

Standard Toolset. Our Standard Toolset, which builds on our free offerings, is a collection of 15 fundamental tools that allow network professionals to diagnose network issues, collect and analyze network data and maintain network health. This toolset is designed for small and mid-size networks.

•

Engineer’s Toolset. Our Engineer’s Toolset is a collection of 49 desktop tools that enable network professionals to address a range of network engineering challenges, including configuration management, network discovery and mapping, fault management, and bandwidth and network performance monitoring. This toolset is designed to manage highly complex network infrastructures comprised of thousands of devices.

Fault and Performance Management

Our fault and performance management products are used by network professionals to monitor network equipment, servers and applications to determine the health and performance of those network elements. These products provide both current and historical views into the availability and performance of a network and all devices attached to it. Orion, our flagship product, is our core fault and performance management platform. Orion drives follow-on sales of our other products and, together with its related modules, currently generates a majority of our revenue.

Our current fault and performance management products are:

•

Orion. Orion is a server-based fault and performance management platform designed to minimize network downtime. Orion monitors and analyzes real-time, in-depth network performance metrics for routers, switches, servers and other Simple Network Management Protocol-enabled, or SNMP, devices. Orion is modular and has the ability to scale with the growth of a network. It can also be expanded through the use of add-on modules and polling engines described below. End-users can configure Orion to alert network professionals of network events, including thresholds, correlated events, sustained conditions and complex combinations of device states.

•

Orion Modules. Our Orion modules are a series of add-ons to Orion that extend its network management capabilities to VoIP infrastructure, network traffic analysis, applications and wireless devices. Orion modules are purchased separately and are fully integrated with Orion’s web console and database. Our current Orion modules are:

•	Orion VoIP Monitor. VoIP Monitor proactively analyzes VoIP quality across wide area network links and monitors the underlying systems and protocols upon which the VoIP environment relies.

•

Orion NetFlow Traffic Analyzer. NetFlow Traffic Analyzer utilizes Cisco Systems’ NetFlow protocol to extract data from routers in order to provide an in-depth view of which end-users and applications are consuming the most network bandwidth.

•

Orion Application Performance Monitor. Application Performance Monitor extends Orion’s management capabilities to server processes and network protocols that are specific to a network application and also allows management of the performance of that application.

•	Orion Wireless Network Monitor. Wireless Network Monitor extends Orion’s monitoring capabilities to wireless access points and associated wireless devices and sessions.

•	Orion Polling Engine. Polling engines increase the scale of Orion’s monitoring capabilities to a larger number of devices by distributing the polling load across additional servers.

•

ipMonitor. ipMonitor is a server-based network, server and application monitoring system for small and mid-size organizations. ipMonitor features a web interface and an intuitive network operations console and monitors common business-critical applications such as Microsoft Exchange, Active Directory and SQL Server. ipMonitor includes a built-in database and web server and can be easily installed and configured.

Configuration and Compliance

Our configuration and compliance products are used by network professionals to automate the processes of network device discovery, network inventory management and network change management. These products enable visibility into and control of network devices and their configurations, identify configuration changes and enable remediation of unwanted changes. These capabilities help avoid network downtime and are essential to meeting compliance objectives. Compliance with internal controls and regulatory standards is growing in importance to companies of all sizes, and network configuration and device configuration changes impact network availability, access and security controls that are critical to ensuring compliance.

Our current configuration and compliance products are:

•

Orion Network Configuration Manager. Orion Network Configuration Manager, or Orion NCM, is a server-based product that performs network configuration and change management for network devices across multi-vendor networks. Orion NCM automates many device configuration management tasks, including bulk network configuration changes, detection and alerts of network configuration problems in real-time and rolling back configuration changes on demand. Managing and controlling device configurations from the Orion NCM console enable network engineers to make complex configuration changes more accurately and more quickly. Orion NCM provides an audit mechanism for tracking changes to network devices and helps organizations achieve continuous compliance with operational, security and regulatory policies.

•

LANsurveyor. LANsurveyor automatically discovers the devices connected to a network, collects inventory and configuration information about those devices, and produces comprehensive network maps that can be exported into Microsoft Office® Visio®. LANsurveyor continuously scans the network, detects new devices on the network and dynamically updates the network map.

Maintenance and Support

Our customers receive one year of software maintenance and support as part of their initial purchase of our products and have the option to renew their maintenance agreements. These annual maintenance agreements provide customers the right to receive unspecified software updates, maintenance releases and patches, when and if they became available, and unlimited access to our internal support representatives.

Our typical customers are network professionals who are sophisticated users of software and related technologies. We devote significant resources to designing software products that are easy to install, configure and use, and to developing extensive, easy-to-understand instruction manuals and online tutorials for our products. We also utilize our community website, Thwack, as a forum for our end-users to share information, tips, tools and other valuable resources. Through this online community of over 16,000 registered members, users of our software are able to find answers for many technical problems, discover new uses for our software, and provide suggestions or feedback to our product development teams. As a result of all these efforts, our customers are able to resolve most technical issues without having to contact our support representatives, which significantly reduces our total support expenses. Our support organization operates from offices in Austin, Texas; Quebec, Canada; Cork, Ireland; and Singapore.

Research and Development

Our research and development organization is responsible for the design, development and testing of our software. Our current research and development efforts are focused on new releases of existing products as well as new products and modules.

We work closely with our customers in developing our products and have designed a product development process that is responsive to customer feedback throughout the process. Our customers and end-user community provide extensive input regarding a wide variety of use cases that we incorporate into our product definitions and requirements. A subset of customers participates in our product testing, helping us to identify issues prior to product release. Our research and development organization regularly assists customer support personnel with customer inquiries, which provides another mechanism for customer feedback into the development process.

We utilize small development teams, each dedicated to specific products, that work according to a structured and repeatable, iterative process. These teams apply a standard architecture to their individual products, and are managed centrally to ensure standardization, efficiency and interoperability. We use a hybrid onshore and offshore development model, wherein product requirements definition and technical design are performed in the United States, and our U.S. technical staff work closely with development teams in our Czech Republic facility and in two contract development vendors in Eastern Europe that write code and do testing and quality assurance. We opened our Czech Republic facility in April 2008 and intend to expand this facility rapidly. We currently outsource a significant portion of this development to contract development vendors. We believe we have developed a differentiated process that allows us to release new software rapidly and cost effectively. Using our development model, we made 35 product releases in 2007 and 45 product releases during the first three quarters of 2008.

Our research and development expenses were $0.9 million, $2.3 million and $5.9 million in 2005, 2006 and 2007 and $4.3 million and $6.2 million in the nine months ended September 30, 2007 and 2008, respectively.

Marketing and Sales

We have designed our marketing and sales model to be efficient for very high volumes of low-price transactions. Our marketing efforts focus on driving traffic to our websites and on generating high quality sales leads, primarily consisting of end-users who download a free evaluation of our software. Our sales efforts focus on converting these leads into paying customers through a high volume, short duration, inside sales process that we measure and manage frequently.

Marketing

We use a variety of online marketing programs for lead generation, as well as more traditional direct marketing and indirect channel partner marketing programs to drive traffic to our websites. These efforts leverage the ubiquity of Internet search engines through search engine marketing and optimization programs. In addition, we send a series of targeted emails to end-users who have downloaded free evaluations of one or more of our software products or received our corporate communications or public relations material. Once we drive traffic to our websites, we have a well-defined process that allows us automatically to track visitors’ activities, communicate with potential customers, encourage downloads of our software and provide highly qualified leads to our sales organization.

Our historical marketing approach, which continues to be important to us, was based on word of mouth. It allowed us to build a substantial customer base and community of network engineers who use our products and act as advocates for them. We continue to build our customer base and this community through marketing of relevant web-based content and online communications. Examples of our initiatives include Thwack, a community website designed for network professionals that provides our end-users and the broader networking community with information, tools and valuable resources; Geek Speak, a blog in which we provide perspectives and information relevant to network management, network engineering, systems management, security and other technical topics; and monthly newsletters designed to inform, and keep us connected to, our end-user base and other prospective customers.

In addition, we attend networking-based trade shows, communicate with industry analysts and host webinars on network management issues to create awareness of our brand and software products.

Sales

We primarily sell our software directly to our customers. Our direct sales are made exclusively through a low-cost inside sales force that is devoted to turning highly qualified leads into purchasers of our software. The substantial majority of our leads come from potential customers who have downloaded our software and are using it during a trial period or from our existing customer base. As a result, our inside sales team typically is calling potential buyers who are already informed on the use and value of our products and do not require a lengthy sales cycle. We also utilize a reseller channel that supplements our inside sales force and helps us fulfill sales orders from state, local and federal governments and those commercial customers that prefer to make purchases through a particular reseller.

Our sales approach focuses on driving a high volume of standard transactions. We implement our approach through a disciplined sales process that provides clear guidelines for our sales force, and we actively measure and manage our sales results. We offer our products at low prices using standardized online contract terms. We enable our customers to buy our products in a manner convenient to them, whether by purchase order, online with a credit card or through our channel partners. Because of our approach, our average transaction size is much smaller than is typical for the enterprise software industry and we make more frequent sales of our products.

We believe we have built a sales process and culture that is unique in the software industry, and that our sales force is able to achieve and maintain a higher level of productivity at a lower cost than other enterprise software companies. Because our sales personnel do not need a professional software sales background, we are able to keep our personnel costs low and can expand our sales force quickly and easily.

Customers

As of September 30, 2008, we had over 60,000 customers in more than 170 countries, including small businesses, governments and more than 350 of the Fortune 500 companies. We define customers as individuals or entities, including distributors or resellers, that have purchased one or more of our products under a unique customer identification number since our inception in 1999. No customer represented 10% or more of our revenue in 2005, 2006 or 2007. In the nine months ended September 30, 2008, we had one distributor that represented 14.8% of our revenue from sales to various end-users.

See Note 14 of the notes to our consolidated financial statements for further information regarding measurement of our international revenue and location of our long-lived assets.

Intellectual Property

We rely on a combination of copyright, trademark, trade dress and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. These laws, procedures and restrictions provide only limited protection. We currently have no patents. We have filed patent applications, but no patents may issue with respect to our current patent applications in a manner that gives us the protection that we seek or at all. Any future patents issued to us may be challenged, invalidated or circumvented. Any patents that may issue in the future with respect to pending or future patent applications may not provide sufficiently broad protection or may not prove to be enforceable in actions against alleged infringers.

We endeavor to enter into agreements with our employees and contractors and with parties with which we do business in order to limit access to and disclosure of our proprietary information. We cannot be certain that the steps we have taken will prevent unauthorized use or reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive with ours or that infringe our intellectual property. The enforcement of our intellectual property rights also depends on any legal actions against these infringers being successful, but these actions may not be successful, even when our rights have been infringed.

Furthermore, effective patent, trademark, trade dress, copyright and trade secret protection may not be available in every country in which our products are available over the Internet. In addition, the legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving.

Competition

We face competition from both traditional, larger software vendors offering enterprise-wide software frameworks and services and smaller companies offering point solutions for network management. We also compete with network equipment vendors and systems management product providers whose products and services also address network management requirements. Our principal competitors vary depending on the product we offer and include Hewlett Packard, IBM, CA, BMC, Cisco and several smaller vendors.

Competition in our market is based primarily on level of difficulty in using, maintaining and installing solutions; total cost of ownership, including product price and implementation and support costs; professional services implementation; product performance, functionality, flexibility, scalability and interoperability; brand and reputation; distribution channels; vertical markets or industries; and financial resources of the vendor. We generally compete favorably with respect to these factors; however, many of our actual and potential competitors enjoy substantial competitive advantages over us, such as greater name recognition, more comprehensive and varied products and services and substantially greater financial, technical and other resources.

Employees

As of September 30, 2008, we had 222 employees. We consider our current relationship with our employees to be good. None of our employees is represented by a labor union or is a party to a collective bargaining agreement.

Facilities

We currently lease approximately 65,437 square feet of space for our corporate headquarters in Austin, Texas under a lease agreement that expires on June 1, 2016. We also lease space in Lafayette, California and Tulsa, Oklahoma. Our foreign subsidiaries lease office space for their operations, including local sales, support and development personnel. We believe our current and planned facilities will be adequate for the foreseeable future.

Legal Proceedings

On November 26, 2007, a former employee brought a lawsuit in Oklahoma State Court asserting a number of claims against us and Donald C. Yonce, our founder and a current member of our board of directors. The former employee claims that he is a co-author and that he is, therefore, co-owner of all of our major software products, which he claims he assisted in developing while an employee of our company. The former employee makes this claim despite the fact that he signed an agreement with us which provides that we are the exclusive owner of all copyrights and other intellectual property relating to any work performed by the former employee while employed by us. He also claims that Donald C. Yonce made certain oral promises to him regarding future potential compensation at our company prior to our recapitalization in December 2005 in the event of a sale of our company, and further alleges unspecified violations of Oklahoma labor protection laws. The former employee is seeking half of the profits from sales of our software products of which he claims to be a co-author and co-owner, as well as punitive damages and unspecified other legal and equitable relief. In April 2008, Mr. Yonce requested that we indemnify him from these claims pursuant to a stock purchase agreement entered into in 2005 between Mr. Yonce, us and certain stockholders who are parties to that agreement. We have denied this request although we have agreed to pay his legal fees. Even if we prevail in the litigation, we could incur significant litigation fees and expenses. Because this lawsuit is in its initial stage, it is not possible to predict the outcome of the litigation. Although we believe we have meritorious defenses, an adverse outcome in this litigation could materially and adversely affect us, requiring us to pay damages or royalties or subjecting us to other remedies.

From time to time, we have been and may be involved in various legal proceedings arising from our ordinary course of business. We currently have no other material legal proceedings pending.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the names, ages and positions of our executive officers and directors as of September 30, 2008:

Name	Age	Position
Michael S. Bennett	56	President, Chief Executive Officer, Director and Chairman of the Board
Kevin B. Thompson	43	Chief Operating Officer, Chief Financial Officer and Treasurer
Douglas G. Hibberd	44	Vice President, Product Development
J. Barton Kalsu	41	Chief Accountant and Vice President, Finance
David Owens	37	Vice President, Finance and Operations, EMEA
Rita J. Selvaggi	53	Vice President, Marketing
Bryan A. Sims	40	Vice President, General Counsel and Secretary
Paul Strelzick	45	Vice President, Worldwide Sales
Garry D. Strop	62	Vice President, Human Resources and Corporate Infrastructure
Kenny L. Van Zant	38	Chief Product Strategist
Karen L. White	46	Vice President, Corporate and Business Development
Steven M. Cakebread (1) (2)	56	Lead Independent Director
Jeffrey L. Horing (2)	44	Director
Bob L. Martin (1) (3)	59	Director
J. Benjamin Nye (2)	43	Director
Ellen F. Siminoff (1)	41	Director
John D. Thornton (3)	43	Director
Donald C. Yonce	45	Director

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and governance committee

Michael S. Bennett has served as our President and Chief Executive Officer and a member of our board of directors since June 2006. He was appointed Chairman of the Board in October 2007. From April 2004 until March 2006, Mr. Bennett served as Chief Executive Officer of Permeo Technologies, Inc., a network security software company. From November 2001 until April 2004, Mr. Bennett was a venture partner at Austin Ventures, a venture capital firm. In May 1998, Mr. Bennett was appointed President, Chief Executive Officer and a member of the board of directors of Mission Critical Software, and in February 1999 he was also appointed Chairman of its Board of Directors. Mr. Bennett held those positions with Mission Critical Software until its acquisition by NetIQ Corporation in 2000. From August 1996 until April 1998, he served as President and Chief Executive Officer of Learmonth & Burchett Management Systems plc, a provider of process management tools for software development. Prior to joining Learmonth & Burchett in August 1996, Mr. Bennett served as President and Chief Executive Officer of Summagraphics from June 1993 until its July 1996 acquisition by Lockheed Martin’s CalComp subsidiary. Prior to joining Summagraphics, Mr. Bennett served as a senior executive with Dell Computer Corporation and as chief executive officer of several other technology organizations.

Kevin B. Thompson has served as our Chief Financial Officer and Treasurer since July 2006 and assumed the title and responsibilities of Chief Operating Officer in July 2007. Prior to joining SolarWinds, Mr. Thompson was Chief Financial Officer of Surgient, Inc., a software company, from November 2005 until March 2006 and was Senior Vice President and Chief Financial Officer at SAS Institute, a business intelligence software company, from September 2004 until November 2005. From October 2000 until August 2004, Mr. Thompson served as Executive Vice President and Chief Financial Officer of Red Hat, Inc., an enterprise software company. Mr. Thompson holds a B.B.A. from the University of Oklahoma. He also serves on the board of directors of NetSuite Inc.

Douglas G. Hibberd has served as our Vice President, Product Development since August 2006. Prior to joining SolarWinds, Mr. Hibberd was Vice President, Engineering at RealVue Simulation Technologies, Inc., a provider of custom simulation software to the commercial, industrial and manufacturing sectors, from September 2004 until May 2006. Mr. Hibberd was Vice President, Engineering at ForwardVue Technologies Inc., a provider of supply chain risk management software and services, from November 2001 until September 2004. He holds a degree as a technician in mechanical engineering from Sydney Technical College and a degree in electronics engineering from North Sydney Technical College in Australia and has received fundamentals of engineering certification from the National Council of Examiners for Engineering.

J. Barton Kalsu has served as our Chief Accountant and Vice President, Finance since August 2007. Prior to joining SolarWinds, Mr. Kalsu worked for JPMorgan Chase Bank as Vice President, Commercial Banking from June 2005 until August 2007. From April 2002 until June 2005, Mr. Kalsu worked for Red Hat, Inc., an enterprise software company, as Senior Director of Finance. He holds a B.S. in Accounting from Oklahoma State University.

David Owens has served as our Vice President, Finance and Operations, EMEA since April 2007. Prior to joining SolarWinds, Mr. Owens worked for Red Hat, Inc., an enterprise software company, for over seven years, where he served initially as Director of Global Logistics and Production and then as Senior Director of Finance-EMEA. Mr. Owens qualified as a chartered accountant with Ernst & Young and is a member of the Institute of Chartered Accountants in Ireland.

Rita J. Selvaggi has served as our Vice President, Marketing since August 2006. Prior to joining SolarWinds, Ms. Selvaggi was Vice President, Corporate Development at Blue Coat Systems, a provider of hardware proxy appliances for corporate networks, from March 2006 until June 2006. She was Vice President, Marketing and Business Development at Permeo Technologies, Inc., a network security software company, from January 2004 until its acquisition by Blue Coat Systems in March 2006. From January 2003 until January 2004, Ms. Selvaggi was an independent business development consultant. She holds a B.A. in Spanish with a minor in Business Administration from the University of Delaware and an M.B.A. from the University of Texas at Austin.

Bryan A. Sims has served as our Vice President, General Counsel and Secretary since March 2007. From July 2005 until March 2007, Mr. Sims was Of Counsel at Squire Sanders and Dempsey, where he was head of the Open Source Software Group and focused on intellectual property, corporate mergers and acquisitions and commercial transactions. From September 2000 until August 2005, Mr. Sims served as a Vice President at Red Hat, Inc., an enterprise software company. Mr. Sims holds a B.A. in English with a minor in Business Administration/Finance from Howard University and a J.D. from The Ohio State University College of Law.

Paul Strelzick has served as our Vice President, Worldwide Sales since January 2008 and previously served as our Vice President, North American Sales from July 2007 until January 2008. Prior to joining SolarWinds, Mr. Strelzick served as Vice President, Sales for various technology companies, including Uplogix, Inc., a provider of remote network management solutions, from March 2006 until April 2007, MessageOne, Inc., a provider of managed services for email archiving, management and business continuity, from September 2004 until February 2006, Permeo Technologies, Inc., a network security software company, from October 2003 until June 2004 and NetIQ Corporation, a provider of systems and security management solutions, from July 1999 to October 2003. He holds a B.A. in History from the State University of New York (Albany).

Garry D. Strop has served as our Vice President, Human Resources and Corporate Infrastructure since June 2008. From November 2004 until June 2008, Mr. Strop served as Director, Americas Supply Chain, at Symantec Corporation, an infrastructure software company. From January 2004 until November 2004, Mr. Strop was Senior Manager, Operations for Procket Networks. From December 2002 until January 2004, Mr. Strop was

General Manager for Exel, Inc., a logistics company. Mr. Strop holds a B.S. in Business Administration from Arizona State University.

Kenny L. Van Zant has served as our Chief Product Strategist since September 2006. Prior to joining SolarWinds, Mr. Van Zant served as Executive Vice President, Products and Marketing at Motive, Inc., a provider of broadband management software, from January 2003 until May 2006. He holds a B.S. in Electrical Engineering from the University of Texas at Austin.

Karen L. White has served as our Vice President, Corporate and Business Development since May 2008. From May 2006 to May 2008, Ms. White was on sabbatical pursuing philanthropic interests. From September 2000 to April 2006, Ms. White was a Managing Director at Pequot Ventures, a venture capital firm, where she focused on investments in information technology and was instrumental in opening the firm’s Silicon Valley office. While in this position, Ms. White served on the boards of directors of and as a lead investor at several private companies.

Steven M. Cakebread has served on our board of directors since January 2008. Mr. Cakebread is currently President and Chief Strategy Officer of salesforce.com, inc. and has served in this capacity since March 2008. From 2002 until February 2008, Mr. Cakebread was Executive Vice President and Chief Financial Officer of salesforce.com. From April 1997 to April 2002, Mr. Cakebread served as Senior Vice President and Chief Financial Officer of Autodesk, Inc., a software company. Mr. Cakebread received a B.S. from the University of California at Berkeley and an M.B.A. from Indiana University. Mr. Cakebread also serves on the board of directors of eHealth, Inc.

Jeffrey L. Horing has served on our board of directors since December 2005. Mr. Horing is the Managing Director and Co-Founder of Insight Venture Partners, a private equity and venture capital firm he co-founded in 1995. Prior to founding Insight, Mr. Horing held various positions at Warburg, Pincus and Goldman, Sachs & Co. Mr. Horing received a B.S. and a B.A. from the University of Pennsylvania’s Moore School of Engineering and Wharton School and received an M.B.A. from the M.I.T. Sloan School of Management. He also serves on the boards of directors of a number of private companies.

Bob L. Martin has served on our board of directors since July 2006. Mr. Martin is currently the Chief Executive Officer of Mcon Management Services, Ltd., a consulting company, which he joined in June 1999. Prior to joining Mcon Management Services, Ltd., he was the President and Chief Executive Officer of the International Division of Wal-Mart Stores, Inc. He also serves on the boards of directors of The Gap, Inc., Furniture Brands International, Inc. and Conn’s, Inc.

J. Benjamin Nye has served on our board of directors since December 2005. Mr. Nye is a Managing Director of Bain Capital Venture Partners, LLC, which he joined in October 2004. From June 2003 until October 2004, Mr. Nye was a Senior Vice President at VERITAS Software Corporation, a software company. He was Chief Operating Officer and Chief Financial Officer of Precise Software Solutions, Ltd., a network management software company, from January 2000 until its sale to VERITAS Software in June 2003. Mr. Nye received a B.A. from Harvard College and an M.B.A. from Harvard Business School. He also serves on the boards of directors of various private companies.

Ellen F. Siminoff has served on our board of directors since June 2008. Since March 2008, Ms. Siminoff has served as President and Chief Executive Officer of Shmoop University, an educational website. Ms. Siminoff is also Chairman of Efficient Frontier, Inc., a pioneer of dynamic search engine marketing management services. From March 2004 to March 2008, Ms. Siminoff served as President and Chief Executive Officer of Efficient Frontier, Inc. From 1996 to 2002, Ms. Siminoff served in various capacities at Yahoo!, including as Vice President of Business Development and Planning, Senior Vice President of Entertainment and Small Business and Senior Vice President of Corporate Development. She has received an A.B. from Princeton University in Economics and an M.B.A. from the Stanford Graduate School of Business. She also serves on the board of directors of U.S. Auto Parts Networks, Inc., Journal Communications, Inc., Glu Mobile Inc. and various private companies.

John D. Thornton has served on our board of directors since January 2008. Mr. Thornton is a general partner of Austin Ventures, a venture capital firm, which he joined in 1991. He has worked with a number of public companies, including Active Power, Dazel, Metasolv, Mission Critical Software, Motive, Pentasafe, TechRepublic, Tivoli, Vignette and Waveset. Mr. Thornton holds a B.A. from Trinity University and an M.B.A from the Stanford Graduate School of Business. He also serves on the boards of directors of various private companies.

Donald C. Yonce is our founder and has served on our board of directors since our inception in 1999. From February 1999 until December 2006, Mr. Yonce held the position of Founder and Chief Architect. Prior to founding our company, Mr. Yonce held the position of Principal Consultant at International Network Services until its merger with Lucent Technologies, Inc. Earlier in his career, Mr. Yonce served as Senior Strategy Architect for Wal-Mart Stores, Inc. and was a member of its Advanced Technology Group.

Board Composition

Our board of directors is currently composed of eight members. Six of our directors are independent within the meaning of the independent director guidelines of the NYSE. At each annual meeting of stockholders, our directors will be elected for a one-year term and until their successors are elected and qualified, or until their earlier resignation or removal. Our amended and restated certificate of incorporation and our amended and restated bylaws to be effective upon the completion of this offering will provide that the number of our directors, which is currently fixed at eight members, shall be fixed from time to time by a resolution of a majority of our board of directors.

In addition, pursuant to our stockholders agreement, as amended in March 2008, we have agreed, from the date of this offering until the date of the first annual meeting of our stockholders following this offering, to nominate and use our best efforts to have elected to our board of directors one individual designated by any of Bain Capital Ventures, Insight Venture Partners and the Yonces and reasonably acceptable to us, for so long as that investor or investor group owns beneficially at least 10% of our outstanding capital stock held by the parties to the stockholders agreement other than us (on an as-converted to common stock basis, including any options, warrants or other convertible securities held by any party to the stockholders agreement other than us). This obligation will terminate prior to the first annual stockholders meeting if, within 60 days prior to the earlier of the meeting or the proposed date of the meeting as specified in our proxy statement, the average closing price for a share of our common stock on the NYSE equals or exceeds $10.68, as adjusted for stock splits, stock dividends, recapitalizations or other similar transactions.

Board Committees

As of the closing of this offering, our board of directors will have an audit committee, a compensation committee and a nominating and governance committee, each of which will have the composition and responsibilities described below.

Audit Committee

The audit committee oversees our corporate accounting and financial reporting processes. The audit committee will also:

•	evaluate our independent auditors’ qualifications, independence and performance;

•	determine the engagement of our independent auditors;

•	approve the retention of our independent auditors to perform any proposed permissible non-audit services;

•	monitor the rotation of partners of our independent auditors on our engagement team;

•	review our financial statements and review our critical accounting policies and estimates; and

•	review and discuss with management and our independent auditors the results of the annual audit and the quarterly reviews of our financial statements.

The current members of the audit committee are Messrs. Cakebread and Martin and Ms. Siminoff. Messrs. Cakebread and Martin and Ms. Siminoff are financial experts as contemplated by the rules of the SEC implementing Section 407 of the Sarbanes Oxley Act of 2002. Mr. Cakebread has been appointed to serve as the chairman of the audit committee. We believe that the composition of the audit committee meets the requirements for independence under current NYSE and SEC rules and regulations. Our board of directors has adopted an audit committee charter to be effective prior to the closing of this offering. We believe that the audit committee’s charter and functioning comply with the applicable requirements of NYSE and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Following the completion of this offering, copies of the charter for our audit committee will be available without charge, upon request in writing to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attn: General Counsel or on the investor relations portion of our website, www.solarwinds.com.

Compensation Committee

The compensation committee oversees our corporate compensation and benefit programs and has the responsibilities described in “Compensation Discussion and Analysis” below.

The members of the compensation committee are Messrs. Cakebread, Horing and Nye, each of whom our board of directors has determined is independent within the meaning of the independent director guidelines of the NYSE. Mr. Nye has been appointed to serve as the chairman of the compensation committee. We believe that the composition of the compensation committee meets the requirements for independence under current NYSE and SEC rules and regulations. Our board of directors has adopted a compensation committee charter to be effective prior to the closing of this offering. We believe that the compensation committee charter and the functioning of the compensation committee will comply with the applicable requirements of NYSE and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Following the completion of this offering, copies of the charter for our compensation committee will be available without charge, upon request in writing to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attn: General Counsel or on the investor relations portion of our website, www.solarwinds.com.

Nominating and Governance Committee

The nominating and governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors. The nominating and governance committee will also:

•	assess the performance of the members of our board of directors;

•	oversee guidelines for the composition of our board of directors; and

•	review and administer our corporate governance principles.

The current members of the nominating and governance committee are Messrs. Martin and Thornton, each of whom our board of directors has determined is independent within the meaning of the independent director guidelines of the NYSE. Mr. Martin has been appointed to serve as the chairman of the nominating and governance committee. We believe that the composition of the nominating and governance committee meets the requirements for independence under current NYSE and SEC rules and regulations. Our board of directors has adopted a nominating and governance committee charter to be effective prior to the closing of this offering. We believe that the nominating and governance committee charter and the functioning of the nominating and governance committee will comply with the applicable requirements of NYSE and SEC rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Following the completion of this offering, copies of the charter for our nominating and governance committee will be available without charge, upon request in writing to SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746, Attn: General Counsel or on the investor relations portion of our website, www.solarwinds.com.

Our board of directors may from time to time establish other committees.

Director Compensation

Historically, we have not provided our non-employee directors, in their capacities as such, with any cash, equity or other compensation. In anticipation of this offering, our board of directors approved the following compensation package for our non-employee directors based on the recommendation of our Chief Executive Officer and the compensation committee of our board of directors.

Annual retainer	$35,000
Board meeting fees	$1,250 per meeting
Lead independent director retainer	$10,000
Audit committee chair retainer	$15,000
Compensation committee chair retainer	$10,000
Nominating and governance committee chair retainer	$7,500
Initial equity grant	stock options to purchase 30,000 shares of our common stock vesting over three years (1)
Annual equity grant	$100,000 (2) (75% stock options and 25% restricted stock)
Lead independent director equity grant	stock options to purchase 5,000 shares of our common stock vesting over three years

(1)	One-third of the options will vest on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 24 months, subject to continued service through each applicable date.
(2)	Value to be determined as of the date of grant using the Black-Scholes option-pricing model.

On January 23, 2008, we granted each of Bob L. Martin and Steven M. Cakebread an option to purchase 30,000 shares of our common stock with an exercise price of $4.48 pursuant to the compensation package in the table above.

On March 9, 2008, we granted Steven M. Cakebread an option to purchase 5,000 shares of our common stock with an exercise price of $9.40 per share for his service as lead independent director pursuant to the compensation package in the table above.

On June 20, 2008, we granted Ellen F. Siminoff an option to purchase 30,000 shares of our common stock with an exercise price of $9.40 per share pursuant to the compensation package in the table above.

Compensation Committee Interlocks and Insider Participation

Our board of directors established the compensation committee of the board of directors in January 2007. Jeffrey L. Horing, J. Benjamin Nye and Donald C. Yonce served as members of the compensation committee during 2007. Mr. Yonce is our founder, has served on our board of directors since our inception and held the positions of Founder and Chief Architect from February 1999 until December 2006. For a discussion of certain transactions we entered into with Mr. Yonce, see “Certain Relationships and Related Party Transactions.” In January 2008, Mr. Yonce resigned from the compensation committee and the board of directors appointed Steven M. Cakebread to fill the vacancy on the committee. Thus, the current members of the compensation committee are Steven M. Cakebread, Jeffrey L. Horing and J. Benjamin Nye. None of the current members of the compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Executive Officers

Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no familial relationships among our directors and officers.

Code of Business Ethics and Conduct

In January 2008, our board of directors adopted a code of business ethics and conduct for all employees, officers and directors. The code of business ethics and conduct will be available on our website at www.solarwinds.com. We expect that any amendments to the code of business ethics and conduct, or any waiver of its requirements, will be disclosed on our website.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers, or NEOs, for 2007 and 2008 should be read together with the compensation tables and related disclosures set forth below under “Executive Compensation.” This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Overview of Compensation Program

Our compensation and benefits programs seek to attract and retain talented, qualified senior executives to manage and lead our company and to motivate them to pursue our corporate objectives. Our current and proposed compensation programs reflect a mix of cash and equity elements to focus senior executives on not only short-term results, but also long-term success. Our compensation programs are designed to:

•

reflect our compensation philosophy to pay competitively at the market median for achieving target levels of performance, with a significant upside opportunity to earn additional compensation for achieving superior results;

•	align the interests of management and stockholders; and

•	encourage effective use of resources to achieve corporate objectives.

The current compensation program consists of base salary, short-term incentives and a long-term equity component, historically in the form of stock options. We have discussed each element of the compensation program in more detail in the subsection titled “—Components of Our 2008 Compensation Program.”

Compensation Philosophy

In January 2008, our management and board of directors, based on the recommendation of the compensation committee, adopted the following compensation philosophy to guide compensation decision-making and program design. We expect to review our compensation philosophy at least annually.

•	The total compensation package is targeted at competitive market median levels with the opportunity to earn up to the market 75th percentile for superior performance.

•

The elements of the total compensation package are designed to reward the executive management team for achieving our company objectives, with significant upside opportunity for exceeding the performance objectives.

•	The compensation package balances achievement of short-term performance objectives with long-term strategic goals.

•

The compensation package is designed to align the interests of our management with those of our stockholders by paying a significant portion of each executive officer’s total compensation in the form of stock options and/or restricted stock.

•	Our total compensation program is designed to provide compensation opportunities that are competitive with those companies with which we compete for executive talent.

Historical Compensation Decision Making

Historically, in lieu of a formally established compensation committee, non-employee members of our board of directors reviewed and approved executive compensation and benefits policies. Base salaries, annual incentive opportunities and hire-on equity grants were negotiated with each executive as part of the executive officer’s employment agreement. Our board of directors has historically set compensation for our Chief Executive Officer and approved compensation for other executive officers as recommended by our Chief Executive Officer.

In December 2007, our management retained Ernst & Young LLP, or E&Y, to review the current executive compensation programs and make recommendations for strengthening the programs. We believe E&Y is independent because we are unaware of relationships that could affect their independence and because the compensation committee was able to communicate directly with E&Y and assess the results of E&Y’s review. Although we have no current engagements with E&Y, we anticipate utilizing their compensation services in the future.

E&Y conducted a review of total compensation for our top seven executive officers comparing them in compensation to similar positions at publicly traded companies of similar size in the technology industry. The top seven executive officers were identified by our Chief Executive Officer and Chief Operating Officer based on their respective levels of responsibility. Our Chief Executive Officer and the compensation committee of our board of directors utilized the results and recommendations from the E&Y study in making recommendations to our board of directors for changes to the compensation programs for 2008.

In addition, E&Y reviewed typical compositions and structures of boards of directors as well as competitive compensation programs for outside members of boards of directors. Our Chief Executive Officer, Chief Operating Officer and General Counsel evaluated this information in January 2008 in proposing to the compensation committee and the board of directors the structure of our board of directors and the design of the outside director compensation program in preparation for this offering.

Establishment of Compensation Committee

In January 2007, our board of directors established a compensation committee of the board of directors. Currently, our compensation committee consists of J. Benjamin Nye, the Chairman of the compensation committee, Jeffrey L. Horing and Steven M. Cakebread. Each member was determined to be, and remains, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. The compensation committee oversees the compensation and benefit programs for our executive officers. In 2008, our Chief Executive Officer made recommendations to the compensation committee regarding each executive officer’s compensation. The compensation committee recommended compensation for each executive officer, which was adopted by our board of directors in January 2008. In the future, the compensation committee will determine the compensation of each member of the senior leadership group based, in part, on the recommendations of our Chief Executive Officer. The compensation committee will be responsible for ensuring that our compensation policies and practices support the successful recruitment, development and retention of the executive officer talent required for us to achieve our business objectives.

The compensation committee is responsible for the following:

•	reviewing and recommending policies relating to compensation and benefits of our executive officers and employees;

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;

•	evaluating the performance of our executive officers in light of established goals and objectives;

•	setting compensation of our executive officers based on its evaluations;

•	administering the issuance of stock options and other awards under our stock plans; and

•	reviewing and evaluating, at least annually, its own performance and that of its members, including compliance with the committee charter.

The compensation committee has the authority to retain a compensation consultant to assist them in evaluating the compensation of our Chief Executive Officer and our other executive officers and to approve the consultant’s fees and engagement terms. The compensation committee also has the authority to retain other advisors to assist them in fulfilling their responsibilities.

Participation of Management in Compensation Decisions

We believe that the best way to align executive and stockholder interests is through a compensation program designed with input from our Chief Executive Officer in an ongoing dialogue with the compensation committee and, as appropriate, external advisors regarding internal, external, cultural and business challenges and opportunities facing our company and our executive officers. Our Chief Executive Officer provides recommendations to the compensation committee with respect to individual performance and related compensation decisions for his direct reports for the compensation committee’s review and approval. To date, our Chief Executive Officer, Chief Operating Officer and General Counsel have attended meetings of the compensation committee other than the portions of the meetings when their own compensation was discussed.

In 2008, the compensation committee sought the input of our Chief Executive Officer when evaluating his performance and establishing recommendations for his compensation in 2008. In the future, the compensation committee intends to make all decisions with regard to our Chief Executive Officer’s performance and compensation based, in part, on guidance from the Chief Executive Officer. However, our Chief Executive Officer will not be permitted to be present during deliberations or voting by the compensation committee regarding the Chief Executive Officer’s compensation goals and objectives, performance evaluation or compensation level approval.

Competitive Market

Our post-initial public offering executive compensation program is designed so that total short-term and long-term compensation are competitive with comparable positions at comparable companies. Our Chief Executive Officer, Chief Operating Officer and General Counsel selected the following publicly traded companies, or the Peer Group, to be utilized for compensation comparisons. They considered the members of the Peer Group to be appropriate companies to compare against our company based on their industry focus, size, scope, growth rate and complexity of operations.

• Acme Packet	• NetSuite

• Akamai Technologies	• Omniture

• Ansys	• Quest Software

• Aruba Networks	• Red Hat

• Bankrate	• Riverbed Technology

• BladeLogic	• salesforce.com

• Blue Coat Systems	• Sourcefire

• NetScout Systems	• Tibco Software

In addition to the Peer Group analysis, management reviewed information from a proprietary database created by Culpepper and Associates, Inc., a compensation advisory firm focused on technology companies. The Culpepper database consisted of compensation data from numerous companies presented in consolidated form such that individual peer companies were not identified. Management also reviewed benchmarks developed by E&Y based on published surveys of nationally recognized human resources consulting firms available to E&Y. These surveys consisted of compensation data from companies operating in all industries and of all revenue sizes, including compensation data not disclosed in public documents of the Peer Group. E&Y selected data of companies in the technology industry with revenue comparable to our anticipated revenue after this offering and matched the duties and responsibilities of each of our officers to those in the survey data to develop appropriate benchmarks.

Total Compensation Review

In December 2007, our management engaged E&Y to conduct a total compensation review for our top seven executive officers. The review consisted of a proxy statement analysis of the Peer Group listed above as well as published survey analyses, including the Culpepper database. Management informed E&Y that we intended to pursue a public offering and instructed E&Y to review and evaluate our compensation programs assuming we would consummate a public offering in 2008. The results of the review were used to position the current compensation programs to be competitive with other publicly traded companies as we prepared for this offering in 2008. E&Y initially made recommendations to our Chief Executive Officer, who modified them and presented them to the compensation committee. In January 2008, the compensation committee recommended and our board of directors approved modifications to the current compensation programs to establish a total compensation package targeted at competitive market median levels with the opportunity to earn up to the market 75th percentile for superior performance based on the Peer Group. Specific modifications included increasing annual incentive targets to median market levels and implementing equity grant guidelines. These changes were implemented effective as of February 1, 2008.

Components of Our 2008 Compensation Program

Our compensation program after this offering will consist of base salary, cash bonuses based on achievement of short-term objectives, long-term incentives, and benefits. Each of the components is designed to motivate our executive officers to achieve the overall corporate goals and objectives and to drive the success of our company. The overall corporate objectives include:

•	increasing market penetration in key areas;

•	encouraging new product development;

•	increasing bookings/revenue;

•	controlling operating expenses; and

•	generating high Adjusted EBITDA margins relative to peers.

The compensation committee recommended and our board of directors selected these objectives based on their determination that they represent the key indicators of success for our business. We expect to review them at least annually.

We believe that the proposed 2008 compensation programs are designed to support these objectives because the total compensation program places a significant amount of each executive officer’s total potential compensation “at risk” based on corporate performance. Base salary and benefits represent less than half of each executive officer’s potential total compensation at target performance levels for 2008. Each component is described in more detail below.

We evaluate these components on an aggregate basis and, as a result, each component affects decisions regarding the other components. We consider every component of compensation, both potential and realized, when determining the amount of each component of compensation. We do not currently have any policies regarding the adjustment or recovery of awards or payments in the event the relevant performance measures upon which the awards or payments are based are restated or otherwise adjusted in a manner that would decrease the size of an award or payment.

Base Salary

We pay an annual base salary to our executive officers in order to provide them with a fixed rate of cash compensation during the year. For executive officers hired in 2006 and 2007, base salaries were negotiated individually with several factors considered, including the individual’s base salary at his/her previous employer and unique skills and/or knowledge we required. In October 2007, our management conducted the first formal base salary review for all employees. Executive officer salaries were not included in this review. Our executive officer group did not receive base salary increases in 2007, except where an executive officer’s job responsibilities changed significantly. Beginning in 2008, the compensation committee established a formal review process for base salaries of our executive officers based upon a number of factors, including overall performance against our financial and strategic plan; overall functional unit expense controls; assessment of professional effectiveness, consisting of competencies such as leadership, commitment, creativity and team accomplishment; the underlying scope of their responsibilities; their individual performance; their experience; internal equity; competitive market compensation; and retention concerns. Achievement of these factors will be measured as a whole.

In relation to a potential initial public offering, the compensation committee recommended and our board of directors approved increasing base salaries of the executive officers for 2008 to market median levels based on E&Y’s review of the Peer Group. Effective February 1, 2008, the base salaries of our NEOs will be reviewed on an annual basis and adjustments will be made to reflect performance-based factors, as well as competitive conditions. The compensation committee will review competitive market data, business conditions and internal factors annually to determine appropriate base salary adjustments. The table below shows base salaries for our NEOs before and from and after February 1, 2008.

Officer	Title	Prior Base Salary	Current Base Salary Rate	% Increase
Michael S. Bennett	President and CEO	$350,000	$375,000	7.1%
Kevin B. Thompson	COO, CFO and Treasurer	250,000	275,000	10.0
Kenny L. Van Zant	Chief Product Strategist	225,000	225,000	—
Douglas G. Hibberd	VP, Product Development	195,000	215,000	10.3
Rita J. Selvaggi	VP, Marketing	195,000	210,000	7.7

Bonuses

We pay cash bonuses to our NEOs based on the achievement of our company objectives in order to incent management to achieve these objectives. These objectives have historically been determined by our Chief Executive Officer based on input from our Chief Operating Officer and reviewed and approved by our board of directors. Our 2008 objectives were determined by our Chief Executive Officer in conjunction with the compensation committee and based on input from our Chief Operating Officer, with final review and approval by the compensation committee. For 2009, the compensation committee will set the bonus objectives for our NEOs based on recommendations by our Chief Executive Officer. These objectives may change from year to year as we continue to evolve and establish different priorities, but will remain subject to the review and approval of the compensation committee.

In 2006 and 2007, the objective under our Executive Bonus Plan was for us to achieve quarterly sales targets. Our Chief Executive Officer and Chief Operating Officer recommended targets and our board of directors made the final determination. With the exception of our Vice President, Worldwide Sales, who participates in a commission plan, all executive officers participate in the Executive Bonus Plan. Under the 2007 Executive Bonus Plan, participants were required to achieve a minimum of 85% of the quarterly sales target to be eligible for a bonus. For each additional percentage point of the quarterly sales target achieved between 85% and 100%, the executive earned 6.67% of the quarterly target bonus. In addition, the executive officer group was eligible for an “excess bonus” to the extent that quarterly sales targets were exceeded. When a quarterly sales target was exceeded, 5% of the excess sales was placed into a bonus pool to be distributed among the executive officer group. Under the Executive Bonus Plan, deductions were made from the bonus pool to the extent that actual operating expenses exceeded budgeted operating expenses. The bonus pool was reduced by 5% of the excess of actual operating expenses, excluding commission expenses on quarterly sales in excess of target, over budgeted operating expenses. The operating expense deduction was limited to 50% of the total quarterly bonus pool resulting from excess sales.

In 2007, we exceeded our sales and expense goals resulting in bonus payouts exceeding target levels. When we established our 2007 target levels, we believed they were challenging but achievable for the executive group with excellent execution of our 2007 plan. After the first quarter, we raised the targets for the remaining quarters in 2007 because our performance in the first quarter significantly exceeded our target and we expected to continue to outperform our remaining quarterly targets originally established for 2007. We have adopted a 2008

Executive Bonus Plan based on the same structure utilized in 2007. We have set sales and expense goals for 2008 that we believe are challenging, but achievable for the executive group with excellent execution of our plan. We must outperform our annual operating plan in order for an executive to earn 100% of the target bonus amount under the Executive Bonus Plan.

In 2007, annual target bonus levels for our NEOs ranged from $50,000 to $150,000. Actual target bonus amounts for 2007 are shown below under “Executive Compensation—Grants of Plan-Based Awards in 2007.” Actual bonuses earned in 2007 are shown below under “Executive Compensation—2007 Summary Compensation Table.”

As a result of the E&Y study, the compensation committee recommended and our board of directors approved an increase to the target bonus awards for the executive officer group for 2008. These increases to the target bonus awards were effective January 1, 2008 and reflect competitive market levels for the Peer Group. Bonuses will be determined based on the achievement of revenue targets. The table below shows the annual target bonuses for our NEOs for 2008.

Officer	Target Bonus	Annual Target as % of 2008 Base Salary
Michael S. Bennett	$275,000	73%
Kevin B. Thompson	200,000	73
Kenny L. Van Zant	100,000	44
Douglas G. Hibberd	100,000	47
Rita J. Selvaggi	75,000	36

In addition to the 2008 Executive Bonus Plan, executive officers are eligible to receive an additional 15% of the quarterly target bonus amount for achieving sales consistency goals throughout the quarter. Each of the monthly sales consistency goals must be met to receive the additional bonus amount for the quarter. Our Chief Executive Officer and Chief Operating Officer recommended these goals to the compensation committee, which, in turn, recommended them to our board of directors. Our board of directors approved these goals. We believe it is necessary to maintain consistent sales performance during each month of each quarter in order to improve the likelihood that we will achieve our quarterly targets. If our NEOs earn their maximum quarterly bonus, including the maximum additional amounts upon achievement of their sales consistency goals, their aggregate compensation will be in the 75th percentile of the Peer Group.

Long-Term Incentives

We utilize long-term equity-based incentives to align the interests of our executive officers with those of our stockholders and to promote a longer term performance perspective and progress toward achieving our long-term strategy. In addition, equity-based awards provide an important retention tool for us because they historically have been subject to vesting based on continued service. We have historically granted stock options to each of our executive officers upon hire under our 2005 Stock Plan that was approved on December 14, 2005 and amended and restated on March 3, 2008. The size and terms of the initial option grant made to each NEO upon joining our company are primarily based on competitive conditions applicable to the NEO’s specific position, as well as the new executive officer’s experience and compensation requirements relative to our executive officers then employed. The plan allows for the grant of stock options, restricted stock and other stock-based awards. We have chosen to grant only stock options prior to this offering. In November 2007, we made an annual grant of stock options to all of our NEOs. Our board of directors determined the aggregate amount of all option grants to our NEOs in November 2007 based on its assessment of the then-current size of the option plan and management’s performance. Our board of directors allocated this aggregate amount of stock options to the NEOs based on their overall performance, organization level, ability to impact our results that drive stockholder value and potential to take on roles of increasing responsibility. Our board of directors made its determinations based on a qualitative rather than a quantitative analysis of these factors. All of these stock options and all stock options we have granted to date have an exercise price equal to or greater than fair market value of our common stock on the date of grant. In addition, Kevin B. Thompson received a stock option grant upon his assumption of the title and responsibilities of Chief Operating Officer on July 26, 2007. Stock option grants generally vest 25% on the first anniversary, with the remainder vesting 1/36th per month over three years, subject to continued service through each applicable date. The table below shows all stock option grants made in 2007 to our NEOs.

Officer	Date Granted	Shares Granted	Grant Price
Michael S. Bennett	November 14, 2007	300,000	$4.35
Kevin B. Thompson	July 26, 2007 November 14, 2007	75,000 210,000	4.06 4.35
Kenny L. Van Zant	November 14, 2007	75,000	4.35
Douglas G. Hibberd	November 14, 2007	180,000	4.35
Rita J. Selvaggi	November 14, 2007	105,000	4.35

The compensation committee and our board of directors have approved the implementation of NEO equity grant guidelines, which will be effective after this offering. The guidelines were developed based on the December 2007 competitive market analysis of E&Y’s compensation review of the Peer Group. We expect to award equity-based incentives to retain our NEOs in amounts we believe to be appropriate based on our evaluation of equity awards received by executive officers at similar organization levels in comparable companies. In addition, we will evaluate each NEO’s overall performance by evaluating company performance factors such as achievement of our financial and strategic plan and other business objectives, as well as the NEO’s organization level, ability to impact our results that drive stockholder value and potential to take on roles of increasing responsibility. The target grant levels are designed to achieve total compensation levels for our executive officers that approximate the market median of the Peer Group with maximum grant levels reflecting the market 75th percentile of the Peer Group. The chart below shows the target and maximum grant guidelines for each NEO.

Officer	Target Value (1)	Maximum Value (1)
Michael S. Bennett	$700,000	$1,400,000
Kevin B. Thompson	450,000	900,000
Kenny L. Van Zant	250,000	500,000
Douglas G. Hibberd	250,000	500,000
Rita J. Selvaggi	150,000	300,000

(1)	Value to be determined as of the date of grant using the Black-Scholes option-pricing model.

After this offering, we plan to make annual equity awards to our executive officers in October of each year. The awards are expected to consist of 75% stock options and 25% restricted stock. These equity grants are designed to reward past performance and, to a greater extent, to foster retention of our NEOs. We plan to grant awards according to the above guidelines while also taking into consideration our overall performance, market conditions and our options granted and available for issuance and the rate at which we have granted and expect to grant options relative to comparable companies in the Peer Group. All stock options will be granted with an exercise price equal to the fair market value on the date of grant.

Benefits

Our executive officers are eligible to participate in standard employee benefit plans, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to employees. We maintain a 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all of our U.S. employees are eligible to participate in this plan. The 401(k) plan includes a salary deferral arrangement pursuant to which participants may elect to reduce their current compensation by up to 90% or the statutory limit, $15,500 in 2008, whichever is less, and have the amount of the reduction contributed to the 401(k) plan. We made no matching contributions during 2007; however, we began to match a certain percentage of contributions made by all employees beginning in 2008.

We maintain similar benefit programs for employees outside of the United States.

We believe these benefits are consistent with or better than those offered by companies with which we compete for employees.

Stock Ownership Guidelines

We do not currently have stock ownership guidelines.

EXECUTIVE COMPENSATION

2007 Summary Compensation Table

The following table provides information regarding the compensation earned by our principal executive officer, principal financial officer and each of the next three most highly compensated executive officers in 2007.

Name and Principal Position	Salary		Bonus		Option Awards (1)	Non-Equity Incentive Plan Compensation	Total (2)
Michael S. Bennett President, Chief Executive Officer and Chairman of the Board	$350,000		$—		$1,372,878	$165,863	$1,888,741

Kevin B. Thompson Chief Operating Officer, Chief Financial Officer and Treasurer (3)	250,000		—		382,197	96,575	728,772

Kenny L. Van Zant Chief Product Strategist	225,000		—		340,867	62,288	628,155

Douglas G. Hibberd Vice President, Product Development	189,166	(4)	—		216,467	62,705	468,338

Rita J. Selvaggi Vice President, Marketing	195,000		50,000	(5)	210,353	62,287	517,640

(1)	Reflects the compensation expense we reported in 2007 for option awards in accordance with SFAS No. 123(R) (disregarding an estimate of forfeitures related to service-based vesting conditions) as discussed in Note 9 to our consolidated financial statements included elsewhere in this prospectus, and thus may include amounts for awards granted in and prior to 2007.
(2)	We do not have any pension or deferred compensation plans.
(3)	Mr. Thompson assumed the title and responsibilities of Chief Operating Officer in July 2007.
(4)	Mr. Hibberd’s salary increased to $195,000 in July 2007.
(5)	Reflects payment of a bonus to Ms. Selvaggi to replace compensation that would have otherwise been received from her former employer.

Grants of Plan-Based Awards in 2007

The following table provides information regarding grants of plan-based awards to each of our NEOs in 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Option Awards: Number of Securities Underlying Options (2)	Per-Share Exercise Price of Option Awards
Name	Grant Date	Target		Maximum
Michael S. Bennett	1/1/2007	$150,000		$300,000		—	—
	11/14/2007	—		—		300,000	$4.35

Kevin B. Thompson	1/1/2007	50,000	(3)	100,000	(3)	—	—
	7/26/2007	—		—		75,000	4.06
	11/14/2007	—		—		210,000	4.35

Kenny L. Van Zant	1/1/2007	50,000		100,000		—	—
	11/14/2007	—		—		75,000	4.35

Douglas G. Hibberd	1/1/2007	50,000		100,000		—	—
	11/14/2007	—		—		180,000	4.35

Rita J. Selvaggi	1/1/2007	50,000		100,000		—	—
	11/14/2007	—		—		105,000	4.35

(1)	Represents the formulaic awards under the Executive Bonus Plan.
(2)	Stock options vest 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date.
(3)	Target was increased from $50,000 to $100,000 effective as of July 2007, resulting in an increase in his maximum 2007 payout from $100,000 to $150,000.

Outstanding Equity Awards at December 31, 2007

The following table presents certain information concerning outstanding equity awards held by each of our NEOs at December 31, 2007.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (1)		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Michael S. Bennett	300,000	*	—	$4.35	11/14/2017
	58,928		89,944	2.69	7/26/2016
	2,851,128	*	—	2.69	7/26/2016

Kevin B. Thompson	—		210,000	4.35	11/14/2017
	—		75,000	4.06	7/26/2017
	46,875		103,125	2.69	10/2/2016
	451,128	*	—	2.69	7/26/2016
	52,726		96,146	2.69	7/26/2016

Kenny L. Van Zant	—		75,000	4.35	11/14/2017
	234,375		515,625	2.69	10/2/2016

Douglas G. Hibberd	—		180,000	4.35	11/14/2017
	301,128	*	—	2.69	8/8/2016
	49,624		99,248	2.69	8/8/2016

Rita J. Selvaggi	—		105,000	4.35	11/14/2017
	52,726		96,146	2.69	8/8/2016
	301,128	*	—	2.69	8/8/2016

(1)	The options granted to Messrs. Bennett, Thompson, Van Zant and Hibberd and to Ms. Selvaggi vest at the rate of 25% of the total number of shares on the first anniversary of the vesting commencement date, with the remainder of the shares vesting ratably over the next 36 months, subject to continued service through each applicable date.
*	Grants subject to right of early exercise prior to vesting and a right of repurchase that lapses in accordance with the vesting schedule.

Option Exercises During 2007

None of our NEOs exercised stock options during 2007.

Accounting and Tax Considerations

Section 162(m) of the Code limits to $1.0 million the amount of compensation paid to our Chief Executive Officer and to each of our three most highly compensated executive officers that may be deducted by us for federal income tax purposes in any fiscal year. “Performance-based” compensation that has been approved by our stockholders is not subject to the $1.0 million deduction limit. Although the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, although the compensation committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the compensation committee intends to consider tax deductibility under Rule 162(m) as a factor in compensation decisions.

Employment Agreements

Employment Agreement with Michael S. Bennett

We entered into an employment agreement with Michael S. Bennett, our President and Chief Executive Officer, on May 11, 2006. Under the agreement, Mr. Bennett’s base salary was $350,000 per year with a target bonus of $150,000 annually. Mr. Bennett’s current base salary and target bonus are $375,000 and $275,000, respectively. In addition, Mr. Bennett received a signing bonus of $75,000 upon his first day of employment. On July 26, 2006, in accordance with the terms of his employment agreement, Mr. Bennett was granted an option to purchase 3,000,000 shares of our common stock at an exercise price of $2.69. The stock option vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Bennett is also eligible to participate in all employee benefit plans and vacation programs, will be reimbursed for all reasonable business expenses, and was reimbursed for all temporary living expenses during the period in 2006 when our headquarters were in Tulsa, Oklahoma prior to relocating to Austin, Texas. As part of his employment agreement, Mr. Bennett is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Kevin B. Thompson

We entered into an employment agreement with Kevin B. Thompson, our Chief Operating Officer, Chief Financial Officer and Treasurer, on June 28, 2006. Under the agreement, Mr. Thompson’s base salary was $225,000 per year with a target bonus of $50,000 annually; Mr. Thompson’s base salary and target bonus were subsequently increased to $250,000 and $100,000, respectively. Mr. Thompson’s current base salary and target bonus are $275,000 and $200,000, respectively. On July 26, 2006, in accordance with the terms of his employment agreement, Mr. Thompson was granted an option to purchase 600,000 shares of our common stock at an exercise price of $2.69. Mr. Thompson was subsequently granted an option to purchase an additional 150,000 shares of our common stock in 2006 at an exercise price of $2.69. Each stock option vests 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Thompson is also eligible to participate in all employee benefit plans and vacation programs, will be reimbursed for all reasonable business expenses, and was reimbursed for all temporary living expenses during the period in 2006 when our headquarters were in Tulsa, Oklahoma prior to relocating to Austin, Texas. As part of his employment agreement, Mr. Thompson is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Kenny L. Van Zant

We entered into an employment agreement with Kenny L. Van Zant, our Chief Product Strategist, on September 25, 2006. Under the agreement, Mr. Van Zant’s base salary was $225,000 per year with a target bonus of $50,000 annually. Mr. Van Zant’s current base salary and target bonus are $225,000 and $100,000, respectively. On October 2, 2006, in accordance with the terms of his employment agreement, Mr. Van Zant was granted an option to purchase 750,000 shares of our common stock at an exercise price of $2.69. The stock option vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Van Zant is also eligible to participate in all employee benefit plans and vacation programs and will be reimbursed for all reasonable business expenses. As part of his employment agreement, Mr. Van Zant is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Douglas G. Hibberd

We entered into an employment agreement with Douglas G. Hibberd, our Vice President, Product Development, on August 7, 2006. Under the agreement, Mr. Hibberd’s base salary was $185,000 per year with a target bonus of $42,000 annually; Mr. Hibberd’s base salary and target bonus were subsequently increased to $195,000 and $50,000, respectively. Mr. Hibberd’s current base salary and target bonus are $215,000 and $100,000, respectively. On August 8, 2006, in accordance with the terms of his employment agreement, Mr. Hibberd was granted an option to purchase 450,000 shares of our common stock at an exercise price of $2.69. The stock option vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Hibberd is also eligible to participate in all employee benefit plans and vacation programs, will be reimbursed for all reasonable business expenses, and was reimbursed for all temporary living expenses during the period in 2006 when our headquarters were in Tulsa, Oklahoma prior to relocating to Austin, Texas. As part of his employment agreement, Mr. Hibberd is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Rita J. Selvaggi

We entered into an employment agreement with Rita J. Selvaggi, our Vice President, Marketing, in July 2006. Under the agreement, Ms. Selvaggi’s base salary was $195,000 per year with a target bonus of $50,000 annually. Ms. Selvaggi’s current base salary and target bonus are $210,000 and $75,000, respectively. In addition, Ms. Selvaggi received a signing bonus of $150,000 payable over the first six months of employment to replace compensation that she otherwise would have received from her prior employer. On August 8, 2006, in accordance with the terms of her employment agreement, Ms. Selvaggi was granted an option to purchase 450,000 shares of our common stock at an exercise price of $2.69. The stock option vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Ms. Selvaggi is also eligible to participate in all employee benefit plans and vacation programs and will be reimbursed for all reasonable business expenses and and was reimbursed temporary living expenses. As part of her employment agreement, Ms. Selvaggi is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with J. Barton Kalsu

We entered into an employment agreement with J. Barton Kalsu, our Vice President, Finance, on August 1, 2007. Under the agreement, Mr. Kalsu’s base salary was $160,000 per year with a target bonus of $40,000 annually. He will also receive a one-time relocation payment of $95,000 upon his relocation to Austin, Texas. On October 25, 2007, in accordance with the terms of his employment agreement, Mr. Kalsu was granted an option to purchase 186,000 shares of our common stock at an exercise price of $4.35. The stock option vests 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Kalsu is also eligible to participate in all employee benefit plans and vacation programs. As a part of his employment agreement, Mr. Kalsu is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with David Owens

We entered into an employment agreement with David Owens, our Vice President, Finance and Operations, EMEA, on March 23, 2007. Under the agreement, Mr. Owens’ base salary was €130,000 with a target bonus of €19,500 annually. On April 26, 2007, in accordance with the terms of his employment agreement, Mr. Owens was granted an option to purchase 90,000 shares of our common stock at an exercise price of $4.06. The stock option vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Owens is also eligible to participate in all employee benefit plans and vacation programs. As a part of his employment agreement, Mr. Owens is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Douglas Rogers

We entered into an employment agreement with Douglas Rogers on December 14, 2005, upon commencement of his employment as our General Manager of Operations. On December 27, 2006, we entered into a new employment agreement with Mr. Rogers in which we employed him as our Vice President of Corporate Development and replaced the prior employment agreement in its entirety. Under this agreement, Mr. Rogers’ base salary was $150,000 per year with a target bonus of $50,000 annually. In addition, we acknowledged that Mr. Rogers held a fully vested option to purchase 1,350,000 shares of common stock at an exercise price of $2.69. Mr. Rogers is eligible to participate in all employee benefit plans and vacation programs. As a part of his employment agreement, Mr. Rogers is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Bryan A. Sims

We entered into an employment agreement with Bryan A. Sims, our Vice President, General Counsel and Secretary, on April 1, 2007. Under the agreement, Mr. Sims’ base salary was $175,000 with a target bonus of $45,000 annually. In addition, Mr. Sims received a one-time relocation payment of $80,000 upon his relocation to Austin, Texas. On April 26, 2007, in accordance with the terms of his employment agreement, Mr. Sims was granted an option to purchase 240,000 shares of our common stock at an exercise price of $4.06. The stock option vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Sims is also eligible to participate in all employee benefit plans and vacation programs. As a part of his employment agreement, Mr. Sims is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Paul Strelzick

We entered into an employment agreement with Paul Strelzick, our Vice President, Worldwide Sales, on July 24, 2007. Under the agreement, Mr. Strelzick’s base salary was $150,000 per year with a target bonus of $150,000 annually. On October 25, 2007, Mr. Strelzick was granted an option to purchase 180,000 shares of our common stock at an exercise price of $4.35; his employment agreement provided for an option to purchase 150,000 shares of common stock, which was increased to 180,000 shares by our board of directors. The stock option vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Strelzick is also eligible to participate in all employee benefit plans and vacation programs. As a part of his employment agreement, Mr. Strelzick is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Garry D. Strop

We entered into an employment agreement with Garry D. Strop, our Vice President, Human Resources and Corporate Infrastructure, on June 2, 2008. Under the agreement, Mr. Strop’s base salary is $190,000 per year with a target bonus of $60,000 annually. In addition, we have agreed to pay Mr. Strop a minimum bonus of $30,000 for the first six months of his employment. Mr. Strop received a relocation payment of $50,000 and will receive an additional relocation payment of $25,000 in each of the first and second quarters of 2009. On June 20, 2008, in accordance with the terms of his employment agreement, Mr. Strop was granted an option to purchase 225,000 shares of our common stock. The stock option vests 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Mr. Strop is also eligible to participate in all employee benefit plans and vacation programs. As a part of his employment agreement, Mr. Strop is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Employment Agreement with Karen L. White

We entered into an employment agreement with Karen L. White, our Vice President of Corporate and Business Development, on May 5, 2008. Under the agreement, Ms. White’s annual base salary is $220,000 with an annual target bonus of $100,000 that is paid quarterly. In addition, Ms. White received a one-time relocation payment of $100,000 upon her relocation to Austin, Texas. On May 14, 2008, in accordance with the terms of her employment agreement, Ms. White was granted an option to purchase 500,000 shares of common stock. The stock option vests 25% on the first anniversary of the vesting commencement date, with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Ms. White is also eligible to participate in all employee benefit plans and vacation programs. As part of her employment agreement, Ms. White is entitled to severance benefits upon termination of employment as described below under “Executive Compensation—Potential Payments upon Termination or Change of Control.”

Potential Payments upon Termination or Change of Control

We have entered into employment agreements, described immediately above, that require specific payments and benefits to be provided to our executive officers in the event of termination of employment. To attract talented, qualified senior executive officers, we believe we must pay severance upon termination without “cause” and upon resignation for “good reason.” The description and tables that follow describe the payments and benefits that we would owe to each of our executive officers upon his or her termination.

Arrangements with our NEOs

Pursuant to the employment agreements with Messrs. Bennett, Hibberd, Thompson and Van Zant and Ms. Selvaggi, if the executive’s employment is terminated due to death or a disability leaving the executive unable to return to work after 12 weeks, leading us to terminate the executive, the executive is entitled to additional vesting with respect to any stock options held by the executive for a period of 12 months from the termination date, to be effected through the acceleration of vesting of those shares effective as of the date of termination.

The employment agreements with each of these individuals provide that, if we terminate the executive’s employment for “cause” or if the executive terminates his or her employment other than for “good reason,” we must pay the executive any base salary earned but not paid through the date of the executive’s termination, any earned but unpaid bonus, and any pay for vacation time accrued but not used.

In addition, these agreements state that, if we terminate the executive’s employment other than for “cause” or the executive terminates his or her employment for “good reason,” we must provide (i) a lump sum cash severance amount equal to 50% of the executive’s then annual base salary, (ii) any earned but unpaid bonus payment, (iii) reimbursement of health and dental care premiums for the executive and the executive’s dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent the executive is eligible for and elects such continued coverage under COBRA, and (iv) any accrued and unused vacation pay payable within 21 days of termination. Our obligations to provide these severance payments following termination of employment are conditioned upon the executive’s signing a release of claims within 21 days of notice of termination and not later revoking the release of claims, which we agreed would include a mutual release of any claims we may have against the executive.

Furthermore, pursuant to these agreements, if we terminate the executive’s employment without “cause” or the executive resigns for “good reason” during the 12-month period after the effective date of a “change of control,” we agreed that any then-outstanding equity awards held by the executive would fully vest. In addition, under these circumstances, we are obligated to pay any accrued but unpaid salary, vacation or bonus payment, and to provide (i) a lump sum cash severance amount equal to 50% of the executive’s then annual base salary, (ii) reimbursement of health and dental care premiums for the executive and the executive’s dependents incurred to continue health and dental insurance coverage for 12 months after termination, to the extent the executive is eligible for and elects such continued coverage under COBRA. In addition to this compensation, we are obligated to pay an additional cash severance payment in the amount of $350,000 to Mr. Bennett, $185,000 to Mr. Hibberd, $185,000 to Ms. Selvaggi, $225,000 to Mr. Thompson and $225,000 to Mr. Van Zant.

The following definition of “change of control” applies to all our employment agreements. A “change of control” occurs when a transaction, or series of transactions, occurs where our stockholders immediately preceding the transaction own, following the transaction, less than 50% of our voting securities. However, a firmly underwritten public offering of our common stock is not be considered a “change of control,” and therefore this offering will not constitute a “change of control” for purposes of any of the employment agreements.

A termination for “cause” occurs under our employment agreement with Mr. Bennett if we terminate his employment for any of the following reasons:

(i) substantial and continuous violations of his employment duties or willful disregard of reasonable directives from our board of directors;

(ii) moral turpitude, dishonesty or gross misconduct in the performance of the duties of the position or that has materially and demonstrably injured our finances or future business;

(iii) material breach of the employment agreement; or

(iv) conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement or the like involving our property.

However, the events in (i) and (iii) will not constitute “cause” if fully cured by Mr. Bennett within 30 days of Mr. Bennett’s receiving notice from us.

A termination for “cause” occurs under our employment agreements with Messrs. Hibberd, Thompson and Van Zant and Ms. Selvaggi if we terminate the executive’s employment for any of the following reasons:

(i) substantial and continual violations of the executive’s employment duties or willful disregard of reasonable directives from our Chief Executive Officer or our board of directors;

(ii) moral turpitude, dishonesty or gross misconduct in the performance of the duties of the position or that has materially and demonstrably injured our finances or future business;

(iii) material breach of the employment agreement; or

(iv) conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement or the like involving our property.

However, the events in (i) and (iii) will not constitute “cause” if fully cured by the executive within 30 days of the executive’s receiving notice from us.

Pursuant to the employment agreement with Mr. Bennett, “good reason” for his termination of his employment with us results from implementation of any of the following directives by our board of directors without Mr. Bennett’s prior written consent:

(i) assignment of duties to Mr. Bennett that are materially inconsistent with his status as President and Chief Executive Officer or a materially adverse alteration in the nature of his duties or responsibilities, reporting obligations or authority; or

(ii) removal of Mr. Bennett from our board of directors;

(iii) our failure to provide directors’ and officers’ liability insurance coverage for Mr. Bennett; or

(iv) our failure to set up a corporate office in Austin, Texas within 90 days of the date of his employment agreement.

However, no act or event under (i)-(iii) will constitute “good reason” if we fully cure that act or event within 30 days of receiving notice from Mr. Bennett.

Pursuant to the employment agreement with Mr. Thompson, “good reason” for his termination of his employment with us results from implementation of any of the following directives by our board of directors without Mr. Thompson’s prior written consent:

(i) assignment of duties to Mr. Thompson that are materially inconsistent with his status as Chief Financial Officer or a materially adverse alteration in the nature of his duties or responsibilities, reporting obligations or authority;

(ii) our failure to provide directors’ and officers’ liability insurance coverage for Mr. Thompson; or

(iii) our failure to set up a corporate office in Austin, Texas within 90 days of the date of his employment agreement.

However, no act or event under (i) will constitute “good reason” if we fully cure that act or event within 30 days of receiving notice from Mr. Thompson.

The definition of “good reason” in the employment agreements with Mr. Hibberd and Ms. Selvaggi is essentially identical to the definition of “good reason” in Mr. Thompson’s employment agreement.

Pursuant to the employment agreement with Mr. Van Zant, “good reason” for his termination of his employment with us results from implementation of any of the following directives by our board of directors without Mr. Van Zant’s prior written consent:

(i) assignment of duties to Mr. Van Zant that are materially inconsistent with his status as Chief Product Strategist or a materially adverse alteration in the nature of his duties or responsibilities, reporting obligations or authority; or

(ii) our failure to provide directors’ and officers’ liability insurance coverage for Mr. Van Zant.

However, no act or event under (i) will constitute “good reason” if we fully cure that act or event within 30 days of receiving notice from Mr. Van Zant.

Arrangements with Messrs. Kalsu, Sims, Strelzick, Strop and Rogers and Ms. White

The employment agreements with Messrs. Kalsu, Sims, Strop and Strelzick and Ms. White state that, if we terminate the executive due to a disability that prevents the executive from returning to work or from performing substantially all of the executive’s duties and responsibilities for 12 consecutive weeks, we are not obligated to provide severance pay or other separation benefits.

In addition, pursuant to these employment agreements, if the executive’s employment is terminated due to death, we must pay to the executive’s beneficiaries any accrued base salary, any bonus compensation earned, any vested deferred compensation or stock options, any benefits under any of our plans in which the executive participates to the full extent of the executive’s rights under that plan, any accrued vacation pay and any appropriate business expenses incurred in connection with the executive’s duties.

Pursuant to these agreements, if we terminate the executive for “cause” or if the executive resigns, the executive will receive any base salary earned, but not paid, through the date of the executive’s termination, any earned but unpaid incentive compensation, and any pay for vacation time accrued but not used.

Furthermore, these employment agreements state that, if we terminate the executive’s employment other than for “cause,” the executive is entitled to (i) any earned but unpaid incentive compensation payments, (ii) reimbursement of health and dental care premiums for the executive and the executive’s dependents incurred to continue health and dental insurance coverage for three months after termination (or six months in the case of Mr. Strop), to the extent the executive is eligible for and elects that continued coverage under COBRA, and

(iii) any accrued and unused vacation pay payable within 21 days of termination. In addition to this compensation, Mr. Kalsu is entitled to a lump sum cash severance amount equal to four months of his then annual base salary, Messrs. Sims, Strop and Strelzick are each entitled to a lump sum cash severance amount equal to three months of his then annual base salary and Ms. White is entitled to a lump sum cash severance amount equal to six months of her then annual base salary. Our obligations to provide these severance payments to Messrs. Kalsu, Sims, Strop and Strelzick and Ms. White following termination of employment are conditioned upon the executive’s signing a release of claims within 21 days of notice of termination and not later revoking that release of claims. In addition, our obligation to provide severance payments and benefits to Messrs. Sims and Strop are conditioned further on the executive’s having been employed for six months (or 180 days in the case of Mr. Strop) prior to termination. Finally, our obligation to Ms. White is further conditioned on her having been employed for 90 days prior to termination.

These agreements also provide that, if the executive is terminated or constructively terminated without “cause” during the 12-month period after the effective date of a “change of control,” we are obligated to pay the executive (i) any accrued but unpaid salary, vacation or bonus payment, and (ii) reimbursement of health and dental care premiums for the executive and the executive’s dependents incurred to continue health and dental insurance coverage for three months after termination, to the extent the executive is eligible for and elects that continued coverage under COBRA. In addition to this compensation, Mr. Kalsu is entitled to a lump sum cash severance amount equal to four months of his then annual base salary, Messrs. Sims, Strop and Strelzick are each entitled to a lump sum cash severance amount equal to three months of his then annual base salary and Ms. White is entitled to a lump sum cash severance amount equal to six months of her then annual base salary. We are further obligated to pay Messrs. Sims and Strop and Ms. White an additional cash severance amount equal to three months of their respective then annual base salaries.

Pursuant to the employment agreements with Messrs. Kalsu, Sims, Strop and Strelzick, if the executive is terminated or constructively terminated within 12 months following the closing date of a transaction that results in a “change of control,” an amount equal to 50% of the executive’s original stock option grant to purchase shares of our common stock will fully vest as of the termination date in addition to any options already vested. Pursuant to the employment agreement with Ms. White, all of her original stock option grant will fully vest as of her termination date in the event of her termination or constructive termination within 12 months of a “change of control.” In each case, the executive will have 90 days from termination to exercise any vested stock options.

The arrangements with Mr. Rogers are substantially similar to the arrangements with our NEOs, except that (i) his additional cash payment severance amount is $150,000, (ii) “good reason” is defined differently, as explained below, (iii) if we terminate his employment other than for “cause” or he terminates his employment for “good reason,” then within 12 months of his termination, Mr. Rogers may exercise any options that were vested as of his termination, and (iv) if we terminate his employment without “cause” or he resigns for “good reason” during the 12-month period after the effective date of a “change of control,” then Mr. Rogers will not be entitled to full vesting of all then-outstanding equity awards as is the case with the NEOs, but he may, within 12 months of his termination, exercise any options that were vested as of his termination.

The definition of “change of control” for purposes of the employment agreements with Messrs. Kalsu, Sims, Strop, Strelzick and Rogers and Ms. White is the same as in the employment agreements of our NEOs.

A termination for “cause” occurs under our employment agreements with Messrs. Kalsu, Sims, Strelzick and Rogers and Ms. White if we terminate his employment for any of the following reasons:

(i) substantial and continual violations of the duties of the position or willful disregard of commercially reasonable and lawful directives from the member of our management team to whom the executive reports;

(ii) moral turpitude, dishonesty or gross misconduct in the performance of the duties of the position or that has materially and demonstrably injured our finances or future business;

(iii) material breach of the employment agreement; or

(iv) conviction of, or confession or plea of no contest to, any felony or any other act of fraud, misappropriation, embezzlement or the like involving our property.

However, the events in (i) and (iii) will not constitute “cause” if fully cured by the executive within 15 days of his receiving notice from us.

Pursuant to the employment agreement with Mr. Rogers, “good reason” for his termination of his employment with us results from implementation of any of the following directives by our board of directors without Mr. Rogers’ prior written consent:

(i) assignment of duties to Mr. Rogers that materially and adversely alter the nature of his duties or responsibilities; or

(ii) requiring Mr. Rogers to relocate his primary work address outside of the greater Tulsa, Oklahoma area.

However, no act or event will constitute “good reason” if we fully cure the act or event within 30 days of receiving notice from Mr. Rogers.

Arrangements with Mr. Owens

The employment agreement with Mr. Owens states that, if his employment is terminated due to death, we must pay to his beneficiaries any accrued base salary, any bonus compensation earned, any vested deferred compensation or stock options, any benefits under any of our plans in which he participates to the full extent of his rights under that plan, any accrued vacation pay and any appropriate business expenses incurred in connection with his duties. The employment agreement with Mr. Owens does not provide for separation or severance payments upon termination due to disability.

In addition, pursuant to the employment agreement with Mr. Owens, if he is terminated at any time within 12 months of his employment commencement date, we must pay him a lump sum cash severance amount equal to 6 months of his base salary.

If he is terminated within 12 months of a change of control, we must pay him an amount equal to any accrued but unpaid base salary and a lump sum cash severance amount equal to 3 months of his base salary as of the date of the termination. Additionally, the employment agreement with Mr. Owens provides that, if he is terminated or constructively dismissed within 12 months of a change of control, 50% of his original stock option grant will vest immediately as of the date of termination. He will have 90 days to exercise these vested options. The definition of “change of control” for purposes of the employment agreement with Mr. Owens is the same as in the employment agreements of our NEOs.

The stock option agreement with Mr. Owens provides that, if his employment is terminated due to death or disability, he is entitled to additional vesting with respect to his original stock option grant for a period of 12 months from the termination date, to be effected through the acceleration of vesting of those shares effective as of the date of termination. If Mr. Owens is terminated or constructively terminated without “cause” during the 12-month period after the effective date of a change of control, the stock option agreement provides that an amount equal to 25% of his original stock option grant will fully vest as of the termination date. He will have 90 days from termination to exercise any vested stock options. The definition of “cause” for purposes of accelerated vesting under the stock option agreement with Mr. Owens is the same as in the employment agreements of Messrs. Kalsu, Sims and Strelzick.

The following table provides the total dollar value of the compensation that would be paid to each of our NEOs in the event of his or her termination following a change in control, as well as other events resulting in termination of employment.

	Severance Other Than for Cause (1)		Change in Control (2)
Michael S. Bennett	Lump cash sum equal to 50% of current annual salary	$175,000	Benefits equal to severance other than for cause (2)	$216,079
	Bonus amounts earned in FY2007 but not paid as of December 31, 2007	35,625	Full vesting in all outstanding equity awards (4)	3,177,752
	12 months of health and dental premiums (3)	5,454	Cash severance	350,000

	Total	$216,079	Total	$3,743,831

Kevin B. Thompson	Lump cash sum equal to 50% of current annual salary	$125,000	Benefits equal to severance other than for cause (2)	$157,750
	Bonus amounts earned in FY2007 but not paid as of December 31, 2007	23,750	Full vesting in all outstanding equity awards (4)	898,240
	12 months of health and dental premiums (3)	9,000	Cash severance	225,000

	Total	$157,750	Total	$1,280,990

Kenny L. Van Zant	Lump cash sum equal to 50% of current annual salary	$112,500	Benefits equal to severance other than for cause (2)	$133,179
	Bonus amounts earned in FY2007 but not paid as of December 31, 2007	11,875	Full vesting in all outstanding equity awards (4)	903,188
	12 months of health and dental premiums (3)	8,804	Cash severance	225,000

	Total	$133,179	Total	1,261,367

Douglas G. Hibberd	Lump cash sum equal to 50% of current annual salary	$97,500	Benefits equal to severance other than for cause (2)	$118,375
	Bonus amounts earned in FY2007 but not paid as of December 31, 2007	11,875	Full vesting in all outstanding equity awards (4)	536,400
	12 months of health and dental premiums (3)	9,000	Cash severance	185,000

	Total	$118,375	Total	$839,775

Rita J. Selvaggi	Lump cash sum equal to 50% of current annual salary	$97,500	Benefits equal to severance other than for cause (2)	$112,171
	Bonus amounts earned in FY2007 but not paid as of December 31, 2007	11,875	Full vesting in all outstanding equity awards (4)	514,090
	12 months of health and dental premiums (3)	2,796	Cash severance	185,000

	Total	$112,171	Total	$811,261

(1)	Severance other than for cause: In addition to a lump cash sum equal to 50% of current annual salary, the officer is entitled to any earned but unpaid bonus payment, reimbursement of health and dental insurance premiums incurred to effect continuation of health and dental coverage for 12 months, and any accrued but unused vacation pay payable within 21 days of termination. If termination is for cause, the officer is entitled to base salary earned but not paid through date of termination, any earned but unpaid bonus payments, and any accrued but unused vacation pay through the date of termination, but is not entitled to the lump sum cash payment equal to 50% of current annual salary.
(2)	Change in control: Upon a change in control, the officer has the same rights and benefits as in a severance other than for cause. In addition, the officer is entitled to full vesting in all outstanding equity awards and a one-time cash severance payment.
(3)	Health and Dental Premiums: Value is equal to the total amount we contributed to the officer’s health and dental insurance coverage during the 24 bi-monthly pay periods ended December 31, 2007.
(4)	Full vesting in all outstanding equity awards: Value represents the gain the executive would receive, calculated as the difference between the stock price on December 31, 2007 and the grant price of all unvested options. The stock price on December 31, 2007 was $4.43 per share.

Arrangements with Current and Former Executive Officers

In addition, in the employment agreements with all executive officers, we agreed to pay or reimburse the executive for reasonable business expenses incurred or paid during performance of his or her duties and responsibilities. In the employment agreements with Messrs. Bennett, Hibberd, Kalsu, Rogers and Thompson and Ms. Selvaggi, this included travel between Tulsa, Oklahoma and Austin, Texas. In addition, we agreed to pay temporary living expenses for Messrs. Bennett, Hibberd and Thompson and Ms. Selvaggi in Tulsa, Oklahoma, including the cost of a corporate apartment, a rental car and other reasonable expenses. In the employment agreements with Messrs. Kalsu and Sims, we agreed to pay or reimburse them for temporary living expenses in Austin, Texas. These amounts did not exceed $20,000 for any individual executive officer.

Our employment agreements with all executives include a non-competition provision effective during the executive’s employment and, in the case of Messrs. Kalsu and Strelzick, for six months thereafter. The agreements also provide that, during the executive’s employment and for 12 months thereafter in the case of the executive’s resignation or six months thereafter in the case of our termination of the executive, the executive may not solicit any of our employees or customers or seek to persuade any customer or prospect to conduct business elsewhere if that business could reasonably be expected to be conducted with us. Pursuant to the employment agreements with Messrs. Kalsu, Sims, Strop and Strelzick and Ms. White, the executive may not solicit any of our employees or customers as stated above, but the period lasts throughout employment and for 12 months thereafter in the case of the executive’s resignation or six months thereafter if we terminate the executive without cause.

The employment agreements with Messrs. Bennett, Hibberd, Rogers, Thompson and Van Zant and Ms. Selvaggi state that the executive will be provided indemnification to the maximum extent permitted by our certificate of incorporation and bylaws and by resolutions of our board of directors.

In addition, the employment agreements with Messrs. Bennett, Hibberd, Thompson and Van Zant and Ms. Selvaggi provide that, during the executive’s employment and for six years thereafter, a directors’ and officers’ liability insurance policy will be kept in place providing the executive coverage, so long as we provide that coverage for any other current or former senior executive.

Separation Agreements

Separation Agreement with John Timothy Spink

We entered into a separation agreement with John Timothy Spink, our former Vice President - Sales, on November 11, 2007. Pursuant to the separation agreement, we paid Mr. Spink $75,000.

Separation Agreement with David A. Yonce

We entered into a separation agreement and release of claims with David A. Yonce on January 25, 2007 in connection with the termination of his employment effective as of December 31, 2006. Pursuant to the separation agreement, we agreed to loan Mr. Yonce $1,737,569 at an interest rate of 4.88% per annum to enable him to purchase 647,091 shares of our common stock pursuant to a stock option agreement between us and him. This loan would have matured upon the occurrence of this offering and was secured by the shares of our common stock purchased by Mr. Yonce with the proceeds of the loan. Mr. Yonce repaid the loan in March 2008.

Pursuant to the separation agreement, Mr. Yonce agreed that he had received all benefits and compensation due to him following his termination and was not entitled to any further compensation. The agreement provides that Mr. Yonce’s health insurance and any benefits and incidents of employment ceased on his effective date of termination. In addition, the separation agreement states that Mr. Yonce releases us from and agrees not to sue us concerning any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, that occurred prior to this separation agreement. The agreement also provides that this general release by Mr. Yonce does not limit (i) any of his rights under our organizational or governance documents or (ii) any continuing right he has to directors’ and officers’ insurance and indemnification. We released Mr. Yonce from any and all claims, liabilities, obligations or causes of action, whether known or unknown, of any kind and of every nature whatsoever that may have arisen out of or were related to Mr. Yonce’s employment with us; provided, however, that this release does not serve as a release in any way of any claims that we may have against Yonce Properties, LLC. Our release of Mr. Yonce also does not limit or release our rights (i) under the separation agreement, (ii) under any surviving provisions of our employment agreement with Mr. Yonce, (iii) under various documents related to the sale of shares by Mr. Yonce in December 2005, (iv) with respect to any claims we may have against Mr. Yonce related to our intellectual property or (v) under any of our organizational or governance documents.

The separation agreement provides that Mr. Yonce will continue to observe and maintain the confidentiality of all confidential and proprietary information. In addition, the separation agreement with Mr. Yonce states that he will adhere to his commitment of non-competition with us for 12 months from the effective date of the separation agreement.

Separation Agreement with Donald C. Yonce

We entered into a separation agreement and release of claims with Donald C. Yonce in June 2007 in connection with the termination of Mr. Yonce’s employment effective as of December 31, 2006. Pursuant to the separation agreement, we agreed to pay South Tulsa Baptist Church a lump sum severance payment of $300,000. However, we paid this amount to Mr. Yonce, who subsequently paid this amount to South Tulsa Baptist Church.

Pursuant to the separation agreement, Mr. Yonce agreed that he had received all benefits and compensation due to him following his termination and was not entitled to any further compensation. The agreement provides that Mr. Yonce’s health insurance and any benefits and incidents of employment ceased on his effective date of termination.

In addition, the separation agreement states that Mr. Yonce releases us from and agrees not to sue us concerning any claim, complaint, charge, duty, obligation or cause of action relating to any matters of any kind, whether known or unknown, related to his employment that occurred prior to this agreement. We released Mr. Yonce from and agreed not to sue concerning, or in any manner institute, prosecute or pursue, any claim, complaint, charge, duty, obligation or cause of action taken by Mr. Yonce in good faith as our employee.

The separation agreement also provides that this general release of us by Mr. Yonce and our general release of Mr. Yonce do not extend to obligations incurred under this agreement or various documents related to the sale of shares by Mr. Yonce in December 2005 that are specifically enumerated in the separation agreement.

The separation agreement provides that Mr. Yonce will continue to observe and maintain the confidentiality of all confidential and proprietary information. In addition, the separation agreement with Mr. Yonce states that he will adhere to his commitment of non-competition with us pursuant to the employment agreement.

The separation agreement also states that we will continue to pay SolarWinds Management LLC annual management fees in accordance with the management fee letter agreement dated December 13, 2005. The separation agreement does not alter or terminate the management fee letter agreement. However, our board of directors has approved the termination of the management fee letter agreement to be effective immediately prior to the closing of this offering.

Employee Benefit Plans

2008 Stock Plan

Our board of directors adopted and our stockholders approved our 2008 Equity Incentive Plan, or 2008 Stock Plan, in May 2008. Our 2008 Stock Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance shares and performance units to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants.

Share Reserve. We have reserved 3,500,000 shares of our common stock for issuance under the 2008 Stock Plan. The number of shares reserved for issuance under this plan will be increased up to a maximum of 11,265,818 shares to include:

•	any shares of our common stock reserved under our 2005 Stock Plan that are not issued or subject to outstanding grants on the date of this prospectus;

•	any shares of our common stock issued under our 2005 Stock Plan that are forfeited or repurchased by us; and

•

any shares of our common stock issuable upon exercise of options or similar awards granted under our 2005 Stock Plan that expire or otherwise terminate without having been exercised in full at any time after the date of this prospectus.

In addition, our 2008 Stock Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with 2009, equal to the least of:

•	4.75% of the outstanding shares of our common stock on the last day of the preceding fiscal year;

•	6,000,000 shares; or

•	any lesser number of shares as may be determined by our board of directors.

Administration. The compensation committee will be the plan administrator responsible for our 2008 Stock Plan upon the closing of this offering. The plan administrator has the power to determine the terms of the awards, including the exercise price, the number of shares subject to the award, the exercisability schedule of the award and the form of consideration to pay the exercise price. The plan administrator also has the authority to institute an exchange program whereby the exercise prices of outstanding awards may be reduced, outstanding awards may be surrendered in exchange for awards with lower exercise prices, or outstanding awards may be transferred to a financial institution or other person or entity selected by the plan administrator.

Unless the plan administrator provides otherwise, our 2008 Stock Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Stock Options. The exercise price of an option must be at least equal to the fair market value of our common stock on the date of grant unless granted pursuant to a transaction described in, and in a manner consistent with,

Section 424(a) of the Code. The term of an incentive stock option may not exceed ten years, except that, with respect to any participant who owns 10% or more of the voting power of all classes of our outstanding stock as of the grant date, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date unless granted pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code. The plan administrator determines the term of all other options.

After termination of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may not be exercised later than the expiration of its term.

Stock Appreciation Rights. We are authorized to grant stock appreciation rights under our 2008 Stock Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. The plan administrator determines the terms of stock appreciation rights, including when these rights become exercisable and whether to pay the increased appreciation in cash, with shares of our common stock, or with a combination thereof. The exercise price of a stock appreciation right must be at least equal to the fair market value of our common stock on the date of grant. Stock appreciation rights expire under the same rules that apply to stock options.

Restricted Stock Awards. We are authorized to grant restricted stock under our 2008 Stock Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the plan administrator. The plan administrator will determine the number of shares of restricted stock granted to any employee. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Restricted Stock Units. We are authorized to grant restricted stock units under our 2008 Stock Plan. Each restricted stock unit granted is a bookkeeping entry representing an amount equal to the fair market value of one share of our common stock. The plan administrator determines the terms and conditions of restricted stock units, including the vesting criteria and the form and timing of payment. The plan administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the plan administrator may set restrictions based on the achievement of specific performance goals. Notwithstanding the foregoing, the plan administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

Performance Shares and Performance Units. We are authorized to grant performance shares and performance units under our 2008 Stock Plan. Performance shares are awards that will result in a payment to a participant only if performance goals established by the plan administrator are achieved or the awards otherwise vest. The plan administrator will establish performance goals based on organizational or individual goals, or any other basis, in its discretion, which, depending on the extent to which they are met, will determine the number or the value of performance shares or performance units to be paid out to participants. Performance shares will have an initial value equal to the fair market value of our common stock on the grant date. Performance units will have an initial value that is established by the administrator on or before the date of grant. Payment for performance shares and performance units will be made in cash, shares of our common stock, or a combination of both, as determined by the plan administrator.

Formula Awards to Non-employee Directors. Each non-employee director first appointed to the board of directors after the completion of this offering, except for those directors who become non-employee directors by ceasing to be employee directors, will receive an automatic initial nonstatutory stock option to purchase 30,000 shares of common stock upon such appointment. In addition, beginning in 2008, non-employee directors who have been directors for at least the preceding six months will receive (i) a subsequent nonstatutory stock option to purchase a number of shares of common stock determined by dividing $75,000 by the value of an option to purchase one share of our common stock determined using the Black-Scholes valuation model or such other valuation method as the plan administrator determines in its discretion, and (ii) a number of shares of restricted stock determined by dividing $25,000 by the fair market value of a share of our common stock on the date of grant, immediately following each annual meeting of our stockholders.

All options granted under the automatic grant provisions will have a term of ten years and an exercise price equal to the fair market value of our common stock on the date of grant. Each initial option to purchase 30,000 shares will become exercisable as to one-third of the shares subject to the option on the first anniversary of its date of grant and 1/36 of the shares subject to the option monthly thereafter, provided the non-employee director remains a director on those dates. Each annual option will become exercisable as to 100% of the shares subject to the option on the earlier of (i) the date of the next year’s annual stockholder meeting or (ii) December 31 of the calendar year following the calendar year in which the grant occurs, provided the non-employee director remains a director on that date. The forfeiture provision of each annual restricted stock award will lapse on the earlier of (i) the date of the next year’s annual stockholder meeting or (ii) December 31 of the calendar year following the calendar year in which the award is granted, provided the non-employee director remains a director on that date.

Change in Control Transactions. Our 2008 Stock Plan provides that, in the event of a merger or our “change in control,” our plan administrator will have authority to determine the treatment of outstanding options, including, without limitation, providing that outstanding options be assumed or an equivalent option or right substituted by the successor corporation or its affiliate. If the successor corporation does not assume or substitute outstanding awards, the options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to options with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. The plan administrator will not be required to treat all outstanding awards the same in the transaction.

In the event that awards granted to a non-employee director are assumed or substituted and the service of the non-employee director is terminated on or following a merger or change in control, other than pursuant to a voluntary resignation, his or her options and stock appreciation rights will become fully vested and immediately exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting requirements for performance shares and units will be deemed achieved at 100% of target levels, and all other terms and conditions will be deemed met.

Plan Amendments and Termination. Our board of directors has the authority to amend, suspend or terminate the 2008 Stock Plan provided that action does not impair the rights of any participant unless agreed to by the participant. The 2008 Stock Plan will terminate automatically in 2018, unless we terminate it sooner.

2005 Stock Plan

Our Amended and Restated Stock Incentive Plan, or 2005 Stock Plan, was adopted by our board of directors and approved by our stockholders on December 14, 2005. Our 2005 Stock Plan provides for the grant of incentive and nonstatutory stock options to our employees, directors and consultants. As of September 30, 2008, options to purchase 12,115,902 shares of common stock were outstanding and 231,507 shares of common stock were reserved for future grant under this plan.

We will not grant any additional awards under our 2005 Stock Plan following this offering. Instead, we will grant options under our 2008 Stock Plan. However, following this offering, our 2005 Stock Plan will continue to govern the terms and conditions of all outstanding options granted under the 2005 Stock Plan.

The standard form of option agreement under the 2005 Stock Plan provides that options will vest 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Under our 2005 Stock Plan, our board of directors, or its designated committee, has the authority to grant options with early exercise rights, subject to our repurchase right that lapses as the shares vest on the original vesting schedule, and to provide for accelerated vesting.

Our 2005 Stock Plan provides that our board of directors, or its designated committee, may equitably and proportionally adjust or substitute outstanding options upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations. In lieu of an adjustment, our board of directors, or its designated committee, may terminate and cancel outstanding options in exchange for a cash payment or other consideration to the optionholder upon certain corporate events, including a change of control. The payment must equal the amount paid per share in connection with the event less the applicable exercise price per share for each cancelled option subject to exercise.

Our 2005 Stock Plan restricts the transfer of shares of our common stock issued pursuant to an award for 180 days following this offering.

401(k) Plan

We have established a tax-qualified employee savings and retirement plan for employees that satisfy certain eligibility requirements. In general, all of our U.S. employees are eligible to participate in our 401(k) plan. Under our 401(k) plan, employees may elect to defer their current compensation by up to 90% or the statutory limit, $15,500 in 2008, whichever is less, and have us contribute the amount of this reduction to the 401(k) plan. We intend for the 401(k) plan to qualify under Section 401 of the Code so that contributions by employees to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan. We match up to a certain percentage of the contributions made by our employees to the 401(k) plan. All contributions are held in trust and are invested in accordance with the terms of the plan. Under the plan, each employee is fully vested in his or her deferred salary contributions and our matching contributions.

Limitation of Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation to be in effect upon the completion of this offering contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, no director will be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as a director, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws to be in effect upon the completion of this offering provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2005, in which we have been a participant, in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with them, had or will have a direct or indirect material interest.

In December 2005, investors led by Bain Capital Ventures and Insight Venture Partners acquired an aggregate of 67.8% of our outstanding capital stock from our original stockholders. As a result of the recapitalization of our company that occurred in December 2005, we incurred $110.0 million of long-term debt, $101.1 million of which remained outstanding at September 30, 2008.

Registration Rights Agreement

In connection with the sale of stock by our original stockholders in December 2005, we entered into a registration rights agreement with the holders of our common stock and preferred stock that provides for certain rights relating to the registration of their shares of common stock, including those issued upon conversion of their preferred stock. The registration rights agreement was amended in December 2006 in connection with the sale of stock to Austin Ventures IX, L.P. See “Description of Capital Stock—Registration Rights” below for additional information.

Stockholders Agreement

In connection with the sale of stock by our original stockholders in December 2005, we entered into a stockholders agreement with the holders of our common stock and preferred stock that provides for certain rights and obligations with respect to the voting of the securities subject to the agreement, certain rights of participation with respect to future issuances of our stock, certain “tag along” rights relating to the co-sale of these securities and certain obligations with respect to the sale of these securities in a transaction involving our change of control. Pursuant to this agreement, the parties agreed to vote any shares of our common stock and any of our other voting securities held by them in favor of the election to our board of directors of two directors designated by Bain Capital Ventures, one of which directors is currently J. Benjamin Nye and the other is currently vacant; two directors designated by Insight Venture Partners, which directors currently are Jeffrey L. Horing and Steven M. Cakebread; two directors designated by Donald C. Yonce, David A. Yonce and certain affiliated entities, which directors currently are Donald C. Yonce and John D. Thornton; our Chief Executive Officer, which director currently is Michael S. Bennett; and one director designated by a majority of the directors listed above in this sentence, which director currently is Bob L. Martin. All of the rights and obligations discussed above in this paragraph, including rights to designate directors, automatically terminate upon completion of this offering, but members previously elected to our board of directors pursuant to the agreement will continue to serve as directors until their successors are duly elected by the holders of our common stock. We amended the stockholders agreement in March 2008 to eliminate certain transfer restrictions and other covenants upon the completion of this offering. In addition, pursuant to this amendment we have agreed that, from the date of this offering until the date of the first annual meeting of our stockholders following this offering, we will nominate and use our best efforts to have one individual designated by any of Bain Capital Ventures, Insight Venture Partners and the Yonces and reasonably acceptable to us elected to our board of directors, for so long as that investor or investor group owns beneficially at least 10% of our outstanding capital stock held by the parties to the stockholders agreement other than us (on an as-converted to common stock basis, including any options, warrants or other convertible securities held by any party to the stockholders agreement other than us). This obligation will terminate prior to the first annual stockholders meeting if, within 60 days prior to the earlier of the meeting or the proposed date of the meeting as specified in our proxy statement, the average closing price for a share of our common stock on the NYSE equals or exceeds $10.68, as adjusted for stock splits, stock dividends, recapitalizations or other similar transactions. This agreement also requires us to purchase and maintain a directors’ and officers’ liability insurance policy. From January 1, 2007 through September 30, 2008, this policy cost us approximately $33,000.

Stock Purchase Agreement

In connection with the sale of stock by our original stockholders in December 2005, we entered into a stock purchase agreement, or the 2005 Stock Purchase Agreement, with our original stockholders and the purchasers of our common stock and preferred stock from our original stockholders in which we make certain representations, warranties and covenants (including indemnification of individuals serving as our officers and directors on or prior to the closing date of that transaction) to our original stockholders and the purchasers.

Redemption Agreement

In connection with the sale of stock by our original stockholders in December 2005, we entered into a Redemption Agreement dated as of December 14, 2005 with SolarWinds Management, LLC and Yonce Management, LLC, as amended by Amendment No. 1 to Redemption Agreement dated as of December 20, 2006, or, as so amended, the Redemption Agreement, which provides for the redemption by us of (i) 17,658,213 shares of our common stock and 17,658,213 shares of our preferred stock from SolarWinds Management, LLC, or the SWM LLC Shares, and (ii) 1,953,402 shares of our common stock and 1,953,402 shares of our preferred stock from Yonce Management, LLC, or the Yonce LLC Shares. We redeemed the SWM LLC Shares for $94,509,443 in the aggregate and the Yonce LLC Shares for $10,490,550 in the aggregate. In addition, we agreed to make earn-out payments to Donald C. Yonce, or the DCY Earn-Out Amount, and David A. Yonce, or the DAY Earn-Out Amount, upon the earlier to occur of a sale of our company or a qualified public offering. This offering will constitute a qualified public offering for purposes of the Redemption Agreement, and thus Donald C. Yonce and David A. Yonce will be entitled to receive the DCY Earn-Out Amount and the DAY Earn-Out Amount, respectively, payable three business days following the expiration date of the lock-up agreements agreed to by the holders of a majority of our outstanding common stock on an as-converted basis, or the Lock-Up Expiration Date. These earn-out amounts are to be calculated in accordance with a formula provided in the Redemption Agreement, and will be either $0, $1,000,000 or $2,000,000, in the case of the DAY Earn-Out Amount, and either $0, $9,000,000 or $18,000,000, in the case of the DCY Earn-Out Amount. Factors used in determining the applicable earn-out amounts include the number of our securities purchased by Bain Capital Venture Integral Investors, LLC and BCV Co-Invest SW, LP, or the Bain Entities, and Insight Venture Partners IV, L.P. and related funds, or the Insight Entities, pursuant to the 2005 Stock Purchase Agreement and sold by them and by certain transferees of securities of each of them, or the Charitably-Transferred Securities, in this offering and the closing price of these securities on the Lock-Up Expiration Date; the number of our securities purchased by the Bain Entities and the Insight Entities pursuant to the 2005 Stock Purchase Agreement and held by them prior to the offering, including all Charitably-Transferred Securities; and the purchase price per share paid by the Bain Entities and the Insight Entities for common stock and preferred stock pursuant to the 2005 Stock Purchase Agreement. Donald C. Yonce is a current member of our board of directors and a former executive officer, and David A. Yonce is a former member of our board of directors and a former executive officer. In addition, Donald C. Yonce is the sole member of SolarWinds Management, LLC, and David A. Yonce is the sole member of Yonce Management, LLC. As of May 1, 2008, Donald C. Yonce and David A. Yonce beneficially owned approximately 28.4% and 4.2%, respectively, of our outstanding common stock, or approximately     % and     %, respectively, following this offering if the underwriters exercise their option to purchase additional shares in full.

Letter Agreements Regarding Management and Consulting Services

We entered into a letter agreement on December 13, 2005 pursuant to which we engaged Bain Capital Venture Partners, LLC, SolarWinds Management, LLC and Yonce Management, LLC to provide management and consulting services to us upon our request from time to time. In consideration for these services, we are obligated to pay these consultants fees annually in arrears, with the first payment due on December 31, 2006 and each payment thereafter due on the last day of each of our fiscal years. The fees are payable as follows: $333,333 to Bain Capital Venture Partners, LLC, $300,000 to SolarWinds Management, LLC and $33,333 to Yonce Management, LLC. In addition, in connection with the structuring of the senior financing for the transactions contemplated by the 2005 Stock Purchase Agreement described above, we paid fees in the aggregate amount of $666,667 to the same parties according to the same breakdown as the annual fee. This letter agreement will terminate as to each consultant upon the earlier to occur of the closing this offering or when that consultant and its affiliates, in the aggregate, cease to hold 25% of our stock on an as-converted to common stock basis issued to that consultant and its affiliates pursuant to the 2005 Stock Purchase Agreement, and is also terminable by us upon five business days’ prior written notice to each of the consultants. Donald C. Yonce is the sole member of SolarWinds Management, LLC, and David A. Yonce is the sole member of Yonce Management, LLC. As of September 30, 2008, Donald C. Yonce and David A. Yonce beneficially owned approximately 28.4% and 4.2%, respectively, of our outstanding common stock, or approximately     % and     %, respectively, following this offering if the underwriters exercise their option to purchase additional shares in full. As of September 30, 2008, Bain Capital Venture Integral Investors, LLC beneficially owned approximately 25.5% of our outstanding common stock, or approximately     % following this offering if the underwriters exercise their option to purchase additional shares in full. We will terminate this letter agreement prior to the closing of this offering pursuant to resolutions adopted by our board of directors.

We also entered into a letter agreement on December 13, 2005 pursuant to which we engaged Insight Business Development to provide strategic and operational assistance to us on an as needed basis. The fees payable to Insight Business Development are $333,333 annually. This letter also terminates on the same terms as the letter agreement described above; provided, however, that we may only terminate it if we simultaneously terminate the letter agreement described above. As of September 30, 2008, affiliates of Insight Business Development beneficially owned approximately 31.6% of our outstanding common stock, or approximately     % following this offering if the underwriters exercise their option to purchase additional shares in full. We will terminate this letter agreement prior to the closing of this offering pursuant to resolutions adopted by our board of directors.

2008 Stock Repurchase and Sale

In March 2008, we repurchased 725,556 shares of our common stock and 725,556 shares of our preferred stock from certain of our minority stockholders that were lenders or affiliated with lenders under our December 2005 credit facility, or the GoldenTree Entities, for $13.6 million, or $9.40 per share. The purchase price for the share repurchase was negotiated by one of our major stockholders, Insight Venture Partners, with the consent of our board of directors. After the purchase, we sold 725,556 shares of our common stock and 725,556 shares of our preferred stock to certain of our existing stockholders pro rata based on the relative percentages of shares of common stock and preferred stock held by those stockholders that elected to participate in the transaction at a price of $9.40 per share, which resulted in total proceeds to us of $13.6 million. Each of our existing stockholders was offered the opportunity to participate in this transaction. Each of the Bain Entities, the Insight Entities, the Martin Family Revocable Living Trust, Austin Ventures and SolarWinds Management, LLC, elected to participate in the transaction and purchased its respective pro rata share of the common stock and preferred stock offered for sale. In addition to its own pro rata share, SolarWinds Management, LLC also purchased the pro rata share offered to the Donald Yonce 2007 Trust, as its designee. For a discussion of our material relationships with the Bain Entities, the Insight Entities and SolarWinds Management, LLC, over the past three years, see elsewhere in this section “Certain Relationships and Related Party Transactions.”

We participated in the transaction to assist the holders of a majority of our outstanding capital stock to acquire additional shares from the GoldenTree Entities while avoiding the adverse implications of the short swing trading rules, which effectively would have prevented most of our majority stockholders from being able to sell shares in our initial public offering if it occurred within six months of the transaction.

Transactions with Our Original Stockholders and Entities Affiliated with Our Original Stockholders

Vendor Relationship

We have entered into an E-Commerce Automation System License Agreement dated as of December 14, 2005 with Yonce Properties, LLC, pursuant to which Yonce Properties, LLC has granted us a non-exclusive, perpetual, fully paid-up, royalty-free license to use, copy and modify the E-Commerce Automation System described therein solely for internal use in the operation of our business. No payments are due under this agreement, but our original stockholders were required to cause Yonce Properties, LLC to grant that license in connection with the 2005 Stock Purchase Agreement. Donald C. Yonce and David A. Yonce are the owners of Yonce Properties, LLC, holding 90% and 10% interests, respectively.

Lending and Lease Transactions

On March 13, 2007, we loaned David A. Yonce $1,737,569 to purchase shares of our common stock pursuant to a stock option agreement between us and Mr. Yonce. Pursuant to the promissory note, Mr. Yonce agreed that the loan amount would mature on the earliest of (i) January 25, 2012, (ii) the sale of all or substantially all of our assets, (iii) a merger or consolidation where, immediately prior to the merger or consolidation, we own less than a majority of interest in the surviving entity of the merger or consolidation, or (iv) our initial public offering; therefore, the loan would have matured upon this offering. The promissory note provided that the unpaid principal amount of the loan bore interest at 4.88% per annum. In the event that Mr. Yonce did not repay the principal amount upon maturity, the note provided that the overdue amount would bear interest at an additional 5.0% per annum. This loan was repaid by Mr. Yonce and the note was cancelled in March 2008.

On March 12, 2007, we entered into a stock pledge agreement with David A. Yonce in which he assigned and pledged to us a security interest in the shares of our common stock purchased with the loan described above, including dividends, distributions or other proceeds with respect to these shares. Pursuant to the agreement, if we had foreclosed or exercised rights with respect to the pledged collateral and the proceeds had been insufficient to discharge Mr. Yonce’s debt to us, he would not have been liable for any deficiency. The corresponding loan was repaid by Mr. Yonce and the note was cancelled in March 2008.

We entered into a Lease Agreement with Yonce Properties, LLC, dated as of July 24, 2001, as amended by the Amendment to Lease dated as of December 14, 2005, pursuant to which we leased approximately 8,100 rentable square feet of office space in Tulsa, Oklahoma from Yonce Properties, LLC. We paid rent to Yonce Properties, LLC for this location totaling $150,000 for 2005, 2006 and 2007. Donald C. Yonce and David A. Yonce are the owners of Yonce Properties, LLC, holding 90% and 10% interests, respectively. This Lease Agreement was terminated as of March 31, 2006.

On April 1, 2006, we entered into a Term Lease Agreement with Yonce Ventures, LLC, pursuant to which we leased approximately 30,000 rentable square feet of office space in the Yorktown Place Office Building located in Tulsa, Oklahoma. We paid rent to Yonce Ventures, LLC under this lease totaling approximately $423,000 for 2006 and 2007. Donald C. Yonce and David A. Yonce are the owners of Yonce Ventures, LLC, holding 90% and 10% interests, respectively. This Term Lease Agreement was terminated on April 30, 2007.

Transportation Services

We purchased transportation services for amounts totaling approximately $143,000 and $5,000 from companies owned by our original stockholders, including Donald C. Yonce, a member of our board of directors, for 2005 and 2006, respectively.

Transactions with Our Directors and Executive Officers

On August 31, 2006, we entered into a license agreement with NetSuite Inc., or NetSuite. Under the terms of the agreement, we paid NetSuite approximately $148,000, $229,000 and $340,000 in 2006, 2007 and the nine months ended September 30, 2008, respectively, for the use of NetSuite’s services. Kevin B. Thompson, our Chief Operating Officer, Chief Financial Officer and Treasurer, became a member of NetSuite’s board of directors in September 2006. The terms of these transactions were negotiated on an arm’s-length basis.

We are a party to a master subscription agreement with salesforce.com, inc. Steven M. Cakebread, a member of our board of directors, is an executive officer of salesforce.com, inc. We paid $28,000, $98,000 and

$81,000 to salesforce.com, inc. in 2006, 2007 and the nine months ended September 30, 2008, respectively. The terms of these transactions were negotiated on an arm’s-length basis.

Employment Agreements

We have entered into agreements containing compensation, termination and change of control provisions, among others, with each of our executive officers as described under the caption “Executive Compensation” above.

Indemnification of Officers and Directors

Upon completion of this offering, our amended and restated certificate of incorporation and bylaws will provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, prior to completion of this offering, we intend to enter into indemnification agreements with each of our directors and officers. For further information, see “Executive Compensation—Limitation of Liability and Indemnification of Directors and Officers.”

Stock Option Awards

Certain stock option grants to our directors and executive officers and related option grant policies are described in this prospectus under the captions “Management—Director Compensation,” “Compensation Discussion and Analysis—Components of Our 2008 Compensation Program,” “Executive Compensation— Grants of Plan-Based Awards in 2007,” “Executive Compensation—Outstanding Equity Awards at December 31, 2007” and “Executive Compensation—Employment Agreements.”

In addition to those option grants, on January 23, 2008, our board of directors granted options to purchase 24,000 and 90,000 shares of common stock to J. Barton Kalsu and Paul Strelzick, respectively, at an exercise price of $4.48 per share. These options vest and become exercisable at a rate of 25% on the first anniversary of the vesting commencement date, with the remainder vesting and becoming exercisable ratably over the next 36 months, subject to continued service through each applicable date.

On October 25, 2007, our board of directors granted an option to purchase 60,000 shares of common stock to Bryan A. Sims at an exercise price of $4.35 per share. This option also vests and becomes exercisable exercisable at a rate of 25% on the first anniversary of the vesting commencement date with the remainder vesting and becoming exercisable ratably over the next 36 months, subject to continued service through each applicable date.

On December 15, 2005, our board of directors granted Douglas Rogers an option to purchase 1,800,000 shares of common stock at an exercise price of $2.69 per share. This option was fully vested and exercisable on the date of grant. Mr. Rogers exercised the option with respect to 450,000 shares of common stock and sold them to Austin Ventures IX, L.P. in December 2006.

Policies and Procedures for Related Party Transactions

Our audit committee charter to be effective at the closing of this offering provides that our board of directors must review and approve in advance any related party transaction. All of our directors, officers and employees will be required to report to the audit committee any related party transaction prior to entering into the transaction.

All of the transactions set forth above were approved in advance by our board of directors. We believe that we have executed all of the transactions set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties. It is our intention to ensure that all future transactions between us and our officers, directors and principal stockholders and their affiliates are approved by the audit committee of our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of September 30, 2008, and as adjusted to reflect the shares of common stock to be issued and sold in this offering assuming no exercise of the underwriters’ option to purchase additional shares, by:

•	each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors;

•	all executive officers and directors as a group; and

•	each of our selling stockholders.

Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after September 30, 2008. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after September 30, 2008 are included for that person or group but not the stock options of any other person or group.

Percentage of beneficial ownership is based on 55,152,597 shares of common stock outstanding as of September 30, 2008 and              shares of common stock outstanding after completion of this offering.

Unless otherwise indicated and subject to applicable community property laws, to our knowledge, each stockholder named in the following table possesses sole voting and investment power over the shares listed, except for those jointly owned with that person’s spouse. Unless otherwise noted below, the address of each person listed on the table is c/o SolarWinds, Inc., 3711 South MoPac Expressway, Building Two, Austin, Texas 78746. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned Prior to the Offering		Number of Shares Offered	Shares Beneficially Owned After the Offering
Name and Address of Beneficial Owner	Shares	Percentage		Shares	Percentage
5% Stockholders:
Bain Capital Venture Integral Investors, LLC (1)	14,051,110	25.5%
BCV Co-Invest SW, LP (2)	3,357,324	6.1
Entities affiliated with Insight Ventures (3)	17,408,436	31.6
Entities affiliated with Donald C. Yonce (4)	15,667,598	28.4
Named Executive Officers and Directors:
Michael S. Bennett (5)	3,241,071	5.6	—	3,241,071
Kevin B. Thompson (6)	696,720	1.2	—	696,720	*
Douglas G. Hibberd (7)	429,868	*	—	429,868	*
Rita J. Selvaggi (8)	411,118	*	—	411,118	*
Kenny L. Van Zant (9)	425,000	*	—	425,000	*
Steven M. Cakebread	—	—	—	—	—
Jeffrey L. Horing (3)	17,408,436	31.6
Bob L. Martin (10)	373,038	*
J. Benjamin Nye (11)	14,051,110	25.5
Ellen F. Siminoff	—	—	—	—	—
John D. Thornton (12)	1,899,540	3.4
Donald C. Yonce (4)	15,667,598	28.4
All executive officers and directors as a group (18 people) (13)	54,866,081	90.6
Other Selling Stockholders:
Austin Ventures IX, L.P. (14)	1,899,540	3.4
David A. Yonce and affiliated entity (15)	2,340,051	4.2

(1)	J. Benjamin Nye is a Managing Director of Bain Capital Venture Investors, LLC, which is the administrative member of Bain Capital Venture Integral Investors, LLC, and may be deemed to share voting and dispositive power over the shares held by Bain Capital Venture Integral Investors, LLC. Michael A. Krupka is the sole managing member of Bain Capital Venture Investors, LLC and may also be deemed to share voting and dispositive power over shares held by Bain Capital Venture Investors, LLC. Mr. Nye and Mr. Krupka disclaim beneficial ownership of shares held by Bain Capital Venture Integral Investors, LLC, except to the extent of their respective pecuniary interests therein. The address for each of Bain Capital Venture Integral Investors, LLC, Mr. Krupka and Mr. Nye is 111 Huntington Avenue, Boston, MA 02199. For a discussion of our material relationships with Bain Capital Venture Integral Investors, LLC, within the past three years, see “Certain Relationships and Related Party Transactions.” Does not include 3,357,324 shares owned by BCV Co-Invest SW, LP.
(2)	Auda Software LLC is the general partner of BCV Co-Invest SW, LP. Fritz Becker, Markus Stadlmann and Marcel Giacometti are the members of the board of directors of the general partner of the ultimate parent entity of Auda Software LLC and may be deemed to share voting and dispositive power over the shares held by BCV Co-Invest SW, LP. Fritz Becker, Markus Stadlmann and Marcel Giacometti disclaim beneficial ownership of shares held by BCV Co-Invest SW, LP except to the extent of their respective pecuniary interests therein. The address for BCV Co-Invest SW, LP is c/o Auda Software LLC, 745 Fifth Avenue, 29th Floor, New York, NY 10151. Does not include 14,051,110 shares held by Bain Capital Venture Integral Investors, LLC.
(3)

Represents 6,438,318 shares held by Insight Venture Partners V, L.P., 223,436 shares held by Insight Venture Partners (Cayman) IV, L.P., 1,949,428 shares held by Insight Venture Partners (Cayman) V, L.P., 6,528,128 shares held by Insight Venture Partners V Coinvestment Fund, L.P., 205,964 shares held by Insight Venture Partners IV (Co-Investors), L.P., 378,598 shares held by Insight Venture Partners V (Employee Co-Investors), L.P., 13,284 shares held by Insight Venture Partners IV (Fund B), L.P. and 1,671,280 shares held by Insight Venture Partners IV, L.P. Insight Holdings Group, L.L.C. (“Insight Holdings”) is the managing member of Insight Venture Associates IV, L.L.C. (“Insight Associates IV”), which in turn is the general partner of (i) Insight Venture Partners IV, L.P., (ii) Insight Venture Partners IV (Fund B), L.P., (iii) Insight Venture Partners IV (Co-Investors), L.P. and (iv) Insight Venture Partners (Cayman) IV, L.P. (together with Insight Venture Partners IV, L.P., Insight

Venture Partners IV (Co-Investors), L.P. and Insight Venture Partners IV (Fund B), L.P., the “Insight IV Funds”). Jeffrey L. Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings. Because Messrs. Horing, Parekh and Sobiloff are the members of the board of managers of Insight Holdings, Insight Holdings is the managing member of Insight Associates IV and Insight Associates IV is the general partner of each of the Insight IV Funds, they have voting and dispositive power over these shares. The foregoing is not an admission by Insight Associates IV or Insight Holdings that it is the beneficial owner of the shares held by the Insight IV Funds. Each of Messrs. Horing, Parekh or Sobiloff disclaims beneficial ownership of the shares except to the extent of his pecuniary interests in these entities. Insight Holdings is the managing member of Insight Venture Associates V, L.L.C. (“Insight Associates V”), which in turn is the general partner of (i) Insight Venture Partners V, L.P., (ii) Insight Venture Partners V Coinvestment Fund, L.P., (iii) Insight Venture Partners V (Employee Co-Investors), L.P. and (iv) Insight Venture Partners (Cayman) V, L.P. (together with Insight Venture Partners V, L.P., Insight Venture Partners V Coinvestment Fund, L.P. and Insight Venture Partners V (Employee Co-Investors), L.P., the “Insight V Funds”). Jeffrey L. Horing, Deven Parekh and Peter Sobiloff are the members of the board of managers of Insight Holdings. Because Messrs. Horing, Parekh and Sobiloff are the members of the board of managers of Insight Holdings, Insight Holdings is the managing member of Insight Associates V and Insight Associates V is the general partner of each of the Insight V Funds, they have voting and dispositive power over these shares. The foregoing is not an admission by Insight Associates V or Insight Holdings that it is the beneficial owner of the shares held by the Insight V Funds. Each of Messrs. Horing, Parekh or Sobiloff disclaims beneficial ownership of the shares except to the extent of his pecuniary interests in these entities. The address of the Insight entities and Mr. Horing is 680 Fifth Avenue, 8th Floor, New York, NY 10019. For a discussion of our material relationships with entities associated with Insight within the past three years, see “Certain Relationships and Related Party Transactions.”

(4)	Represents 10,909,970 shares held by the Donald Yonce 2007 Trust and 4,757,628 shares held by Atlantis SolarWinds, LP. Mr. Yonce is the trustee of the Donald Yonce 2007 Trust and has voting and dispositive power over the shares held by the Donald Yonce 2007 Trust. The Donald Yonce 2007 Trust is a grantor retained annuity trust. The annual annuity payment under the trust may be paid in partnership interests in Atlantis SolarWinds, LP. Atlantis SolarWinds, LLC is the general partner of Atlantis SolarWinds, LP. The Donald Yonce Family Trust is the sole member of Atlantis SolarWinds, LLC. Mr. Yonce is the trustee of the Donald Yonce Family Trust and, by virtue of this relationship, has sole voting and dispositive power over the shares held by Atlantis SolarWinds, LP.
(5)	Represents shares issuable upon the exercise of options exercisable within 60 days of September 30, 2008, of which 1,887,499 will be fully vested. MSB Asset Management, L.P. holds 1,187,970 of the vested options. MSB Asset Management GP, LLC is the general partner of the MSB Asset Management, L.P. Mr. Bennett is the sole manager of MSB Asset Management GP, LLC, and, by virtue of this relationship, may be deemed to have voting and dispositive power over the shares issuable upon the exercise of options held by MSB Asset Management, L.P. Mr. Bennett disclaims beneficial ownership of the shares issuable upon the exercise of options held by MSB Asset Management, L.P. except to the extent of his pecuniary interest therein.
(6)	Represents shares issuable upon the exercise of options exercisable within 60 days of September 30, 2008, of which 508,750 will be fully vested.
(7)	Represents shares issuable upon the exercise of options exercisable within 60 days of September 30, 2008, of which 298,124 will be fully vested. Clontarf Investments, Ltd. holds 110,000 of the vested options. Clontarf Investments GP, LLC is the general partner of Clontarf Investments, Ltd. Mr. Hibberd and his wife are the sole members of Clontarf Investments GP, LLC, and, by virtue of this relationship, may be deemed to have voting and dispositive power over the shares issuable upon the exercise of the options held by Clontarf Investments, Ltd. Mr. Hibberd disclaims beneficial ownership of the shares issuable upon the exercise of options held by Clontarf except to the extent of his pecuniary interest therein.
(8)	Represents 40,000 shares held directly by Ms. Selvaggi and 371,118 shares issuable upon the exercise of options exercisable within 60 days of September 30, 2008, of which 239,374 will be fully vested.
(9)	Represents shares issuable upon the exercise of options fully vested and exercisable within 60 days of September 30, 2008.

(10)	Represents 373,038 shares held by the 25PS1213 Trust u/a/d August 23, 2008. Mr. Martin is the trustee of the 25PS1213 Trust u/a/d August 23, 2008 and has voting and dispositive power over the shares held by the 25PS1213 Trust u/a/d August 23, 2008.
(11)	Represents 14,051,110 shares held by Bain Capital Venture Integral Investors, LLC. Mr. Nye is a Managing Director of Bain Capital Venture Investors, LLC, which is the administrative member of Bain Capital Venture Integral Investors, LLC, and may be deemed to share voting and dispositive power over the shares held by Bain Capital Venture Integral Investors, LLC. Mr. Nye disclaims beneficial ownership of shares held by Bain Capital Venture Integral Investors, LLC except to the extent of his pecuniary interest therein. Does not include 3,357,324 shares owned by BCV Co-Invest SW, LP.
(12)	Shares are held directly by Austin Ventures IX, L.P. (“AV IX”). AV Partners IX, L.P. (“AVP IX LP”), the general partner of AV IX, and AV Partners IX, L.L.C. (“AVP IX LLC”), the general partner AVP IX LP, may be deemed to have sole voting and dispositive powers over the shares held by AV IX. John D. Thornton is a limited partner of AVP IX LP and a member of AVP IX LLC and may be deemed to share voting and dispositive power over the shares held by AV IX. Mr. Thornton disclaims beneficial ownership of shares held by AV IX except to the extent of any pecuniary interest therein.
(13)	Includes 5,426,359 shares issuable upon exercise of options exercisable within 60 days of September 30, 2008, of which 3,621,329 will be fully vested.
(14)	Represents 1,899,540 shares held by Austin Ventures IX, L.P. The sole general partner of Austin Ventures IX, L.P. is AV Partners IX, L.P. and the sole general partner of AV Partners IX, L.P. is AV Partners IX, L.L.C. Joseph C. Aragona , Kenneth P. DeAngelis, John D. Thornton, Blaine F. Wesner, Christopher A. Pacitti and Venugopal R. Shamapant are members of AV Partners IX, L.L.C. and may be deemed to share voting and dispositive power over the shares held by Austin Ventures IX, L.P. These persons and entities disclaim beneficial ownership of the shares held by Austin Ventures IX, L.P. except to the extent of any pecuniary interest therein. The address of Austin Ventures is 300 West 6th Street, Suite 2300, Austin, Texas 78701.
(15)	Represents 1,692,960 shares held by Yonce Management, LLC and 647,091 shares held by David A. Yonce. Mr. Yonce is the sole member of Yonce Management, LLC and thus has sole voting and dispositive power over the shares held by Yonce Management, LLC.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will become effective upon the closing of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of our common stock and preferred stock reflect changes to our capital structure that we expect to occur upon the closing of this offering.

Upon the completion of this offering, our authorized capital stock will consist of 123,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of September 30, 2008, there were 55,152,597 shares of our common stock outstanding and held of record by approximately 18 stockholders.

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive ratably any dividends that are declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. Upon our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all our debts and other liabilities, subject to the preferential rights of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Upon the completion of this offering, our board of directors will be authorized, without further vote or action by the stockholders, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, rights, preferences and privileges and any qualifications, limitations or restrictions of the shares of each such series of preferred stock, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of that series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Registration Rights

We have entered into a registration rights agreement dated as of December 13, 2005, as amended, with certain holders of our common and preferred stock. Subject to the terms of this agreement, holders of                          shares having demand registration rights can demand that we file a registration statement. In addition, holders of                          shares having piggyback registration rights can request that their shares be covered by a registration statement that we otherwise file. The following description of the terms of the registration rights agreement is intended as a summary only and is qualified in its entirety by reference to the registration rights agreement filed as an exhibit to the registration statement, of which this prospectus forms a part.

Demand Registration Rights

At any time, but subject to certain exceptions, one or more holders of then outstanding registrable securities may demand that we effect a registration under the Securities Act covering the public offering and sale of all or part of the registrable securities held by those stockholders, provided that the value of the registrable securities that those holders propose to sell in that offering is at least $50,000,000 and the approval of the holders of a majority of the registrable securities has been obtained. Upon any such demand, we must use our best efforts to effect the registration of the registrable securities that we have been requested to register, together with all other registrable securities that we may have been requested to register by other stockholders pursuant to the piggyback registration rights described below, and if requested by certain of the largest participating holders, we must obtain acceleration of the effective date of the registration statement relating to such registration from the SEC.

Notwithstanding the foregoing, with certain exceptions, we are not obligated to effect a demand registration during the effectiveness of a lock-up agreement entered into in connection with a registration statement pertaining to an underwritten public offering of our securities for our own account. We are also not obligated to effect a demand registration on any form other than Form S-3 if the holders initiating that registration or certain related holders have previously demanded and received three or more registrations on any form other than Form S-3, so long as those registrations remained effective for at least 270 days in accordance with the provisions of the registration rights agreement and the holders initiating that registration together with all other holders of registrable securities joining in that registration were able to include at least 90% of the registrable securities they desired to include in that registration. In addition, we are not obligated to effect a demand registration if at the time of the request a registration statement with respect to another demand registration became effective within the preceding 90 days.

We have the ability to delay the filing of a registration statement, subject to certain restrictions, if we are in possession of material nonpublic information that it would be in our best interests not to disclose.

Piggyback Registration Rights

All parties to the registration rights agreement have piggyback registration rights. Under these provisions, if we register any securities for public sale, including pursuant to any stockholder-initiated demand registration, these stockholders have the right to include their shares in the registration statement, subject to certain exceptions relating to employee benefit plans, dividend reinvestment plans, mergers and acquisitions and this offering. Piggyback registration rights will not apply to this offering, unless the holders of a majority of the registrable securities determine otherwise. The underwriters of any underwritten offering will have the right to limit the number of shares having registration rights to be included in the registration statement.

Expenses of Registration

We will pay all registration expenses, other than underwriting discounts and commissions and any transfer taxes related to any demand or piggyback registration. With respect to demand registrations, these expenses include all reasonable expenses that any stockholder incurs in connection with the registration of its securities, subject to certain limitations.

Indemnification

The registration rights agreement contains indemnification provisions pursuant to which we are obligated to indemnify the selling stockholders and any person who might be deemed to control us or any of our subsidiaries in the event of material misstatements or omissions in the registration statement or related violations of law attributable to us. We may, as a condition to including their securities in any registration statement filed pursuant to demand or piggyback registration rights, require the selling stockholders to agree to indemnify us for misstatements or omissions attributable to them.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws that will become effective upon completion of this offering contain certain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.

Undesignated Preferred Stock

As discussed above, our board of directors will have the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.

Limits on Ability of Stockholders to Act by Written Consent

Our amended and restated certificate of incorporation will provide that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Election and Removal of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that establish specific procedures for appointing and removing members of our board of directors. The appointment and removal of directors are also subject to the provisions of our stockholders agreement, which is described in this prospectus under the caption “Certain Relationships and Related Party Transactions—Stockholders Agreement.”

No Cumulative Voting

Our amended and restated certificate of incorporation and amended and restated bylaws will not permit cumulative voting in the election of directors. Cumulative voting allows a stockholder to vote a portion or all of its shares for one or more candidates for seats on our board of directors. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Delaware Anti-Takeover Statute

We are not currently subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•

at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.

Our amended and restated certificate of incorporation will continue to provide that Section 203 will not apply to us. The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Transfer Agent and Registrar

Upon the completion of this offering, the transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (718) 921-8254.

Listing

We have applied for our common stock to be listed on the NYSE under the symbol “SWI.”

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been any public market for our common stock, and we make no prediction as to the effect, if any, that market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market, or the perception that these sales could occur, could adversely affect the market price of common stock and could impair our future ability to raise capital through the sale of equity securities.

Upon the completion of this offering, we will have an aggregate of              shares of common stock outstanding, assuming no exercise of the underwriters’ option to purchase additional shares and no exercise of outstanding options. Of the outstanding shares, all of the shares sold in this offering, plus any additional shares sold upon exercise of the underwriters’ option to purchase additional shares, will be freely tradable, except that any shares purchased by “affiliates” (as that term is defined in Rule 144 under the Securities Act) may only be sold in compliance with the limitations described below. The remaining              shares of common stock will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701, promulgated under the Securities Act, which rules are summarized below.

Lock-Up Agreements

We expect all of our directors, officers, stockholders and optionees will enter into lock-up agreements that generally provide that these holders will not offer, pledge, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated for a period of 180-days from the date of this prospectus.

We have agreed, subject to limited exceptions, that for a period of 180 days after the date of this prospectus, we will not, without the prior written consent of J.P. Morgan Securities, Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, offer, pledge, sell or otherwise dispose of any shares of common stock, except for the shares of common stock offered in this offering and the shares of common stock issuable upon exercise or conversion of options, warrants or securities outstanding on the date of this prospectus and the shares of our common stock that are issued under our stock option or employee stock purchase plans.

The 180-day restricted periods described above are subject to extension such that, in the event that either (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions on offers, pledges, sales, agreements to sell or other dispositions of common stock or securities convertible into or exchangeable or exercisable for shares of our common stock described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person is entitled to sell those shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144. Rule 701 also permits affiliates of our company to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling those shares pursuant to Rule 701.

Stock Options

We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of our common stock subject to options outstanding or reserved for issuance under our stock plans. We expect to file this registration statement as soon as practicable after this offering. In addition, we intend to file a registration statement on Form S-8 or such other form as may be required under the Securities Act for the resale of shares of our common stock issued upon the exercise of options that were not granted under Rule 701. We expect to file this registration statement as soon as permitted under the Securities Act. However, the shares registered on Form S-8 will be subject to volume limitations, manner of sale, notice and public information requirements of Rule 144 and will not be eligible for resale until expiration of the lock up agreements to which they are subject.

Registration Rights

We have granted demand registration rights, rights to participate in offerings that we initiate and Form S-3 registration rights to certain of our stockholders to sell our common stock. For a further description of these rights, see “Description of Capital Stock—Registration Rights.”

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to non-U.S. holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. Except to the limited extent below, this summary does not address tax considerations arising under estate or gift tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

In addition, if a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder if you are a holder that, for U.S. federal income tax purposes, is not a U.S. person. For purposes of this discussion, you are a U.S. person if you are:

•	an individual citizen or resident of the United States;

•

a corporation or other entity taxable as a corporation, or a partnership or entity taxable as a partnership, created or organized in the United States or under the laws of the United States or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

If you are an individual, you may, in many cases, be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. For these purposes, all the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to United States federal income tax as if they were U.S. citizens. Such an individual is urged to consult his or her own tax advisor regarding U.S. federal income tax consequences of the sale, exchange of other disposition of common stock.

Distributions

We have not made any distributions on our common stock, and we do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. Generally, in order for us or our paying agent to withhold tax at a lower treaty rate, a non-U.S. holder must certify its entitlement to treaty benefits. A non-U.S. holder generally can meet this certification requirement by providing a Form W-8BEN (or any successor form) or appropriate substitute form to us or our paying agent. If the holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other pass-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, that portion of your earnings and profits that is effectively connected with your conduct of a U.S. trade or business, subject to certain adjustments, may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts currently withheld if you file an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

You generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with your conduct of a U.S. trade or business (and, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by you in the United States);

•

you are an individual who holds our common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes (a “USRPHC”) at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the applicable period that is specified in the Code.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders described in the first bullet above may be subject to the additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). You should consult any applicable income tax or other treaties that may provide for different rules.

Federal Estate Tax

Our common stock that is held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report is sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding (currently at a rate of 28%) unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner.

THE PRECEDING DISCUSSION OF UNITED STATES FEDERAL TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We and the selling stockholders are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are acting as joint book-running managers of the offering and, along with Jefferies & Company, Inc., Pacific Crest Securities LLC and Thomas Weisel Partners LLC as representatives of the underwriters. We and the selling stockholders have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we and the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Jefferies & Company, Inc.
Pacific Crest Securities LLC
Thomas Weisel Partners LLC

Total

The underwriters are committed to purchase all the shares of common stock offered by us and the selling stockholders if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $            per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $            per share from the public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered in this offering.

The underwriters have an option to purchase up to             additional shares of common stock from us to cover sales of shares by the underwriters that exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting discounts and commissions are equal to the public offering price per share of common stock less the amount paid by the underwriters to us and the selling stockholders per share of common stock. The underwriting discounts and commissions are $            per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Underwriting Discounts and Commissions

	Paid by Us		Paid by Selling Stockholders		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise	No Exercise	Full Exercise
Per share	$	$	$	$	$	$
Total	$	$	$	$	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not, subject to limited exceptions, (1) offer, sell, contract to sell, publicly announce the intention to sell, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any shares of common stock (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers have entered, and we expect that our stockholders and optionees, including all of our selling stockholders, will enter, into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated, (1) offer, pledge, publicly announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We have applied for our common stock to be listed on the NYSE under the symbol “SWI.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, or purchasing and selling shares of, common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that, if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us, the selling stockholders and the representatives of the underwriters. In determining the initial public offering price, we, the selling stockholders and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly-traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters, the selling stockholders and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for our common stock, or that the shares of common stock will trade in the public market at or above the initial public offering price.

If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Each underwriter has represented that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services Markets Act 2000 (as amended), or the FSMA) received by it in connection with the issue or sale of any common stock in circumstances in which Section 21(1) of the FSMA does not apply to us and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of common stock to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission, or ASIC. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus for the purposes of Chapter 6D.2 of the Australian Corporations Act 2001, or the Act, in relation to the securities or our company.

This prospectus is not an offer to retail investors in Australia generally. Any offer of securities in Australia is made on the condition that the recipient is a “sophisticated investor” within the meaning of section 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act, or on condition that the offer to that recipient can be brought within the exemption for ‘Small-Scale Offerings’ (within the meaning of section 708(1) of the Act). If any recipient does not satisfy the criteria for these exemptions, no applications for securities will be accepted from that recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of the offer, is personal and may only be accepted by the recipient.

If a recipient on-sells their securities within 12 months of their issue, that person will be required to lodge a disclosure document with ASIC unless either:

•

the sale is pursuant to an offer received outside Australia or is made to a “sophisticated investor” within the meaning of 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act; or

•

it can be established that our company issued, and the recipient subscribed for, the securities without the purpose of the recipient on-selling them or granting, issuing or transferring interests in, or options or warrants over them.

This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India. This prospectus or any other material relating to these securities may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Our securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. Our securities have not been registered with the Financial Supervisory Commission of Korea for public offering in Korea. Furthermore, our securities may not be resold to Korean residents unless the purchaser of our securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our securities.

Certain of the underwriters and their affiliates may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they may receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fenwick & West LLP, Mountain View, California.

EXPERTS

The consolidated financial statements of SolarWinds, Inc. as of December 31, 2006 and 2007 and for each of the three years in the period ended December 31, 2007 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Neon Software, Inc. as of October 31, 2006 and for the year then ended included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of IPMonitor Corporation as of October 31, 2006 and for the year then ended included in this prospectus have been so included in reliance on the report of the Canadian firm of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock we are offering. The registration statement, including the attached exhibits and schedule, contains additional relevant information about us and our common stock. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. When we complete this offering, we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

For further information about us and our common stock, you may inspect a copy of the registration statement and the exhibits and schedule to the registration statement without charge at the offices of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of the registration statement from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 upon the payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants like us that file electronically with the SEC. You can also inspect our registration statement on this website.

AND UNAUDITED COMBINED CONDENSED PRO FORMA

FINANCIAL INFORMATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of SolarWinds, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of changes in convertible preferred stock and stockholders’ deficit and of cash flows present fairly, in all material respects, the financial position of SolarWinds, Inc. and its subsidiaries at December 31, 2006 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for stock-based compensation in 2006.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

March 18, 2008

SolarWinds, Inc.

Consolidated Balance Sheets

(In thousands, except for share and per share information)

	December 31,		September 30, 2008	Pro Forma September 30, 2008
	2006	2007
			(unaudited—Note 2)
Assets
Current assets:
Cash and cash equivalents	$9,342	$19,303	$39,807	$
Restricted cash	1,000	1,000	1,000
Accounts receivable, net of allowances of $112, $230 and $389 as of December 31, 2006 and 2007 and September 30, 2008 (unaudited), respectively.	5,522	10,851	14,488
Prepaid income taxes	869	—	—
Deferred taxes	—	—	61
Other current assets	404	785	1,144

Total current assets	17,137	31,939	56,500

Property and equipment, net	1,684	3,290	5,100
Debt issuance costs, net	1,845	1,473	1,194
Deferred taxes	308	1,294	1,700
Goodwill	—	9,134	10,708
Intangible assets and other, net	98	2,132	4,219

Total assets	$21,072	$49,262	$79,421	$

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$582	$1,532	$1,785	$
Accrued liabilities	2,369	2,378	4,456
Accrued interest payable	2,670	2,463	1,803
Income taxes payable	—	970	884
Deferred taxes	389	389	—
Deferred revenue	8,353	17,092	25,073
Current portion of capital lease obligations	98	123	25
Current portion of long-term debt	—	1,417	—

Total current liabilities	14,461	26,364	34,026
Long-term liabilities:
Capital lease obligations, net of current portion	382	322	17
Long-term debt, net of current portion	102,500	101,083	101,083

Total long-term liabilities	102,882	101,405	101,100

Total liabilities	117,343	127,769	135,126

Commitments and contingencies (Note 13)
Convertible preferred stock, $0.001 par value: 46,551,618 shares authorized and 27,000,003 shares issued and outstanding as of December 31, 2006 and 2007 and September 30, 2008 (unaudited), liquidation preference of $72,500 at September 30, 2008 (unaudited)	27	27	27
Stockholders’ deficit:
Common stock, $0.001 par value: 123,000,000 shares authorized and 27,450,003, 28,097,094 and 28,152,594 shares issued and outstanding as of December 31, 2006 and 2007 and September 30, 2008 (unaudited), respectively	27	28	28		55
Additional paid-in capital	3,021	8,921	13,494		13,494
Note receivable from stockholder	—	(1,738)	—		—
Accumulated other comprehensive income (loss)	—	(6)	(180)		(180)
Accumulated deficit	(99,346)	(85,739)	(69,074)		(69,074)

Total stockholders’ deficit	(96,298)	(78,534)	(55,732)		(55,705)

Total liabilities, convertible preferred stock and stockholders’ deficit	$21,072	$49,262	$79,421	$

The accompanying notes are an integral part of these consolidated financial statements.

SolarWinds, Inc.

Consolidated Statements of Income

(In thousands, except for per share information)

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2006	2007	2007	2008
				(unaudited)	(unaudited)
Revenue:
License	$18,400	$23,676	$39,525	$27,546	$41,545
Maintenance and other	9,502	14,558	22,210	15,322	26,693

Total revenue	27,902	38,234	61,735	42,868	68,238
Cost of license revenue	151	95	219	157	191
Cost of maintenance and other revenue (1)	106	395	2,034	1,456	2,415

Gross profit	27,645	37,744	59,482	41,255	65,632

Operating expenses:
Sales and marketing (1)	1,140	3,504	12,909	9,033	16,198
Research and development (1)	930	2,341	5,899	4,280	6,249
General and administrative (1)	973	6,477	9,763	6,723	12,486
Recapitalization expenses	1,612	—	—	—	—

Total operating expenses	4,655	12,322	28,571	20,036	34,933

Operating income	22,990	25,422	30,911	21,219	30,699

Other income (expense):
Interest income	4	447	528	355	400
Interest expense	(474)	(10,682)	(10,235)	(7,680)	(6,435)
Other expense	—	—	(73)	(17)	(43)

Total other income (expense)	(470)	(10,235)	(9,780)	(7,342)	(6,078)

Income before income taxes	22,520	15,187	21,131	13,877	24,621
Income tax expense (benefit)	(751)	5,596	7,524	4,938	7,956

Net income	23,271	9,591	13,607	8,939	16,665
Amount allocated to participating preferred stockholders	(4,642)	(4,791)	(6,681)	(4,394)	(8,161)

Net income available to common stockholders	$18,629	$4,800	$6,926	$4,545	$8,504

Basic earnings per share available to common stockholders	$13.95	$0.18	$0.25	$0.16	$0.30

Diluted earnings per share available to common stockholders	$8.73	$0.18	$0.24	$0.16	$0.26

Shares used in computation of basic earnings per share available to common stockholders	1,335	27,014	27,969	27,928	28,130

Shares used in computation of diluted earnings per share available to common stockholders	2,667	54,055	56,030	55,545	32,410

Pro forma earnings per share (unaudited)
Basic			$0.25		$0.30
Diluted			$0.24		$0.28
Weighted average number of shares used in pro forma computation (unaudited)
Basic			54,969		55,130
Diluted			56,030		59,410

(1)	Includes stock-based compensation expense as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2006	2007	2007	2008
(in thousands)				(unaudited)	(unaudited)
Cost of maintenance revenue	$—	$—	$39	$27	$46
Sales and marketing	—	334	1,213	862	1,179
Research and development	—	190	467	330	563
General and administrative	—	991	2,091	1,486	2,515

The accompanying notes are an integral part of these consolidated financial statements.

SolarWinds, Inc.

Consolidated Statements of Changes in Convertible Preferred Stock and Stockholders’ Deficit

(In thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Note Receivable from Stockholder	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2004	—	$—	3	$3	$151	$—	$—	$(1,967)	$(1,813)
Distributions to stockholders	—	—	—	—	—	—	—	(25,281)	(25,281)
Stock split (Note 1)	46,551	47	46,548	44	(91)	—	—	—	(47)
Purchase and retirement of stock	(19,551)	(20)	(19,551)	(20)	—	—	—	(104,960)	(104,980)
Net income	—	—	—	—	—	—	—	23,271	23,271

Balances at December 31, 2005	27,000	27	27,000	27	60	—	—	(108,937)	(108,850)
Exercise of stock options	—	—	450	—	1,208	—	—	—	1,208
Stock-based compensation	—	—	—	—	1,515	—	—	—	1,515
Excess tax benefit from stock-based compensation	—	—	—	—	238	—	—	—	238
Net income	—	—	—	—	—	—	—	9,591	9,591

Balances at December 31, 2006	27,000	27	27,450	27	3,021	—	—	(99,346)	(96,298)
Comprehensive income:						—
Foreign currency translation adjustment	—	—	—	—	—	—	(6)	—	(6)
Net income	—	—	—	—	—	—	—	13,607	13,607

Comprehensive income									13,601

Exercise of stock option	—	—	647	1	1,737	(1,738)	—	—	—
Interest on option exercised with note	—	—	—	—	30	—	—	—	30
Stock-based compensation	—	—	—	—	3,810	—	—	—	3,810
Excess tax benefit from stock-based compensation	—	—	—	—	323	—	—	—	323

Balances at December 31, 2007	27,000	27	28,097	28	8,921	(1,738)	(6)	(85,739)	(78,534)
Comprehensive income: (unaudited)
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	—	(174)	—	(174)
Net income (unaudited)	—	—	—	—	—	—	—	16,665	16,665

Comprehensive income (unaudited)									16,491

Purchase of stock (unaudited)	(726)	(1)	(726)	(1)	(13,639)	—	—	—	(13,640)
Issuance of stock (unaudited)	726	1	726	1	13,639	—	—	—	13,640
Repayment of note receivable from stockholder (unaudited)	—	—	—	—	—	1,738	—	—	1,738
Exercise of stock options (unaudited)			56		170				170
Interest on option exercised with note (unaudited)	—	—	—	—	15	—	—	—	15
Stock-based compensation (unaudited)	—	—	—	—	4,303	—	—	—	4,303
Excess tax benefit from stock-based compensation (unaudited)	—	—	—	—	85	—	—	—	85

Balances at September 30, 2008 (unaudited)	27,000	$27	28,153	$28	$13,494	$—	$(180)	$(69,074)	$(55,732)

The accompanying notes are an integral part of these consolidated financial statements.

SolarWinds, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2006	2007	2007	2008
				(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$23,271	$9,591	$13,607	$8,939	$16,665
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36	124	785	486	1,062
Provision for doubtful accounts	—	112	118	103	315
Stock-based compensation expense	—	1,515	3,810	2,705	4,303
Deferred taxes	(751)	833	(1,242)	(815)	(878)
Excess tax benefit from stock-based compensation	—	(238)	(323)	(323)	(85)
Loss on asset disposal	—	331	—	—	—
Other non-cash expenses	—	388	453	300	509
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in business combinations:
Accounts receivable	(2,555)	(239)	(5,362)	(7,435)	(4,050)
Prepaid income taxes and other current assets	(39)	(994)	486	615	(497)
Accounts payable	—	572	828	342	279
Accrued liabilities	22	2,246	(93)	362	2,124
Accrued interest payable	474	2,192	(208)	(173)	(660)
Income taxes payable	—	—	1,293	1,678	49
Deferred revenue and other liabilities	2,807	698	7,955	5,868	8,354

Net cash provided by operating activities	23,265	17,131	22,107	12,652	27,490

Cash flows from investing activities
Purchases of property and equipment	(30)	(1,465)	(2,092)	(1,331)	(3,024)
Purchases of intangible assets	—	(98)	(353)	(207)	(291)
Increase in restricted cash	—	(1,000)	—	—	—
Acquisition of businesses, net of cash acquired	—	—	(9,768)	(9,736)	(1,574)

Net cash used in investing activities	(30)	(2,563)	(12,213)	(11,274)	(4,889)

Cash flows from financing activities
Repayment of notes payable	(30)	(7,500)	—	—	(1,417)
Exercise of stock options	—	1,208	—	—	170
Interest on options exercised with note	—	—	30	9	15
Distributions to stockholders	(25,281)	—	—	—	—
Excess tax benefit from stock-based compensation	—	238	323	323	85
Repurchase and retirement of preferred stock	(52,500)	—	—	—	—
Repurchase and retirement of common stock	(52,500)	—	—	—	—
Proceeds of long-term debt, net of issuance costs	107,767	—	—	—	—
Repayments of capital lease obligations	—	—	(115)	(85)	(20)
Payments for offering costs	—	—	(84)	—	(1,932)
Proceeds from note receivable from stockholder	—	—	—	—	1,738
Proceeds from issuance of stock	—	—	—	—	13,640
Purchase of stock	—	—	—	—	(13,640)

Net cash (used in) provided by financing activities	(22,544)	(6,054)	154	247	(1,361)
Effect of exchange rate changes on cash and cash equivalents	—	—	(87)	(45)	(736)

Net increase in cash and cash equivalents	691	8,514	9,961	1,580	20,504
Cash and cash equivalents
Beginning of period	137	828	9,342	9,342	19,303

End of period	$828	$9,342	$19,303	$10,922	$39,807

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$8,100	$10,069	$7,573	$6,815

Cash paid for income taxes	$1,560	$5,395	$6,640	$3,205	$8,789

Noncash investing and financing transactions
Fixed assets acquired under capital leases	$—	$480	$80	$80	$—

Exercise of stock option with note receivable from stockholder	$—	$—	$1,738	$1,738	$—

Capital lease termination and related asset write-off	$—	$—	$—	$—	$412

The accompanying notes are an integral part of these consolidated financial statements.

SolarWinds, Inc.

Notes to Consolidated Financial Statements

1. Organization and Nature of Operations

SolarWinds.net, Inc., an Oklahoma corporation, or we or us, was incorporated on January 28, 1999 by our founder. Effective February 7, 2008, we reincorporated in Delaware and changed our name to SolarWinds, Inc.

We are a provider of enterprise-class network management software designed by network professionals for network professionals. Our customer base spans small businesses to Fortune 500™ companies, government agencies, including the military, and educational institutions.

We declared a three-for-one stock split of our common stock and preferred stock in January 2008. We have presented all share and per share information giving effect to the stock split.

Recapitalization

In December 2005, a group of investors led by Bain Capital Ventures and Insight Venture Partners, or the Investor Group, purchased a 67.8% interest in us from our original stockholders. This transaction was accomplished through a recapitalization of our company.

On December 13, 2005, a series of transactions were completed to recapitalize our company, or the Recapitalization, including:

•

the issuance of approximately 41,901 shares of common stock, par value $0.001, and approximately 41,901 shares of convertible preferred stock, par value $0.001, for each outstanding share of common stock, $1.00 par value, to our original stockholders;

•

the incurrence of long-term debt of $110.0 million, approximately $105.0 million of which was utilized to repurchase and retire 19,551,615 shares of common stock and 19,551,615 shares of convertible preferred stock held by our original stockholders; and

•

the sale by our original stockholders of 18,310,347 shares of common stock and 18,310,347 shares of convertible preferred stock to the Investor Group, with the proceeds paid to our original stockholders.

Because the Investor Group did not acquire ownership of substantially all of our equity, the Recapitalization did not affect the historical bases of our assets and liabilities for financial reporting purposes. In accordance with Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations, we expensed approximately $1.6 million of costs associated with effecting the Recapitalization, which were primarily comprised of consulting fees to the original stockholders and legal and accounting fees, in our 2005 consolidated statement of income.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries. We have eliminated all material intercompany balances and transactions.

Unaudited Interim Financial Information

The accompanying unaudited interim consolidated balance sheet as of September 30, 2008, the consolidated statements of income and cash flows for the nine months ended September 30, 2007 and 2008, and the consolidated statement of changes in convertible preferred stock and stockholders’ deficit for the nine months ended September 30, 2008 are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In the opinion of our management, the unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments necessary for the fair statement of our financial position, as of September 30, 2008, the results of operations and cash flows for the nine months ended September 30, 2007 and 2008 and stockholders’ deficit for the nine months ended September 30, 2008. The results of operations for the nine months ended September 30, 2008 are not necessarily indicative of the results to be expected for the year ending December 31, 2008 or for any other period.

Unaudited Pro Forma Presentation

Upon the consummation of the initial public offering contemplated in this prospectus, all of the outstanding shares of our convertible preferred stock will automatically convert into shares of our common stock. The September 30, 2008 unaudited pro forma balance sheet data has been prepared assuming the conversion of the convertible preferred stock outstanding into 27,000,003 shares of common stock. The unaudited pro forma earnings per share for the year ended December 31, 2007 and the nine months ended September 30, 2008 were computed using the weighted average number of common shares outstanding and have been prepared assuming the conversion of the convertible preferred stock outstanding into 27,000,003 shares of common stock.

We have currently excluded from the pro forma presentation any earn-out to be paid pursuant to the Redemption Agreement between Solarwinds Management, LLC and Yonce Management, LLC as such earn-out payments are dependent upon the market value of the company subsequent to the IPO. The potential earn-out payment will be in the range of $0 to $20 million.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Significant items subject to those estimates and assumptions include the carrying amounts of property and equipment, intangible assets and goodwill, the allowance for doubtful accounts, the valuation of stock options, the fair value of common stock and deferred income taxes. Actual results could differ from those estimates.

Foreign Currency Translation

Generally, the functional currency of our foreign subsidiaries is the local currency for the country in which the foreign subsidiary operates. We translate assets and liabilities for these subsidiaries at exchange rates in effect at the balance sheet date. We translate income and expense accounts for these subsidiaries at the average monthly exchange rates for the periods. We record resulting translation adjustments as a component of accumulated other comprehensive income (loss) within stockholders’ deficit. Cumulative translation adjustments were not material at December 31, 2006 or 2007 or September 30, 2008 (unaudited). We record gains and losses from currency transactions denominated in currencies other than the functional currency as other income or expense in our consolidated statements of income. There were no equity transactions denominated in foreign currencies for the years ended December 31, 2006 and 2007 or the nine months ended September 30, 2007 and 2008 (unaudited).

Local currency transactions of international subsidiaries that have the U.S. dollar as the functional currency are remeasured into U.S. dollars using current rates of exchange for monetary assets and liabilities and historical rates of exchange for non-monetary assets and liabilities. Gains and losses from remeasurement of monetary assets and liabilities, as reflected within the consolidated statements of income, were not material for the years ended December 31, 2005, 2006 and 2007, or the nine months ended September 30, 2007 and 2008 (unaudited).

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate their respective fair values, due to the short-term nature of these instruments. Based on borrowing rates currently available to us for loans with similar terms, the carrying amount of our long-term debt approximates its fair value.

On January 1, 2008, we partially adopted the provisions of SFAS No. 157 for financial assets and liabilities. SFAS No. 157 became effective for financial assets and liabilities on January 1, 2008. On January 1, 2009, we will apply the provisions of SFAS No. 157 for non-recurring fair value measurements of non-financial assets and liabilities, such as goodwill, indefinite-lived intangible assets, and property, plant and equipment. SFAS No. 157 defines fair value, thereby eliminating inconsistencies in guidance found in various prior accounting pronouncements, and increases disclosures surrounding fair value calculations.

SFAS No. 157 establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:

Level 1: Unadjusted quoted prices for identical assets or liabilities in active markets accessible by us.

Level 2: Inputs that are observable in the marketplace other than those inputs classified as Level 1.

Level 3: Inputs that are unobservable in the marketplace and significant to the valuation.

Cash and Cash Equivalents and Restricted Cash

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2006 and 2007 and September 30, 2008 (unaudited), we had $1.0 million pledged as collateral for a letter of credit, which we have recorded as restricted cash on our consolidated balance sheets.

Accounts Receivable

Accounts receivable represent trade receivables from customers when we have provided software licenses and/or annual software maintenance agreements and we have not yet received payment. We present accounts receivable net of an allowance for doubtful accounts. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. In doing so, we consider the current financial condition of the customer, the specific details of the customer account, the age of the outstanding balance and the current economic environment. Any change in the assumptions used in analyzing a specific account receivable might result in an additional allowance for doubtful accounts being recognized in the period in which the change occurs. We have a history of little or no write-offs for bad debts. The allowance for doubtful accounts was $0.1 million, $0.2 million and $0.4 million at December 31, 2006 and 2007 and September 30, 2008 (unaudited), respectively.

Concentrations of Risks

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Deposits held with banks may exceed the amount of insurance provided on these deposits. Generally, we may redeem these deposits upon demand. We maintain them with financial institutions of reputable credit and therefore bear minimal credit risk. We generally invest our cash equivalents in money market funds.

We provide credit to distributors, resellers and direct customers in the normal course of business. We generally extend credit to new customers based upon industry reputation and existing customers based upon prior payment history. We did not have any customer that represented 10% or more of our revenue for the years ended December 31, 2005, 2006 or 2007. In the nine months ended September 30, 2007 and 2008 (unaudited), we had one reseller that represented 10.3% of our revenue and one distributor that represented 14.8% of our revenue, respectively.

Property and Equipment

We record property and equipment at cost and depreciate them using the straight-line method over their estimated useful lives. We depreciate equipment over five years, furniture and fixtures over five to seven years, and purchased software over eight years. We amortize leasehold improvements over the shorter of their respective estimated useful lives, generally five years, or the remaining lease term, including renewal option periods that are reasonably assured. Upon retirement or sale of property and equipment, we remove the cost of assets disposed of and any related accumulated depreciation from our accounts and credit or charge any resulting gain or loss to income. We expense repairs and maintenance as they are incurred.

Impairment of Long-Lived Assets

We evaluate long-lived assets held and used for impairment whenever events or changes in circumstances indicate that their net book values may not be recoverable. We continually evaluate whether events and circumstances have occurred that indicate the balance of our property and equipment and intangible assets with finite lives may not be recoverable. This evaluation is significantly impacted by estimates and assumptions of future revenue, expenses and other factors, which are affected by changes in the business climate, legal matters and competition. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our property and equipment or our intangible assets with finite lives, that revision could result in a non-cash impairment charge that could have a material impact on our financial results. When these factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. We base the impairment, if any, on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows of those assets, and record it in the period in which we make the determination.

Goodwill and Other Intangible Assets with Indefinite Lives

We made two acquisitions in 2007 that resulted in the recognition of goodwill (see Note 3). We test goodwill and other intangible assets with indefinite lives for impairment on an annual basis in the fourth quarter of each year in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Additionally, we will test goodwill and other intangible assets with indefinite lives in the interim if events and circumstances indicate that goodwill and other intangible assets with indefinite lives may be impaired. The events and circumstances that we consider include the business climate, legal factors, operating performance indicators and competition. We evaluate impairment of goodwill and other intangible assets with indefinite lives using a two-step process. The first step involves a comparison of the fair value of a reporting unit with its carrying amount. If the carrying amount of the reporting unit exceeds its fair value, the second step of the process involves a comparison of the fair value and carrying amount of the goodwill and other intangible assets with indefinite lives of that reporting unit. If the carrying amount of the goodwill and other intangible assets with indefinite lives of a reporting unit exceeds the fair value of that goodwill and other intangible assets with indefinite lives, we would recognize an impairment loss in an amount equal to the excess of carrying value over fair value. If an event occurs that would cause us to revise our estimates and assumptions used in analyzing the value of our goodwill and other intangible assets with indefinite lives, the revision could result in a non-cash impairment charge that could have a material impact on our financial results.

Intangible Assets

Intangible assets consist of acquired developed product technologies, acquired customer relationships, patents and licenses to use intellectual property. As discussed in Note 3, we made two acquisitions in 2007 that resulted in the recognition of intangible assets. We record intangible assets at cost and amortize those with finite lives over the shorter of the contractual life or the estimated useful life, which is generally three years for customer relationships, five years for acquired developed product technologies and ten years for intellectual property. We estimate the useful lives of acquired developed product technologies and customer relationships based on factors that include the planned use of each developed product technology and the expected pattern of future cash flows to be derived from each developed product technology and existing customer relationships. We include amortization of acquired developed product technologies in cost of license revenue and amortization of customer relationships in general and administrative expenses in our consolidated statements of income.

Leases

We lease facilities worldwide and certain equipment under non-cancelable lease agreements. The terms of some of our lease agreements provide for rental payments on a graduated basis. We recognize rent expense on a straight-line basis over the lease period and accrue rent expense incurred but not paid.

Debt Issuance Costs

We amortize debt issuance costs over the term of the associated debt. The gross carrying amount of debt issuance costs was $2.2 million at December 31, 2006 and 2007, and September 30, 2008 (unaudited), and accumulated amortization was $0.4 million, $0.7 million and $1.0 million at December 31, 2006 and 2007 and September 30, 2008 (unaudited), respectively. Interest expense includes amortization of debt issuance costs, which was $0, $0.4 million and $0.4 million for the years ended December 31, 2005, 2006 and 2007 and $0.3 million and $0.3 million for the nine months ended September 30, 2007 and 2008 (unaudited), respectively.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss), which includes certain changes in equity that are excluded from net income. Cumulative foreign currency translation adjustments, net of tax, are included in accumulated other comprehensive income (loss). We have reflected accumulated other comprehensive income (loss) in stockholders’ deficit. Net income and comprehensive income were the same in 2005 and 2006.

Research and Development Costs

We expense costs incurred in the research and development of our products as they are incurred. We expense costs associated with the development of computer software to be marketed prior to the establishment of technological feasibility and capitalize them from the point technological feasibility is reached until the product is ready for general release. We did not capitalize any software development costs for the years ended December 31, 2005, 2006 and 2007 or for the nine months ended September 30, 2007 and 2008 (unaudited), as costs incurred subsequent to the establishment of technological feasibility, but prior to general release, were insignificant.

Revenue Recognition

We derive substantially all of our revenue from the licensing of our software products and from the sale of maintenance agreements. We include one year of maintenance as part of the initial purchase price of each software offering and then sell annual renewals of this maintenance agreement. We recognize revenue for software, maintenance and other services, in accordance with the American Institute of Certified Public Accountants’ Statement of Position, or SOP, 97-2, Software Revenue Recognition, as amended, when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable.

License Revenue. We consider delivery of our software to have occurred and recognize revenue from the sale of perpetual licenses to our software when risk of loss transfers to the customer or reseller, which is generally upon electronic transfer of the license key that provides immediate availability of the product to the purchaser.

We sell licenses to our software products through our direct inside sales force and through our distributors and other resellers. Our resellers do not carry inventory of our software; we require resellers to specify the end-user of the software at the time of the order. If the reseller does not provide end-user information, then we will generally not fulfill the order. In periods prior to October 1, 2006, on isolated occasions our resellers carried a limited amount of inventory. In those instances, we deferred revenue from the sale of those products until the software was sold by the reseller to an end-user.

We generally use a purchase order, an authorized credit card, an electronic or manually signed license agreement, or the receipt of a cash payment as evidence of an arrangement. Sales through resellers are typically evidenced by a reseller agreement, together with purchase orders or authorized credit cards on a transaction-by-transaction basis.

We account for sales incentives to customers or resellers as a reduction of revenue at the time we recognize the revenue from the related product sale. We report revenue net of any sales tax collected.

Our return policy generally does not allow customers to return software offerings.

Because our software is always sold with maintenance, we calculate the amount of revenue allocated to the software license by determining the fair value of the maintenance and subtracting it from the total invoice or contract amount. We establish vendor-specific objective evidence, or VSOE, of the fair value of maintenance services by the standard published list pricing for our maintenance renewals since we generally charge list prices for our maintenance renewals.

For periods prior to October 1, 2006, we had implied post contract support services obligations because we provided free technical support and unspecified software upgrades to certain customers. Thus, for these periods, we deferred a portion of the license revenue from product sales and allocated these amounts to post contract support deferred revenue to account for the circumstances in which we provided post contract support services in excess of the customer’s contractual post contract support services period. We then recognized the deferred revenue for these implied post contract support services obligations ratably on a daily basis over the implied post contract support services period, which was typically based on the expected term of the obligation, which ranged from five months to three years. The implied post contract support services obligation for our software offerings historically ceased upon the delivery of the next major software upgrade. In October 2006, we ceased offering free upgrades and support to customers.

Maintenance and Other Revenue. We derive maintenance revenue from fees for software maintenance services and historically implied post contract support services. We recognize maintenance revenue ratably on a daily basis over the contract period, and recognized implied post contract support services on a daily basis over the remaining estimated term of the obligation. We had recognized all revenue related to implied post contract support services by January 1, 2007. Customers with maintenance agreements are entitled to receive unspecified upgrades or enhancements to new versions of their software products on a when-and-if-available basis. Other revenue consists of training and consulting revenue, which is recognized upon delivery of the training course or consulting services to the end customer. Training and consulting revenue is not currently significant nor do we expect it to be significant in future periods.

Deferred Revenue

Deferred revenue consists of billings or payments received in advance of revenue recognition from maintenance fees and training services and, for periods prior to October 1, 2006, also from implied post contract support services. We generally bill maintenance agreements annually in advance for services to be performed over a 12-month period. We initially record the amounts to be paid under maintenance agreements as deferred revenue and recognize these amounts ratably on a daily basis over the term of the maintenance agreement.

We recognize training revenue upon delivery of the training course to the end-user. We establish VSOE of fair value for training through the standard rates we charge for training when sold separately.

Contingencies

We account for claims and contingencies in accordance with SFAS No. 5, Accounting for Contingencies. SFAS No. 5 requires that we record an estimated loss from a claim or loss contingency when information available prior to issuance of our financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. If we determine that it is reasonably possible but not probable that an asset has been impaired or a liability has been incurred or if the amount of a probable loss cannot be reasonably estimated, then we are permitted to disclose the amount or range of estimated loss if the amount or range of estimated loss is material. Accounting for claims and contingencies requires us to use our judgment. We consult with legal counsel on those issues related to litigation and seek input from other experts and advisors with respect to matters in the ordinary course of business.

Cost of Revenue

Cost of License Revenue. Cost of license revenue consists of amortization of acquired developed product technologies, the costs of media kits and shipping-related costs. We are amortizing the acquired developed product technologies on a straight-line basis over their estimated useful lives of five years.

Cost of Maintenance and Other Revenue. Cost of maintenance and other revenue consists of compensation and benefits related to personnel providing customer support and an allocation of facilities and other overhead costs.

Advertising

We expense advertising costs as incurred. Our advertising expense was $0, $0.1 million and $0.5 million for the years ended December 31, 2005, 2006 and 2007, respectively, and $0.3 million and $1.0 million for the nine months ended September 30, 2007 and 2008 (unaudited), respectively, and is included in operating expenses in the consolidated statements of income.

Stock-Based Compensation

We have granted our employees stock options for common stock. On January 1, 2006, we adopted the provisions of SFAS No. 123(R), Share-Based Payment. SFAS No. 123(R) requires recognizing compensation costs for all share-based payment awards made to employees based upon each award’s estimated grant date fair value. It covers employee stock options, restricted stock and employee stock purchases related to employee stock purchase plans. Previously, we elected to account for these share-based payment awards under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, or APB Opinion No. 25.

We adopted SFAS No. 123(R) using the modified prospective transition method, which does not result in the revision of prior periods. Accordingly, our results of operations for 2006 and subsequent periods are not comparable to our results of operations for periods prior to 2006.

Under the modified prospective transition method, SFAS No. 123(R) applies to new equity awards and to equity awards modified, repurchased or canceled after the adoption date. Additionally, compensation cost for the portion of awards granted prior to the adoption date for which the requisite service had not been rendered as of the adoption date must be recognized as the employee renders the requisite service. The compensation cost for that portion of awards must be based on the grant-date fair value of those awards as calculated in the prior period pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation. The compensation cost for those earlier awards is attributed to periods beginning on or after the adoption date using the attribution method that was used under SFAS No. 123, which was the straight-line method. Instead of recognizing forfeitures only as they occur, we now estimate an expected forfeiture rate and utilize it to determine our expense.

We utilize the Black-Scholes option-pricing model to determine the fair value of our stock option awards. For stock options that contain only a service vesting feature, we recognize compensation cost on a straight-line basis over the respective vesting periods.

As we accounted for stock-based awards under APB Opinion No. 25 until January 1, 2006, we measured compensation cost for employee stock-based compensation arrangements as the excess, if any, of the fair value of our stock at the date of grant over the amount an employee must pay to acquire the stock. No compensation cost was recognized in our financial statements for employee stock-based compensation arrangements prior to 2006. If compensation cost for our stock-based compensation arrangements had been determined based on the fair value at the award grant date consistent with the method established by SFAS No. 123, as amended by SFAS No. 148, our net income in 2005 would have approximated the pro forma amount below:

(in thousands)
2005 net income, as reported	$23,271
Total employee stock-based compensation expense included in reported net income	—
Total employee stock-based compensation expense determined under fair value method for all awards, net of taxes	(2,612)

Pro forma 2005 net income	$20,659

The pro forma amount above was estimated using a Black-Scholes option pricing model with the following weighted-average assumptions:

Expected dividend yield	0.0%
Volatility	75.0%
Risk-free rate of return	4.2 – 4.4%
Expected life	5.28 years

These pro forma disclosures are not applicable for the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2007 and 2008 (unaudited) because share-based compensation for all stock options vesting in those periods was recognized in the financial statements in those periods. Stock-based compensation under SFAS No. 123(R) decreased income before income taxes by $1.5 million, $3.8 million, $2.7 million and $4.3 million for the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2007 and 2008 (unaudited), respectively.

In periods ended prior to January 1, 2006, the income tax benefits from the exercise of stock options were classified as net cash provided by operating activities pursuant to Emerging Issues Task Force Issue No. 00-15, Classification in the Statement of Cash Flows of the Income Tax Benefit Received by a Company upon Exercise of a Nonqualified Employee Stock Option. However, for periods ended after January 1, 2006, pursuant to SFAS 123(R), the income tax benefits exceeding the recorded deferred income tax benefit and any pre-adoption “as-if” deferred income tax benefit from stock-based compensation awards, or together the excess tax benefits, must be reported in net cash provided by financing activities. In the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2007 and 2008 (unaudited), we reflected excess tax benefits from stock-based compensation awards of $0.2 million, $0.3 million, $0.3 million and $85,000, respectively, as an outflow in cash flows from operating activities and an inflow in cash flows from financing activities in our consolidated statements of cash flows, resulting in no net impact on cash.

Income Taxes

Through December 13, 2005, we elected to be taxed as a Subchapter S Corporation under provisions of the Internal Revenue Code. Under these provisions, our stockholders included our net income and loss in their personal tax returns and we were not a taxpaying entity for federal and state income tax purposes. Accordingly, we recorded no federal or state income tax expense in the accompanying 2005 financial statements for the period from January 1, 2005 to December 13, 2005.

On December 13, 2005, we became a Subchapter C Corporation for income tax purposes and, accordingly, have recorded income tax expense (benefit) in each period since December 13, 2005. In addition, effective December 13, 2005, we elected to change to the accrual basis of accounting from the cash basis of accounting for income tax purposes. As of the date of this change in tax status, there were no significant temporary differences between the respective carrying amounts and tax bases of our assets and liabilities.

We use the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Under this method, we recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the respective carrying amounts and tax bases of our assets and liabilities.

In July 2006, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of Statement of Financial Accounting Standards 109, or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attribute for financial statement disclosure of tax positions taken or expected to be taken on a tax return. We adopted FIN 48 on January 1, 2007. At the adoption, there was no liability for uncertain tax positions due to the fact that there were no material identified tax benefits that were considered uncertain tax positions.

We accrue interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of the adoption date of FIN 48, there were no accrued interest and penalties.

Earnings Per Share

We computed basic earnings per share available to common stockholders by dividing net income available to common stockholders by the weighted average number of common shares outstanding during the reporting period. We computed diluted earnings per share similarly to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock.

Reclassifications

Certain reclassifications have been made to the consolidated balance sheet as of December 31, 2006 to conform with the December 31, 2007 and September 30, 2008 (unaudited) presentations. These reclassifications had no effect on total assets, total liabilities, total stockholders’ deficit or cash flows.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and is intended to be applied prospectively, except in the case of a limited number of financial instruments that require retrospective application. In February 2008, the FASB concluded that it should defer the effective date of SFAS No. 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. We adopted SFAS No. 157 on January 1, 2008 for our financial assets and financial liabilities, which did not have a material impact on our results of operations or financial position. We will adopt SFAS No. 157 for our non-financial assets and liabilities on January 1, 2009. We are still assessing the impact that SFAS No. 157 will have on our non-recurring measurements for non-financial assets and liabilities in 2009.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of SFAS 115. SFAS No. 159 allows entities to choose, at specified election dates, to measure eligible financial assets and liabilities at fair value that are not otherwise required to be measured at fair value. If a company elects the fair value option for an eligible item, changes in that item’s fair value in subsequent reporting periods must be recognized in current earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. We adopted SFAS No. 159 on January 1, 2008, and we are not electing the fair value option for any of our eligible financial instruments and other items that are not already measured at fair value under existing standards.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations. SFAS No. 141(R) requires that, upon a business combination, the acquired assets, assumed liabilities, contractual contingencies and contingent liabilities be recognized and measured at their fair value at the acquisition date. SFAS No. 141(R) also requires that acquisition-related costs be recognized separately from the acquisition and expensed as incurred. In addition, SFAS No. 141(R) requires that acquired in-process research and development be measured at fair value and capitalized as an indefinite-lived intangible asset, and it is therefore not subject to amortization until the project is completed or abandoned. Moreover, SFAS No. 141(R) requires changes in deferred tax asset valuation allowances and acquired income tax uncertainties that are recognized after the measurement period be recognized in income tax expense. SFAS No. 141(R) is to be applied prospectively and is effective for fiscal years beginning on or after December 15, 2008. We are currently evaluating the potential impact of SFAS No. 141(R) on our financial position and results of operations.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets, which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. This position is effective for fiscal years beginning after December 15, 2008 and only applies prospectively to intangible assets acquired after the effective date. Early adoption is not permitted. We are currently evaluating the impact this statement will have on our results of operations and financial position.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles, to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements for nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. SFAS No. 162 will be effective 60 days after the SEC’s approval of the Public Company Accounting Oversight Board’s amendments to AU Section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. We are currently evaluating the effects, if any, that SFAS No. 162 will have on our consolidated financial statements.

3. Business Combinations

On April 19, 2007, we acquired substantially all of the assets and liabilities of IPMonitor Corporation, or IPMonitor, for $5.9 million in cash. The only assets and liabilities that we did not acquire were the deferred tax and investment tax credits. We also incurred direct acquisition costs of approximately $0.2 million. IPMonitor provided us an immediate product offering, also called ipMonitor, that was missing from our product offerings and eliminated the normal time to market required to develop a new software product. ipMonitor is an all-in-one availability monitoring application for network devices, servers and applications. We included the operating results of IPMonitor in our consolidated financial statements from the effective date of the acquisition.

On May 14, 2007, we completed the acquisition of all of the issued and outstanding shares of Neon Software, Inc., or Neon, for $3.75 million in cash. We also incurred direct acquisition costs of approximately $0.3 million. Under the purchase agreement, we paid an additional $0.8 million and $0.5 million in May 2008 and September 2008, respectively (unaudited), upon the achievement of the two development milestones. The payments made under the purchase agreement increased the amount of goodwill recorded. The Neon acquisition provided us an immediate desktop application for automated network discovery and topology mapping and eliminated the normal time to market required to develop a new software product. We included the operating results of Neon in our consolidated financial statements from the effective date of the acquisition.

We made both of these acquisitions because of the immediate availability of product offerings that complemented our existing products. We accounted for the IPMonitor and Neon acquisitions using the purchase method of accounting. We paid the purchase price for each of the acquisitions during 2007. There were no significant adjustments to the purchase prices of the acquisitions during 2007. We allocated each purchase price to the assets acquired, including intangible assets, and liabilities assumed based on estimated fair values at the date of the acquisition. We estimated the values of assets and liabilities based on purchase price and future intended use. We derived the value of intangible assets from the present value of estimated future benefits from the various intangible assets acquired. Goodwill represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired.

We allocated the purchase prices for IPMonitor and Neon as follows:

(in thousands)	IPMonitor	Neon
Intangible assets:
Developed product technologies	$702	$456
Customer relationships	91	61
Trademarks	298	195
Goodwill	5,353	3,781
Deferred revenue	(472)	(314)
Net other assets (liabilities)	38	(421)

Total purchase price, net of cash acquired	$6,010	$3,758

These acquisitions were financed with cash flows from operations.

We considered the trademarks to have an indefinite life and, accordingly, we do not amortize them. They will be subject to periodic impairment testing in future periods in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, or SFAS No. 142. We are amortizing the acquired developed product technologies and customer relationships on a straight-line basis over their estimated useful lives of five years and three years, respectively. See Note 4 for discussion of the goodwill recognized in connection with these two acquisitions.

The following table presents our unaudited pro forma results of operations for 2006 and 2007 as if the acquisitions had occurred at the beginning of each period presented. We prepared the pro forma financial information for the combined entities for comparative purposes only, and it is not indicative of what actual results would have been if the acquisitions had taken place at the beginning of each period presented, or of future results.

	For the Years Ended December 31,
	2006	2007
	Pro Forma	Pro Forma
(in thousands)
Revenue	$41,147	$62,607
Net income	9,379	13,434
Net income available to common stockholders	4,694	6,851
Net income per share:
Basic	$0.17	$0.24
Diluted	$0.17	$0.24

4. Goodwill and Other Intangible Assets

At December 31, 2007, we had goodwill in the amount of $9.1 million associated with the two acquisitions completed during 2007 as discussed in Note 3. At September 30, 2008 (unaudited), goodwill had increased to $10.7 million due to the incurrence in the nine months ended September 30, 2008 (unaudited) of $1.6 million of additional costs related to these acquisitions. The increase primarily consisted of the additional payments of $0.8 and $0.5 million related to the achievement of the two development milestones. In accordance with SFAS No. 142, we assess the impairment of goodwill annually in the fourth quarter, or more frequently if other indicators of potential impairment arise. No impairment was noted at December 31, 2007 or September 30, 2008 (unaudited).

We record intangible assets in accordance with SFAS No. 141, Business Combinations. The developed product technologies that we acquired were as follows: (i) IPMonitor, the all-in-one availability monitoring application for network devices, servers and applications (and the intellectual property contained therein), to which we sell a perpetual license; and (ii) Neon’s desktop application for automated network discovery and topology mapping (and the intellectual property contained therein). The product technologies above were feasible at the date of acquisition as they were being actively marketed and sold by the acquired companies at the respective acquisition dates. We recognize the developed product technologies as intangible assets separate from goodwill as they were capable of being separated or divided from the acquired entities and sold or licensed. We based the estimated useful lives of these assets primarily on future cash flows of the existing technologies considering future development cycles. In addition to the developed product technologies, we also recorded intangible assets for the acquired companies’ customer relationships and trademarks.

Other intangible assets consisted of the following at December 31, 2007 and September 30, 2008:

	December 31, 2007			September 30, 2008
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
(in thousands)					(unaudited)
Finite-lived intangible assets:
Developed product technologies	$1,158	$(147)	$1,011	$1,158	$(320)	$838
Customer relationships	152	(32)	120	152	(70)	82
Intellectual property	415	(26)	389	525	(62)	463

Total finite-lived intangibles	1,725	(205)	1,520	1,835	(452)	1,383
Indefinite-lived intangible assets:
Trademarks	524	—	524	639	—	639

Total other intangible assets	$2,249	$(205)	$2,044	$2,474	$(452)	$2,022

We had no goodwill and an immaterial amount of intangible assets at December 31, 2006.

Intangible asset amortization expense was $0.2 million, $0.1 million and $0.2 million for the year ended December 31, 2007 and the nine months ended September 30, 2007 and 2008 (unaudited), respectively. We estimate aggregate intangible asset amortization expense to be $0.3 million in 2008, $0.3 million in 2009, $0.3 million in 2010, $0.3 million in 2011 and $0.1 million in 2012. We amortize finite-lived intangible assets on a straight-line basis over their respective estimated useful lives. We use a useful life of five years for acquired developed product technologies, ten years for intellectual property and three years for customer relationships.

Deferred offering costs, which are included in other intangible assets, were $84,000 and $2.0 million at December 31, 2007 and September 30, 2008 (unaudited), respectively. Deposits of $4,000 and $0.2 million were also included in other intangible assets at December 31, 2007 and September 30, 2008 (unaudited), respectively.

5. Property and Equipment

Property and equipment, including software, consisted of the following at December 31, 2006 and 2007 and September 30, 2008:

	December 31,		September 30, 2008
	2006	2007
(in thousands)			(unaudited)
Equipment	$1,221	$1,502	$2,756
Furniture and fixtures	209	1,120	1,439
Software	309	924	981
Leasehold improvements	118	458	1,067

	1,857	4,004	6,243
Less: Accumulated depreciation and amortization	(173)	(714)	(1,143)

Property and equipment, net	$1,684	$3,290	$5,100

Depreciation and amortization expense on property and equipment was $36,000, $0.1 million, $0.6 million, $0.4 million and $0.8 million for the years ended December 31, 2005, 2006 and 2007 and the nine months ended September 30, 2007 and 2008 (unaudited), respectively. We had furniture and fixtures and equipment under capital leases at December 31, 2007 and September 30, 2008 (unaudited). Accumulated depreciation related to capital leases was $78,000 at December 31, 2007 and $21,000 at September 30, 2008 (unaudited).

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we evaluate long-lived assets held and used by us for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. No circumstances or events indicated impairment to long-lived assets at December 31, 2007 or September 30, 2008 (unaudited).

6. Accrued Liabilities

Accrued liabilities at December 31, 2006 and 2007 and September 30, 2008 were as follows:

	December 31,		September 30, 2008
	2006	2007
(in thousands)			(unaudited)
Payroll-related accruals	$1,422	$1,297	$2,375
Accrued management fees	667	334	713
Other accrued expenses	280	747	1,368

	$2,369	$2,378	$4,456

7. Long-Term Debt

On December 13, 2005, we entered into credit agreements with an investment management firm pursuant to which we borrowed $85.0 million on a first lien note, or First Lien Note, and $25.0 million on a second lien note, or Second Lien Note, and collectively the Notes. The First Lien Note bears interest at the three-month LIBOR rate plus 3.5% (8.7% at December 31, 2007 and 6.3% at September 30, 2008 (unaudited)), and the Second Lien Note bears interest at the three-month LIBOR rate plus 5.25% to 6.25% based on certain factors defined by the second lien credit and guaranty agreement, or Second Lien Credit Agreement (11.5% at December 31, 2007 and 9.1% at September 30, 2008 (unaudited)). The Notes are payable on December 13, 2011. The first lien credit and guaranty agreement, or First Lien Credit Agreement, allows the lender to elect to receive earlier repayment of amounts due under the First Lien Credit Agreement, based on annual calculations of our excess cash flow as defined in the First Lien Credit Agreement. The First Lien Credit Agreement bases this payment upon a specified percentage of our calculated excess cash flow. We must offer to prepay the loans no later than 120 days after the end of the fiscal year for which we have calculated our excess cash flow. This prepayment is $1.4 million and is reflected as current portion of long-term debt in our December 31, 2007 consolidated balance sheets. We paid $7.5 million and $1.4 million in principal on the Notes in December 2006 and April 2008 (unaudited), respectively. The total outstanding principal balance on the Notes was $102.5 million at December 31, 2006 and 2007 and $101.1 million at September 30, 2008 (unaudited).

We have pledged substantially all of our North American assets as collateral on the Notes. The Notes include covenants that limit our incurrence of new borrowings, capital expenditures and payment of cash dividends and that require us to maintain certain financial performance ratios. In March and August 2008 (unaudited), we amended our credit agreements. These amendments clarified certain provisions of the credit agreements related to the structure of the lender’s security interest and amended and permanently waived the default of certain covenants under the credit agreements. We paid a fee of $0.3 million in March 2008 (unaudited) related to these amendments.

8. Convertible Preferred Stock

Our convertible preferred stock is non-voting, includes no stated dividend rate, has contingent redemption provisions, and includes a preference in the event of liquidation of $2.69 per share. The preferred stock is convertible into common stock on a one-for-one basis, adjusted for certain dilutive events, upon a vote of a majority of our preferred stockholders. The preferred stock automatically converts into common stock on a one-for-one basis upon our completion of a qualified public offering, as defined in the preferred stock agreement.

Certain terms of the preferred stock, including redemption in the event of a change in control, result in the stock being treated as redeemable for financial accounting purposes. At December 31, 2007 and September 30, 2008 (unaudited), our convertible preferred stock was classified within temporary equity at a par value of $27,000 with no related additional paid-in capital, as the shares were acquired directly from existing stockholders with no amounts paid to us. We will accrete the value of the convertible preferred stock to redemption value when it becomes probable that a redemption will occur.

9. Stock Options

Our Amended and Restated Stock Incentive Plan, or 2005 Stock Plan, was adopted by our board of directors and approved by our stockholders effective December 14, 2005. Our 2005 Stock Plan provides for the grant of nonstatutory stock options to our employees, directors and consultants. As of December 31, 2007 and September 30, 2008 (unaudited), options to purchase 10,516,142 and 12,115,902 shares of common stock, respectively, were outstanding. At December 31, 2007 and September 30, 2008 (unaudited), 1,886,767 and 231,507 shares of common stock, respectively, were available for future grants under this plan.

We will not grant any additional awards under our 2005 Stock Plan following this offering. Instead, we will grant options under our 2008 Stock Plan. However, following this offering, our 2005 Stock Plan will continue to govern the terms and conditions of all outstanding options previously granted under the 2005 Stock Plan.

The standard form of option agreement under the 2005 Stock Plan provides that options will vest 25% on the first anniversary of the vesting commencement date with the remainder vesting ratably over the next 36 months, subject to continued service through each applicable date. Under our 2005 Stock Plan, our board of directors, or its designated committee, has the authority to grant options with early exercise rights, subject to our repurchase right that lapses as the shares vest on the original vesting schedule, and to provide for accelerated vesting.

Our 2005 Stock Plan provides that our board of directors, or its designated committee, may equitably and proportionally adjust or substitute outstanding options upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations. In lieu of an adjustment, our board of directors, or its designated committee, may terminate and cancel outstanding options in exchange for a cash payment or other consideration to the optionholder upon certain corporate events, including a change of control. The payment must equal the amount paid per share in connection with the event less the applicable exercise price per share for each cancelled option subject to exercise.

Our 2005 Stock Plan restricts the transfer of shares of our common stock issued pursuant to an award for 180 days following this offering.

Option grant activity under the 2005 Stock Plan was as follows:

	Number of Shares Outstanding	Weighted- Average Exercise Price
Balance at December 31, 2004	—	—
Options granted	3,000,000	$2.69

Balances at December 31, 2005	3,000,000	2.69
Options granted	6,229,800	2.69
Options exercised	(450,000)	2.69
Options forfeited	(139,697)	2.69

Balances at December 31, 2006	8,640,103	2.69
Options granted	2,899,425	4.23
Options exercised	(647,091)	2.69
Options forfeited	(376,295)	3.00

Balances at December 31, 2007	10,516,142	3.10
Options granted (unaudited)	1,912,639	7.65
Options exercised (unaudited)	(55,500)	3.07
Options forfeited (unaudited)	(257,379)	4.34

Balances at September 30, 2008 (unaudited)	12,115,902	3.79

Additional information regarding options outstanding at December 31, 2007 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number of Shares	Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price
$2.69-4.35	10,516,142	8.78	$3.10	6,536,278	8.51	$2.77

Additional information regarding options outstanding at September 30, 2008 (unaudited) is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number of Shares	Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	Number of Shares	Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price
$4.48-9.40	12,115,902	8.24	$3.79	7,392,051	7.81	$2.85

The aggregate intrinsic value of stock options exercised, vested and expected to vest in 2005 and 2006 was $0. The aggregate intrinsic value of stock options exercised in 2007 was $0.9 million, resulting in income tax benefits of $0.3 million. The aggregate intrinsic value of stock options exercised in 2008 (unaudited) was $0.4 million, resulting in income tax benefits of $85,000. The aggregate intrinsic value for stock options forfeited was $0.5 million and $1.3 million, and the aggregate intrinsic value of outstanding stock options was $13.1 million and $67.9 million, as of December 31, 2007 and September 30, 2008 (unaudited), respectively. The aggregate intrinsic value of stock options exercisable at December 31, 2007 and September 30, 2008 (unaudited) was $11.2 million and $48.4 million, respectively. The total unrecognized share-based compensation expense related to unvested stock options and subject to recognition in future periods was approximately $13.1 million and $16.2 million as of December 31, 2007 and September 30, 2008 (unaudited), respectively. The $13.1 million of unrecognized share-based compensation expense related to unvested stock options and subject to recognition in future periods at December 31, 2007 relates to 6,689,004 shares with a per share weighted-average fair value of $2.16. The $16.2 million of unrecognized share-based compensation expense related to unvested stock options and subject to recognition in future periods at September 30, 2008 (unaudited) relates to 6,700,895 shares with a per share weighted-average fair value of $2.79. We expected to recognize this expense over a weighted-average period of approximately 2.93 years and 2.58 years at December 31, 2007 and September 30, 2008 (unaudited), respectively.

We estimated fair value for these options at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

	Year Ended December 31, 2007	Nine Months Ended September 30, 2008
		(unaudited)
Expected dividend yield	0.0%	0.0%
Volatility	65.7%	57.7%
Risk-free rate of return	4.0 - 4.7%	2.7 - 3.7%
Expected life	6.03 years	6.05 years

We have not paid and do not anticipate paying cash dividends on our common stock; therefore, we assumed the expected dividend yield to be zero. Since we are a private entity with no historical data regarding the volatility of our own common stock price, we based the expected volatility on the historical and implied volatility of comparable companies from a representative industry peer group. We determined expected volatility of options granted using an average of the historical volatility measures of this peer group of companies. We based the risk-free rate of return on the U.S. treasury yield curve for seven-year terms for the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2007 and 2008 (unaudited). As allowed by Staff

Accounting Bulletin No. 110, we have elected to apply the “shortcut approach” in developing our estimate of expected life for “plain vanilla” stock options by using the midpoint between the vesting date and contractual termination date.

The weighted average grant date fair values of options granted for the years ended December 31, 2005, 2006 and 2007 and the nine months ended September 30, 2008 (unaudited) were $1.75, $1.79, $2.67 and $4.34 per share, respectively.

In January, April, July, October and November 2007 and January, March, April, May, June, July and August 2008 (unaudited), we granted options to purchase shares of common stock with exercise prices as follows:

Grant Date	Options Granted	Exercise Price Per Share
January 2007	362,250	$4.06
April 2007	650,325	4.06
July 2007	213,450	4.06
October 2007	773,400	4.35
November 2007	900,000	4.35
January 2008	679,989	4.48
March 2008	122,300	9.40
April 2008	187,450	9.40
May 2008	515,800	9.40
June 2008	275,850	9.40
July 2008	88,900	9.40
August 2008	42,350	9.40

For all dates, we granted employees options at exercise prices equal to the fair value of the underlying common stock at the time of grant, as determined by our board of directors on a contemporaneous basis. To determine the fair value of our common stock, our board of directors considered many factors, including:

•	our current and historical operating performance;

•	our expected future operating performance;

•	our financial condition at the grant date;

•	the liquidation rights and other preferences of our preferred stock;

•	any recent privately negotiated sales of our securities to independent third parties;

•	input from management;

•	the lack of marketability of our common stock;

•	the potential future marketability of our common stock;

•	the business risks inherent in our business and in technology companies generally; and

•	the market performance of comparable public companies.

In March 2007, one of our original stockholders exercised option to purchase 647,091 shares of our common stock at an exercise price of $2.69 per share and paid the exercise price with a non-recourse promissory note in the amount of $1.7 million. The note is secured by the shares of common stock. The promissory note, which bears interest at a rate of 4.88%, is due on the earliest of (i) January 25, 2012, (ii) the sale of all or substantially all of our assets, (iii) a merger or consolidation where our equity securities owned prior to merger or consolidation are less than a majority of the outstanding equity securities of the surviving entity and (iv) an initial public offering. On March 5, 2008, that stockholder repaid the note receivable.

On March 14, 2008, we repurchased 725,556 shares of our common stock and 725,556 shares of our preferred stock from our lender and certain of its affiliated entities for $13.6 million, or $9.40 per share. We then sold 725,556 shares of our common stock and 725,556 shares of our preferred stock to the rest of our stockholders based on their pro rata ownership of our common and preferred stock for $9.40 per share, which resulted in total proceeds to us of $13.6 million.

10. Earnings Per Share

We computed basic earnings per share available to common stockholders using the weighted average number of our common shares outstanding during the reporting period. We adjusted diluted earnings per share for the after-tax impact of incremental shares that would be available for issuance upon the assumed exercise of stock options and for the shares that would be issued upon the conversion of the convertible preferred stock.

A reconciliation of the number of the numerator and denominator used in the calculation of basic and diluted earnings per share follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2006	2007	2007	2008
				(unaudited)	(unaudited)
Basic earnings per share
(in thousands)
Numerator:
Net income available to common stockholders	$18,629	$4,800	$6,926	$4,545	$8,504
Denominator:
Weighted average common shares outstanding	1,335	27,014	27,969	27,928	28,130

Weighted average shares used in computing basic earnings per share available to common stockholders	1,335	27,014	27,969	27,928	28,130

Diluted earnings per share
Numerator:
Net income available to common stockholders	$18,629	$4,800	$6,926	$4,545	$8,504
Add amount allocated to participating preferred stockholders	4,642	4,791	6,681	4,394	—

Net income	$23,271	$9,591	$13,607	$8,939	$8,504

Denominator:
Weighted average shares used in computing basic earnings per share	1,335	27,014	27,969	27,928	28,130
Add options to purchase common stock	—	41	1,061	617	4,280
Add conversion of preferred stock	1,332	27,000	27,000	27,000	—

Weighted average shares used in computing diluted earnings per share available to common stockholders	2,667	54,055	56,030	55,545	32,410

Net income has been allocated to the common and preferred stock based on their respective rights to share in dividends. The conversion of the convertible preferred stock outstanding into 27,000,003 shares of common stock was not included in diluted earnings per share for the nine months ended September 30, 2008 (unaudited) under the if-converted method because the results would have been antidilutive.

Dilution from assumed exercises of stock options is dependent upon several factors, including the market price of our common stock. During the years ended December 31, 2005, 2006 and 2007 and the nine months ended September 30, 2007 and 2008 (unaudited), options to purchase approximately 3,000,000, 6,643,000, 6,721,000, 6,658,000 and 2,139,000 shares of common stock, respectively, were outstanding but were not included in the computation of diluted earnings per share because the average market price of the underlying stock did not exceed the sum of the option exercise price, unrecognized compensation expense and the excess tax benefit.

The calculation of diluted earnings per share requires us to make certain assumptions related to the use of proceeds that would be received upon the assumed exercise of stock options. These assumed proceeds include the excess tax benefit that we receive upon assumed exercises. We calculated the assumed proceeds from excess tax benefits based on the deferred tax assets actually recorded without consideration of “as if” deferred tax assets calculated under the provisions of SFAS No. 123(R).

11. Related Party Transactions

Historically, we leased our office space in two locations from companies owned by our original stockholders. These lease agreements expired or were terminated in 2007. Effective May 2007, we no longer rented office space from our original stockholders. Rent expense on these locations was $0.1 million, $0.3 million, $0.1 million and $138,000 for the years ended December 31, 2005, 2006 and 2007 and the nine months ended September 30, 2007 (unaudited), respectively.

We purchased transportation services of $0.1 million and $5,000 in 2005 and 2006, respectively, from companies owned by our original stockholders.

We employed our original stockholders as officers and paid them combined salaries of $0.5 million in each of 2005 and 2006.

As discussed in Note 13, we pay management fees to certain stockholders. We expensed $0, $1.0 million and $1.0 million for the years ended December 31, 2005, 2006 and 2007, respectively, and $0.7 million and $0.7 million in the nine months ended September 30, 2007 and 2008 (unaudited), respectively, for the management fees earned by certain of our stockholders.

On August 31, 2006, we entered into a license agreement with NetSuite Inc. Under the terms of the agreement, we paid approximately $148,000, $229,000, $154,000 and $340,000 for the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2007 and 2008 (unaudited), respectively, for the use of their services. Our Chief Financial Officer, Chief Operating Officer and Treasurer became a member of NetSuite’s Board of Directors in September 2006.

We entered into a 24-month contract with salesforce.com, inc. on September 1, 2006 for use of their license and support. We paid $28,000, $98,000, $88,000 and $81,000 to salesforce.com for the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2007 and 2008 (unaudited), respectively. The President and Chief Strategy Officer for salesforce.com became a member of our board of directors in January 2008.

12. Income Taxes

Through December 13, 2005, we elected to be taxed as a Subchapter S Corporation and, on December 13, 2005, we became a Subchapter C Corporation for income tax purposes. Income tax expense (benefit) was composed of the following:

	Year Ended December 31,
(in thousands)	2005	2006	2007
Current:
Federal	$—	$4,341	$7,900
State	—	422	540
International	—	—	326

	—	4,763	8,766

Deferred:
Federal	(685)	759	(1,031)
State	—	74	(32)
International	(66)	—	(179)

	(751)	833	(1,242)

	$(751)	$5,596	$7,524

The difference between the income tax expense (benefit) derived by applying the Federal statutory income tax rate to our income before income taxes and the amount recognized in our consolidated financial statements is as follows:

	Year Ended December 31,
(in thousands)	2005	2006	2007
Expense derived by applying the Federal statutory income tax rate to income before income taxes	$7,882	$5,315	$7,398
State taxes, net of federal benefit	25	509	270
Permanent items	218	(105)	229
Research and development tax credits	—	(123)	(138)
Income not subject to federal taxes (1/1/05–12/13/05)	(7,836)	—	—
Change in tax status	(1,040)	—	—
Effect of foreign operations	—	—	(235)

	$(751)	$5,596	$7,524

The components of the net deferred tax amounts recognized in the accompanying consolidated balance sheets were:

	December 31,
(in thousands)	2006	2007
Deferred tax assets:
Amortization	$317	$—
Allowance for doubtful accounts	43	119
Accrued expenses	172	133
Stock-based compensation	453	1,190
Foreign royalty	—	181

Total deferred tax assets	985	1,623

Deferred tax liabilities:
Property and equipment	12	66
Prepaid expenses	155	221
Change in accounting method	899	420
Amortization	—	11

Total deferred taxes liabilities	1,066	718

Net deferred tax asset (liability)	$(81)	$905

On January 1, 2007, we adopted the provisions of FIN 48. As a result of applying the provisions of FIN 48, there were no liabilities for material unrecognized tax benefits and no reduction in accumulated deficit as of January 1, 2007. In addition, there were no periods in which the statute of limitations related to the assessment of taxes expired.

The unrecognized tax benefits were zero at December 31, 2007, and thus there were no accrued penalties and interest during 2007 or in total as of December 31, 2007. Accordingly, there are no material unrecognized tax benefits to report that would change significantly over the next 12 months.

We file U.S., state and foreign income tax returns in jurisdictions with varying statutes of limitations. The 2005 through 2007 tax years generally remain subject to examination by federal and state tax authorities. In significant foreign jurisdictions, the 2007 tax year generally remains subject to examination by their respective tax authorities.

We do not record federal income taxes on the undistributed earnings of our foreign subsidiaries that we consider to be permanently reinvested in foreign operations. The cumulative amount of these undistributed earnings was approximately $1.2 million at December 31, 2007. The estimated amount of the deferred tax liability associated with these undistributed earnings is approximately $0.3 million, which includes a benefit related to foreign tax credits generated by the repatriation of foreign earnings.

13. Commitments and Contingencies

Leases

At December 31, 2007, future minimum lease payments under noncancellable operating leases were as follows:

(in thousands)
2008	$1,137
2009	1,127
2010	1,079
2011	989
2012	287
Thereafter	—

Total minimum lease payments	$4,619

At December 31, 2007, future minimum lease payments under capital leases, together with the present value of the minimum lease payments, were as follows:

(in thousands)
2008	$124
2009	124
2010	107
2011	90
Thereafter	—

Total minimum lease payments	445
Less: Amount representing interest	71

Present value of minimum lease payments	374
Less: Current portion	(123)

$251

In 2006, in conjunction with entering into a sublease, we entered into a letter of credit agreement totaling $1.0 million. As of December 31, 2007 and September 30, 2008 (unaudited), the letter of credit was unused.

After December 31, 2007, we entered into a new lease agreement whereby we will relocate our current corporate headquarters in Austin, Texas. In conjunction with the new lease agreement, we entered into a letter of credit agreement totaling $1.5 million. As of September 30, 2008 (unaudited), the letter of credit was unused. Our future minimum operating lease obligations, including the new lease agreement, are presented below:

(in thousands)
2008	$1,908
2009	2,449
2010	2,401
2011	2,311
2012	1,609
Thereafter	4,514

Total minimum lease payments	$15,192

The new lease agreement released us from our capital lease obligation associated with the old lease. The future minimum lease payments under the remaining capital lease as of September 30, 2008 (unaudited) were $6,000 for 2008, $27,000 for 2009 and $9,000 for 2010.

Outstanding Obligations

At December 31, 2007 and September 30, 2008 (unaudited), we had outstanding purchase orders aggregating $0.7 million and $0.8 million, respectively, that represented purchases of software license and support fees, marketing activities and computer hardware and software.

Legal Proceedings

On November 26, 2007, a former employee brought a lawsuit in Oklahoma State Court asserting a number of claims against us and Donald C. Yonce, our founder and a current member of our board of directors. The former employee claims that he is a co-author and that he is, therefore, co-owner of all of our major software products, which he claims he assisted in developing while an employee of our company. The former employee makes this claim despite the fact that he signed an agreement with us which provides that we are the exclusive owner of all copyrights and other intellectual property relating to any work performed by the former employee while employed by us. He also claims that Donald C. Yonce made certain oral promises to him regarding future potential compensation at our company prior to our recapitalization in December 2005 in the event of a sale of our company, and further alleges unspecified violations of Oklahoma labor protection laws. The former employee is seeking half of the profits from sales of our software products of which he claims to be co-author and co-owner, as well as punitive damages and unspecified other legal and equitable relief. In April 2008, Mr. Yonce requested that we indemnify him from these claims pursuant to a stock purchase agreement entered into in 2005 between Mr. Yonce, us and certain stockholders who are parties to that agreement. We have denied this request although we have agreed to pay his legal fees. Even if we prevail in the litigation, we could incur significant litigation fees and expenses. Because this lawsuit is in its initial stage, it is not possible to predict the outcome of the litigation. Although we believe we have meritorious defenses, an adverse outcome in this litigation could materially and adversely affect us, requiring us to pay damages or royalties or subjecting us to other remedies.

In the ordinary course of business, we may be subject to litigation related to matters arising out of our business operations. We do not believe that any of these outstanding matters will have a material adverse effect on our consolidated financial position, result of operations or liquidity.

Management Fee Commitment

In connection with the Recapitalization, discussed in Note 1, we entered into an agreement to purchase management and monitoring services from representatives of certain of our stockholders for an annual fee of $1.0 million beginning in 2006. This annual fee is reflected in general and administrative expenses in our consolidated statements of income for the years ended December 31, 2006 and 2007 and the nine months ended September 30, 2007 and 2008 (unaudited).

Registration Rights

In connection with the Recapitalization, we entered into an agreement providing our stockholders with rights to have their shares of our common stock registered under the Securities Act of 1933, if requested by a majority of the holders of the shares.

Other

In connection with the Recapitalization, we entered into an agreement to pay specified amounts, up to a maximum of $20.0 million, to our original stockholders, upon the completion of an exit event meeting specified parameters. An exit event is defined as either a sale of or public offering by our company. We will treat any payments made under this agreement as a dividend to our original stockholders that will increase our accumulated deficit in the period of payment.

14. Operating Segment and Geographic Information

We operate as a single segment. Our chief operating decision-maker is considered to be our Chief Operating Officer. The chief operating decision-maker allocates resources and assesses performance of the business at the consolidated level.

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. It defines operating segments as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker in deciding how to allocate resources and in assessing performance. Our Chief Operating Officer reviews financial information including profit and loss information on a consolidated basis, accompanied by revenue information by product and by geography, for purposes of allocating resources and evaluating financial performance. We have one business activity, and there are no segment managers who are held accountable for operations, operating results or components below the consolidated unit level. Accordingly, we considered ourselves to be in a single operating and reporting segment structure.

We based revenue by geography for the period from July 1, 2007 to September 30, 2008 (unaudited) on the billing address of each customer because we established our international operations effective July 1, 2007. For periods prior to July 1, 2007, all revenue was reflected as North American revenue because all sales were made directly from our North American operations to our international customers. The following table sets forth revenue by geographic area:

	Year Ended December 31,			Nine Month Ended September 30,
	2005	2006	2007	2007	2008
(in thousands)				(unaudited)	(unaudited)
North America	$27,902	$38,234	$57,762	$42,009	$56,106
International	—	—	3,973	859	12,132

Total	$27,902	$38,234	$61,735	$42,868	$68,238

Net long-lived assets were $2.9 million and $4.1 million in North America and $0.4 million and $1.0 million in our international subsidiaries at December 31, 2007 and September 30, 2008 (unaudited), respectively. At December 31, 2006, all long-lived assets were held in North America.

Report of Independent Registered Public Accounting Firm

To the Stockholder of Neon Software, Inc.:

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders’ equity (deficit), and of cash flows present fairly, in all material respects, the financial position of Neon Software, Inc. at October 31, 2006, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 7, on May 14, 2007, the Company sold all of its outstanding shares of common stock to SolarWinds, Inc.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

March 18, 2008

Neon Software, Inc.

Balance Sheets

	October 31, 2006	April 30, 2007
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$42,855	$62,583
Accounts receivable, net of allowance for doubtful accounts and sales returns of $2,512 and $2,512, respectively	53,625	80,768
Current deferred tax asset	34	23
Prepaid expenses	12,612	10,309

Total current assets	109,126	153,683

Property and equipment, net	30,465	26,775

Other assets	5,926	5,926

Total assets	$145,517	$186,384

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$39,078	$14,956
Accrued and other liabilities	30,333	117,132
Deferred revenue	120,557	129,088

Total current liabilities	189,968	261,176
Deferred tax liability	34	23

Commitments and contingencies (Note 6)

Stockholders’ deficit:

Common stock, $0.10 par value, 5,000,000 shares authorized, 276,641 and 353,000 shares issued and outstanding as of October 31, 2006 and April 30, 2007, respectively	27,664	35,300
Additional paid in capital	25	25
Accumulated deficit	(72,174)	(110,140)

Total stockholders’ deficit	(44,485)	(74,815)

Total liabilities and stockholders’ deficit	$145,517	$186,384

The accompanying notes are an integral part of these financial statements.

Neon Software, Inc.

Statements of Operations

	Year Ended October 31, 2006	Six Months Ended
		April 30,	April 30,
		2006	2007
		(unaudited)
Revenue:
License	$993,043	$503,830	$418,198
Maintenance and other	197,811	87,182	121,640

Total revenue	1,190,854	591,012	539,838

Cost of license revenue	49,782	24,720	14,362
Cost of maintenance and other revenue	23,333	3,333	17,436

Gross profit	1,117,739	562,959	508,040

Operating expenses:
Sales and marketing	464,347	161,608	188,457
Research and development	381,221	147,669	180,450
General and administrative	329,336	178,283	177,099

Total operating expenses	1,174,904	487,560	546,006

Operating income (loss)	(57,165)	75,399	(37,966)

Income (loss) before income taxes	(57,165)	75,399	(37,966)

Net income (loss)	$(57,165)	$75,399	$(37,966)

The accompanying notes are an integral part of these financial statements.

Neon Software, Inc.

Statement of Changes in Stockholders’ Equity (Deficit)

	Common stock		Additional Paid in Capital	Accumulated Deficit	Total
	Shares	Amount
Balance at November 1, 2005	276,641	$27,664	$25	$(15,009)	$12,680
Net loss	—	—	—	(57,165)	(57,165)

Balance at October 31, 2006	276,641	27,664	25	(72,174)	(44,485)

Issuance of common stock upon stock option exercise (unaudited)	76,359	7,636	—	—	7,636
Net loss (unaudited)				(37,966)	(37,966)

Balance at April 30, 2007—(Unaudited)	353,000	$35,300	$25	$(110,140)	$(74,815)

The accompanying notes are an integral part of these financial statements.

Neon Software, Inc.

Statements of Cash Flows

	Year Ended October 31, 2006	Six Months Ended
		April 30,	April 30,
		2006	2007
		(unaudited)
Cash flows from operating activities
Net income (loss)	$(57,165)	$75,399	$(37,966)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	8,222	3,890	4,731
Changes in operating assets and liabilities:
Accounts receivable	8,985	(27,552)	(27,142)
Prepaid expenses	392	3,034	2,303
Accounts payable	(847)	(28,945)	(24,122)
Accrued and other liabilities	(9,331)	10,423	86,799
Deferred revenue	36,227	16,566	8,531
Other assets	1,942	—	—

Net cash provided by (used in) operating activities	(11,575)	52,815	13,133

Cash flows from investing activities
Purchases of property and equipment	(14,990)	(5,829)	(1,041)

Net cash used in investing activities	(14,990)	(5,829)	(1,041)

Cash flows from financing activities
Proceeds from the exercise of stock options	—	—	7,636

Net cash provided by financing activities	—	—	7,636

Net increase (decrease) in cash and cash equivalents	(26,565)	46,986	19,728

Cash and cash equivalents

Beginning of period	69,420	69,420	42,855

End of period	$42,855	$116,406	$62,583

The accompanying notes are an integral part of these financial statements.

Neon Software, Inc.

Notes to Financial Statements

1. Organization and Nature of Operations

Neon Software, Inc., or we or us, a California corporation, was incorporated on November 20, 1989. We provide real-time discovery, topology mapping, documentation and reporting of critical network systems. Our primary product is LANsurveyor, a low-cost, network discovery and documentation application.

On May 14, 2007, all of our outstanding shares of common stock were acquired by SolarWinds, Inc. (See Note 7).

2. Summary of Significant Accounting Policies

Unaudited Interim Financial Statements

The interim condensed financial statements and related notes as of April 30, 2007 and for the six-month periods ended April 30, 2007 and 2006 have not been audited. The unaudited interim financial statements included reflect all adjustments, in the opinion of management, necessary to fairly state the financial position, results of operations and cash flows for the unaudited periods presented. These adjustments consist of normal, recurring items. The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America, or GAAP, requires us to make estimates and assumptions that affect the reported amounts therein. Due to the inherent uncertainty involved in making estimates, actual results in future periods may differ from those estimates. The unaudited results of operations for the six-month periods ended April 30, 2007 and 2006 are not necessarily indicative of the results to be expected for any subsequent interim period or for the entire fiscal year ended October 31, 2007.

Use of Estimates

We prepare financial statements in conformity with GAAP, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the carrying amount of property, plant and equipment, allowance for doubtful accounts and deferred income taxes. Actual results could differ from those estimates.

Comprehensive Income

We have adopted Statement of Financial Accounting Standards, or SFAS, No. 130, Reporting Comprehensive Income, a standard requiring the reporting and display of “comprehensive income” (defined as the change in equity of a business enterprise during a period from sources other than those resulting from investments by owners and distributions to owners) and its components in a full set of general-purpose financial statements. In the periods presented in the accompanying financial statements, we did not have other comprehensive income; therefore, net income (loss) and comprehensive income (loss) are equal.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less at to be cash equivalents.

Accounts Receivable

Accounts receivable represent trade receivables from customers in which software licenses and/or annual software maintenance agreements have been provided and payment has not yet been received. The allowance for doubtful accounts was $2,512 at October 31, 2006 and April 30, 2007. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments. In doing so, we consider the current financial condition of the customer, the specific details of the customer account, the age of the outstanding balance and the current economic environment. We have a history of little or no write-offs for bad debts.

Concentrations of Risks

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash equivalents and accounts receivable. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal credit risk. We invest cash and cash equivalents in money market funds.

We provide credit to distributors, resellers and direct customers in the normal course of business. Credit is generally extended to new customers based upon industry reputation. Credit is extended to existing customers based on prior payment history.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives. Computer hardware and equipment are depreciated over 5 years and furniture and fixtures are depreciated over 7 years. Upon retirement or sale, the cost of assets disposed of and any related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

We evaluate long-lived assets held and used for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable. We continually evaluate whether events and circumstances have occurred that indicate the balance of our property and equipment may not be recoverable. Such evaluation is significantly impacted by estimates and assumptions of future revenues, costs, and expenses and other factors. If an event occurs which would cause us to revise our estimates and assumptions used in analyzing the value of our property and equipment, such revision could result in a non-cash impairment charge that could have a material impact on our financial results. When such factors and circumstances exist, we compare the projected undiscounted future cash flows associated with the related asset or group of assets over their estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows of those assets, and is recorded in the period in which the determination is made.

Research and Development Costs

Costs incurred in the research and development of our products are expensed as incurred. No software development costs have been capitalized for the periods presented or in prior years since costs incurred subsequent to the establishment of technological feasibility, but prior to general release, were not material.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including cash equivalents, accounts receivable, accounts payable and accrued liabilities, approximate fair value, due to the short-term nature of these instruments.

Revenue Recognition

We derive revenue from the licensing of software and related services. We recognize revenue for software products and related services in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable.

The following summarizes the major terms of our relationships with our customers and the manner in which we recognize revenue.

License revenue. We recognize revenue from the sale of software when risk of loss transfers, which is generally upon electronic transfer of the license key to the customer or reseller and which provides immediate availability of the product purchased by the customer or reseller. We sell products both as license only or as license with maintenance. Customers under maintenance agreements are entitled to receive unspecified updates and upgrades on a when-and-if-available basis as well as technical support for a twelve-month period.

We license software under perpetual licenses through direct sales and through an indirect channel of resellers. The resellers do not carry inventory of our products. We generally use a purchase order, authorized credit card or the receipt of a cash payment as evidence of an arrangement. Sales through resellers are typically evidenced by a reseller agreement, together with purchase orders or authorized credit cards on a transaction-by-transaction basis.

Our return policy generally does not allow customers to return software offerings.

We establish the fair value for maintenance services by the standard published list pricing for maintenance renewals since we generally charge list price for maintenance renewals when sold on a stand-alone basis at the time of renewal of the maintenance contract by the end customer. The revenue allocated to the software license, on transactions that include maintenance, represents the residual amount of the invoice or contract after the fair value of the maintenance has been determined and subtracted.

Maintenance and other revenue. Maintenance and other revenue consists of software maintenance. Customers under maintenance agreements are entitled to receive updates and upgrades on a when-and-if-available basis. We recognize maintenance revenue over the contract period of twelve months. The fair value for maintenance service is established by the rates charged in stand-alone sales of maintenance contracts which is generally upon renewal of the maintenance contract by the end customer.

Significant Contract

In February 2005, we entered into an agreement with Microsoft Corporation, or Microsoft, whereby they agreed to pay a license fee for the use of our LANSurveyor software within its Visio product. The license fee is based on a per unit basis. Under the terms of the agreement, we agreed to provide email support to end-users of the product. Under the terms of the End User License Agreement, we were not obligated to provide updates or upgrades to the software and may or may not charge for such updates or upgrades.

Due to the limited nature and insignificant cost of the support obligation and no requirement for access to updates or upgrades, we recognized all revenue associated with the Microsoft agreement as license revenue when the software was delivered to the end-user and paid for by Microsoft. During the year ended October 31, 2006, we recorded $238,338 of revenue associated with this agreement. We recorded $23,601 and $155,243 of revenue for the six-month periods ended April 30, 2007 and 2006, respectively, associated with this agreement.

Deferred Revenue

Deferred revenue includes unearned maintenance fees. Maintenance agreements are billed annually in advance for services to be performed over a twelve-month period. Maintenance agreements are initially recorded as deferred revenue and recognized ratably on a daily basis over the term of the maintenance agreement.

Cost of Revenue

Cost of license revenue. Cost of license revenue consists of shipping related costs and software licensing fees paid to a third party company.

Cost of maintenance revenue. Cost of maintenance revenue consists of compensation and benefits related to personnel providing customer support and facilities and other overhead costs.

Advertising

We expense advertising costs as incurred. Advertising expense was $211,603 for the year ended October 31, 2006 and $104,895 and $86,563 for the six-month periods ended April 30, 2007 and 2006, respectively.

Leases

We lease facilities under a non-cancelable operating lease agreement. We recognize rent expense on a straight-line basis over the lease period and accrue rent expense incurred but not paid.

Stock-Based Compensation

We issued stock options to purchase 141,000 shares of our common stock to an employee in February of 2002. The stock options were not issued as part of any plan and the options vested ratably over a four year period. The exercise price of the options was $.10 per share which was in excess of the fair value of our common stock on that date as determined by the Board of Directors. At the time of the stock option grant, we accounted for the employee stock-based compensation in accordance with Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees. Under this method of accounting, no compensation expense was recognized for stock options that were granted at the money.

We adopted SFAS No. 123(R), Share-Based Payment, on November 1, 2006 using the modified prospective transition method, which does not result in the restatement of results of prior periods. Accordingly, our results of operations for 2006 and future periods will not be comparable to our results of operations for periods prior to the year ended October 31, 2006.

Under the modified prospective transition method, SFAS No. 123(R) applies to new equity awards and to equity awards modified, repurchased or canceled after the adoption date. Additionally, compensation cost for the portion of awards granted prior to the adoption date for which the requisite service has not been rendered as of the adoption date must be recognized as the employee renders the requisite service. The compensation cost for that portion of awards must be based on the grant-date fair value of those awards as calculated in the prior period pro forma disclosures under SFAS No. 123, Accounting for Stock-Based Compensation. The compensation cost for those earlier awards is attributed to periods beginning on or after the adoption date using the attribution method that was used under SFAS No. 123, which was the straight-line method. Instead of recognizing forfeitures only as they occur, we now estimate an expected forfeiture rate and utilize it to determine our expense.

We utilize the Black-Scholes option-pricing model to determine the fair value of our stock option awards. For stock options that contain only a service vesting feature, we recognize compensation cost on a straight-line basis over the respective vesting periods. The fair value of the stock options issued in February 2002 is $1,049 using the Black-Scholes option–pricing model.

The fair value amount above was estimated using a Black-Scholes option pricing model with the following weighted-average assumptions:

Expected dividend yield	0.0%
Volatility	100.0%
Risk-free rate of return	4.5%
Expected life	10 years

Net income for the year ended October 31, 2006 would have been $87 lower if the fair value based method had been applied to the outstanding stock options. Net income for the six months ended April 30, 2006 would have been $87 lower. The options were fully vested on February 27, 2006; therefore, no compensation expense pertaining to this grant would have been recorded after that time.

Income Taxes

We use the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Under this method, we recognize deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

We file U.S. and state income tax returns in jurisdictions with varying statutes of limitations. The fiscal year 2004 through fiscal year 2006 tax years generally remain subject to examination by federal and state tax authorities. We are not currently under an audit in any of these jurisdictions.

Contingencies

We account for claims and contingencies in accordance with SFAS No. 5, Accounting for Contingencies. SFAS No. 5 requires that we record an estimated loss from a claim or loss contingency when information available prior to issuance of our financial statements indicates that it is probable that an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. If we determine that it is reasonably possible but not probable that an asset has been impaired or a liability has been incurred or the amount of a probable loss cannot be reasonably estimated, then we may disclose the amount or range of estimated loss if the amount or range of estimated loss is material. Accounting for claims and contingencies requires us to use our judgment. We consult with legal counsel on those issues related to litigation and seek input from other experts and advisors with respect to matters in the ordinary course of business.

3. Property and Equipment

Property and equipment consists of the following at October 31, 2006 and April 30, 2007:

	October 31, 2006	April 30, 2007
		(unaudited)
Computer hardware and equipment	$59,369	$60,410
Furniture and fixtures	10,562	10,562

	69,931	70,972

Accumulated depreciation	(39,466)	(44,197)

Property and equipment, net	$30,465	$26,775

Depreciation expense was $8,222 for the year ended October 31, 2006 and $4,731 and $3,890 for the six-month periods ended April 30, 2007 and 2006, respectively.

We evaluate long-lived assets held and used by us for impairment whenever events or changes in circumstances indicate that their net book value may not be recoverable in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. No circumstances or events indicate impairment to long-lived assets at October 31, 2006 or at April 30, 2007.

4. Accrued and Other Liabilities

Accrued and other liabilities at October 31, 2006 and April 30, 2007 are as follows:

	October 31, 2006	April 30, 2007
		(unaudited)
Payroll and bonuses	$8,394	$88,820
Payroll taxes	19,495	21,375
Other	2,444	6,937

	$30,333	$117,132

Accrued payroll and bonuses at April 30, 2007 include $88,229 related to bonuses paid to employees in May 2007. These bonuses were not contingent on the sale of the company to Solarwinds, Inc. (see Note 7).

5. Income Taxes

Income tax expense (benefit) was composed of the following:

	Year Ended October 31, 2006	Six Months Ended
		April 30, 2006	April 30, 2007
		(unaudited)
Deferred
Federal	(18,718)	—	(12,536)
State	(3,544)	—	(2,151)
Change in valuation allowance	22,262	—	14,687

	$—	$—	$—

The difference between the income tax expense (benefit) derived by applying the Federal statutory income tax rate to our net income before income taxes and the amount recognized in the financial statements is as follows:

	Year Ended October 31, 2006	Six Months Ended
		April 30, 2006	April 30, 2007
		(unaudited)
Expense/(Benefit) derived by applying the Federal statutory income tax rate to net income (loss) before income taxes	$(19,436)	$25,636	$(12,909)
State taxes, net of federal benefit	(3,212)	4,465	(2,151)
Permanent Items	386	385	373
Change in Valuation Allowance	22,262	(30,486)	14,687

	$—	$—	$—

Under the provisions of SFAS No. 109, the components of the net deferred tax amounts recognized in the accompanying balance sheets are:

	October 31, 2006	April 30, 2007
		(unaudited)
Deferred Tax Assets:
Net Operating Loss	$42,126	$56,066
Reserves and Allowances	208	208

Gross Deferred Tax Assets	42,334	56,274
Deferred Tax Liabilities:
Property and equipment, net	(6,855)	(6,108)

Total Deferred Tax Assets (Liabilities)	(6,855)	(6,108)

Net Deferred Tax Assets (Liabilities)	35,479	50,166
Valuation Allowance	(35,479)	(50,166)

Net Deferred Tax Liability	$—	$—

We have recognized a valuation allowance for the entire tax benefit associated with the carryforwards and other deferred tax assets at October 31, 2006 and April 30, 2007, as their utilization is not considered more likely than not based on the weight of available information.

As of April 30, 2007, we had net operating loss carryforwards for U.S. and State income tax purposes of approximately $137,343 and $160,604, respectively. The net operating losses will expire beginning in 2022 and 2014, respectively, if not utilized.

6. Commitments and Contingencies

Operating Lease

As of October 31, 2006, there were two months remaining on our lease related to office space. The total remaining rental obligation on October 31, 2006 was $11,852. On December 1, 2006, the lease term was extended two years to expire on December 31, 2008 and the monthly rent was increased to $6,395. The total remaining rental obligation on April 30, 2007 was $127,900, of which $38,370 was due in fiscal 2007, $76,740 in fiscal 2008 and $12,790 in fiscal 2009.

Rent expense was $71,111 for the year ended October 31, 2006 and $26,831 and $35,555 for the six months ended April 30, 2007 and 2006, respectively.

Legal Proceedings

In the ordinary course of business, we may be subject to litigation. However, as of October 31, 2006 and April 30, 2007, we are unaware of any asserted or pending litigation.

7. Subsequent Event

On May 14, 2007, all of our issued and outstanding shares of common stock were acquired by SolarWinds, Inc. for $3.75 million in cash. In addition to the initial purchase price, there is $1.25 million of contingent consideration due upon the achievement of two development milestones. We have 24 months following the closing date of the acquisition to reach the development milestones.

Report of Independent Auditors

To the Board of Directors of IPMonitor Corporation:

We have audited the accompanying balance sheet of IPMonitor Corporation as of October 31, 2006, and the related statements of operations, of changes in redeemable stock and stockholders’ deficit and of cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IPMonitor Corporation at October 31, 2006 and the results of its operations, changes in stockholders’ deficit and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chartered Accountants, Licensed Public Accountants

Ottawa, Canada

March 20, 2008

IPMonitor Corporation

Balance Sheets

(in Canadian dollars)

	October 31, 2006	January 31, 2007
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$116,623	$128,553
Short-term investments	322,330	337,799
Accounts receivable	81,221	45,794
Investment tax credit	284,920	269,058
Deferred tax assets	83,400	101,700
Prepaid expenses and other	2,868	2,772

Total current assets	891,362	885,676

Property, equipment and software, net	85,434	75,341

Intangible assets, net	1,351	1,128

Total assets	$978,147	$962,145

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$52,903	$83,552
Accrued expenses	162,421	172,055
Income taxes payable	88,790	80,100
Note payable	410,567	380,567
Deferred revenue	520,213	523,851

Total current liabilities	1,234,894	1,240,125

Commitments and contingencies (Note 9)

Redeemable common stock (Note 7)	—	—

Stockholders’ deficit:
Common stock, Class A no par value: unlimited number authorized and 86 shares, issued and outstanding	86	86
Accumulated deficit	(256,833)	(278,066)

Total stockholders’ deficit	(256,747)	(277,980)

Total liabilities and stockholders’ deficit	$978,147	$962,145

The accompanying notes are an integral part of these financial statements.

IPMonitor Corporation

Statements of Operations

(in Canadian dollars)

	Year Ended October 31, 2006	Three Months Ended
		January 31, 2006	January 31, 2007
		(unaudited)	(unaudited)
Revenue:
License	$1,116,037	$244,990	$257,088
Maintenance	844,412	209,823	230,420

Total revenue	1,960,449	454,813	487,508
Cost of revenue	245,400	60,583	62,886

Gross margin	1,715,049	394,230	424,622

Operating expenses:
Sales and marketing	476,996	147,677	204,460
Research and development	816,931	122,512	139,057
General and administrative	408,327	126,418	150,430

Total operating expenses	1,702,254	396,607	493,947

Operating income (loss)	12,795	(2,377)	(69,325)
Other income (expense)	7,399	(237)	3,572

Income (loss) before income taxes	20,194	(2,614)	(65,753)
Income tax benefit	168,638	28,150	44,520

Net and comprehensive income (loss)	$188,832	$25,536	$(21,233)

The accompanying notes are an integral part of these financial statements.

IPMonitor Corporation

Statements of Changes in Redeemable Stock and Stockholders’ Deficit

(in Canadian dollars)

	Redeemable Stock		Common Stock		Accumulated Deficit
	Class G Shares	Amount	Class A Shares	Amount		Total
Balance at October 31, 2005	465,705	$465,705	86	$86	$(445,665)	$(445,579)
Redemption of stock	(465,705)	(465,705)	—	—	—	—
Net and comprehensive income	—	—	—	—	188,832	188,832

Balance at October 31, 2006	—	—	86	86	(256,833)	(256,747)
Net and comprehensive loss (unaudited)	—	—	—	—	(21,233)	(21,233)

Balance at January 31, 2007 (unaudited)	—	$—	86	$86	$(278,066)	$(277,980)

The accompanying notes are an integral part of these financial statements.

IPMonitor Corporation

Statements of Cash Flows

(in Canadian dollars)

	Year Ended October 31, 2006	Three Months Ended
		January 31, 2006	January 31, 2007
		(unaudited)	(unaudited)
Cash flows from operations
Net and comprehensive income (loss)	$188,832	$25,536	$(21,233)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	72,256	16,328	17,890
Deferred taxes	(10,100)	(13,500)	(18,300)
Changes in operating assets and liabilities:
Accounts receivable	(25,951)	15,528	35,427
Prepaid expenses	3,792	1,548	97
Investment tax credits	(132,282)	(38,347)	15,862
Accounts payable and accrued expenses	29,017	7,733	40,283
Income taxes payable	22,772	23,700	(8,690)
Deferred revenue	75,153	5,178	3,638

Net cash provided by operating activities	223,489	43,704	64,974

Cash flows from investing activities
Purchases of property and equipment	(44,578)	(12,090)	(7,575)

Net cash used in investing activities	(44,578)	(12,090)	(7,575)

Cash flows from financing activities
Purchase and retirement of redeemable shares	(31,735)	—	—
Payments on note payable	(26,737)	(3,334)	(30,000)

Net cash used in financing activities	(58,472)	(3,334)	(30,000)

Net increase in cash and cash equivalents	120,439	28,280	27,399

Cash and cash equivalents
Beginning of period	318,514	318,514	438,953

End of period	$438,953	$346,794	$466,352

Non-cash investing and financing activities
Note issued to redeem shares	$433,970	—	—
Repurchase and retirement of redeemable shares through issuance of promissory note	$(433,970)	—	—

The accompanying notes are an integral part of these financial statements.

IPMonitor Corporation

Notes to Financial Statements

1. Description of Business

Description of Business

IPMonitor Corporation, or we or us, a Canadian corporation, was incorporated on November 6, 2002 in the province of Quebec by our “original founders”.

We provide web-based fault monitoring for network devices, servers, and applications to reduce network downtime, manage network compliance and change and improve staff efficiency. The target market for our software is small to medium-sized businesses typically those that have less than 500 employees.

2. Summary of Significant Accounting Policies

Unaudited Interim Financial Statements

The interim condensed financial statements and related notes thereto as of January 31, 2007 and for the three months ended January 31, 2007 and 2006 have not been audited. The unaudited interim financial statements included herein reflect all adjustments, in the opinion of management, necessary to fairly state our consolidated financial position, results of operations and cash flows for the unaudited periods presented. These adjustments consist of normal, recurring items. The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts therein. Due to the inherent uncertainty involved in making estimates, actual results in future periods may differ from those estimates. The unaudited results of operations for the periods ended January 31, 2007 and 2006 are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire fiscal year ended October 31, 2007.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

We have adopted Statement of Financial Accounting Standards, or SFAS, No. 130, Reporting Comprehensive Income, a standard requiring the reporting and display of “comprehensive income” (defined as the change in equity of a business enterprise during a period from sources other than those resulting from investments by owners and distributions to owners) and its components in a full set of general-purpose financial statements. In the periods presented in the accompanying financial statements, we did not have other comprehensive income; therefore, net income (loss) and comprehensive income (loss) are equal.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

Short-term Investments

We consider investments with original maturities of twelve months or less at the time of purchase to be short-term investments.

Accounts Receivable

Accounts receivable represent trade receivables from customers to which software licenses and/or annual software maintenance agreements have been provided and payment has not yet been received. There was no allowance for doubtful accounts at October 31, 2006 or January 31, 2007 (unaudited) as all amounts were expected to be collected. We have no history of write offs for bad debts and we believe that this is reasonable.

Concentrations of Risks

Financial instruments which potentially subject us to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. Deposits held with banks may exceed the amount of insurance provided on such deposits. Generally, these deposits may be redeemed upon demand and are maintained with financial institutions of reputable credit and therefore bear minimal credit risk. We place cash equivalents in money market funds.

We provide credit to distributors, resellers and direct customers in the normal course of business. Credit is generally extended to new customers based upon industry reputation. Credit is extended to existing customers based on prior payment history.

Property, Equipment and Software

Property, equipment and software are recorded at cost and depreciated over their estimated useful lives, generally two to seven years, on a straight-line basis. Leasehold improvements are amortized using the straight-line method over the shorter of the asset’s useful life or the term of the lease. Upon retirement or sale, the cost of assets disposed of and any related accumulated depreciation are removed from the accounts and any resulting gain or loss is credited or charged to income. Repairs and maintenance are expensed as incurred.

Research and Development Costs

Costs incurred in the research and development of the Company’s products are expensed as incurred. Based on our product development process, technological feasibility is established once a working model has been produced and tested. To date, development costs incurred between the completion of a working model and the point where a product is released have been insignificant. Accordingly, research and development costs have been charged to the statements of operations in the period in which they were incurred.

Fair Value of Financial Instruments

The carrying amounts of our financial instruments, including cash equivalents, short-term investments, accounts receivable, accounts payable, notes payable and accrued expenses, approximate fair value, due to the short-term nature of these instruments.

Revenue Recognition

We derive revenue from the licensing of software and related services. We recognize revenue for software products and related services in accordance with the American Institute of Certified Public Accountants’ Statement of Position (SOP) 97-2, Software Revenue Recognition, as amended. We recognize revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable and collectibility is probable.

The following summarizes the major terms of our contractual relationships with customers and the manner in which we account for sales transactions.

License revenue

We recognize revenue from the sale of software when risk of loss transfers, which is generally upon electronic transfer of the license key to the customer or reseller and receipt of cash by us, which provides immediate availability of the product purchased by the customer or reseller.

We license our software under perpetual licenses through our direct sales force and through our indirect channel of resellers. We defer revenue relating to products that have shipped to our indirect channel until our products are sold through the channel to the end-user. We obtain sell-through information from resellers on a monthly basis.

For all sales, we use either an authorized credit card or cash receipt as evidence of an arrangement. Sales through resellers are typically evidenced by a reseller agreement, together with cash collection, on a transaction-by-transaction basis.

Our return policy generally does not allow end-users to return products for a refund.

Maintenance revenue

Maintenance revenue consist of software maintenance and implied post contract support services (PCS). We recognize maintenance revenue on a daily basis ratably over the contract period, and implied PCS over the remaining estimated term of the obligation. Vendor specific objective evidence for maintenance services is established by the rates charged in stand-alone sales of maintenance contracts which is generally upon renewal of the maintenance contract by the end customer. The revenue allocated to software licenses included in multiple element contracts represents the residual amount of the contract after the fair value of the other elements has been determined.

Customers under maintenance agreements are entitled to receive unspecified updates and upgrades on a when-and-if-available basis.

Advertising

Advertising costs are expensed as incurred. Advertising expense was $143,794 for the year ended October 31, 2006 and $2,568 and $223 for the three months ended January 31, 2007 and 2006, respectively (unaudited).

Deferred Revenue

Deferred revenue includes unearned maintenance fees. Maintenance agreements are billed annually in advance for services to be performed over a 12-month period. Maintenance agreements are initially recorded as deferred revenue and recognized ratably on a daily basis over the term of the maintenance agreement.

Income Taxes

We use the liability method of accounting for income taxes as set forth in SFAS No. 109, Accounting for Income Taxes. Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities.

Investment tax credits

We qualify for certain investment tax credits related to our research and development expenditures. These are accounted for using the flow-through method. Under this method, the allowable investment credit is recorded as a reduction in income taxes when the expenditures are made and their realization is reasonably assured. Our claims for investment tax credits are based upon our interpretation of the applicable legislation in the Income Tax Act (Canada). These amounts are subject to review and acceptance by the taxation authorities prior to collection.

3. Property, Equipment and Software

The net book value of property, equipment and software consists of the following at October 31, 2006 and January 31, 2007:

	October 31, 2006	January 31, 2007
		(unaudited)
Equipment	$176,426	$183,539
Furniture	40,734	40,734
Software	66,526	66,988

	283,686	291,261
Less: accumulated depreciation and amortization	(198,252)	(215,920)

Property equipment, and software, net	$85,434	$75,341

Depreciation and amortization expense on property, equipment, and software was $72,256 for the year ended October 31, 2006, and $16,238 and $17,891 for the three months ended January 31, 2006 and 2007, respectively (unaudited).

4. Accrued Expenses

Accrued expenses at October 31, 2006 and January 31, 2007 are as follows:

	October 31, 2006	January 31, 2007
		(unaudited)
Settlement accrual	$89,848	$55,639
Payroll related accruals	68,524	112,416
Other	4,049	4,000

	$162,421	$172,055

5. Note Payable

Since 2004, we have been in the process of redeeming Class G common shares held by Deepmetrix Corporation, or Deepmetrix. From November 2005 to April 2006, we redeemed 465,705 Class G common shares in a series of transactions. We redeemed 31,735 shares for cash and we issued a Note Payable to DeepMetrix for $433,970 to redeem the remainder. The Note Payable accrues interest at 5% per year and is due on demand.

Deepmetrix is a related party and was owned by an officer and director of our company. This officer and director resigned from our company on April 12, 2006.

6. Income Tax

Income tax expense (benefit) was composed of the following:

	Year Ended October 31, 2006	Three Months Ended
		January 31, 2006	January 31, 2007
		(unaudited)	(unaudited)
Current	$(158,538)	$(14,650)	$(26,220)
Deferred	(10,100)	(13,500)	(18,300)

Income tax benefit	$(168,638)	$(28,150)	$(44,520)

The difference between the income tax expense (benefit) derived by applying the combined statutory federal and provincial tax rate to our net income (loss) before income taxes and the amount recognized in the financial statements is as follows:

	Year Ended October 31, 2006	Three Months Ended
		January 31, 2006	January 31, 2007
		(unaudited)	(unaudited)
Expense (benefit) derived by applying the statutory federal and provincial tax rate to income before income taxes	$6,466	$(837)	$(21,054)
Adjustment for small business deduction	(2,145)	265	7,407
Benefit of Canadian investment tax credits	(177,059)	(31,279)	(35,698)
Change in deferred tax balances related to tax rate change	3,363	3,701	5,530
Permanent differences and other	736	—	(705)

	$(168,638)	$(28,150)	$(44,520)

Under the provisions of SFAS No. 109, the components of the net deferred tax amounts recognized in the accompanying balance sheets are:

	October 31, 2006	January 31, 2007
		(unaudited)
Revenue for tax purposes in excess of book revenue	$109,869	$104,770
Investment tax credits	(26,389)	(5,280)
Book depreciation greater than tax depreciation	(80)	2,210

Total deferred tax asset	$83,400	$101,700

As of October 31, 2006, we have $284,920 of future tax credits which we expect to receive from taxation authorities. In November 2006, we received $59,382 from Revenue Quebec.

7. Redeemable Common Stock

The Class G common stock contains redemption provisions which allow the holders to require us to redeem the shares at a redemption amount of $1 per share. In addition to the redemption provisions, the Class G common stock also has a fixed preferential non-cumulative dividend of 0.3% per month to be distributed from any and all profits available for dividends. There were no such dividends paid during any of the periods presented.

During the year ended October 31, 2006, we redeemed 465,970 shares of Class G common stock in a series of transactions. See Note 6 for further discussion.

8. Stockholders’ Equity

Class A Shares

Our authorized capital consists of an unlimited number of Class A, B, C, D, E, F, G and H common shares. As of October 31, 2006 and January 31, 2007 (unaudited), there were 86 Class A shares issued and outstanding. These shares have no par value and were issued on February 2, 2003.

9. Commitments and Contingencies

Leases

Minimum payments under noncancelable operating leases are as follows for the years ending October 31:

Operating Leases
2007	$36,552
2008	37,284
2009	18,642
Thereafter	—

Total minimum lease payments	$92,478

Legal Proceedings

In the ordinary course of business, we may be subject to litigation. However, as of October 31, 2006 and January 31, 2007 (unaudited), management is not aware of any asserted or pending litigation against us.

10. Subsequent Event

On April 19, 2007, certain of our assets and liabilities were acquired by SolarWinds, Inc. for US $5.9 million in cash.

UNAUDITED COMBINED CONDENSED PRO FORMA FINANCIAL INFORMATION

We have derived the following unaudited combined condensed pro forma financial information by applying pro forma adjustments to the historical consolidated financial statements of SolarWinds, Inc., or SolarWinds, included elsewhere in this prospectus. The 2007 unaudited combined condensed pro forma statement of income, as adjusted, gives pro forma effect to the acquisitions of IPMonitor Corporation, or IPMonitor, and Neon Software, Inc., or Neon, and the closing of this offering, including the application of the proceeds therefrom, as if each occurred on January 1, 2007. We collectively refer to the adjustments relating to the IPMonitor and Neon acquisitions as the “Acquisition Adjustments,” and we refer to the adjustments related to the closing of this offering as the “Offering Adjustments.” We have described the adjustments, which are based upon available information and upon assumptions that management believes to be reasonable, in the accompanying notes. The unaudited combined condensed pro forma financial information is for informational purposes only and should not be considered indicative of actual results that would have been achieved had the acquisitions or this offering actually been consummated on the dates indicated and does not purport to be indicative of results of operations as of any future date or for any future period.

The unaudited combined condensed pro forma financial information reflects that we recorded the acquisitions under the purchase method of accounting. Under the purchase method of accounting, the total purchase price, including direct acquisition costs, is allocated to the net assets acquired based upon estimates of the respective fair values of those assets and liabilities. Any excess purchase price is allocated to goodwill. We based the allocation of the purchase prices of the IPMonitor and Neon acquisitions upon estimates of the fair values of the acquired assets and liabilities in accordance with Statement of Financial Accounting Standards, or SFAS, No. 141, Business Combinations.

You should read our unaudited combined condensed pro forma financial information and the related notes in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our historical consolidated financial statements and related notes and the financial statements and related notes for each of IPMonitor and Neon, all included elsewhere in this prospectus.

UNAUDITED COMBINED CONDENSED PRO FORMA STATEMENT OF INCOME

For the Year Ended December 31, 2007

	SolarWinds, Inc. (1)	IPMonitor (2)	Neon (2)	Pro Forma			Pro Forma, As Adjusted
				Acquisition Adjustments		Combined(3)	Offering Adjustments	As Adjusted
(in thousands, except per share data)
Revenue	$61,735	$474	$398	$—		$62,607
Cost of revenue	2,253	53	35	85	(4)	2,426
Sales and marketing	12,909	196	218	—		13,323
Research and development	5,899	134	101	—		6,134
General and administrative	9,763	146	111	19		10,039
Other income (expense)	(9,780)	3	—	—		(9,777)

Income (loss) before income taxes	21,131	(52)	(67)	(104)		20,908
Income tax expense (benefit)	7,524	(4)	(10)	(40	)(5)	7,474

Net income (loss)	$13,607	$(48)	$(57)	$(64)		$13,434

Net income available to common stockholders	$6,926					$6,851
Earnings per share available to common stockholders:
Basic	$0.25					$0.24
Diluted	$0.24					$0.24
Shares used in computation of per share amounts
Basic	27,969					27,969
Diluted	56,030					56,030

(1)	Derived from the audited consolidated statement of income for SolarWinds for the year ended December 31, 2007.
(2)

Derived from the unaudited statement of operations for IPMonitor for the period of January 1, 2007 through March 31, 2007, and the unaudited statement of operations for Neon for the period of January 1, 2007 through April 30, 2007. On April 19, 2007, we acquired substantially all of the assets and liabilities of IPMonitor for $5.9 million in cash. The only assets and liabilities that we did not acquire were deferred tax and investment tax credits. We also incurred direct acquisition costs of approximately $0.2 million. IPMonitor provided us an immediate product offering, ipMonitor, that was missing from our product offerings and eliminated the normal time to market required to develop a new software product. ipMonitor is an all-in-one availability monitoring application for network devices, servers and applications. We included the operating results of IPMonitor in our consolidated financial statements from the effective date of the acquisition. On May 14, 2007, we completed the acquisition of all of the issued and outstanding shares of Neon for $3.75 million in cash. We also incurred direct acquisition costs of approximately $0.3 million. Under the purchase agreement, we paid an additional $0.8 million and $0.5 million in May 2008 and September 2008, respectively, upon the achievement of the two development milestones. The payments made under the purchase agreement increased the amount of goodwill recorded. The Neon acquisition provided us an immediate desktop application for automated network discovery and topology mapping and eliminated the normal time to market required to develop a new software product. We included the operating results of Neon in our consolidated financial statements from the effective date of the acquisition. We made both of these acquisitions because of the immediate availability of product offerings that complemented our existing products. We accounted for the IPMonitor and Neon acquisitions using the purchase method of accounting. We paid the purchase price for each of the acquisitions during 2007. There were no significant adjustments to the purchase prices of the acquisitions during 2007. We allocated each purchase price to the assets acquired, including intangible assets, and liabilities assumed based on estimated fair values at the date of the acquisition. We identified these assets based on our knowledge of the assets and liabilities acquired. Once these assets were identified, we performed a discounted cash flow analysis to value the assets. We developed projected cash flows based on historical results of the acquired businesses and incorporated marketplace participant assumptions for royalty rates, discount rates, revenue growth and operating margins. In projecting cash flows, we used a royalty rate derived from publicly-available royalty rates in comparable transactions, a 16% increase in revenue in year one decreasing to a terminal rate of 5% at the end of ten years and an increase in operating margins to 50% in the next six years. We discounted the cash flows using a 21% rate, which was derived from general economic data and a median risk premium of companies of a similar size and risk profile. Goodwill represents the excess of the purchase price over the aggregate fair value of the net identifiable assets acquired. We believe that the disparate amount of purchase consideration allocated to acquired intangible assets in comparison to the amount allocated to goodwill is the result of introducing these products into our sales and marketing model, which has increased and we believe will continue to increase their value.

We allocated the purchase prices for IPMonitor and Neon as follows:

	IPMonitor	Neon
(in thousands)
Intangible assets:
Developed product technologies	$702	$456
Customer relationships	91	61
Trademarks	298	195
Goodwill	5,353	3,781
Deferred revenue	(472)	(314)
Net assets (liabilities)	38	(421)

Total purchase price, net of cash acquired	$6,010	$3,758

We considered the trademarks to have an indefinite life and, accordingly, do not amortize their value. They will be subject to periodic impairment testing in future periods in accordance with SFAS No. 142. We are amortizing the acquired developed product technologies and customer relationships on a straight-line basis over their estimated useful lives of five years and three years, respectively. See Note 4 of the SolarWinds consolidated financial statements for a discussion of the goodwill recognized in connection with these two acquisitions.

(3)	We have presented our unaudited combined condensed pro forma statement of income for the year ended December 31, 2007 as if the acquisitions of IPMonitor and Neon had been completed on January 1, 2007. The unaudited combined condensed pro forma statement of income for the year ended December 31, 2007 combines our 2007 results of operations with results of operations of IPMonitor from January 1, 2007 through March 31, 2007, as the results of operations related to the assets we acquired and liabilities we assumed from IPMonitor for the period April 19, 2007 to December 31, 2007 were already included in the SolarWinds results of operations. The unaudited combined condensed pro forma statement of income for the year ended December 31, 2007 combines our 2007 results of operations with results of operations of Neon from January 1, 2007 through April 30, 2007, as the results of operations related to the assets we acquired and liabilities we assumed from Neon for the period May 15, 2007 to December 31, 2007 were already included the SolarWinds results of operations. The results of operations for IPMonitor and Neon for the 19 and 14 day periods, respectively, related to the months in which the entities were acquired were de minimis and are therefore not included herein.
(4)	Entry to record additional amortization expense for IPMonitor and Neon acquired identifiable intangible assets for the period January 1, 2007 through April 30, 2007 and May 31, 2007, respectively, as if the acquisitions occurred on January 1, 2007 (using an estimated useful life of three to five years).
(5)	Adjustment represents the tax effect of the net adjustments to the pro forma financial statements as discussed above based upon the Acquisition Adjustments, assuming an effective tax rate of 38.5%.

                         Shares

Common Stock

Prospectus

Joint Book-Running Managers

JPMorgan	Goldman, Sachs & Co.	Morgan Stanley

Jefferies & Company	Pacific Crest Securities	Thomas Weisel Partners LLC

                                             , 2008

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

Estimated expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered under this registration statement are as follows:

SEC registration fee		$9,825
FINRA filing fee		25,500
Listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses (including legal fees)		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$	*

*	To be filed by amendment.

Item 14.	Indemnification of Directors and Officers.

Upon completion of this offering, the Registrant’s amended and restated certificate of incorporation will contain provisions that eliminate, to the maximum extent permitted by the General Corporation Law of the State of Delaware, the personal liability of the Registrant’s directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers. The Registrant’s amended and restated certificate of incorporation and bylaws will provide that the Registrant must indemnify its directors and executive officers and may indemnify its employees and other agents to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

The Registrant expects to enter into indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated certificate of incorporation and bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant has purchased and intends to maintain insurance on behalf of each any person who is or was a director or officer of the Registrant against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

The Underwriting Agreement (see Exhibit 1.1 hereto) provides for indemnification by the underwriters of the Registrant, certain of its stockholders and its executive officers and directors, and by the Registrant of the underwriters, for certain liabilities, including liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 17 herein.

Item 15.	Recent Sales of Unregistered Securities.

(1) On December 13, 2005, the Registrant issued an aggregate of 41,901 shares of common stock and 41,901 shares of preferred stock to our then existing stockholders in exchange for each then outstanding share of common stock of the Registrant. These securities were exempt from registration pursuant to Section 3(a)(9) of the Securities Act.

(2) On December 15, 2005, the Registrant granted to certain of its employees options to purchase an aggregate of 552,909 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $2.69 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(3) On December 15, 2005, the Registrant granted to certain of its executive officers options to purchase an aggregate of 2,447,091 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $2.69 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

(4) On July 26, 2006, the Registrant granted to certain of its employees options to purchase an aggregate of 124,500 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $2.69 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(5) On July 26, 2006, the Registrant granted to certain of its executive officers options to purchase an aggregate of 3,600,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $2.69 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

(6) On August 8, 2006, the Registrant granted to certain of its executive officers options to purchase an aggregate of 900,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $2.69 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

(7) On September 19, 2006, the Registrant granted to certain of its employees options to purchase an aggregate of 301,800 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $2.69 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(8) On September 19, 2006, the Registrant granted to one of its executive officers options to purchase an aggregate of 300,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $2.69 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

(9) On October 2, 2006, the Registrant granted to certain of its employees options to purchase an aggregate of 103,500 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $2.69 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(10) On October 2, 2006, the Registrant granted to certain of its executive officers options to purchase an aggregate of 900,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $2.69 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

(11) On December 19, 2006, the Registrant issued and sold an aggregate of 450,000 shares of the Registrant’s common stock pursuant to an option exercise by an executive officer at the purchase price of $2.69 per share for an aggregate consideration of $1,208,340.00. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipient of the securities in this transaction represented his intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificate issued in such transaction. The recipient received adequate information about the Registrant or had adequate access, through his relationship with the Registrant, to information about the Registrant.

(12) On January 16, 2007, the Registrant granted to certain of its employees options to purchase an aggregate of 302,250 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $4.06 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(13) On January 16, 2007, the Registrant granted to one of its employees options to purchase an aggregate of 60,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $4.06 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

(14) On March 13, 2007, the Registrant issued and sold an aggregate of 647,091 shares of common stock pursuant to an option exercise by a director at the purchase price of $2.69 per share for an aggregate consideration of $1,737,568.76. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipient of the securities in this transaction represented his intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificate issued in such transaction. The recipient received adequate information about the Registrant or had adequate access, through his relationship with the Registrant, to information about the Registrant.

(15) On April 26, 2007, the Registrant granted to certain of its employees options to purchase an aggregate of 410,325 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $4.06 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(16) On April 26, 2007, the Registrant granted to one of its executive officers an option to purchase an aggregate of 240,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $4.06 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(17) On July 26, 2007, the Registrant granted to certain of its employees options to purchase an aggregate of 138,450 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $4.06 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(18) On July 26, 2007, the Registrant granted to one of its executive officers an option to purchase an aggregate of 75,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $4.06 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(19) On October 25, 2007, the Registrant granted to certain of its employees and a consultant options to purchase an aggregate of 197,400 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $4.35 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(20) On October 25, 2007, the Registrant granted to certain of its executive officers options to purchase an aggregate of 576,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $4.35 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(21) On November 14, 2007, the Registrant granted to certain of its employees options to purchase an aggregate of 30,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $4.35 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(22) On November 14, 2007, the Registrant granted to certain of its executive officers options to purchase an aggregate of 870,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $4.35 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(23) On January 23, 2008, the Registrant granted to certain of its employees options to purchase an aggregate of 529,989 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $4.48 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(24) On January 23, 2008, the Registrant granted to certain of its executive officers and certain of its directors options to purchase an aggregate of 150,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $4.48 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(25) On March 3, 2008, the Registrant granted to certain of its employees options to purchase an aggregate of 72,300 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $9.40 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(26) On March 3, 2008, the Registrant granted to certain of its employees options to purchase an aggregate of 45,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $9.40 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

(27) On March 9, 2008, the Registrant granted one of its directors an option to purchase 5,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $9.40 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(28) On March 14, 2008, the Registrant issued and sold an aggregate of 725,556 shares of its common stock for an aggregate purchase price of $6,820,226.40 and 725,556 shares of its preferred stock for an aggregate purchase price of $6,820,226.40. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. Each of the purchasers of the securities in this transaction represented its intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificates issued in that transaction. Each of the purchasers received adequate information about the Registrant or had adequate access, through its relationships with the Registrant, to information about the Registrant.

(29) On April 16, 2008, the Registrant issued and sold an aggregate of 40,000 shares of the Registrant’s common stock pursuant to an option exercise by an executive officer at the purchase price of $2.69 per share for an aggregate consideration of $107,468.00. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipient of the securities in this transaction represented his intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificate issued in such transaction. The recipient received adequate information about the Registrant or had adequate access, through his relationship with the Registrant, to information about the Registrant.

(30) On April 24, 2008, the Registrant granted to certain of its employees options to purchase an aggregate of 87,450 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $9.40 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(31) On April 24, 2008, the Registrant granted to certain of its employees options to purchase an aggregate of 100,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $9.40 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

(32) On April 30, 2008, the Registrant issued and sold an aggregate of 15,500 shares of the Registrant’s common stock pursuant to an option exercise by a former employee at the purchase price of $4.06 per share for an aggregate consideration of $62,930.00. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipient of the securities in this transaction represented his intention to acquire the securities for investment only and not with a view to, or for resale in connection with, any distribution thereof, and appropriate legends were affixed to the share certificate issued in such transaction. The recipient received adequate information about the Registrant or had adequate access, through his relationship with the Registrant, to information about the Registrant.

(33) On May 14, 2008, the Registrant granted to certain of its employees options to purchase an aggregate of 15,800 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $9.40 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(34) On May 14, 2008, the Registrant granted to one of its executive officers options to purchase an aggregate of 500,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $9.40 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

(35) On June 20, 2008, the Registrant granted to certain of its directors and executive officers options to purchase an aggregate of 255,000 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $9.40 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering.

(36) On June 20, 2008, the Registrant granted to certain of its employees options to purchase an aggregate of 20,850 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $9.40 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(37) On July 22, 2008, the Registrant granted to certain of its employees options to purchase an aggregate of 88,900 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $9.40 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

(38) On August 22, 2008, the Registrant granted to certain of its employees options to purchase an aggregate of 42,350 shares of the Registrant’s common stock under the Amended and Restated Stock Incentive Plan at an exercise price of $9.40 per share. The issuance and sale of these securities were deemed to be exempt from registration pursuant to Rule 701 promulgated under the Securities Act as transactions pursuant to a compensatory benefit plan approved by the Registrant’s board of directors.

There were no underwriters employed in connection with any of the transactions set forth in Item 15.

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits:

Exhibit Number	Exhibit Title

1.1**	Form of Underwriting Agreement

2.1**	Stock Purchase Agreement by and among the Registrant, Neon Software, Inc., each of the shareholders of Neon Software, Inc. and U.S. Bank, National Association, dated May 14, 2007

2.2**	Asset Purchase Agreement by and among the Registrant, IPMonitor Corporation, each of the shareholders of IPMonitor Corporation and Gowling Lafleur Henderson LLP, dated April 19, 2007

3.1**	Certificate of Incorporation of the Registrant, as currently in effect

3.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of the offering

Exhibit Number	Exhibit Title

3.3**	Bylaws of the Registrant, as currently in effect

3.4**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering

4.1**	Specimen Common Stock Certificate of the Registrant

4.2**	Stock Purchase Agreement by and among the Registrant, certain preferred and common stock holders and certain purchasers of common and preferred stock, dated December 14, 2005

4.3**	Stockholders Agreement by and among the Registrant and certain preferred and common stock holders, dated December 13, 2005, with Amendment No. 1 to Stockholders Agreement, dated March 13, 2008

4.4**	Registration Rights Agreement by and among the Registrant and certain preferred and common stock holders, dated December 13, 2005, with Amendment No. 1 to the Registration Rights Agreement by and among the Registrant and certain preferred and common stock holders, dated December 20, 2006

4.5**	Redemption Agreement by and among the Registrant, SolarWinds Management, LLC and Yonce Management, LLC, dated December 14, 2005, as amended by Amendment No. 1 to Redemption Agreement by and among the Registrant, SolarWinds Management, LLC and Yonce Management, LLC, dated December 20, 2006

4.6**	Stock Purchase Agreement by and among the Registrant, Austin Ventures IX, L.P. and certain preferred and common stock holders, dated December 20, 2006

4.7**	1999 Management Incentive Stock Option Agreement by and between the Registrant and Dave Yonce, dated January 28, 1999

4.8**	Letter Agreement between the Registrant and Insight Venture Partners IV, L.P. regarding management rights, dated December 14, 2005

4.9**	Letter Agreement between the Registrant and Insight Venture Partners V, L.P. regarding management rights, dated December 14, 2005

4.10**	Letter Agreement between the Registrant and Insight Venture Partners (Cayman) IV, L.P. regarding management rights, dated December 14, 2005

4.11**	Letter Agreement between the Registrant and Insight Venture Partners (Cayman) V, L.P. regarding management rights, dated December 14, 2005

4.12**	Letter Agreement between the Registrant and Insight Venture Partners V (Coinvestment), L.P. regarding management rights, dated December 14, 2005

4.13**	Letter Agreement between the Registrant, SolarWinds.Net, LLC, Bain Capital Venture Partners, LLC, SolarWinds Management, LLC and Yonce Management, LLC regarding management and monitoring services, dated December 13, 2005

4.14**	Letter Agreement between the Registrant, SolarWinds.Net, LLC and Insight Venture Management, LLC regarding strategic and operational assistance to be provided by Insight Business Development, dated December 13, 2005

4.15**	Stock Purchase Agreement by and among the Registrant and certain common and preferred stockholders, dated March 14, 2008

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1**	Form of Indemnification Agreement for directors and officers

10.1A**	Indemnification Agreement by and between the Registrant and Donald C. Yonce, dated July 22, 2008

Exhibit Number	Exhibit Title

10.2**	Amended and Restated Stock Incentive Plan

10.3A**	Form of Stock Option Agreement under Amended and Restated Stock Incentive Plan (Standard Form)

10.3B**	Form of Stock Option Agreement under Amended and Restated Stock Incentive Plan (Early Exercise Form)

10.4**	2008 Equity Incentive Plan

10.5**	Form of Stock Option Agreement under 2008 Equity Incentive Plan

10.6**	Form of Restricted Stock Purchase Agreement under 2008 Equity Incentive Plan

10.6A**	Form of Restricted Stock Unit Agreement under 2008 Equity Incentive Plan

10.7**	Employment Agreement between the Registrant and Michael S. Bennett, dated May 11, 2006

10.8**	Employment Agreement between the Registrant and Kevin B. Thompson, dated June 28, 2006

10.9**	Employment Agreement between the Registrant and Kenny L. Van Zant, dated September 25, 2006

10.10**	Employment Agreement between the Registrant and Douglas G. Hibberd, dated August 7, 2006

10.11**	Employment Agreement between the Registrant and Rita J. Selvaggi, dated July 2006

10.12**	Employment Agreement between the Registrant and J. Barton Kalsu, dated August 1, 2007

10.13**	Employment Agreement between the Registrant and Douglas Rogers, dated December 27, 2006

10.14**	Employment Agreement between the Registrant and Bryan A. Sims, dated April 1, 2007

10.15**	Employment Agreement between the Registrant and Paul Strelzick, dated July 24, 2007

10.16**	Employment Agreement between SolarWinds Software Europe Limited and David Owens, dated March 23, 2007

10.16A**	Employment Agreement between the Registrant and Karen L. White, dated May 5, 2008

10.16B**	Employment Agreement between the Registrant and Garry D. Strop dated June 2, 2008

10.17**	Separation Agreement and Release of Claims between the Registrant and David A. Yonce, dated January 25, 2007

10.18**	Separation Agreement and Release of Claims between the Registrant and Donald C. Yonce, dated June 2007

10.19**	Sublease Agreement between the Registrant and Vignette Corporation, dated October 20, 2006, as amended by First Amendment to Sublease Agreement between the Registrant and Vignette Corporation, dated November 20, 2006

10.20**	Lease between the Registrant and Brandywine Acquisition Partners, LP, dated as of February 6, 2008

10.21**	Credit and Guaranty Agreement by and among the Registrant, SolarWinds.Net, LLC, various lenders, GoldenTree Asset Management, LP and The Bank of New York regarding the Registrant’s first lien senior secured credit facility, dated December 13, 2005

10.22**	Notes (first lien secured credit facility)

10.23**	Amendment and Waiver No. 1 to First Lien Credit Agreement by and among the Registrant, SolarWinds.Net, LLC, various guarantors and The Bank of New York, dated March 14, 2008

10.23A	Amendment Number Two to Credit Agreement by and among Registrant, SolarWinds.Net, LLC, various lenders, GoldenTree Asset Management, LP and Wells Fargo Foothill, LLC, dated September 5, 2008

Exhibit Number	Exhibit Title

10.24**	Credit and Guaranty Agreement by and among the Registrant, SolarWinds.Net, LLC, various lenders, GoldenTree Asset Management, LP and The Bank of New York regarding the Registrant’s second lien senior secured credit facility, dated December 13, 2005

10.25**	Notes (second lien secured credit facility)

10.26**	Amendment and Waiver No. 1 to Second Lien Credit Agreement by and among the Registrant, SolarWinds.Net, LLC, various guarantors and The Bank of New York, dated March 14, 2008

10.26A	Amendment Number Two to Credit Agreement (Second Lien) by and among the Registrant, SolarWinds.Net, LLC, various lenders, GoldenTree Asset Management, LP and Wells Fargo Foothill, LLC, dated September 5, 2008

10.27†**	License Agreement between the Registrant and NetSuite Inc., dated August 31, 2006

10.28**	Master Subscription Agreement between the Registrant, salesforce.com, inc. and salesforce.com Sàrl

10.29†**	Master Services Agreement between the Registrant and SoftServe, Inc., dated October 12, 2006

10.30**	Term Lease Agreement between the Registrant and Yonce Ventures, LLC, dated April 1, 2006

10.31**	E-Commerce Automation System License Agreement between the Registrant and Yonce Properties, LLC, dated December 14, 2005

10.32**	Promissory Note made by David A. Yonce in favor of the Registrant, dated March 13, 2007

10.33**	Stock Pledge Agreement between the Registrant and David A. Yonce, dated March 12, 2007

21.1**	List of subsidiaries of the Registrant

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of PricewaterhouseCoopers LLP, Independent Auditors

23.4*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1**	Power of Attorney

24.2**	Power of Attorney-Ellen F. Siminoff

99.1**	Consent of Compass Intelligence Southwest, dated March 3, 2008

99.2**	Consent of Gartner, Inc., a market research firm, dated March 13, 2008

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this registration statement and have been filed separately with the Securities and Exchange Commission.

(b) Financial Statement Schedules.

The following schedule is filed as part of this registration statement:

Schedule II—Valuation and Qualifying Accounts

All other schedules have been omitted because the information required to be presented in them is not applicable or is shown in the consolidated financials statements or related notes.

SCHEDULE II

SOLARWINDS, INC. VALUATION AND QUALIFYING ACCOUNTS

	Beginning Balance	Additions (Recoveries Charged to Operations)	Write-offs	Ending Balance
Allowance for doubtful accounts, customers and other:
Year ended December 31, 2005	$—	$—	$—	$—
Year ended December 31, 2006	—	112	—	112
Year ended December 31, 2007	112	168	50	230

(c)	Report of Independent Registered Public Accounting Firm on Financial Statement Schedule

Report of Independent Registered Public Accounting Firm

on Financial Statement Schedule

To the Board of Directors and Stockholders of SolarWinds, Inc.:

Our audits of the consolidated financial statements referred to in our report dated March 18, 2008 appearing in this Registration Statement on Form S-1 for SolarWinds, Inc. also included an audit of the financial statement schedule listed in Item 16(b) of this Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Austin, Texas

March 18, 2008

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on October 30, 2008.

SOLARWINDS, INC.

By:	/s/ MICHAEL S. BENNETT
Michael S. Bennett, Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ MICHAEL S. BENNETT Michael S. Bennett	Chairman of the Board, President and Chief Executive Officer	October 30, 2008

/s/ KEVIN B. THOMPSON Kevin B. Thompson	Chief Operating Officer and Chief Financial Officer	October 30, 2008

/s/ J. BARTON KALSU J. Barton Kalsu	Chief Accountant and Vice President, Finance	October 30, 2008

* Steven M. Cakebread	Director	October 30, 2008

* Jeffrey L. Horing	Director	October 30, 2008

* Bob L. Martin	Director	October 30, 2008

* J. Benjamin Nye	Director	October 30, 2008

* Ellen F. Siminoff	Director	October 30, 2008

* John D. Thornton	Director	October 30, 2008

* Donald C. Yonce	Director	October 30, 2008

*By:	/s/ KEVIN B. THOMPSON
Kevin B. Thompson Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Exhibit Title
1.1**	Form of Underwriting Agreement

2.1**	Stock Purchase Agreement by and among the Registrant, Neon Software, Inc., each of the shareholders of Neon Software, Inc. and U.S. Bank, National Association, dated May 14, 2007

2.2**	Asset Purchase Agreement by and among the Registrant, IPMonitor Corporation, each of the shareholders of IPMonitor Corporation and Gowling Lafleur Henderson LLP, dated April 19, 2007

3.1**	Certificate of Incorporation of the Registrant, as currently in effect

3.2**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon closing of the offering

3.3**	Bylaws of the Registrant, as currently in effect

3.4**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon closing of the offering

4.1**	Specimen Common Stock Certificate of the Registrant

4.2**	Stock Purchase Agreement by and among the Registrant, certain preferred and common stock holders and certain purchasers of common and preferred stock, dated December 14, 2005

4.3**	Stockholders Agreement by and among the Registrant and certain preferred and common stock holders, dated December 13, 2005, with Amendment No. 1 to Stockholders Agreement, dated March 13, 2008

4.4**	Registration Rights Agreement by and among the Registrant and certain preferred and common stock holders, dated December 13, 2005, with Amendment No. 1 to the Registration Rights Agreement by and among the Registrant and certain preferred and common stock holders, dated December 20, 2006

4.5**	Redemption Agreement by and among the Registrant, SolarWinds Management, LLC and Yonce Management, LLC, dated December 14, 2005, as amended by Amendment No. 1 to Redemption Agreement by and among the Registrant, SolarWinds Management, LLC and Yonce Management, LLC, dated December 20, 2006

4.6**	Stock Purchase Agreement by and among the Registrant, Austin Ventures IX, L.P. and certain preferred and common stock holders, dated December 20, 2006

4.7**	1999 Management Incentive Stock Option Agreement by and between the Registrant and Dave Yonce, dated January 28, 1999

4.8**	Letter Agreement between the Registrant and Insight Venture Partners IV, L.P. regarding management rights, dated December 14, 2005

4.9**	Letter Agreement between the Registrant and Insight Venture Partners V, L.P. regarding management rights, dated December 14, 2005

4.10**	Letter Agreement between the Registrant and Insight Venture Partners (Cayman) IV, L.P. regarding management rights, dated December 14, 2005

4.11**	Letter Agreement between the Registrant and Insight Venture Partners (Cayman) V, L.P. regarding management rights, dated December 14, 2005

4.12**	Letter Agreement between the Registrant and Insight Venture Partners V (Coinvestment), L.P. regarding management rights, dated December 14, 2005

4.13**	Letter Agreement between the Registrant, SolarWinds.Net, LLC, Bain Capital Venture Partners, LLC, SolarWinds Management, LLC and Yonce Management, LLC regarding management and monitoring services, dated December 13, 2005

4.14**	Letter Agreement between the Registrant, SolarWinds.Net, LLC and Insight Venture Management, LLC regarding strategic and operational assistance to be provided by Insight Business Development, dated December 13, 2005

4.15**	Stock Purchase Agreement by and among the Registrant and certain preferred and common stockholders, dated March 14, 2008

Exhibit Number	Exhibit Title
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation

10.1**	Form of Indemnification Agreement for directors and officers

10.1A**	Indemnification Agreement by and between the Registrant and Donald C. Yonce, dated July 22, 2008

10.2**	Amended and Restated Stock Incentive Plan

10.3A**	Form of Stock Option Agreement under Amended and Restated Stock Incentive Plan (Standard Form)

10.3B**	Form of Stock Option Agreement under Amended and Restated Stock Incentive Plan (Early Exercise Form)

10.4**	2008 Equity Incentive Plan

10.5**	Form of Stock Option Agreement under 2008 Equity Incentive Plan

10.6**	Form of Restricted Stock Purchase Agreement under 2008 Equity Incentive Plan

10.6A**	Form of Restricted Stock Unit Agreement under 2008 Equity Incentive Plan

10.7**	Employment Agreement between the Registrant and Michael S. Bennett, dated May 11, 2006

10.8**	Employment Agreement between the Registrant and Kevin B. Thompson, dated June 28, 2006

10.9**	Employment Agreement between the Registrant and Kenny L. Van Zant, dated September 25, 2006

10.10**	Employment Agreement between the Registrant and Douglas G. Hibberd, dated August 7, 2006

10.11**	Employment Agreement between the Registrant and Rita J. Selvaggi, dated July 2006

10.12**	Employment Agreement between the Registrant and J. Barton Kalsu, dated August 1, 2007

10.13**	Employment Agreement between the Registrant and Douglas Rogers, dated December 27, 2006

10.14**	Employment Agreement between the Registrant and Bryan A. Sims, dated April 1, 2007

10.15**	Employment Agreement between the Registrant and Paul Strelzick, dated July 24, 2007

10.16**	Employment Agreement between SolarWinds Software Europe Limited and David Owens, dated March 23, 2007

10.16A**	Employment Agreement between the Registrant and Karen L. White, dated May 5, 2008

10.16B**	Employment Agreement between Registrant and Garry D. Strop dated June 2, 2008

10.17**	Separation Agreement and Release of Claims between the Registrant and David A. Yonce, dated January 25, 2007

10.18**	Separation Agreement and Release of Claims between the Registrant and Donald C. Yonce, dated June 2007

10.19**	Sublease Agreement between the Registrant and Vignette Corporation, dated October 20, 2006, as amended by First Amendment to Sublease Agreement between the Registrant and Vignette Corporation, dated November 20, 2006

10.20**	Lease between the Registrant and Brandywine Acquisition Partners, LP, dated as of February 6, 2008

10.21**	Credit and Guaranty Agreement by and among the Registrant, SolarWinds.Net, LLC, various lenders, GoldenTree Asset Management, LP and The Bank of New York regarding the Registrant’s first lien senior secured credit facility, dated December 13, 2005

10.22**	Notes (first lien secured credit facility)

10.23**	Amendment and Waiver No. 1 to First Lien Credit Agreement by and among the Registrant, SolarWinds.Net, LLC, various guarantors and The Bank of New York, dated March 14, 2008

2

Exhibit Number	Exhibit Title

10.23A	Amendment Number Two to Credit Agreement by and among Registrant, SolarWinds.Net, LLC, various lenders, GoldenTree Asset Management, LP and Wells Fargo Foothill, LLC, dated September 5, 2008

10.24**	Credit and Guaranty Agreement by and among the Registrant, SolarWinds.Net, LLC, various lenders, GoldenTree Asset Management, LP and The Bank of New York regarding the Registrant’s second lien senior secured credit facility, dated December 13, 2005

10.25**	Notes (second lien secured credit facility)

10.26**	Amendment and Waiver No. 1 to Second Lien Credit Agreement by and among the Registrant, SolarWinds.Net, LLC, various guarantors and The Bank of New York, dated March 14, 2008

10.26A	Amendment Number Two to Credit Agreement (Second Lien) by and among the Registrant, SolarWinds.Net, LLC, various lenders, GoldenTree Asset Management, LP and Wells Fargo Foothill, LLC, dated September 5, 2008

10.27†**	License Agreement between the Registrant and NetSuite Inc., dated August 31, 2006

10.28**	Master Subscription Agreement between the Registrant, salesforce.com, inc. and salesforce.com Sàrl

10.29†**	Master Services Agreement between the Registrant and SoftServe, Inc., dated October 12, 2006

10.30**	Term Lease Agreement between the Registrant and Yonce Ventures, LLC, dated April 1, 2006

10.31**	E-Commerce Automation System License Agreement between the Registrant and Yonce Properties, LLC, dated December 14, 2005

10.32**	Promissory Note made by David A. Yonce in favor of the Registrant, dated March 13, 2007

10.33**	Stock Pledge Agreement between the Registrant and David A. Yonce, dated March 12, 2007

21.1**	List of subsidiaries of the Registrant

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of PricewaterhouseCoopers LLP, Independent Auditors

23.4*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)

24.1**	Power of Attorney

24.2**	Power of Attorney-Ellen F. Siminoff

99.1**	Consent of Compass Intelligence Southwest, dated March 3, 2008

99.2**	Consent of Gartner, Inc., a market research firm, dated March 13, 2008

*	To be filed by amendment.
**	Previously filed.
†	Confidential treatment has been requested for portions of this exhibit. These portions have been omitted from this Registration Statement and have been filed separately with the Securities and Exchange Commission.

3